                                                                    EXHIBIT 99.1


                      [PENN OCTANE CORPORATION LETTERHEAD]

                                                                January __, 2004

Dear Fellow Stockholder:

         I am pleased to inform you that the Board of Directors of Penn Octane Corporation has approved a pro rata distribution to Penn Octane's stockholders of all of the outstanding common units of Rio Vista Energy Partners L.P., or Rio Vista, which is currently a wholly-owned subsidiary of Penn Octane. Rio Vista will own and operate the liquefied petroleum gas, or LPG, distribution, transportation and marketing business of Penn Octane primarily consisting of the terminal facilities and all other operating assets located in Brownsville, Texas and Mexico. Following the distribution, you will continue to own your shares of Penn Octane as well as the new common units of Rio Vista.


         The distribution, commonly referred to as a "spin-off," is expected to take place on or about _____________, 2004. The distribution will be taxable to Penn Octane stockholders and Penn Octane. We strongly urge you to read "The Distribution-Material Federal Income Tax Consequences of the Distribution" and "Risk Factors" set forth in the enclosed information statement and to consult with your tax advisor regarding the federal, state, local, foreign and other tax consequences to you resulting from the distribution. Each Penn Octane stockholder as of the close of business on ____________, 2004, the record date for the distribution, will receive one Rio Vista common unit for every eight shares of Penn Octane common stock held on that date. Rio Vista common units are expected to be admitted for trading on The Nasdaq National Market under the symbol "RVEP" following completion of the distribution. Immediately after the distribution is completed, Penn Octane will not own any units of Rio Vista other than an indirect ownership of a 2% general partner interest in Rio Vista held by Rio Vista's general partner, Rio Vista GP LLC, a Delaware limited liability company that is currently wholly owned by Penn Octane, and Rio Vista will be an independent public company. However, Penn Octane's 2% general partner interest in Rio Vista is expected to be decreased to 1% as a result of the exercise by each of Shore Capital LLC, designee of Richard Shore, Jr., President of Penn Octane, and Jerome B. Richter, Chief Executive Officer of Penn Octane, of an option to acquire 25% of the limited liability company interests of Rio Vista's general partner causing Penn Octane's ownership in our general partner to be decreased from 100% to 50%. Richard Shore, Jr., president of Shore Capital LLC, and Jerome B. Richter have indicated that, due to potential personal tax benefits to them relating to any future appreciation in the interests, they intend to exercise their options to purchase interests in our general partner immediately after consummation of the distribution. Please read "Our Relationship With Penn Octane" in the enclosed information statement for a more detailed description of these options.



         We believe that the distribution is in the best interests of Penn Octane stockholders. Penn Octane's board of directors believes that separating Rio Vista, as a limited partnership, from Penn Octane will provide greater growth opportunities for each company and the following benefits, each of which is discussed in greater detail in the enclosed information statement:


         - Tax Efficiency. As a limited partnership, we will be able to operate in a more tax efficient manner by eliminating corporate federal income taxes on our future taxable income.

         - Raising Capital. As a limited partnership, we anticipate having an improved ability to raise capital for expansion.

         - Acquisitions. Due to our industry preference and familiarity with the limited partnership structure, we anticipate that we will improve our competitiveness in making acquisitions of assets that generate "qualifying income," as this term is defined in Section 7704 of the Internal Revenue Code.

         - Recognition. As a limited partnership, we anticipate that our business will receive increased analyst coverage and acceptance in the marketplace.


         The enclosed information statement describes the distribution and provides important financial and other information about Rio Vista. Please carefully read the enclosed information statement, including the risk factors beginning on page 29.



         You do not have to vote, or take any other action, in order to receive your Rio Vista common units. You will not be required to pay anything (other than the individual tax liabilities resulting from the distribution) or surrender any of your Penn Octane shares for the Rio Vista common units. Account statements reflecting your ownership of Penn Octane shares will be mailed to record holders of Penn Octane stock shortly after _____________, 2004. If you are not a record holder of Penn Octane stock, your Rio Vista common units should be credited to your account with your stockbroker or nominee shortly after _____________, 2004. Following the distribution, you may also request physical unit certificates if you wish. Information for making that request will be furnished with your account statement.


                                            Sincerely,

                                            ------------------------------------
                                            Jerome B. Richter
                                            Chairman of the Board and Chief
                                            Executive Officer

                         [RIO VISTA ENERGY PARTNERS LP]

                                                               ___________, 2004

Dear Penn Octane Stockholder:

         It is my pleasure to welcome you as a unitholder of Rio Vista Energy Partners L.P., which will be spun-off from Penn Octane Corporation and will be publicly traded for the first time on or about ___________, 2004. We anticipate that our common units will be admitted for trading on The Nasdaq National Market under the symbol "RVEP."

         We are committed to serving your interests as a unitholder of Rio Vista Energy Partners L.P. We plan to create sustained growth in value by establishing Rio Vista Energy Partners L.P. as an independent public limited partnership, implementing profit improvement actions and growing through expansion of our geographic presence and our service offerings.

         Our management team is eager to distinguish Rio Vista Energy Partners L.P. as a leader in LPG transportation, distribution and terminal services, as well as LPG sales and marketing. We are pleased that you, as a unitholder of Rio Vista Energy Partners L.P., will participate in our mission and share in this exciting business opportunity. I invite you to learn more about Rio Vista and our strategy as an independent public limited partnership in the attached Information Statement.

                                           Sincerely,


                                           -------------------------------------
                                           Richard Shore, Jr.
                                           President
                                           Rio Vista GP LLC,
                                           General Partner

--------------------------------------------------------------------------------
Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission.
--------------------------------------------------------------------------------

       PRELIMINARY AND SUBJECT TO COMPLETION, DATED _______________, 2004

                              INFORMATION STATEMENT


                         RIO VISTA ENERGY PARTNERS L.P.



              DISTRIBUTION OF APPROXIMATELY 1,910,656 COMMON UNITS




         We are furnishing this information statement to the stockholders of Penn Octane Corporation in connection with the distribution by Penn Octane Corporation, which is our parent, of all of the outstanding common units of Rio Vista Energy Partners L.P. representing limited partnership interests in us to the holders of Penn Octane's common stock. As of the date of this information statement, Penn Octane directly owns all of our outstanding common units and indirectly owns a 2% general partner interest in us through Rio Vista GP LLC, our sole general partner and wholly owned subsidiary of Penn Octane, subject to options of Shore Capital LLC, designee of Richard Shore, Jr., President of Penn Octane, and Jerome B. Richter, Chief Executive Officer of Penn Octane, to each acquire up to 25% of the limited liability company interests of our general partner. The options of Shore Capital LLC and Jerome B. Richter to purchase interests in our general partner were granted as compensation for past and future services and as an incentive for Mr. Shore and Mr. Richter to exert maximum effort for the success of Penn Octane and Rio Vista. Shore Capital LLC and Jerome B. Richter have indicated that, due to potential personal tax benefits to them relating to any future appreciation in the interests, they each intend to exercise their options to purchase interests in our general partner immediately after consummation of the distribution transaction.



         We are a limited partnership recently formed under the laws of the State of Delaware. Through our wholly owned subsidiary Rio Vista Operating GP LLC, we will be engaged in the LPG distribution, transportation, terminal and marketing business through our interest in Rio Vista Operating Partnership L.P., which will own the operating assets of such business facilities directly or through its wholly owned subsidiaries. Our wholly owned subsidiary, Rio Vista Operating GP LLC owns the general partner interest in Rio Vista Operating Partnership L.P., and we will own all of the outstanding limited partnership interests of Rio Vista Operating Partnership L.P.


         We expect the distribution to occur on or about __________, 2004. If you are a holder of record of Penn Octane common stock at the close of business on ____________, 2004, which will be the record date for the distribution, you will be entitled to receive one common unit of Rio Vista for every eight shares of Penn Octane common stock that you hold on the record date. We are mailing this information statement to holders of Penn Octane Corporation common stock on or about __________, 2004.

         NO STOCKHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR SOUGHT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


         You will not be required to pay (other than the individual tax liabilities resulting from the distribution transaction) for the common units received by you in the distribution, or to surrender or to exchange shares of Penn Octane common stock in order to receive our common units or to take any other action in connection with the distribution. The distribution will be a taxable transaction to you and Penn Octane. We strongly urge you to read "The Distribution--Material Federal Income Tax Consequences of the Distribution," "Risk Factors" and "Material Tax Consequences Following the Distribution" set forth in this information statement and to consult with your tax advisor regarding the federal, state, local and foreign tax consequences that the distribution may have on you.



         No current public trading market exists for our common units, although it is expected that a "when issued" trading market may develop on or shortly before the record date for the distribution. We have applied for our common units to be traded on The Nasdaq National Market under the symbol "RVEP."



         OWNING COMMON UNITS OF RIO VISTA WILL INVOLVE RISKS. IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 29.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

         If you have inquiries related to the distribution, you should contact Penn Octane's transfer agent, Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401, telephone (303) 262-0700.

         The date of this information statement is _____________, 2004.

                                TABLE OF CONTENTS

                                                                                                        PAGE
SUMMARY                                                                                                 1
         The Partnership                                                                                1
         Overview of the Distribution                                                                   2
         Answers to Certain Questions Regarding the Distribution                                        5
         Summary of Risk Factors                                                                        12
         Business Strategy                                                                              15
         Competitive Strengths                                                                          16
         Our Relationship with Penn Octane                                                              16
         Partnership Structure and Management                                                           17
         Summary of the Distribution                                                                    18
SUMMARY OF CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES                                         25
RISK FACTORS                                                                                            26
         Risks Relating to the Distribution                                                             26
         Risks Relating to Our Business                                                                 30
         Risks Relating to Our Relationship with Penn Octane                                            40
         Risks Relating to Ownership of Common Units                                                    43
         Tax Risks Relating to Ownership of Common Units                                                45
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS                                                       49
THE DISTRIBUTION                                                                                        50
         Reasons for the Distribution and Recommendations and Considerations of the Penn Octane         50
         Independent Committee of the Board of Directors
         Conditions Precedent to the Distribution                                                       52
         Distribution Agent                                                                             53
         Manner of Effecting the Distribution                                                           53
         Treatment of Warrants                                                                          55
         Results of the Distribution                                                                    55
         Material Federal Income Tax Consequences of the Distribution                                   56
         Expenses of the Distribution                                                                   63
         Approval and Trading of the Common Units of Rio Vista                                          63

         Reasons for Furnishing this Information Statement                                              64
ARRANGEMENTS BETWEEN PENN OCTANE AND RIO VISTA RELATING TO THE DISTRIBUTION                             64
         Distribution Agreement                                                                         64
         Other Agreements                                                                               66
CASH DISTRIBUTION POLICY                                                                                69
CASH AVAILABLE FOR DISTRIBUTION                                                                         76
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION                                        78
SELECTED FINANCIAL DATA                                                                                 82
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS                   83
         Separation from Penn Octane                                                                    83
         Results of Operations                                                                          84
         Liquidity and Capital Resources                                                                85
         Impact of Inflation                                                                            90
         Environmental Matters                                                                          90
         Recent Accounting Pronouncements                                                               91
         Seasonality                                                                                    91
OUR BUSINESS                                                                                            92
         Overview                                                                                       92
         Primary Lines of Business                                                                      93
         Business Strategy                                                                              93
         Competitive Strengths                                                                          94
         Our Relationship with Penn Octane                                                              94
         Insurance                                                                                      95
         Properties                                                                                     96
         Environmental and Regulatory Matters                                                           97
         Employees                                                                                      99
         Legal Proceedings                                                                              99
         Quantitative and Qualitative Disclosures About Market Risk                                     99
OUR MANAGEMENT                                                                                          101
         Management of Rio Vista Energy Partners L.P.                                                   101

         Managers and Executive Officers of Rio Vista GP LLC                                            101
         Reimbursement of Expenses of Our General Partner                                               103
         Executive Compensation                                                                         103
         Compensation of Managers                                                                       103
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                                          105
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                                          107
         Distributions and Payments to the General Partner and its Affiliates                           107
         History of Related Transactions Involving Shore Capital LLC and Jerome B. Richter
         Agreements Governing the Transactions                                                          108
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES                                                    112
DESCRIPTION OF THE COMMON UNITS                                                                         118
         The Common Units                                                                               118
         Transfer Agent and Registrar                                                                   118
         Transfer of Common Units                                                                       118
THE PARTNERSHIP AGREEMENT                                                                               121
         Formation and Duration                                                                         121
         Purpose                                                                                        121
         Power of Attorney                                                                              122
         Capital Contributions                                                                          122
         Limited Liability                                                                              122
         Voting Rights                                                                                  123
         Issuance of Additional Securities                                                              125
         Amendment of the Partnership Agreement                                                         126
         Action Relating to our Operating Partnership                                                   128
         Merger, Sale or Other Disposition of Assets                                                    128
         Termination and Dissolution                                                                    129
         Liquidation and Distribution of Proceeds                                                       129
         Withdrawal or Removal of the General Partner                                                   130
         Transfer of General Partner Interest and Incentive Distribution Rights                         131
         Transfer of Ownership Interests in General Partner                                             132
         Change of Management Provisions                                                                132

         Meetings and Voting                                                                            132
         Status as Limited partner or Assignee                                                          133
         Non-U.S. Citizen Assignees; Redemption                                                         133
         Indemnification                                                                                134
         Books and Reports                                                                              134
         Right to Inspect our Books and Records                                                         135
         Registration Rights                                                                            135
MATERIAL TAX CONSEQUENCES FOLLOWING THE DISTRIBUTION                                                    136
         Partnership Status                                                                             137
         Limited Partner Status                                                                         139
         Tax Consequences of Common Unit Ownership                                                      139
         Tax Treatment of Operations                                                                    147
         Disposition of Common Units                                                                    148
         Tax-Exempt Organizations and Other Investors                                                   151
         Administrative Matters                                                                         152
         State, Local, Foreign and Other Tax Consequences                                               155
INVESTMENT IN COMMON UNITS BY EMPLOYEE BENEFIT PLANS                                                    155
RESALE OF COMMON UNITS RECEIVED IN DISTRIBUTION                                                         157
LIABILITY AND INDEMNIFICATION OF OFFICERS AND MANAGERS                                                  157
INDEPENDENT ACCOUNTANTS                                                                                 157
WHERE YOU CAN FIND MORE INFORMATION                                                                     158
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                                                              F-1

                                     SUMMARY


         The following is a summary of certain information contained elsewhere in this information statement concerning the distribution of the common units of Rio Vista Energy Partners L.P. to Penn Octane Corporation stockholders. This summary is qualified in its entirety by the more detailed information, including the financial statements and notes thereto, set forth elsewhere in this information statement. We encourage you to read the entire document. Our business described in this information statement will be contributed to us by Penn Octane Corporation. References in this information statement to "we," "ours," "us" or like terms when used in a historical context refer to the assets and operations of Penn Octane Corporation's business that are being contributed to us in connection with this distribution. References in this information statement to "Rio Vista," "we," "ours," "us," the "partnership" or like terms when used in the present tense or prospectively refer to Rio Vista Energy Partners L.P., and its subsidiaries. References in this information statement to "Penn Octane" refer to Penn Octane Corporation and its subsidiaries, unless the context otherwise requires.


THE PARTNERSHIP

         We were formed as a Delaware limited partnership on July 10, 2003 and will be principally engaged in the transportation and distribution of LPG between Brownsville, Texas and Matamoros, Mexico, as well as the sales and marketing of LPG in Mexico. We will own and operate terminal facilities in Brownsville, Texas, and Matamoros, Tamaulipas, Mexico and pipelines which connect our Brownsville terminal facility to our Matamoros terminal facility. Penn Octane has a long term lease agreement for approximately 132 miles of pipeline which connects ExxonMobil Corporation's King Ranch Gas Plant in Kleberg County, Texas and Duke Energy's La Gloria Gas Plant in Jim Wells County, Texas, to our Brownsville terminal facility. Pursuant to an LPG purchase contract between us and Penn Octane, we will purchase all of the LPG that we sell to our principal customer, PMI Trading Limited, or PMI, a subsidiary of Petroleos Mexicanos, the state owned Mexican Oil Company, commonly known by its trade name "PEMEX."


         Pursuant to the LPG purchase contract, we will purchase all of our LPG from Penn Octane for sales to the Mexican market to the extent Penn Octane is able to supply sufficient quantities of LPG to meet our needs. Our primary supplier of LPG will be Penn Octane, and our primary market for LPG sales is in the northeastern region of Mexico, which includes the states of Coahuila, Nuevo Leon and Tamaulipas. Our primary customer in this market will be PMI/PEMEX. On December 29, 2003, Penn Octane received a notice from PMI/PEMEX requesting the termination of the agreement pursuant to which Penn Octane sells LPG to PMI. We believe this termination represents the start of negotiations to enter into a new contract between our operating partnership and PMI regarding sales of LPG to PMI; however, there can be no assurance that such an agreement or any agreement will be reached with PMI or, if so, that the terms of such agreement will be more or less beneficial to us than those of the current agreement between Penn Octane and PMI. After the distribution, we intend to diversify our primary market to include additional customers and other geographic regions of North America. There can be no assurance that we will be successful in diversifying our business. We expect to have a competitive advantage in the supply of LPG for the northeastern region of Mexico because our pipelines and terminal facilities allow us to bring supplies of LPG close to consumers of LPG in major cities in that region. PMI is the exclusive importer of LPG into Mexico. The LPG purchased by PMI is sold to PEMEX which distributes the LPG purchased from PMI into the northeastern region of Mexico. Assuming we had operated our business independently of Penn Octane for the year ended July 31, 2003, we would have had total revenues of approximately $132 million. Please see our unaudited pro forma condensed consolidated financial information and notes thereto beginning on page 84, our consolidated balance sheet and notes thereto and the historical consolidated financial statements and notes thereto of the division of Penn Octane to be transferred to us in connection with the spin-off beginning on page F-1.


         Our strategy is to grow through:

         - selective strategic acquisitions of qualified assets that generate "qualifying income," as this term is defined in
                  Section 7704 of the Internal Revenue Code, including pipelines and terminal and storage facilities that complement our existing asset base and distribution capabilities or provide entry into new markets;

         -        improving the performance of our asset base; and

         -        expanding into related businesses.


         It is important for us to acquire assets that generate "qualifying income" as defined above because, in order to be treated as a partnership for federal tax purposes, 90% of our gross income for each taxable year must consist of "qualifying income," which includes income and gains derived from the transportation (including pipelines transporting gas, oil or products thereof) or the marketing of any mineral or natural resource.


         Our principal executive offices are located at 820 Gessner Road, Suite 1285, Houston, Texas 77024, and our phone number is (713) 467-8235.

OVERVIEW OF THE DISTRIBUTION


         Penn Octane is spinning off Rio Vista by way of a pro rata distribution to its stockholders of all of the common units of Rio Vista owned by Penn Octane representing limited partner interests. Following the distribution, we will be an independent, publicly-held limited partnership and Penn Octane will own no interest in us, other than its indirect ownership of a 2% general partner interest in us held by our general partner, which is currently a wholly owned subsidiary of Penn Octane. However, we expect Penn Octane's 2% general partner interest in us to be decreased to 1% as a result of the exercise by each of Shore Capital LLC, designee of Richard Shore, Jr., President of Penn Octane, and Jerome B. Richter, Chief Executive Officer of Penn Octane, of an option to acquire up to 25% of the limited liability company interests of Rio Vista's general partner causing Penn Octane's ownership in our general partner to be decreased from 100% to 50%. Shore Capital LLC and Jerome B. Richter have indicated that, due to potential personal tax benefits to them relating to any future appreciation in the interests, they intend to exercise these options immediately after consummation of the distribution transaction. Please read "Our Relationship With Penn Octane" for a more detailed description of these options. Penn Octane will continue to be a party to key pipeline leases and LPG supply contracts on which our business will depend. As a result of the distribution, we will be a separate public entity and will own and operate the Brownsville, Texas and Matamoros, Mexico pipeline and terminal facilities previously owned by Penn Octane and other assets related to the sales, marketing, distribution and transportation of LPG into Mexico.


         No holder of Penn Octane common stock will be required to pay any cash or other consideration (other than the individual tax liabilities resulting from the distribution transaction) or to surrender or exchange shares of Penn Octane common stock, to receive common units distributed in the distribution. The distribution will not affect the number of outstanding shares of Penn Octane common stock or any rights of Penn Octane stockholders.



         There is not currently a public market for our common units. We have applied to list our common units on the Nasdaq National Market under the symbol "RVEP." It is anticipated that trading will commence on a "when-issued" basis prior to the distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading in respect of our common units will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. We cannot predict the trading prices for our common units before or after the distribution date.


         The distribution will be taxable to Penn Octane and the holders of Penn Octane common stock. We strongly urge you

         - to read "The Distribution--Material Federal Income Tax Consequences of the Distribution" and "Risk Factors;" and

         - to consult with your tax advisor regarding the federal, state, local and foreign tax consequences that the distribution may have on you.


         Penn Octane has agreed to pay all of the expenses incurred in connection with the distribution. These expenses include approximately $1.5 million in legal and professional fees and expenses, Nasdaq filing fees and other expenses that may be incurred in connection with our prior operations and the distribution. In addition to these expenses, Penn Octane estimates its federal income and state tax liability resulting from the distribution to be within an approximate range of zero to $2.5 million, as discussed in "The Distribution-Material Federal Income Tax Consequences of the Distribution" and "Risk Factors." However, there can be no assurance that the actual federal income and state taxes to Penn Octane will not be significantly greater than the estimated taxes. We have agreed to indemnify Penn Octane for a period of three years from the fiscal year end that includes the date of the distribution for any federal income tax liabilities resulting from the distribution in excess of $2.5 million. You are urged to read "The Distribution--Material Federal Income Tax Consequences of the Distribution--Federal Income Tax Consequences of the Distribution to Penn Octane" and "Risk Factors."


         Penn Octane's board of directors believes that separating Rio Vista, as a limited partnership, from Penn Octane will provide greater growth opportunities for each company and the following benefits:

         - Tax Efficiency. As a limited partnership, we will be able to operate in a more tax efficient manner by eliminating corporate federal income taxes on our future taxable income. Publicly traded limited partnerships are not subject to corporate tax. As a result, we will have a greater percentage of operating cash flow to distribute to our unitholders than we would as a traditional corporation, which is required to pay corporate taxes on any income that it earns prior to declaring a dividend to its shareholders. This significant tax advantage has led to strong growth of existing and new publicly traded partnerships that focus on generating cash from the propane, pipeline and terminalling businesses. These limited partnerships have acquired existing assets and built new assets by successfully raising capital in the public equity markets as well as the traditional senior lending markets.



         - Raising Capital. As a limited partnership, we anticipate having an improved ability to raise capital for expansion. The proposed single taxation structure of Rio Vista should allow it to be more competitive on an after tax basis, and thus raise the likelihood of raising capital versus a corporate structure. Our proposed single taxation partnership structure should allow us to make greater distributions to our owners than we could in the corporate structure. Higher distributions historically have led to higher equity prices, which generally make it easier to raise capital.



         - Acquisitions. Due to our industry preference for the reasons set forth herein and the familiarity of our industry with the limited partnership structure because most of the public players in our industry are limited partnerships, we anticipate that we will improve our competitiveness in raising capital that will increase our ability to make acquisitions of assets that generate "qualifying income," as this term is defined in Section 7704 of the Internal Revenue Code. Acquiring assets that generate "qualifying income" is important to our business because, in order to be treated as a partnership for federal tax purposes, 90% of our gross income for each taxable year must consist of "qualifying income," which includes income and gains derived from the transportation (including pipelines transporting gas, oil or products thereof) or the marketing of any mineral or natural resource.



         - Recognition. As a limited partnership, we anticipate that our business will receive increased analyst coverage and acceptance in the marketplace. Because most publicly traded partnerships focus on the propane distribution, pipeline, and terminal businesses, management believes that the analysts that currently cover these existing partnerships would also be interested in covering Rio Vista. Similarly, investors who are accustomed to investing in these types of businesses would already be familiar with the partnership structure and this should enhance acceptance in the marketplace.


         The distribution is subject to numerous conditions and may be abandoned, deferred or modified at any time by Penn Octane Corporation, in its sole discretion, before the distribution date.

ANSWERS TO CERTAIN QUESTIONS REGARDING THE DISTRIBUTION

         The following answers certain questions you may have regarding the distribution. We encourage you to read this information statement carefully and completely.


Q:           WHAT IS THE DISTRIBUTION?



A: We are currently a wholly owned subsidiary of Penn Octane. At the close of business on or about ________, 2004, Penn Octane will distribute all of our common units then held by Penn Octane on that date to the Penn Octane stockholders as a non-cash distribution, resulting in us becoming an independent, publicly owned limited partnership.



Q:           WHO WILL RECEIVE YOUR COMMON UNITS IN THE DISTRIBUTION?



A: Holders of Penn Octane common stock as of the close of business on ___________, 2004 will receive our common units in the distribution.



Q:           WILL YOU PAY CASH DISTRIBUTIONS ON YOUR COMMON UNITS?



A: Yes. Our partnership agreement requires us to distribute quarterly all of our available cash, subject to excess reserves that may be needed to adjust for the seasonal fluctuations in our business. We estimate that we will have sufficient available cash to allow us to distribute approximately $0.25 per common unit per quarter. However, there can be no assurance that our estimates will prove correct or that there will be sufficient available cash to make the quarterly distributions on our common units. Based on our unaudited pro forma condensed consolidated financial information, our consolidated balance sheet and notes thereto and the historical consolidated financial statements and notes thereto of the division of Penn Octane to be transferred to us in connection with the spin-off included in this information statement, our business for the fiscal year ended July 31, 2003 would have generated sufficient EBITDA to allow us to cover such $0.25 quarterly distribution. See "Cash Distribution Policy" and "Cash Available for Distribution."



Q:           WHEN WILL THE DISTRIBUTION OF OUR COMMON UNITS OCCUR?



A:           The distribution will occur on or about __________, 2004.



Q:           HOW MANY OF YOUR COMMON UNITS WILL I RECEIVE?



A: You will receive one common unit for every eight shares of Penn Octane common stock that you hold as of the close of business on the record date. Penn Octane will distribute approximately 1,910,656 of our common units (based on the number of shares of Penn Octane common stock outstanding on the record date).

Q:           WILL ANY FRACTIONAL UNITS BE DISTRIBUTED?



A: We will not distribute any fractional units. Fractional units otherwise distributable to the Penn Octane stockholders will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to those stockholders who would otherwise have received the fractional interests.



Q:           WHO WILL OWN YOUR OUTSTANDING COMMON UNITS AFTER THE DISTRIBUTION?



A: Immediately after the distribution, the ownership of our common units will be substantially similar to the ownership of Penn Octane common stock on the record date.



Q:           WHEN WILL I RECEIVE CERTIFICATES EVIDENCING MY COMMON UNITS?



A: On the distribution date, Penn Octane will deliver certificates representing our common units to the distribution agent for distribution. The distribution agent will mail certificates representing our common units to holders of Penn Octane common stock as soon as practical. See "The Distribution--Manner of Effecting the Distribution."



Q:           WHO IS THE DISTRIBUTION AGENT?



A: Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401, telephone (303) 262-0700.



Q:           SHOULD I SEND YOU MY PENN OCTANE STOCK CERTIFICATES FOR EXCHANGE?



A: No. Holders of Penn Octane common stock should not send any stock certificates to Penn Octane, the distribution agent or us. See "The Distribution--Manner of Effecting the Distribution."



Q: WILL THERE BE A TRADING MARKET FOR YOUR COMMON UNITS AFTER THE DISTRIBUTION? WILL YOU HAVE A TRADING SYMBOL?



A: There is not currently a public market for our common units. We have applied to list our common units on the Nasdaq National Market under the symbol "RVEP." It is anticipated that trading will commence on a "when-issued" basis prior to the distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading in respect of our common units will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. We cannot predict the trading prices for our common units before or after the distribution date.

Q:           WHY IS PENN OCTANE DISTRIBUTING YOUR COMMON UNITS?

A: Penn Octane's board of directors believes that separating Rio Vista, as a limited partnership, from Penn Octane will provide greater growth opportunities for each company and the following benefits:


                      - Tax Efficiency. As a limited partnership, we will be able to operate in a more tax efficient manner by eliminating corporate federal income taxes on our future taxable income. Publicly traded limited partnerships are not subject to corporate tax. As a result, we will have a greater percentage of operating cash flow to distribute to our unitholders than we would as a traditional corporation, which is required to pay corporate taxes on any income that it earns prior to declaring a dividend to its shareholders. This significant tax advantage has led to strong growth of existing and new publicly traded partnerships that focus on generating cash from the propane, pipeline and terminalling businesses. These limited partnerships have acquired existing assets and built new assets by successfully raising capital in the public equity markets as well as the traditional senior lending markets.



                      - Raising Capital. As a limited partnership, we anticipate having an improved ability to raise capital for expansion. The proposed single taxation structure of Rio Vista should allow it to be more competitive on an after tax basis, and thus raise the likelihood of raising capital versus a corporate structure. Our proposed single taxation partnership structure should allow us to make greater distributions to our owners than we could in the corporate structure. Higher distributions historically have led to higher equity prices, which generally make it easier to raise capital.



                      - Acquisitions. Due to our industry preference for the reasons set forth herein and the familiarity of our industry with the limited partnership structure because most of the public players in our industry are limited partnerships, we anticipate that we will improve our competitiveness in raising capital that will increase our ability to make acquisitions of assets that generate "qualifying income," as this term is defined in Section 7704 of the Internal Revenue Code. Acquiring assets that generate "qualifying income" is important to our business because, in order to be treated as a partnership for federal tax purposes, 90% of our gross income for each taxable year must consist of "qualifying income," which includes income and gains derived from the transportation (including pipelines transporting gas, oil or products thereof) or the marketing of any mineral or natural resource.



                      - Recognition. As a limited partnership, we anticipate that our business will receive increased analyst coverage and acceptance in the marketplace. Because most publicly traded partnerships focus on the propane distribution, pipeline, and terminal businesses, management believes that the analysts that currently cover these existing partnerships would also be interested in covering Rio Vista. Similarly, investors who are accustomed to investing in these types of businesses would already be familiar with the partnership structure and this should enhance acceptance in the marketplace.


Q:           WHY WERE WE FORMED AS A LIMITED PARTNERSHIP INSTEAD OF A
             CORPORATION?

A: By being formed as a limited partnership, we will be eligible to be classified as a partnership for federal income tax purposes. Being classified as a partnership will be more tax efficient for our unitholders since no federal income tax will be paid by us on our profits, which would not be the case if we were a corporation. Instead the holders of our common units will be taxable on our income, which we project to be less than our cash distributions for the foreseeable future (although under some circumstances it could exceed cash distributions).


Q: WHY DID PENN OCTANE GRANT OPTIONS TO PURCHASE COMMON UNITS TO SHORE CAPITAL LLC AND OPTIONS TO PURCHASE A 25% INTEREST IN THE GENERAL PARTNER TO EACH OF SHORE CAPITAL LLC AND JEROME B. RICHTER?



A: Penn Octane granted these options to Shore Capital LLC pursuant to a letter agreement dated November 29, 2002, between Penn Octane and Shore Capital LLC and a resulting employment agreement dated effective May 13, 2003, between Penn Octane and Richard Shore, Jr. as compensation for Mr. Shore's past and future services (as President of Penn Octane) to Penn Octane. Penn Octane granted these options to Mr. Richter as compensation for his past and future services to Penn Octane. These options were also granted to provide incentives for Mr. Shore and Mr. Richter to exert maximum efforts for the success of Penn Octane and Rio Vista. Please read "Cash Distribution Policy-Incentive Distribution Rights" for a description of the incentive distribution rights attached to the general partner interests of Rio Vista.


Q:           WHAT WILL BE THE BUSINESS OF PENN OCTANE AFTER THE DISTRIBUTION?

A:           After the distribution, Penn Octane will be principally engaged in


             -        selling LPG to Rio Vista;


             -        managing our general partner; and


             -        exploring new business opportunities.

Q:           MAY PENN OCTANE ABANDON THE DISTRIBUTION?

A: Yes. Penn Octane may abandon the distribution for any reason and at any time before it is effected. See "The Distribution--Conditions; Termination."

Q:           WILL I BE TAXED ON YOUR COMMON UNITS THAT I RECEIVE IN THE
             DISTRIBUTION?


A: We believe that each Penn Octane stockholder that is not a corporation (for this purpose any stock held by a partnership, estate or trust will be treated as if it were actually held proportionately by its partners or beneficiaries) (a "Noncorporate Stockholder") will be treated as if he had a portion of his Penn Octane shares redeemed. However, the tax treatment of the receipt of common units as a redemption is not free from doubt and the IRS may disagree with this conclusion. Assuming the IRS respects the transaction as a redemption, each Noncorporate Stockholder will recognize gain or loss equal to the difference between the fair market value of the pro rata portion of the Rio Vista assets deemed distributed to him and his adjusted tax basis in the Penn Octane shares deemed to have been exchanged therefor. Assuming the Noncorporate Stockholder holds his Penn Octane shares as a "capital asset," any gain or loss will be considered a long-term capital gain or loss if the shares deemed to have been exchanged were held for more than one year and short-term capital gain or loss if such shares were held for one year or less. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION--Federal Income Tax Consequences of the Distribution to Noncorporate Stockholders".


             Corporate stockholders generally will be required to treat the distribution of the Rio Vista common units as a dividend for federal income tax purposes to the extent of Penn Octane's current and accumulated earnings and profits (as determined for federal income tax purposes), with any amount received in excess of Penn Octane's earnings and profits being first treated as a non-taxable return of capital to the extent of such corporate stockholder's basis in its Penn Octane shares and the remainder being treated as a capital gain from the sale or exchange of such shares. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION--Federal Income Tax Consequences of the Distribution to Corporate Stockholders."

Q:           WILL PENN OCTANE BE TAXED ON THE DISTRIBUTION?


A: Penn Octane will recognize a taxable gain on the distribution of the Rio Vista common units to its stockholders. Any losses in the current taxable year and net operating loss carry-forwards that Penn Octane has may be available to offset the gain recognized in the distribution. Based on the factors described in "The Distribution--Material Federal Income Tax Consequences of the Distribution to Penn Octane," Penn Octane estimates that its federal income and state tax liability will be between zero and $2.5 million. However, there can be no assurance that the actual federal income and state tax liability of Penn Octane will not be significantly greater than the estimate. We have agreed to indemnify Penn Octane for a period of three years from the fiscal year end that includes the date of the distribution for any federal income tax liabilities resulting from the distribution in excess of $2.5 million. See "The Distribution--Material Federal Income Tax Consequences of the Distribution--Federal Income Tax Consequences of the Distribution to Penn Octane" and "Risk Factors."

Q: WHAT WILL BE THE RELATIONSHIP BETWEEN PENN OCTANE AND YOU AFTER THE DISTRIBUTION?


A: Penn Octane will not own any of our common units or other partnership interests after the distribution other than its indirect ownership of the 2% general partner interest in us through its 100% ownership of our general partner, Rio Vista GP LLC, subject to the options of Shore Capital LLC and Jerome B. Richter to each acquire up to 25% of the limited liability company interests of our general partner. Shore Capital LLC and Jerome B. Richter have indicated that, due to potential personal tax benefits to them relating to any future appreciation in the interests, they intend to exercise these options immediately after consummation of the distribution transaction. Before the distribution, we will enter into the following agreements with Penn Octane:


             -        Distribution Agreement, providing for, among other things,
                      (1) the distribution, and (2) the terms and conditions of the distribution.

             - Omnibus Agreement, which will govern certain aspects of the business relationship between Penn Octane and us following the distribution and provides for, among other things, (1) material indemnification provisions, and (2) our reimbursement of all costs and expenses incurred by Penn Octane in providing services to us through our general partner.

             - Purchase Contract providing for our purchases of LPG from Penn Octane.

Q: WILL YOU ASSUME ANY DEBT OF PENN OCTANE IN CONNECTION WITH THE DISTRIBUTION AND RELATED TRANSACTIONS?

A: No, we will not assume any obligation for the payment of any of Penn Octane's debt; however, we expect to be required to guarantee all of Penn Octane's secured debts to its existing creditors. Our assets transferred to us by Penn Octane will continue to be pledged as collateral for Penn Octane's current debt to existing creditors. Please read "The Distribution-Certain Consent Requirements," and "Arrangements Between Penn Octane and Rio Vista Relating to the Distribution-Distribution Agreement."

Q: WILL PENN OCTANE AND YOU HAVE ANY COMMON DIRECTORS, MANAGERS OR OFFICERS? HOW WILL CONFLICTS OF INTEREST BE RESOLVED?

A: Yes. Jerome B. Richter, the Chairman of the Board and Chief Executive Officer of Penn Octane, will serve as a manager of our general partner. Richard Shore, Jr., President of Penn Octane, will serve as the President and a manager of our general partner. Since Penn Octane will own our general partner, subject to the options of Shore Capital LLC and Jerome B. Richter to each acquire up to 25% of our general partner, the officers and managers of our general partner have fiduciary duties to manage the business of our general partner in a manner beneficial to Penn Octane and its stockholders. As a result, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner, Penn Octane and other owners of our general partner, on the other hand. Our general partner will appoint three independent members of its board of managers to a conflicts committee, which will be responsible for resolving conflicts of interest. For a more detailed description of our management and the conflicts of interest and fiduciary responsibilities of our general partner, please read "Management" and "Conflicts of Interest And Fiduciary Responsibilities."

Q: WHAT ELSE SHOULD I BE CONCERNED ABOUT WITH RESPECT TO THE DISTRIBUTION AND HOLDING AN INVESTMENT IN YOU?

A: You should read this entire information statement carefully. You should read the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Forward-Looking Statements" in evaluating whether and for how long you should retain an investment in our common units that you receive in the distribution.

Q:           WILL THE DISTRIBUTION CHANGE THE NUMBER OF SHARES I OWN IN PENN
             OCTANE?

A: No. The distribution will not change the number of shares of Penn Octane common stock owned by Penn Octane stockholders. Immediately after the distribution, each Penn Octane stockholder will continue to own the same proportionate interest in Penn Octane that such stockholder owned prior to the distribution and will, taking into account the 2% general partner interest in us owned by our general partner, own substantially the same proportionate interest in the common units of Rio Vista distributed by Penn Octane in the distribution. However, stockholders will now own their interest in these businesses through ownership of two independent public companies, Penn Octane and Rio Vista.

Q: WILL PENN OCTANE RETAIN ANY OWNERSHIP INTEREST IN RIO VISTA AFTER THE DISTRIBUTION?


A: No. Penn Octane will not own any common units of Rio Vista after the distribution, and Rio Vista will not own Penn Octane common stock after the distribution. However, after the distribution and assuming the exercise by Shore Capital LLC and Jerome B. Richter of each of their options to acquire up to 25% of the limited liability company interests of our general partner, which exercise is expected to occur immediately after consummation of the distribution transaction, Penn Octane will own 50% of the limited liability company interests of our general partner, which would include a 1% general partner interest in us and 50% of the incentive distribution rights. Penn Octane will maintain control over our general partner pursuant to a voting agreement, which must be executed by each of Shore Capital LLC and Jerome B. Richter as a condition to exercising their options to purchase an interest in our general partner.

Q:           WILL PENN OCTANE COMMON STOCK BE PUBLICLY TRADED AFTER THE
             DISTRIBUTION?

A: Yes. Penn Octane's common stock is expected to continue to be listed on The Nasdaq SmallCap Market under the symbol "POCC;" provided, however, there can be no assurance that Penn Octane will continue to meet the continued listing requirements of the Nasdaq SmallCap Market after the distribution.

Q:           WILL THE DISTRIBUTION AFFECT THE TRADING PRICE OF MY PENN OCTANE
             COMMON STOCK?

A: Yes. After the distribution, the trading price of Penn Octane common stock will likely be lower than the trading price immediately prior to the distribution. Moreover, until the market has evaluated the operations of Penn Octane without the Rio Vista operations, the trading price of Penn Octane common stock and Rio Vista common units may fluctuate significantly. The combined trading prices of Penn Octane common stock and Rio Vista common units after the distribution may be more or less than the trading price of Penn Octane common stock prior to the distribution. See "The Distribution--Approval and Trading of the Common Units of Rio Vista."

             WHEN WILL THE DISTRIBUTION BECOME EFFECTIVE?

             Assuming the conditions mentioned below are met, the distribution is expected to be effective as of 11:59 p.m., New York City time on ___________, 2004.

Q:           WHERE CAN I GET MORE INFORMATION?

A: If you have any questions relating to the mechanics of the distribution and the delivery of account statements, you can contact the distribution agent at the following address and telephone number: Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401, telephone: (303) 262-0700.

SUMMARY OF RISK FACTORS

         Ownership of our common units involves the risks summarized below. Please carefully read the business, tax and other risks described under "Risk Factors."

Risks Relating to the Distribution

         - The distribution of common units will be taxable to both Penn Octane and its stockholders.

         - Penn Octane may incur substantially greater tax liability as a result of the distribution than it is estimating, and, in the event Penn Octane is unable to pay such tax liabilities, our tax indemnity and other payment obligations may be triggered.

         - We have no history operating as an independent company. We may incur greater costs as a stand-alone company, and that may cause our profitability to decline.

         - Our unaudited pro forma condensed consolidated financial information, our consolidated balance sheet and notes thereto and the historical consolidated financial statements and notes thereto of the division of Penn Octane to be transferred to us in connection with the spin-off may not be representative of our results as a separate entity and, therefore, may not be reliable as an indicator of our historical or future results.

         - The terms of the distribution and the related transactions were determined solely by Penn Octane.

         - Our common units have no prior public market and it is not possible to predict how our common units will perform after the distribution.

         - The distribution may adversely affect the aggregate value of your investment in our common units and Penn Octane common stock.

Risks Relating to Our Business

         - We may not have sufficient cash after the establishment of cash reserves and payment of our general partner's expenses to enable us to pay the minimum quarterly distribution each quarter.

         - In our business there is currently only one customer for LPG in Mexico and we cannot be sure that this customer will continue to purchase LPG from us or in quantities or prices that are profitable.

         - There are a limited number of suppliers of LPG that connect to our pipelines and a limited supply of LPG.

         - We may lose our competitive advantage when Penn Octane's pipeline lease expires in 2013.


         - All of our assets are pledged as collateral for existing debt of Penn Octane, and we therefore may be unable to obtain additional financing collateralized by such assets and our ability to make the quarterly distributions may be impaired.


         -        We are at risk of economic loss due to fixed margin contracts.

         -        Risk of environmental costs and liabilities.

         - We may lose our competitive advantage if other suppliers enter the market.

         - Adverse weather conditions could reduce our results of operations and ability to make distributions to our unitholders.

         - If we incur material liabilities that are not fully covered by insurance, such as liabilities resulting from accidents, spills, fires or explosions, our results of operations and ability to make distributions to our unitholders could be adversely affected.

         - If we do not have sufficient capital resources for acquisitions or opportunities for expansion, our growth will be limited.

         - Future acquisitions and expansions may not be successful, may substantially increase our indebtedness and contingent liabilities, and may create integration difficulties.

         - The highly competitive nature of our industry could adversely affect our results of operations and ability to make distributions to our unitholders.

         - Our business will be subject to federal, state and local laws and regulations relating to environmental, safety and other regulatory matters. The violation of, or the cost of compliance with, these laws and regulations could adversely affect our results of operations and ability to make distributions to our unitholders.

         - The loss or insufficient attention of key personnel could negatively impact our results of operations and ability to make distributions to our unitholders.

         - Our loss of significant commercial relationships with Penn Octane following this distribution could adversely impact our results of operations and ability to make distributions to our unitholders.

         - Our business would be adversely affected if operations at our transportation, terminal and distribution facilities were interrupted. Our business would also be adversely affected if the operations of our customers and suppliers were interrupted.

         - Mexican economic, political and social conditions may change and adversely affect our operations.

         - We may not be able to continue operations in Mexico in the event Mexico restricts the existing ownership structure of our Mexican operations, requiring us to increase our reliance on Mexican nationals to conduct our business.

         - The LPG market in Mexico is undergoing deregulation, the results of which may hinder our ability to negotiate acceptable contracts with distributors.

         - Our contracts and Mexican business operations are subject to volatility in currency exchange rates which could negatively impact our earnings.

Risks Relating to Our Relationship with Penn Octane

         - Cost reimbursements due Penn Octane and our general partner may be substantial and will reduce our cash available for distribution to our unitholders.

         - All of the assets transferred to us by Penn Octane are pledged as collateral for debt of Penn Octane to existing creditors, and we will guarantee the current debt obligations of Penn Octane to its existing creditors.

         - Penn Octane has conflicts of interests and limited fiduciary responsibilities, which may permit it to favor its own interests to the detriment of us and our unitholders.

         - Our general partner's discretion in determining the level of our cash reserves may adversely affect our ability to make cash distributions to our unitholders.

         - If we are unable to obtain third-party consents or governmental approvals for the assignment or reissuance of certain contracts, permits and licenses arising from the spin-off, Penn Octane will not complete the spin-off.

         - Our partnership agreement contains provisions that reduce the remedies available to unitholders for actions that might otherwise constitute a breach of fiduciary duty by our general partner.

         - Penn Octane and its affiliates may engage in competition with us.

Risks Relating to Ownership of Common Units

         - Unitholders have less power to elect and remove our general partner than holders of common stock in a corporation have in electing and removing management of a corporation.

         - You may not have limited liability if a court finds we have not complied with applicable statutes or that unitholder action constitutes control of our business.

         - We may issue additional common units without your approval, which would dilute your ownership interest.

         - The control of our general partner may be transferred to a third party, and that party could replace our current management team, without unitholder consent.

Tax Risks Relating to Ownership of Common Units

         - The Internal Revenue Service (IRS) could treat us as a corporation for federal income tax purposes, which would substantially reduce the cash available for distribution to unitholders.

         - A successful IRS contest of the federal income tax positions we take may adversely affect the market for our common units and the costs of any contest will be borne by our unitholders and our general partner.

         - You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

         - Tax gain or loss on the disposition of our common units could be different than expected.

         - Tax-exempt entities, regulated investment companies and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

         - We will register as a tax shelter, which may increase the risk of an IRS audit of us or a unitholder.

         - We treat a purchaser of our common units as having the same tax benefits without regard to the seller's identity. The IRS may challenge this treatment, which could adversely affect the value of the common units.

         - You may be subject to state, local and foreign taxes and return filing requirements as a result of owning our common units.

BUSINESS STRATEGY

         We intend to manage our operations to enable us to pay the minimum quarterly distribution on all of our common units, to increase our per unit cash flow, and to increase the overall value of our assets on a per unit basis. We expect to pursue these objectives by:

         - Increasing our access to capital for acquisitions of assets that generate "qualifying income," as this term is defined in
                  Section 7704 of the Internal Revenue Code;

         - Expanding sales by evaluating customer needs and identifying additional markets;

         - Pursuing strategic acquisitions of assets that generate "qualifying income," as this term is defined in Section 7704 of the Internal Revenue Code, that may or may not be related to our current LPG business and that strengthen or complement our existing operations;

         - Expanding into new geographic markets in which our expertise would allow us to achieve desirable returns relative to new capital invested; and

         - Establishing additional long-term strategic alliances with significant customers to achieve operational synergies.


Acquiring assets that generate "qualifying income," as defined above, is important to our business because, in order to be treated as a partnership for federal tax purposes, 90% of our gross income for each taxable year must consist of "qualifying income," which includes income and gains derived from the transportation (including pipelines transporting gas, oil or products thereof) or the marketing of any mineral or natural resource.


COMPETITIVE STRENGTHS

         We believe we are well positioned to execute our business strategy because of the following competitive strengths:

         -        The geographic location of our pipeline and terminal assets;

         - The experience and operational expertise of our management team; and

         - Our relationship with Penn Octane and access to its LPG distribution capabilities.

OUR RELATIONSHIP WITH PENN OCTANE

         We were formed on July 10, 2003, by Penn Octane Corporation, a publicly traded company that was incorporated in Delaware in 1992 as a marketer and distributor of LPG. Since then, Penn Octane has expanded its operations and internal expansion initiatives as its management identified and capitalized on the needs of purchasers of LPG.

         After the distribution, we will continue to be closely affiliated with Penn Octane as a result of the following relationships:


         - Ownership. Subject to the options of Shore Capital LLC and Jerome B. Richter described below, Penn Octane currently owns 100% of the limited liability company interests of our general partner, Rio Vista GP LLC, which owns a 2.0% general partner interest in us and owns our incentive distribution rights. The incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash (up to 50%) from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Please read "Cash Distribution Policy - Incentive Distribution Rights" for a further description of the incentive distribution rights. Pursuant to a letter agreement dated November 29, 2002, between Shore Capital LLC and Penn Octane and a resulting employment agreement dated effective May 13, 2003, between Richard Shore, Jr., president of Penn Octane and president and a manager of our general partner, and Penn Octane, Shore Capital LLC, an entity owned and controlled by Mr. Shore, was granted, as compensation for past and future services of Mr. Shore to Penn Octane and as an incentive for Mr. Shore to exert maximum effort for the success of Penn Octane and Rio Vista, the option, exercisable after the date of the distribution, to acquire up to 25% of the limited liability company interests of our general partner at an exercise price equal to the pro rata portion of the tax basis capital of Rio Vista immediately after the distribution, which we estimate to be within a range between $55,000 and $120,000. This option expires three years from its grant date. In addition, pursuant to an option agreement dated July 10, 2003 that was granted as compensation for past and future services and as an incentive for Mr. Richter to exert maximum effort for the success of Penn Octane and Rio Vista, Jerome B. Richter, the Chief Executive Officer of Penn Octane, has the option, exercisable after the date of the distribution, to purchase 25% of the limited liability company interests of our general partner at an exercise price equal to the pro rata portion of the tax basis capital of Rio Vista immediately after the distribution, which we estimate to be within a range between $55,000 and $120,000. This option expires three years from its grant date. The estimated range of the exercise price of the options of Shore Capital LLC and Jerome B. Richter to acquire interests in our general partner is equal to one-half of one percent of an estimated range of values between $11.4 million and $23.5 million of the assets to be transferred to our operating partnership by Penn Octane. See "The Distribution--Material Federal Income Tax Consequences of the Distribution--Federal Income Tax Consequences of the Distribution to Penn Octane." The actual exercise price of options of Shore Capital LLC and Jerome B. Richter to purchase interests in our general partner will equal one-half of one percent of the actual tax basis of the assets transferred to our operating partnership immediately after the transfer. Shore Capital LLC and Jerome B. Richter have indicated that, based on potential personal tax benefits to them relating to any future appreciation in the interests, they intend to exercise their options to purchase the interests in our general partner immediately after consummation of the distribution transaction. We have granted Shore Capital LLC as compensation for past and future services of Richard Shore, Jr. pursuant to a letter agreement dated November 29, 2002, between Shore Capital LLC and Penn Octane and a resulting employment agreement dated effective May 13, 2003, between Richard Shore, Jr. and Penn Octane, the right to purchase 97,415 of our common units at a per unit price of $8.47 exercisable for a period of three years from the date of the distribution. As a condition to exercising the options to purchase interests in our general partner, each of Shore Capital LLC and Jerome B. Richter shall execute a voting agreement pursuant to which Penn Octane will maintain voting control of our general partner.


         - Management. Penn Octane will direct our business operations through its ownership and control of our general partner. We expect to benefit from our relationship with Penn Octane through access to a significant pool of management expertise and established relationships throughout the energy industry and the

                  LPG supply and distribution facilities of Penn Octane. We do not have employees. Penn Octane employees will be responsible for conducting our business and operating our assets on our behalf. Our partnership agreement requires us to reimburse Penn Octane for all direct and indirect expenses it incurs or payments it makes on our behalf or in connection with the operation of our business. Under an omnibus agreement we have entered into with Penn Octane, we will be required to reimburse Penn Octane for general and administrative expenses and corporate overhead allocated to us.

         - Commercial. We anticipate that Penn Octane, which will retain some business operations following our formation, will be an important supplier of ours. Pursuant to the terms of a purchase contract to be entered into with Penn Octane as a condition to effecting the distribution, we will be required to purchase from Penn Octane all of our LPG requirements for sales to be made using any of the assets Penn Octane transferred to us to the extent Penn Octane is able to supply sufficient quantities to satisfy our requirements.

         Please also read "Business--Our Relationship with Penn Octane" for a further discussion of our relationship with Penn Octane. While our relationship with Penn Octane is a significant benefit, it is also a source of potential conflicts. Please read "Conflicts of Interest and Fiduciary Responsibilities."

PARTNERSHIP STRUCTURE AND MANAGEMENT

         All of our operations will be conducted through, and our operating assets will be owned by, our operating partnership, Rio Vista Operating Partnership L.P. Upon completion of the distribution of the common units and the related transactions:

         - Rio Vista GP LLC, our general partner, will own the 2.0% general partner interest in us and the incentive distribution rights;

         - Penn Octane will own 100% of the limited liability company interests of our general partner, subject to the options of Shore Capital LLC and Jerome B. Richter to each acquire up to 25% of the limited liability company interests of our general partner upon their execution of a voting agreement pursuant to which Penn Octane will retain voting control of our general partner;

         - we will own all of the limited partner interests in our operating partnership; and

         - we will own all of the limited liability company interests in the general partner of our operating partnership.

         Our general partner is entitled to distributions on its general partner interest and to distributions, if any, on its incentive distribution rights. Our general partner has sole responsibility for conducting our business and for managing our operations. Our general partner will not receive any management fee or other compensation in connection with its management of our business, but will be entitled to be reimbursed for all direct and indirect expenses incurred on our behalf. Please read "Certain Relationships and Related Transactions--Omnibus Agreement."


         The chart on the following page depicts the organization and ownership of us and our operating partnership after giving effect to the distribution and the related transactions, including the exercise by Shore Capital LLC and Jerome
B. Richter of their options to each acquire 25% of our general partner.

        (ORGANIZATIONAL AND OWNERSHIP CHART OF PENN OCTANE CORPORATION)

                           SUMMARY OF THE DISTRIBUTION

         Please see "The Distribution" for a more detailed description of the matters described below.


Distributing Company.............   Penn Octane Corporation, a Delaware
                                    corporation.



Distributed Company..............   Rio Vista Energy Partners L.P., a Delaware
                                    limited partnership



Distribution Ratio...............   One common unit of Rio Vista for every eight
                                    shares of common stock of Penn Octane, $.01 par value per share, held of record as of the record date for the distribution.



Securities to be Distributed.....   Based on approximately 15,285,245 shares of
                                    Penn Octane common stock outstanding on
                                    January 31, 2004, excluding treasury stock and assuming no exercise of outstanding warrants, approximately 1,910,656 common units of Rio Vista will be distributed. The
                                    Rio Vista common units to be distributed will constitute all of the outstanding Rio
                                    Vista common units immediately following the distribution. Penn Octane stockholders will not be required to pay (other than the individual tax liabilities resulting from the distribution transaction) for the common units of Rio Vista to be received in the distribution or to surrender or exchange shares of Penn Octane common stock or to take any other action in connection with the distribution.



Fractional Unit Interests........   Fractional units of Rio Vista will not be
                                    distributed nor credited to book-entry
                                    accounts. Fractional units of Rio Vista will be aggregated and sold in the public market by the distribution agent, and the aggregate net cash proceeds will be distributed ratably to those unitholders entitled to fractional interests. The distribution agent, in its sole discretion, without any influence from Penn Octane or Rio Vista, will determine when, how, through which broker-dealer and at what price to sell such whole units. Any broker-dealer used by the distribution agent will not be an affiliate of either Penn Octane or Rio
                                    Vista. These sale proceeds generally will be taxable to Penn Octane stockholders. Penn
                                    Octane will bear the cost of brokerage
                                    commissions in connection with such sales.



Record Date......................   ____________, 2004



Distribution Date................   ____________, 2004



Mailing Date.....................   ____________, 2004



Distribution Agent...............   Computershare Investor Services will act as
                                    the distribution agent for the distribution.
                                    Stockholders of Penn Octane with questions concerning procedural issues related to the distribution may call the distribution agent at (303) 262-0700.



Book-Entry Shareholding..........   Effective as of the distribution date, the
                                    distribution agent will distribute common units of Rio Vista to each eligible holder of Penn Octane common stock by crediting book-entry accounts with that holder's proportionate share of whole common units of Rio Vista. For stockholders who own Penn
                                    Octane common stock through a broker or
                                    other nominee, their common units of Rio
                                    Vista will be credited to their account by the broker or other nominee.



Reasons for the Distribution.....   Penn Octane's board of directors believes
                                    that separating Rio Vista, as a limited
                                    partnership, from Penn Octane will provide greater growth opportunities for each company and those benefits related to tax efficiency, raising capital, acquisitions and recognition described elsewhere in this information statement, including in "The
                                    Distribution--Reasons."



Conditions to the Distribution...   The distribution is conditioned upon certain
                                    events, including the consent of certain third parties, including the principal lenders of Penn

                                    Octane and various governmental authorities to the distribution and related transactions, and the absence of any order, injunction, decree or any other legal constraint or prohibition preventing the distribution. See "The Distribution - Conditions Precedent to the Distribution" and "The Distribution--Certain Consent Requirements." The Board of Directors of Penn Octane and the independent committee of the Board of Directors of Penn Octane have reserved the right to waive all of the conditions to the distribution except the absence of any order, injunction, decree or legal constraint or prohibition preventing the distribution or, even if the conditions to the distribution are satisfied, to abandon, defer or modify the distribution at any time prior to the date of the distribution.



Material Federal Income Tax         The distribution will be taxable to you and
Consequences of the                 to Penn Octane. See "Material Federal Income
Distribution.....................   Tax Consequences of the Distribution."

Cash Distribution                   We intend to make minimum quarterly
Policy...........................   distributions of $0.25 per common unit to
                                    the extent we have sufficient cash from
                                    operations after the establishment of cash reserves and payment of expenses, including payments to our general partner. In general, we will pay any cash distributions we make each quarter in the following manner:

                                    - first, 98% to the common units, pro rata, and 2% to our general partner, until each common unit has received a minimum quarterly distribution of $0.25 plus any arrearages from prior quarters; and

                                    - second, 98% to the common units, pro rata, and 2% to our general partner until each unit has received a distribution of $0.292 for such quarter.


                                    If cash distributions exceed $0.292 per unit in a quarter, our general partner will receive increasing percentages, up to 50%, of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions" and the rights to receive incentive distributions as the "incentive distribution rights," which will be owned by our general partner. See "Cash Distribution Policy."


                                    We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this cash as "available cash," and we define its meaning in the partnership agreement. The amount of available cash may be greater than or less than the minimum quarterly distribution. See "Cash Distribution Policy."


Trading Market...................   There is not currently a public market for
                                    our common units. We have applied to list our common units on the Nasdaq National
                                    Market
                                    under the symbol "RVEP." It is anticipated that trading will commence on a "when-issued" basis prior to the distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading in respect of our common units will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. We cannot predict the trading prices for our common units before or after the distribution date.

Voting Rights....................   Our general partner will manage and operate
                                    us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its managers on an annual or other continuing basis. The general partner may not be removed except by a vote of the holders of least 80% of the outstanding common units; provided, however, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes.


Relationship Between Penn           Penn Octane will have no common unit
Octane and Rio Vista.............   ownership in Rio Vista after consummation of
                                    the distribution. However, Penn Octane will own and control Rio Vista's general partner, which owns a 2% general partner interest in Rio Vista and the incentive distribution rights, subject to the options of Shore
                                    Capital LLC
                                    and Jerome B. Richter to each acquire up to 25% of the limited liability company interests of Rio Vista's general partner.
                                    Shore Capital LLC and Jerome B. Richter have indicated that, due to potential personal tax benefits to them relating to any future appreciation in the interests, they intend to exercise their options to purchase interests in our general partner immediately after consummation of the distribution transaction. For purposes of governing certain ongoing relationships between Penn
                                    Octane and Rio Vista after the distribution, to provide for an orderly transition and to govern certain tax matters, among other things, Rio Vista and Penn Octane have entered into or will enter into certain agreements to be effective following the distribution. See "Arrangements Between Penn
                                    Octane and Rio Vista Relating to the
                                    Distribution."

Risk Factors.....................   The distribution and ownership of the Rio
                                    Vista common units involve various risks.
                                    You should carefully consider the matters discussed under "Risk Factors."

         SUMMARY OF CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

         Rio Vista GP LLC, our general partner, has a legal duty to manage us in a manner beneficial to our unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a "fiduciary" duty. Because our general partner is owned by Penn Octane, subject to the options of Shore Capital LLC and Jerome B. Richter to each acquire up to 25% of the limited liability company interests of our general partner, its officers and managers have fiduciary duties to manage the business of our general partner in a manner beneficial to Penn Octane and its stockholders.

         The officers and managers of our general partner have significant relationships with, and responsibilities to, Penn Octane. As a result of these relationships, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and Penn Octane, on the other hand. For a more detailed description of the conflicts of interest and fiduciary responsibilities of our general partner, please read "Conflicts of Interest and Fiduciary Responsibilities."

         The partnership agreement limits the liability and reduces the fiduciary duties of our general partner to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duty. By receiving a common unit in the distribution, you are treated as having consented to various actions contemplated in the partnership agreement and conflicts of interest that, without such consent, might otherwise be considered a breach of fiduciary or other duties under applicable state law.

         We have entered into an omnibus agreement with Penn Octane that:

         - addresses mutual indemnification obligations of Penn Octane and us to each other;

         - requires us to reimburse Penn Octane for direct and indirect general and administrative expenses; and

         - prohibits us from entering into certain agreements with Penn Octane without the approval of the conflicts committee of the board of managers of our general partner.

         For a more detailed discussion of this agreement, please read "Certain Relationships and Related Transactions--Omnibus Agreement."

                                  RISK FACTORS


         You should carefully consider and evaluate all of the information set forth in this information statement, including the risk factors listed below. Some of the following risks relate principally to the distribution and ownership of Rio Vista common units. Other risks relate principally to Rio Vista's business.


         If any of the following risks or uncertainties develops into actual events, the business, financial condition or results of operations of Rio Vista, and the value of your holdings in Rio Vista common units, could be materially adversely affected. Neither Rio Vista nor Penn Octane makes, nor is any other person authorized to make, any representation as to the future market value of our common units.

RISKS RELATING TO THE DISTRIBUTION

         The distribution of common units will be taxable to both Penn Octane and its stockholders.

         The distribution will be taxable to both Penn Octane and its stockholders. Penn Octane intends to treat the distribution of common units as a partial liquidation. Assuming that the IRS agrees that the distribution is in partial liquidation, each Penn Octane stockholder that is not a corporation (for this purpose any stock held by a partnership, estate or trust will be treated as if it were actually held proportionately by its partners or beneficiaries) (a "Noncorporate Stockholder") will be treated as if he had a portion of his Penn Octane shares redeemed and will recognize gain or loss equal to the difference between the fair market value of the Rio Vista assets deemed distributed to him and his adjusted tax basis in the Penn Octane shares deemed to have been exchanged therefor. If the IRS disagrees with our treatment of the distribution as a partial liquidation, each Noncorporate Stockholder would likely be taxed on the full amount of the distribution without reduction for any part of the basis in his stock. Each corporate stockholder generally will be required to treat the distribution of the Rio Vista common units as a dividend to the extent of Penn Octane's current and accumulated earnings and profits (as determined for federal income tax purposes). See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION."

         Penn Octane may incur substantially greater tax liability as a result of the distribution than it is estimating, and, in the event Penn Octane is unable to pay such tax liabilities, our tax indemnity and other payment obligations may be triggered.


         Penn Octane estimates that its federal income and state tax liability from the Distribution, if completed as of January 31, 2004, would be within an approximate range from zero to $2.5 million. This estimate excludes any Mexican tax liabilities related to the transfer by Penn Octane of the stock of its Mexican subsidiaries to our operating partnership. Penn Octane expects any such Mexican taxes that it might incur to be minimal; however, there can be no assurance that these taxes will not be significantly greater than expected. Penn Octane's federal income and state tax liability from the Distribution will be based on the fair market value of the assets transferred to our operating partnership by Penn Octane. The tax estimate of the lower end of the range is based on an average of our management's estimate of the probable market price of our common units following the Distribution, assumed to be $8.73 per common unit or an aggregate of $17 million, after considering the market price of common units of similar publicly traded limited partnerships in our industry, and the $11.4 million appraised value of the assets transferred to our operating partnership by Penn Octane according to the independent appraisal of Baker & O'Brien, Inc. dated January 1, 2004. The estimate of the higher end of the tax range is based on the middle of the estimate of the financial advisor, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., of the value of the assets transferred to us by Penn Octane on a going concern basis, calculated to be within a range from $21 million to $26 million. The difference between the financial advisor's estimated values and the appraised value of Baker & O'Brien, Inc. is attributable to differences in the assumptions and values used in such assumptions. For example, the financial advisor assumed moderate growth in LPG volumes and a high residual value for terminal assets, while the independent appraiser assumed no to declining growth in LPG volumes and a low residual value for terminal assets. Management and the committee believe that the differences in the assumptions used by the financial adviser and the independent appraiser, as well as the wide range of valuations estimated by the financial adviser and independent appraiser, are reasonable and expected given the unpredictable nature of our business.



         The federal income tax liability from the Distribution that will be reported on Penn Octane's tax return filed with the Internal Revenue Service will be determined by Penn Octane after considering the independent appraisal of Baker & O'Brien, Inc. of the assets transferred to our operating partnership by Penn Octane and the actual market price of our common units following the Distribution. The Board of Directors of Penn Octane or the independent committee of the Board of Directors of Penn Octane may decide, in its sole discretion, to abandon, defer or modify the Distribution or the terms thereof depending upon its estimation of the federal income tax liabilities from the Distribution; however, based on the independent appraisal received by the independent committee in January 2004, the Board of Directors and the independent committee are satisfied that the range of estimated tax liabilities set forth above are reasonable. Penn Octane believes that the Internal Revenue Service will place particular emphasis on the market price of our common units following the Distribution in its determination of the fair market value of our assets. The Board of Directors and the independent committee acknowledge that the federal income tax liability from the Distribution is likely to be toward or above the higher end of the estimated tax range if the actual market price of our common units is consistent with the estimated range of values indicated by the financial advisor. There can be no way of determining at this time the actual market price of our common units following the Distribution. The actual market price of our common units, as a result of numerous factors, including the relatively small number of common units to be outstanding following the Distribution and the relatively small number of common units to be held by unaffiliated unitholders, may be significantly higher than the appraised value of the assets transferred to us by Penn Octane.


         While Penn Octane believes that its determination of the estimated federal income tax liability from the Distribution is reasonable, there can be no assurance that the Internal Revenue Service will not challenge such determination and adopt a position that the fair market value of the assets transferred to us and Penn Octane's federal income tax liability from the Distribution are significantly higher. If such a challenge occurs, it may be necessary for Penn Octane to resort to administrative proceedings or litigation in an effort to sustain its determination, and there can be no assurance that such determination ultimately will be sustained. Any additional federal income tax liability from the Distribution ultimately determined to be due will accrue interest until paid, and the Internal Revenue Service may assert penalties.


         Pursuant to the omnibus agreement, we have agreed to indemnify Penn Octane for a period of three years from the fiscal year end that includes the date of the distribution for any federal income tax liabilities resulting from the distribution in excess of $2.5 million. In the event our tax indemnity obligations to Penn Octane are triggered, we intend to reduce the amount of our quarterly distributions to unitholders to the extent necessary to pay Penn Octane for such tax liabilities. As of October 31, 2003, Penn Octane would not have had sufficient cash on hand to pay any amount of federal income tax liability had such liability been due at that time. Penn Octane expects that any federal income taxes resulting from the Distribution for which Penn Octane is not indemnified by us will be required to be paid out of Penn Octane's cash flow from continuing operations, working capital and other financing sources; however, there can be no assurance that such sources of funds will be sufficient or available to pay all or any portion of such federal income taxes when due. There can be no assurance that our revenues and other sources of liquidity will be adequate to satisfy our tax indemnity obligations to Penn Octane.


         In the event Penn Octane is unable to pay its federal income tax and other liabilities and obligations when due, our payment obligations, if any, may be triggered under guarantees to Penn Octane's creditors and we may be required to pay such federal income tax and other liabilities and obligations of Penn Octane to avoid foreclosure of our assets by Penn Octane's creditors. Although we are not required to do so, if Penn Octane is unable to pay its tax obligations that are less than $2.5 million when they become due, we may need to lend Penn Octane the funds necessary to pay that tax. If our revenues and other sources of liquidity are not adequate to satisfy such payment obligations and tax liabilities of Penn Octane, we may be required to reduce or eliminate the amount of our quarterly distributions to unitholders and/or raise additional funds. However, there can be no assurance that such additional funding will be available on terms attractive to us or at all. In the event we are required to raise additional funds, we do not believe we would be able to obtain such financing from traditional commercial lenders. Rather, we would likely have to conduct sales of our equity and/or debt securities through public or private financings, collaborative relationships or other arrangements. Substantial and immediate dilution to existing unitholders likely would result from any sales of equity securities or other securities convertible into equity securities. There is no assurance that we would be able to raise any additional capital if needed. If additional amounts could not be raised and we are unable to restructure our obligations, we would suffer material adverse consequences to our business, financial condition, results of operations and ability to make distributions to our unitholders and would likely be required to seek other alternatives up to and including protection under the United States Bankruptcy Laws. Further, if Penn Octane is unable to pay its federal income tax liabilities, the Internal Revenue Service may assert that the Penn Octane stockholders who receive common units in the Distribution are liable for unpaid federal income taxes of Penn Octane, including interest and any penalties, up to the value of the common units received by each stockholder.
See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION."

         We have no history operating as an independent company. We may incur greater costs as a stand-alone company, and that may cause our profitability to decline.

         Until the distribution, our business will have been operated by Penn Octane under its broader corporate organization rather than as a stand-alone limited partnership. Because we have never been operated as an independent limited partnership, we cannot assure you that we will be able to successfully implement the changes necessary to operate independently or as a limited partnership or that we will not incur additional costs operating independently that will cause our profitability and cash flow to decline.

         Our unaudited pro forma condensed consolidated financial information, our consolidated balance sheet and notes thereto and the historical consolidated financial statements and notes thereto of the division of Penn Octane to be transferred to us in connection with the spin-off may not be representative of our results as a separate entity and, therefore, may not be reliable as an indicator of our historical or future results.

         The unaudited pro forma condensed consolidated financial information and consolidated financial statements we have included in this information statement may not reflect what our results of operations and financial position would have been had we been a stand-alone partnership during the periods presented or what our results of operation and financial position will be in the future. Our unaudited pro forma condensed consolidated financial information, our consolidated balance sheet and notes thereto and the historical consolidated financial statements and notes thereto of the division of Penn Octane to be transferred to us in connection with the spin-off reflect assumed allocations for services provided to us by Penn Octane, which allocations may not reflect the costs we will incur for similar services as a stand-alone partnership. See "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this information statement.

         The terms of the distribution and the related transactions were determined solely by Penn Octane.

         The terms of the agreements between Penn Octane and us were not negotiated on an arm's length basis and were determined by Penn Octane as our sole limited partner and owner of our general partner. As a result, the terms of those agreements, in particular the distribution agreement, the omnibus agreement and the LPG purchase contract may not reflect the terms that would have been provided to us from an unrelated third party. Penn Octane as our sole limited partner and owner of our general partner has ratified the terms of these agreements, and we have acknowledged that the agreements constitute our valid obligations.

         Our common units have no prior public market, and it is not possible to predict how our common units will perform after the distribution.


         There is not currently a public market for our common units. We have applied to list our common units on the Nasdaq National Market under the symbol "RVEP." It is anticipated that trading will commence on a "when-issued" basis prior to the distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading in respect of our common units will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. We cannot predict the trading prices for our common units before or after the distribution date. We cannot predict the prices at which our common units will trade in the future. A large number of holders of our common units may sell their units shortly after the distribution due to the investment objectives and requirements of those holders. Until our common units are fully distributed and an orderly market develops, we believe the prices at which our common units will trade may fluctuate significantly. The trading price of our common units will be influenced by a variety of factors, including our operating results, the liquidity of the market for our common units, investor perception of us, the industry in which we operate and general economic and market conditions. See "The Distribution--Listing and Trading of the Our Common Units."

         The distribution may adversely affect the aggregate value of your investment in our common units and Penn Octane common stock.

         Following the distribution, the aggregate market value of our common units and Penn Octane common stock will not necessarily correspond to the aggregate market value prices of Penn Octane's common stock before the distribution. The combined aggregate market value of our common units and Penn Octane common stock after the distribution may be less than the aggregate market value of Penn Octane common stock immediately before the distribution. We expect the trading price range of Penn Octane common stock to decline after the ex-dividend date for the distribution. In addition, there can be no assurance that the Penn Octane common stock will continue to meet the minimum listing requirements of the Nasdaq SmallCap Market after the distribution or that our common units will meet the initial listing standards of the Nasdaq National Market System. See "The Distribution--Listing and Trading of the Our Common Units."

RISKS RELATING TO OUR BUSINESS

         We may not have sufficient cash after the establishment of cash reserves and payment of our general partner's expenses to enable us to pay the minimum quarterly distribution each quarter.

         Based on our unaudited pro forma condensed consolidated financial information, our consolidated balance sheet and notes thereto and the historical consolidated financial statements and notes thereto of the division of Penn Octane to be transferred to us in connection with the spin-off, our EBITDA would have been sufficient for the fiscal year ended July 31, 2003 to cover the minimum quarterly distribution on all our common units. However, we may not have sufficient available cash each quarter in the future to pay the minimum quarterly distribution on all our common units. Please read "Cash Available for Distribution." Under the terms of the partnership agreement, we must pay our general partner's expenses and set aside any cash reserve amounts before making a distribution to our unitholders. The amount of cash we can distribute on our common units principally depends upon the amount of net cash generated from our operations, which will fluctuate from quarter to quarter based on, among other things:

         -        the costs of acquisitions, if any;

         -        the prices of LPG;

         -        fluctuations in our working capital;

         -        the level of capital expenditures we make;

         - restrictions contained in our future debt instruments, if any, and our debt service requirements; and

         - the amount, if any, of cash reserves established by our general partner in its discretion.

         You should also be aware that the amount of cash we have available for distribution depends primarily on our cash flow, including cash flow from working capital borrowings, and not solely on profitability, which will be affected by non-cash items. In addition, our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and the establishment of reserves, each of which can affect the amount of cash that is distributed to our unitholders. As a result, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

         In our business there is currently only one customer for LPG in Mexico and we cannot be sure that this customer will continue to purchase LPG from us or in quantities or prices that are profitable.


         P.M.I. Trading Limited, or PMI, is a subsidiary of Petroleos Mexicanos, or PEMEX, the state oil and gas company of Mexico. Under current Mexican law, PMI is the exclusive importer of LPG into Mexico. We expect to derive a substantial portion of our revenues from sales of LPG to PMI under a sales agreement between our operating partnership and PMI. Currently, Penn Octane sells LPG to PMI under a sales agreement that expires May 31, 2004. On December 29, 2003, Penn Octane received notice that PMI would be terminating the LPG sales agreement a month earlier than the expiration date of the agreement. We believe the termination of this agreement is the initiation of negotiations between our operating partnership and PMI to enter into a new agreement for sales of LPG upon completion of the distribution transaction; however, there can be no assurance that such an agreement will be reached or, if so, that the terms of any such agreement will be more or less beneficial to us than those of the current agreement between Penn Octane and PMI. If no agreement for LPG sales to PMI is reached, we would suffer material adverse consequences to our business, financial condition, results of operations and ability to make distributions to our unitholders. Based on our unaudited pro forma condensed consolidated financial information, our consolidated balance sheet and notes thereto and the historical consolidated financial statements and notes thereto of the division of Penn Octane to be transferred to us in connection with the spin-off, LPG sales to PMI would have accounted for a substantial portion of all of our total sales for the fiscal year ended July 31, 2003. The Mexican Government has taken initial measures to privatize the petroleum industry in Mexico, and we believe that the LPG market in Mexico will eventually be completely deregulated. As a result of such deregulation, PMI would no longer be the exclusive importer of LPG into Mexico. At that time we will need to negotiate new sales agreements with PMI or other Mexican distributors of LPG. We are currently unable to predict the timing of deregulation or its effect on sales of LPG. Until deregulation is in effect, we will not be able to expand our LPG customer base and we will remain dependent for substantially all of our revenues upon sales of LPG to PMI. The loss of PMI as our customer, any disruption or expiration of our sales agreement, if any, with PMI, or any failure to renew our sales agreement, if any, with PMI upon its expiration, would result in a substantial reduction in revenues to us and would harm our business, operating results, financial condition and ability to make distributions to our unitholders. We are not sure that we will be able to negotiate any sales agreements with PMI or, upon deregulation, with other Mexican distributors of LPG. Even if we are able to negotiate sales agreements with PMI, there can be no assurance that the terms will be favorable to us, or that we will be able to successfully compete against other companies. We also are not sure that upon deregulation our business will be impacted favorably. For additional information on our sales of LPG and the effect of deregulation on our business, see "Business--Primary Lines of Business."


         There are a limited number of suppliers of LPG that connect to our pipelines and a limited supply of LPG.


         Our operating partnership will enter into a purchase contract with Penn Octane that requires us to purchase volumes of LPG needed to meet our obligations for sales to PMI and the Mexican market to the extent Penn Octane is able to supply our LPG needs. There can be no assurance, however, that Penn Octane will be able to supply us with adequate volumes of LPG to meet our needs, or that our operating partnership will be able to continue the purchase agreement with Penn Octane beyond its expected term and/or negotiate a new supply agreement upon its expiration. Any disruption in our future supply of LPG would harm our operating results, financial condition and ability to make distributions to our unitholders.


         We will be relying on Penn Octane to meet its obligations under the LPG purchase agreement. Under certain conditions, Penn Octane may not be able to deliver the required LPG supply due to many factors, including internal disruptions in service as a result of insufficient credit facilities, pipeline breakdowns, maintenance, or weather. If Penn Octane is unable to deliver supply to us, we will not be able to compete in our business, our sales and profitability will decline and we will not be able to make distributions to our unitholders.

         All of our assets are pledged as collateral for existing debt of Penn Octane, and we therefore may be unable to obtain additional financing collateralized by such assets.

         All of our assets are currently pledged as collateral for debt of Penn Octane to its existing creditors. Consequently, we may be unable to obtain financing using these assets as collateral. Our inability to borrow on these assets may adversely affect our results of operations and ability to make distributions to our unitholders.

         We may lose our competitive advantage when Penn Octane's pipeline lease expires in 2013.

         One of Penn Octane's primary assets is a lease with Seadrift Corporation under which Penn Octane has the exclusive use of the pipeline that connects ExxonMobil Corporation's King Ranch Gas Plant in Kleberg County, Texas and Duke Energy's LaGloria Gas Plan in Jim Wells County, Texas, to our Brownsville terminal facility. We currently rely exclusively on this pipeline for transporting LPG to our Brownsville terminal facility. The term of the pipeline lease expires December 31, 2013. There can be no assurance that Penn Octane will be able to renew the pipeline lease upon its expiration. If Penn Octane cannot continue to provide LPG to our Brownsville terminal facility via this pipeline or implement competitive alternatives, we may lose our competitive advantage and our ability to make distributions to our unitholders.

         We are at risk of economic loss due to fixed margin contracts.

         We will purchase and sell LPG under fixed margin agreements with our customers and suppliers. Under these agreements, the buying and selling price of LPG is based on similarly indexed variable posted prices intended to provide us with a fixed spread between the sale price and the purchase cost of LPG. While these contracts and arrangements in theory provide us with a fixed margin, actual profits from sales may be affected by costs of goods sold other than by the purchase price of LPG, such as costs relating to transportation, storage, leases, maintenance and financing.

         Risk of environmental costs and liabilities.


         Our operations will be subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe that our operations will comply with applicable environmental regulations, risks of substantial costs and liabilities are inherent in pipeline operations and terminal operations. We cannot assure you that we will not incur substantial costs and liabilities. We will own or lease many properties that have been used for many years to terminal or store petroleum products or other chemicals. Owners, tenants or users of these properties have disposed of or released hydrocarbons or solid wastes on or under them. Additionally, some sites that we will operate are located near current or former refining and terminal operations. There is a risk that contamination has migrated from those sites to ours. Increasingly strict environmental laws, regulations and enforcement policies and claims for damages and other similar developments could result in substantial costs and liabilities.


         We may lose our competitive advantage if other suppliers enter the market.

         Several companies, including PEMEX, offer products and services that compete directly with our LPG products and services. Our business could attract additional competitors. As we expand into new geographic markets in connection with the sale of LPG, we will face competition from other suppliers. If deregulation in the Mexican market or other changes occur in the petroleum industry, our business may experience greater competition. Many of our competitors have greater financial, technical and marketing resources and greater experience and name recognition than we have. To the extent our competitors attempt to compete in our market niche in the supply of LPG in northeastern Mexico, we may be forced to reduce our profit margin in order to maintain or expand our market share. We may lose customers and future business opportunities to our competitors and any such losses could adversely affect our results of operations and ability to make distributions to our unitholders.

         Adverse weather conditions could reduce our results of operations and ability to make distributions to our unitholders.

         Our distribution network and operations will be primarily concentrated in the Gulf Coast region. Weather in these regions is often severe and can be a major factor in our day-to-day operations.

         Weather conditions, especially in northern Mexico, have a substantial impact on the demand for our products. Unusually warm weather during the winter months can cause a significant decrease in the demand for LPG products. This could result in a decline in our net income and cash flow, which would reduce our ability to make distributions to our unitholders.

         If we incur material liabilities that are not fully covered by insurance, such as liabilities resulting from accidents, spills, fires or explosions, our results of operations and ability to make distributions to our unitholders could be adversely affected.

         Our operations are subject to the operating hazards and risks incidental to terminals and the distribution of hydrocarbon products and by-products and other industrial products. These hazards and risks include:

         - accidents and other hazards that could result in releases, spills and other environmental damages, personal injuries, loss of life and suspension of operations;

         -        leakage of LPG and other hydrocarbon by-products;

         -        fires and explosions;

         - damage to transportation, terminal and storage facilities, and surrounding properties caused by natural disasters; and

         -        terrorist attacks or sabotage.

         As a result, we may be a defendant in various legal proceedings and litigation. Although we maintain insurance, such insurance may not be adequate to protect us from all material expenses related to potential future claims for personal and property damage. If we incur material liabilities that are not covered by insurance, our operating results, cash flow and ability to make distributions to our unitholders could be adversely affected.




         If we do not have sufficient capital resources for acquisitions or opportunities for expansion, our growth will be limited.

         We intend to explore acquisition opportunities in order to expand and diversify our operations and increase our profitability. We may finance acquisitions through public and private equity financing, or we may use our limited partnership interests for all or a portion of the consideration to be paid in acquisitions. Distributions of cash with respect to these equity securities or limited partner interests may reduce the amount of cash distributions that would otherwise be made on the common units. In addition, in the event our limited partnership interests do not maintain a sufficient valuation, or potential acquisition candidates are unwilling to accept our limited partnership interests as all or part of the consideration, we may be required to use our cash resources, if available, or rely on other financing arrangements to pursue acquisitions. If we use funds from operations, other cash resources or increased borrowings for an acquisition, the acquisition could adversely impact our ability to make our minimum quarterly distributions to our unitholders. Please read "Cash Available for Distribution." Additionally, if we do not have sufficient capital resources, or are not able to obtain financing on terms acceptable to us, for acquisitions, our ability to implement our growth strategies may be adversely impacted.

         Future acquisitions and expansions may not be successful, may substantially increase our indebtedness and contingent liabilities, and may create integration difficulties.

         As part of our business strategy, we intend to acquire businesses or assets we believe complement our operations. These acquisitions may require substantial capital and the incurrence of additional indebtedness. If we make acquisitions, our capitalization and results of operations may change significantly. You will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources. Further, any acquisition could result in:

         - the discovery of material undisclosed liabilities of the acquired business or assets;

         - the unexpected loss of key employees or customers from the acquired businesses;

         - difficulties resulting from our integration of the operations, systems and management of the acquired business; and

         - an unexpected diversion of our management's attention from other operations.

         If any of our future acquisitions are unsuccessful or result in unanticipated events, such acquisitions could adversely affect our results of operations, cash flow and ability to make distributions to our unitholders.

         The highly competitive nature of our industry could adversely affect our results of operations and ability to make distributions to our unitholders.

         We will operate in a highly competitive marketplace. Most of our competitors are larger companies with greater financial and other resources than we possess. We may lose customers and future business opportunities to our competitors and any such losses could adversely affect our results of operations and ability to make distributions to our unitholders.

         Our business will be subject to federal, state and local laws and regulations relating to environmental, safety and other regulatory matters. The violation of, or the cost of compliance with, these laws and regulations could adversely affect our results of operations and ability to make distributions to our unitholders.

         Our business will be subject to a wide range of environmental, safety and other regulatory laws and regulations. For example, our operations are subject to permit requirements and increasingly stringent regulations under numerous environmental laws, such as the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and similar state and local laws. Please read "Business -- Environmental and Regulatory Matters." Our costs could increase due to more strict pollution control requirements or liabilities resulting from compliance with future required operating or other regulatory permits. New environmental regulations might adversely impact our results of operations and ability to pay distributions to our unitholders. Federal and state agencies also could impose additional safety requirements, any of which could adversely affect our results of operations and ability to make distributions to our unitholders.

         The loss or insufficient attention of key personnel could negatively impact our results of operations and ability to make distributions to our unitholders.

         Our success will be largely dependent upon the continued services of members of the senior management team of Penn Octane. Those senior executive officers have significant experience in our businesses and have developed strong relationships with a broad range of industry participants. The loss of any of these executives could have a material adverse effect on our relationships with these industry participants, our results of operations and our ability to make distributions to our unitholders.

         We do not have employees. We will rely solely on officers and employees of Penn Octane and our general partner to operate and manage our business. Penn Octane conducts businesses and activities of its own in which we have no economic interest. There could be competition for the time and effort of the officers and employees who provide services to our general partner. If these officers and employees do not or cannot devote sufficient attention to the management and operation of our business, our results of operation and ability to make distributions to our unitholders may be reduced.

         Our loss of significant commercial relationships with Penn Octane following this distribution could adversely impact our results of operations and ability to make distributions to our unitholders.

         Following this distribution, Penn Octane will provide us with various services and products pursuant to various commercial contracts. Please read "Certain Relationships and Related Transactions" for a discussion of these contracts. The loss of any of these services provided by Penn Octane could have a material adverse impact on our results of operations, cash flow and ability to make distributions to our unitholders.

         Our business would be adversely affected if operations at our transportation, terminal and distribution facilities were interrupted. Our business would also be adversely affected if the operations of our customers and suppliers were interrupted.

         Our operations will be dependent upon our terminal and storage facilities and various means of transportation, including our pipelines. We will also be dependent upon the uninterrupted operations of certain facilities owned or operated by our suppliers and customers. Any significant interruption at these facilities or inability to transport products to or from these facilities or to or from our customers for any reason would adversely affect our results of operations, cash flow and ability to make distributions to our unitholders. Operations at our facilities and at the facilities owned or operated by our suppliers and customers could be partially or completely shut down, temporarily or permanently, as the result of any number of circumstances that are not within our control, such as:

         -        catastrophic events;

         -        environmental remediations;

         -        labor difficulties; and

         - disruptions in the supply of our products to our facilities or means of transportation.

         Additionally, terrorist attacks and acts of sabotage could target oil and gas production facilities, refineries, processing plants and other infrastructure facilities. Any interruptions at our facilities, facilities owned or operated by our suppliers or customers, or in the oil and gas industry as a whole caused by such attacks or acts could have a material adverse affect on our results of operations, cash flow and ability to make distributions to our unitholders.

         Mexican economic, political and social conditions may change and adversely affect our operations.

         Our business involves activities in Mexico, including transportation of LPG into Mexico, contracts to, and leases among, Mexican companies, reliance on Mexican affiliated companies and employees, and the operation of LPG pipelines and terminal facilities in Mexico. Our operations in Mexico will be subject to social, political, economic and other uncertainties which, if they occur, could harm our business. These uncertainties include:

         -        risks of renegotiation or nullification of existing contracts;

         -        changing laws and policies affecting trade and investment;

         -        changing laws affecting business operations;

         -        overlapping or different tax structures;

         -        war;

         -        expropriation;

         -        nationalization of assets;

         - the general hazards associated with the assertion of sovereignty over areas in which operations are conducted;

         -        changing social and political conditions;

         -        changing economic conditions including:

                  -        high inflation

                  -        high interest rates

                  -        unemployment

         -        devaluation of the peso; and

         -        governmental cutbacks in spending.

         The Mexican government exercises significant influence over the Mexican economy. We cannot determine what effect the Mexican government will have on the Mexican economy or on our business. Future Mexican government actions could have a significant effect on market conditions, prices and returns on investments in Mexico, including those of our business.

         Adverse social, political or economic developments in or affecting Mexico, could harm our operations, hinder our ability to obtain additional financing, or have a negative impact on our Mexican customers.

         The operation of the Mexican portion of our US-Mexico pipelines and the Matamoros terminal facilities are regulated by the laws of Mexico. The successful administration of the Mexican operations is subject to many risk factors including cultural differences in business operations, language barriers, international logistics and physical distances which may impede immediate access to these facilities. The Mexican portion of our US-Mexico pipelines and the Matamoros terminal facilities are expected to be administered and operated under Mexican business standards which may vary from American business standards. This includes differences in technology, utilities, equipment, financial reporting and operating procedures. Our business may be harmed and our ability to make distributions to our unitholders may be impaired if we are unable to properly administer operations in Mexico.

         We may not be able to continue operations in Mexico in the event Mexico restricts the existing ownership structure of our Mexican operations, requiring us to increase our reliance on Mexican nationals to conduct our business.

         Due to Mexican restrictions on ownership of companies distributing LPG, we will operate in Mexico through companies owned by Mexican citizens, forcing us to rely upon third parties rather than directly owning and operating Mexican facilities. One of our three Mexican affiliates, Tergas, is principally owned by Vicente Soriano, a Mexican citizen.

         In owning and controlling Tergas, Mr. Soriano is acting on our behalf at our request. While we believe that this arrangement complies with Mexican law, Mexican authorities could assert that we are the actual owner of the Mexican affiliated company and take action to modify or terminate our Mexican operations. We have not obtained any Mexican government approvals of our arrangement with Mr. Soriano because we believe that none are required.

         We are dependent upon Mr. Soriano to act in our best interests. While we expect Mr. Soriano will do so, we cannot be certain that he will. And, if Mr. Soriano were to die, his stock in Tergas would pass to other persons who may or may not control these companies in ways beneficial to us. If Tergas were to do business with our competitors or otherwise act against our interests, serious harm could be done to our business, operating results, financial conditions and our ability to make distributions to unitholders.

         In connection with our Mexican operations, we have implemented contractual and ownership structures of Tergas and the underlying assets and contracts to realize our investment as currently planned. Although we believe we have complied with Mexican regulatory laws, we may not have.

         The LPG market in Mexico is undergoing deregulation, the results of which may hinder our ability to negotiate acceptable contracts with distributors.

         The Mexican LPG Market is in the process of deregulation which, when fully implemented, will allow foreign companies to sell LPG directly to Mexican customers other than PMI. This will likely require us to negotiate sales contracts with new companies.


         Beginning in 1995, as part of a national privatization program, the regulatory law in Mexico was amended to permit private entities to transport, store and distribute natural gas with the approval of the Mexican Ministry of Energy. As part of this national privatization program, the Mexican government is expected to deregulate the LPG market. Upon the completion of deregulation, Mexican entities will be able to import LPG into Mexico. Accordingly, we expect to sell LPG directly to independent Mexican distributors as well as to PMI. These distributors may be required to obtain authorization from the Mexican government for the importation of LPG prior to entering into contracts with us, and they may not be able to obtain that authorization quickly or at all. We may not be able to negotiate or secure any acceptable contracts with the distributors. If we are able to negotiate contracts directly with distributors located in the northeast region of Mexico, the terms of the contracts may differ substantially from the terms of our potential LPG sales agreement with PMI. We do not know if these contracts would be favorable to us. We are unable to predict the impact of deregulation on the Mexican LPG market and our business.


         Our contracts and Mexican business operations are subject to volatility in currency exchange rates which could negatively impact our earnings.


         Since we commenced operations in Mexico, there has been substantial volatility in the peso-dollar exchange rate. Based on the history of volatility in Mexican exchange rates, if we enter into peso denominated contracts in Mexico, we are subject to the substantial risk of exchanging such payments into U.S. dollars at unfavorable rates of exchange. Although we expect our PMI sales agreements to require payment for sales of LPG in U.S. dollars, upon deregulation, we anticipate entering into contracts with Mexican customers in the future which may permit payment to us in pesos. We cannot be sure future exchange rate fluctuations will not adversely affect:

         - the relative value of payments we received under future peso dominated contracts with our Mexican customers;

         -        our costs of goods and services sold;

         -        our operating margins; and

         - the ability of our Mexican customers to continue doing business with us.

         The overall impact of future exchange rate fluctuations on our financial statements cannot be accurately predicted, and may result in exchange rate losses. Fluctuations in the peso-dollar exchange rate may harm our earning potential and our ability to make distributions to our unitholders.

RISKS RELATING TO OUR RELATIONSHIP WITH PENN OCTANE

         Cost reimbursements due Penn Octane and our general partner may be substantial and will reduce our cash available for distribution to our unitholders.

         Under the omnibus agreement, Penn Octane will provide us with corporate staff and support services on behalf of our general partner that are substantially identical in nature and quality to the services it conducted for our business prior to our formation. The omnibus agreement requires us to reimburse Penn Octane for the costs and expenses it incurs in rendering these services, including an overhead allocation to us of Penn Octane's indirect general and administrative expenses from its corporate allocation pool. These payments may be substantial. Payments to Penn Octane will reduce the amount of available cash for distribution to our unitholders. Please read "Conflicts of Interest and Fiduciary Responsibilities -- We will reimburse our general partner and Penn Octane for their expenses" and "Certain Relationships and Related Transactions -- Omnibus Agreement."

         All of the assets transferred to us by Penn Octane are pledged as collateral for debt of Penn Octane to existing creditors, and we will guarantee the current debt obligations of Penn Octane to its existing creditors.

         All of our assets are subject to foreclosure by Penn Octane's existing creditors in the event of a default by Penn Octane. We will be required to guarantee Penn Octane's current debt to its existing creditors. Therefore, in the event of default by Penn Octane on its current debt to its existing creditors, we will be required to pay Penn Octane's debt obligations. In the event we are required to pay on our guarantees, our results of operations and ability to make distributions to our unitholders may be adversely affected.

         Penn Octane has conflicts of interest and limited fiduciary responsibilities, which may permit it to favor its own interests to the detriment of our unitholders.

         Following the distribution, Penn Octane will own and control our general partner, which will own our 2.0% general partner interest and incentive distribution rights, subject to the options of Shore Capital LLC and Jerome B. Richter to each acquire up to 25% of the limited liability company interests of our general partner. Shore Capital LLC and Jerome B. Richter have indicated that, due to potential personal tax benefits to them relating to any future appreciation in the interests, they intend to exercise their options to purchase interests in our general partner immediately after consummation of the distribution transaction. Conflicts of interest may arise between Penn Octane and our general partner, on the one hand, and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of Penn Octane over the interests of our unitholders. Potential conflicts of interest between us, Penn Octane and our general partner could occur in many of our day-to-day operations including, among others, the following situations:


         - Officers of Penn Octane who will provide services to us will also devote significant time to the businesses of Penn Octane and will be compensated by Penn Octane for that time.

         - Neither the partnership agreement nor any other agreement requires Penn Octane to pursue a business strategy that favors us or utilizes our assets or services. Penn Octane's directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Penn Octane without regard to the best interests of the common unitholders of Rio Vista.

         -        Penn Octane may compete with us.

         - Our general partner is allowed to take into account the interests of parties other than us, such as Penn Octane, in resolving conflicts of interest, which has the effect of reducing its fiduciary duty to our unitholders. Under the partnership agreement, our general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to our unitholders for actions that, without the limitations and reductions, might constitute breaches of fiduciary duty. As a result of receiving common units in the distribution, our unitholders will consent to some actions and conflicts of interest that, without such consent, might otherwise constitute a breach of fiduciary or other duties under applicable state law.

         - Our general partner determines which costs incurred by Penn Octane are reimbursable by us.

         - Subject to the approval of the conflicts committee of our general partner, the partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or from entering into additional contractual arrangements with any of these entities on our behalf.

         - Our general partner controls the enforcement of obligations owed to us by Penn Octane.

         - Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

         - In some instances, our general partner may cause us to borrow funds to permit us to pay cash distributions, even if the purpose or effect of the borrowing is to make incentive distributions.

         - Our general partner has broad discretion to establish financial reserves for the proper conduct of our business. These reserves also will affect the amount of cash available for distribution.

         Please read "Certain Relationships and Related Transactions--Omnibus Agreement" and "Conflicts of Interest and Fiduciary Responsibilities--Conflicts of Interest."

         If we are unable to obtain third-party consents or governmental approvals for the assignment or reissuance of certain contracts, permits and licenses arising from the spin-off, Penn Octane will not complete the spin-off.

         The completion of the spin-off will require prior consent by third parties and various approvals, filings and recordings with governmental entities to transfer existing contracts and arrangements to us. In addition, several government-issued permits and licenses that are important to our business, including permits issued by the Texas Railroad Commission, the U.S. State Department, and the Mexican Regulatory Commission, may require reapplication by us and reissuance in our name. If we are unable to obtain these third-party consents to the assignment or reissuance of any contract, license or permit being transferred, we and Penn Octane will develop alternative approaches so that, to the extent possible, we will receive the benefits of the contract, license or permit and will discharge the duties and bear the costs and risks under such contract, license or permit. However, we cannot assure you that we will be able to obtain all third-party consents to the assignment or reissuance of any contract, license or permit being transferred, or that any alternative arrangements will provide us with the full benefits of the contract, license or permit. Accordingly, if we are required but unable to develop satisfactory alternative approaches, Penn Octane may not complete the spin-off.

         Our general partner's discretion in determining the level of our cash reserves may adversely affect our ability to make cash distributions to our unitholders.

         The partnership agreement requires our general partner to deduct from operating surplus cash reserves it determines in its reasonable discretion to be necessary to fund our future operating expenditures. In addition, the partnership agreement permits our general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party or to provide funds for future distributions to partners. These cash reserves will affect the amount of cash available for distribution to our unitholders.

         Our partnership agreement contains provisions that reduce the remedies available to unitholders for actions that might otherwise constitute a breach of fiduciary duty by our general partner.

         The partnership agreement limits the liability and reduces the fiduciary duties of our general partner to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions that would otherwise constitute breaches of our general partner's fiduciary duties. For example, our partnership agreement:

         - permits our general partner to make a number of decisions in its "sole discretion," which entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner;

         - provides that our general partner is entitled to make other decisions in its "reasonable discretion" which may reduce the obligations to which our general partner would otherwise be held;

         - generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be "fair and reasonable" to us and that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the interests of all parties involved, including its own; and

         - provides that our general partner and its officers and managers will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions if our general partner and those other persons acted in good faith.

         If you receive a common unit in the distribution, you will be treated as having consented to the various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary duties under applicable state law. Please read "Conflicts of Interest and Fiduciary Responsibilities--Fiduciary Responsibilities."

         Penn Octane and its affiliates may engage in competition with us.

         Penn Octane and its affiliates may engage in competition with us. If Penn Octane does engage in competition with us, we may lose customers or business opportunities, which could have an adverse impact on our results of operations, cash flow and ability to make distributions to our unitholders.

RISKS RELATING TO OWNERSHIP OF COMMON UNITS

         Unitholders have less power to elect and remove our general partner than holders of common stock in a corporation have in electing and removing management of a corporation.

         Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and therefore limited ability to influence management's decisions regarding our business. Unitholders did not elect our general partner or its managers and will have no right to elect our general partner or its managers on an annual or other continuing basis. Penn Octane elects the managers of our general partner. Although our general partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders, the managers of our general partner also have a fiduciary duty to manage our general partner in a manner beneficial to Penn Octane and its stockholders.

         If unitholders are dissatisfied with the performance of our general partner, they will have a limited ability to remove our general partner. Our general partner generally may not be removed except upon the vote of the holders of at least 80% of the outstanding common units; provided, however, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes.

         In addition, the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

         As a result of these provisions, it will be more difficult for a third party to acquire our partnership without first negotiating the acquisition with our general partner. Consequently, it is unlikely the trading price of our common units will ever reflect a takeover premium.

         You may not have limited liability if a court finds that we have not complied with applicable statutes or that unitholder action constitutes control of our business.

         The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. You could be held liable in some circumstances for our obligations to the same extent as a general partner if a court determined that:

         - we had been conducting business in any state without compliance with the applicable limited partnership statute; or

         - the right or the exercise of the right by our unitholders as a group to remove or replace our general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted participation in the "control" of our business.

         The general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner. In addition, under some circumstances, a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution. Please read "The Partnership Agreement--Limited Liability" for a discussion of the implications of the limitations on liability to a unitholder.

         We may issue additional common units without your approval, which would dilute your ownership interest.

         Our general partner may also cause us to issue an unlimited number of additional common units or other equity securities of equal rank with the common units, without unitholder approval, in a number of circumstances such as:

         -        the issuance of common units in connection with acquisitions;

         - the issuance of common units to the officers and managers of our general partner in connection with incentive compensation arrangements;

         - he issuance of common units upon exercise of outstanding warrants;

         - the conversion of units of equal rank with the common units into common units under some circumstances; or

         - the conversion of our general partner interest into common units as a result of the withdrawal of our general partner.

         We may issue an unlimited number of limited partner interests of any type, regardless of rank, without the approval of our unitholders.

         The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

         - our unitholders' proportionate ownership interest in us will decrease;

         - the amount of cash available for distribution on a per unit basis may decrease;

         - the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

         - the relative voting strength of each previously outstanding unit will diminish; and

         -        the market price of the common units may decline.

         The control of our general partner may be transferred to a third party, and that party could replace our current management team, without unitholder consent.

         Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in the partnership agreement on the ability of the owner of our general partner to transfer its ownership interest in our general partner to a third party. A new owner of our general partner could replace the managers and officers of our general partner with its own designees and to control the decisions taken by our general partner.

TAX RISKS RELATING TO OWNERSHIP OF COMMON UNITS

         You should read "Material Tax Consequences Following the Distribution" for a full discussion of the expected material federal income tax consequences of owning and disposing of common units.

         The IRS could treat us as a corporation for tax purposes, which would substantially reduce the cash available for distribution to unitholders.

         The anticipated after-tax economic benefit of an investment in us depends largely on our classification as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.

         If we were treated as a corporation for federal income tax purposes, we would pay tax on our income at corporate rates, which is currently a maximum of 35%. Distributions to you would generally be taxed again to you as corporate distributions, and no income, gains, losses, or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, the cash available for distribution to unitholders would be substantially reduced. Although it is not possible to predict the amount of corporate-level tax that would be due in a given year, it is likely that our ability to make minimum quarterly distributions would be impaired. Consequently, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to you and therefore would likely result in a substantial reduction in the value of the common units.

         Current law may change so as to cause us to be taxable as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. The partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution amount and the target distribution amount will be adjusted to reflect the impact of that law on us.

         A successful IRS contest of the federal income tax positions we take may adversely affect the market for our common units and the costs of any contest will be borne by our general partner and all of the unitholders.

         We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from our counsel's conclusions expressed in this information statement. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take. A court may not agree with some or all our counsel's conclusions or the positions we take. Our counsel has not rendered an opinion on certain matters affecting us. Any contest with the IRS may materially and adversely impact the market for our common units and the prices at which they trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by all of our unitholders and our general partner.

         You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

         You will be required to pay federal income taxes and, in some cases, state, local and foreign income taxes on your share of our taxable income even if you receive no cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even the tax liability that results from the taxation of your share of our taxable income.

         Tax gain or loss on the disposition of our common units could be different than expected.

         If you sell your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. Should the IRS successfully contest some positions we take, you could recognize more gain on the sale of units than would be the case under those positions, without the benefit of decreased income in prior years. In addition, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

         In the event of a revaluation of Partnership assets upon the issuance of additional units (including, if required under applicable law, upon the exercise of the compensatory or noncompensatory options), we are uncertain whether the Section 704(c) allocations and Section 743(b) conventions that we may adopt will be given effect for federal income tax purposes. In that event, if the Internal Revenue Service were successful in challenging these allocations or conventions, uniformity could be affected. A lack of uniformity could substantially diminish our compliance with several federal income tax requirements, both statutory and regulatory. In addition, non-uniformity could have a negative impact on the ability of a holder of our common units to dispose of the common units he owns.

         Tax-exempt entities, regulated investment companies and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

         Investment in common units by tax-exempt entities such as individual retirement accounts (known as IRAs), regulated investment companies (known as mutual funds) and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business income and will be taxable to them. Very little of our income will be qualifying income to a regulated investment company. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest effective tax rate applicable to individuals, and non-U.S. persons will be required to file federal income tax returns and pay tax on their unit of our taxable income.

         We will register as a tax shelter, which may increase the risk of an IRS audit of us or a unitholder.

         We intend to register with the IRS as a "tax shelter." We will advise you of our tax shelter registration number once that number has been assigned. The federal income tax laws require that some types of entities, including some partnerships, register as "tax shelters" in response to the perception that they claim tax benefits that may be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in our unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. You will bear the cost of any expense incurred in connection with an examination of your tax return.

         We treat a purchaser of our common units as having the same tax benefits without regard to the seller's identity. The IRS may challenge this treatment, which could adversely affect the value of the common units.

         Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation positions that may not conform to all aspects of the Treasury Regulations. Please read "Material Tax Consequences Following the Distribution--Tax Consequences of Common Unit Ownership--Section 754 Election." A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns.

         You may be subject to state, local and foreign taxes and return filing requirements as a result of owning our common units.

         In addition to federal income taxes, unitholders may be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes and estate, inheritance, or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. You may be required to file state, local and foreign income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. We will initially own property and conduct business in Texas and Mexico. We may do business or own property in other states or foreign countries in the future. It is your responsibility to file all federal, state, local and foreign tax returns. Our counsel has not rendered an opinion on the state, local or foreign tax consequences of an investment in our common units.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


         The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions.


         Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words or expressions are intended to identify forward-looking statements. We use such forward-looking statements regarding our future financial condition and results of operations and our business operations in this information statement. All forward-looking statements reflect the present expectation of future events of our general partner and are subject to a number of important factors, risks, uncertainties and assumptions, including industry and economic conditions, that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed under "Risk Factors," as well as any cautionary language in this information statement and our filings with the SEC, provide examples of these risks and uncertainties.

         You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this information statement. We have no obligation, and expressly disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

                                THE DISTRIBUTION

REASONS FOR THE DISTRIBUTION AND RECOMMENDATIONS AND CONSIDERATIONS OF THE PENN OCTANE INDEPENDENT COMMITTEE OF THE BOARD OF DIRECTORS

         Reasons

         The Board of Directors of Penn Octane concluded that the distribution is in the best interests of Penn Octane and its stockholders. On September 11, 2003, the Board of Directors of Penn Octane authorized Penn Octane management to take the steps necessary to effect the distribution. Consummation of the distribution is subject to several conditions described in greater detail below.

         The distribution is intended to result in the following benefits:


         - Tax Efficiency. As a limited partnership, we will be able to operate in a more tax efficient manner by eliminating corporate federal income taxes on our future taxable income. Publicly traded limited partnerships are not subject to corporate tax. As a result, we will have a greater percentage of operating cash flow to distribute to our unitholders than we would as a traditional corporation, which is required to pay corporate taxes on any income that it earns prior to declaring a dividend to its shareholders. This significant tax advantage has led to strong growth of existing and new publicly traded partnerships that focus on generating cash from the propane, pipeline and terminalling businesses. These limited partnerships have acquired existing assets and built new assets by successfully raising capital in the public equity markets as well as the traditional senior lending markets.



         - Raising Capital. As a limited partnership, we anticipate having an improved ability to raise capital for expansion. The proposed single taxation structure of Rio Vista should allow it to be more competitive on an after tax basis, and thus raise the likelihood of raising capital versus a corporate structure. Our proposed single taxation partnership structure should allow us to make greater distributions to our owners than we could in the corporate structure. Higher distributions historically have led to higher equity prices, which generally make it easier to raise capital.



         - Acquisitions. Due to our industry preference for the reasons set forth herein and the familiarity of our industry with the limited partnership structure because most of the public players in our industry are limited partnerships, we anticipate that we will improve our competitiveness in raising capital that will increase our ability to make acquisitions of assets that generate "qualifying income," as this term is defined in Section 7704 of the Internal Revenue Code. Acquiring assets that generate "qualifying income" is important to our business because, in order to be treated as a partnership for federal tax purposes, 90% of our gross income for each taxable year must consist of "qualifying income," which includes income and gains derived from the transportation (including pipelines transporting gas, oil or products thereof) or the marketing of any mineral or natural resource.

         - Recognition. As a limited partnership, we anticipate that our business will receive increased analyst coverage and acceptance in the marketplace. Because most publicly traded partnerships focus on the propane distribution, pipeline, and terminal businesses, management believes that the analysts that currently cover these existing partnerships would also be interested in covering Rio Vista. Similarly, investors who are accustomed to investing in these types of businesses would already be familiar with the partnership structure and this should enhance acceptance in the marketplace.


         Recommendations and Considerations of the Independent Committee of the Board of Directors

         In late 2002, the Board of Directors of Penn Octane decided to evaluate the feasibility of restructuring Penn Octane into a master limited partnership ("MLP") in order to better position itself in the marketplace. At the request of the Chairman of the Board, Jerome B. Richter, the Board passed a resolution establishing a special independent committee of the Board of Directors to analyze the proposed transaction, determine whether it would be fair to the stockholders of Penn Octane, and advise the Board of its recommendations regarding the proposed restructuring transaction. The Board of Directors granted the independent committee broad authority to negotiate and analyze the terms of the proposed transaction and engage in all activities incidental to performing that duty, including retaining financial and legal advisors. Members of the independent committee were Emmett M. Murphy, Stewart J. Paperin and Harvey L. Benenson. During the committee's initial meeting on January 7, 2003, the committee evaluated each member's relationships with Penn Octane, its officers, affiliates and other parties and determined that the members were independent.


         During January 2003 the independent committee selected and engaged Thompson & Knight LLP to be the committee's legal advisor and assist the committee in evaluating the proposed transaction. In addition, during January 2003 the independent committee interviewed prospective investment banking organizations to assist the committee with respect to the proposed transaction. The evaluation parameters included experience in evaluating MLP's, familiarity with the relevant industries, understanding of corporate governance, and fees. On February 10, 2003, the independent committee selected Houlihan Lokey Howard & Zukin Financial Advisors, Inc. as its financial advisor. During the course of the committee's engagement of both Thompson & Knight LLP and Houlihan Lokey, after inquiry the committee was satisfied that each such firm was independent.


         Prior to the engagement of Houlihan Lokey, Penn Octane management and Penn Octane's legal counsel, Fulbright & Jaworski L.L.P., worked on the proposed MLP structure. The proposed structure was submitted to the independent committee and Houlihan Lokey in late February 2003. On March 5, 2003, the independent committee participated in a conference call involving Penn Octane management, legal counsel to both the committee and Penn Octane, and Houlihan Lokey. Based upon discussions of the terms of and various issues concerning the proposed transaction during the call, the parties agreed to continue with the analysis of the initial proposal for the conversion of Penn Octane to an MLP.

         On March 27, 2003, the parties met at the offices of Houlihan Lokey to review the analysis to date by Houlihan Lokey on the proposed transaction. Present at the meeting were Beau Shore, Penn Octane legal counsel, independent committee legal counsel, and representatives from Burton McCumber & Cortez, LLP, Penn Octane's auditors, and Houlihan Lokey. Independent committee members Harvey
L. Benenson and Stewart Paperin participated in the meeting by teleconference. The MLP proposal was reviewed from both a business opportunity and tax perspective. The independent committee's tax counsel advised that there could be substantial tax liability issues resulting from the proposed conversion. After receiving and reviewing various scenarios from accountants outlining the tax issue, the independent committee decided to investigate the issue further, and asked its legal counsel along with Penn Octane's legal counsel and auditors to further study the issue. The committee also asked Houlihan Lokey to integrate the tax issue into its quantitative analysis of the proposal. Finally, Penn Octane management was asked to address the tax issue and in particular how the tax issue would affect its ability to obtain financing in connection with possible future acquisitions.

         After studying various scenarios related to the tax issue, with input from its legal counsel and Houlihan Lokey, the independent committee determined that the potential tax issue rendered the original MLP proposal unworkable and would present significant risk to the Penn Octane and its stockholders. At a May 6, 2003, Board meeting, the Board concluded that the current MLP proposal should be abandoned and alternative structures should be evaluated. The legal advisors of Penn Octane were charged with creating a more workable structure that would minimize tax liability while retaining the advantages of the MLP structure.

         In late June 2003, the independent committee received a proposed new MLP structure from Penn Octane and its legal advisers. The independent committee widened the scope of Houlihan Lokey's engagement to include the analysis of this new structure, and Houlihan Lokey and the independent committee began evaluating the new proposal.


         Throughout July, August and September 2003, the independent committee and individual committee members worked with its financial advisor in the analysis and review of the new proposed MLP structure. The committee and its financial advisor reviewed issues relating to the proposed general partner/limited partner distribution ratios, acquisition scenarios, required rates of return on investment, tax issues, and probable values for Rio Vista's common units and the likely effect of the transaction on Penn Octane and its stockholders. In their review, the committee and its financial advisor incorporated the impact of all material existing and proposed, potentially dilutive instruments, including previously approved options and distribution ratios. Also during August and September 2003, the members of the independent committee and its legal advisors reviewed and negotiated the terms of the agreements to be executed by Penn Octane and Rio Vista regarding the proposed transaction.



         With respect to the general partner/limited partner distribution ratios, and the anticipated rates of return and probable values for Rio Vista's common units and the likely effect of the transaction on Penn Octane and its stockholders, the committee and its financial adviser considered other companies in the industry that operate under the MLP structure. The committee also reviewed various acquisitions involving such companies, and the effect on Rio Vista of such transaction scenarios under the proposed MLP structure. Based on this analysis and review, the committee believes that final distribution ratios as agreed by the committee and management, and the anticipated rates of return and probable values based on such ratios and analysis, are consistent with the ranges for such ratios, returns and values in the industry.



         As part of the committee's analysis of the proposed MLP structure the committee also considered the possible tax effect of the transaction on Penn Octane stockholders and on Penn Octane. With respect to the tax effect on Penn Octane, the approval of the MLP structure by the committee was given subject to receipt of the independent appraisal of Baker & O'Brien, Inc. The committee received a copy of this appraisal in January 2004. Based on the appraised value of the assets to be transferred to our operating partnership of $11.4 million as set forth in the Baker & O'Brien appraisal dated January 1, 2004, the committee is satisfied that the range of estimated tax liabilities set forth in "The Distribution--Material Federal Income Tax Consequences of the Distribution to Penn Octane" and elsewhere in this information statement is reasonable.



         On September 11, 2003, the independent committee and its legal advisers met via teleconference and unanimously approved the structure of proposed transaction, believing it to be in the best interest of Penn Octane and its stockholders. Please see the chart on page 21 showing the structure of the proposed transaction as approved by the independent committee.


         Opinion of Financial Advisor


         Houlihan Lokey Howard & Zukin Financial Advisors, Inc. acted as financial advisor to the independent committee of the Penn Octane board of directors in connection with the Transaction (as defined in their written opinion), and delivered its written opinion to the independent committee on September 17, 2003, to the effect that, based on and subject to the assumptions, limitations, qualifications and other matters set forth in the opinion, the Transaction, was fair, from a financial point of view, to the Public Stockholders (as defined in their written opinion) of Penn Octane. Although addressed to the independent committee, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. understood that the Board of Directors of Penn Octane would also rely on the written opinion. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. was not asked to and did not advise the independent committee on alternatives to the Transaction and did not solicit third party indications of interest in acquiring all or any part of Penn Octane. However, management had previously pursued alternatives to the transaction and solicited third party indications of interest in acquiring Penn Octane.


         The summary of the Houlihan Lokey Howard & Zukin Financial Advisors, Inc. opinion set forth in this information statement is qualified in its entirety by reference to the full text of the opinion attached as an exhibit to the registration statement of which this information statement is a part. Please read the opinion in its entirety for a discussion of the assumptions made, matters considered and limitations of the review undertaken by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. in rendering its opinion.

CONDITIONS PRECEDENT TO THE DISTRIBUTION

         It is expected that the distribution of our common units to Penn Octane stockholders will be effective on or about ____________, 2004, so long as the following conditions are satisfied or waived by the Board of Directors of Penn
Octane:


         - the Form 10 filed with the SEC under the Exchange Act must have become effective and not be subject to a stop order or a proceeding for that purpose;


         - our common units to be delivered in the distribution must have been approved for trading on the National Market System of the Nasdaq Stock Market or other public market acceptable to the Board of Directors of Penn Octane, subject to official notice of issuance;

         - Penn Octane's Board of Directors and the independent committee of Penn Octane's Board of Directors must be satisfied that the distribution will be made out of its surplus within the meaning of Section 170 of the General Corporation Law of the State of Delaware and Penn Octane will not be insolvent or have unreasonably small capital with which to engage in its businesses following the distribution;

         - Penn Octane's Board of Directors and the independent committee of Penn Octane's Board of Directors must have approved the distribution and not have abandoned, deferred or modified the distribution or terms thereof;

         - Penn Octane and our operating partnership shall have duly executed and delivered the purchase contract for the sale of LPG by Penn Octane to our operating partnership;

         - the distribution agreement, the omnibus agreement, the contribution, conveyance and assumption agreement and each of the other agreements reasonably necessary or appropriate to consummate the corporate restructuring transactions and the distribution must have been duly executed and delivered by the parties;

         - no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the distribution or any of the other transactions contemplated by the distribution agreement and the other agreements relating to the distribution may be in effect;


         - Penn Octane's Board of Directors and the independent committee of Penn Octane's Board of Directors shall have received a copy of the independent appraisal of the assets to be transferred by Penn Octane to us conducted by Baker & O'Brien, Inc. as of January 1, 2004, and each of Penn Octane's Board of Directors and the independent committee of Penn Octane's Board of Directors shall have determined in their sole discretion that, based on such independent appraisal, the estimated tax liabilities to be incurred by Penn Octane as a result of the distribution are acceptable; and


         - any material governmental and third party approvals and consents necessary to consummate the distribution and related transactions must have been obtained and must be in full force and effect.

         The Board of Directors of Penn Octane and the independent committee of the Board of Directors of Penn Octane have reserved the right to amend, modify or abandon the distribution and the related transactions at any time prior to the distribution date.

DISTRIBUTION AGENT

         The distribution agent is Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401, telephone (303) 262-0700.

MANNER OF EFFECTING THE DISTRIBUTION

         The general terms and conditions relating to the distribution will be set forth in the distribution agreement to be executed on or prior to the distribution date between Penn Octane and us. See "Arrangements Between Penn Octane and Rio Vista Relating to the Distribution."

         In the event that all conditions to the distribution are satisfied or waived, and subject to the right of the Board of Directors of Penn Octane and the independent committee of the Board of Directors of Penn Octane to abandon, defer or modify the distribution and related transactions, the distribution will be made on or about the distribution date to stockholders of record of Penn Octane on the record date. As part of the distribution, Rio Vista will be adopting a book-entry unit transfer and registration system for Rio Vista common units. Instead of receiving physical unit certificates, for every eight shares of Penn Octane common stock on the record date, registered holders thereof will receive one of our common units credited to book-entry accounts established for them by the distribution agent. The distribution agent will mail an account statement to each registered holder stating the number of common units of Rio Vista credited to such holder's account. For stockholders who own Penn Octane common stock through a broker or other nominee, their common units will be credited to their account by the broker or other nominee. After the distribution, holders may request that their common units of Rio Vista be transferred to a brokerage or other account at any time, as well as delivery of physical stock certificates for their common units, in each case without charge.

         Fractional common units will not be issued to holders of Penn Octane common stock as part of the distribution nor credited to book-entry accounts. Instead, the distribution agent will aggregate fractional units into whole units and sell them in the open market at then-prevailing prices on behalf of holders who otherwise would be entitled to receive fractional unit interests, and such persons will receive a cash payment in the amount of their pro rata share of the net sale proceeds. The distribution agent, in its sole discretion, without any influence from Penn Octane or Rio Vista, will determine when, how, through which broker-dealer and at what price to sell such whole units. Any broker-dealer used by the distribution agent will not be an affiliate of either Penn Octane or Rio Vista. Sales of fractional units are expected to be made as soon as practicable after the distribution date, and checks representing proceeds of these sales will be mailed thereafter. Penn Octane will bear the cost of brokerage commissions incurred in connection with such sales. See "The Distribution--Material Federal Income Tax Consequences of the Distribution" for a discussion of the federal income tax treatment of fractional interests. NONE OF PENN OCTANE, THE DISTRIBUTION AGENT NOR WE GUARANTEE THAT YOU WILL RECEIVE ANY MINIMUM SALE PRICE FOR YOUR FRACTIONAL UNITS OF RIO VISTA. YOU WILL NOT BE PAID ANY INTEREST ON THE PROCEEDS OF THE SALE.

         Holders of Penn Octane common stock will not be required to pay any cash or other consideration (other than the individual tax liabilities resulting from the distribution transaction) for the common units received in the distribution or to surrender or exchange shares of Penn Octane common stock or take any other action in order to receive our common units. The distribution will not affect the number of, or the rights attaching to, the outstanding shares of Penn Octane common stock. Our partnership agreement provides that you, by virtue of receiving common units in the distribution, will become a limited partner of us and will be bound by our partnership agreement, without the need to execute our partnership agreement.


         HOLDERS OF PENN OCTANE COMMON STOCK SHOULD NOT SEND CERTIFICATES TO PENN OCTANE, RIO VISTA OR THE DISTRIBUTION AGENT. COMMON UNITS WILL BE CREDITED TO BOOK-ENTRY ACCOUNTS BY THE DISTRIBUTION AGENT ON OR ABOUT ____________, 2004. PENN OCTANE STOCK CERTIFICATES WILL CONTINUE TO REPRESENT SHARES OF PENN OCTANE COMMON STOCK AFTER THE DISTRIBUTION IN THE SAME AMOUNT SHOWN ON THE CERTIFICATES.

TREATMENT OF WARRANTS


         Currently, there are approximately 1.2 million warrants to purchase Penn Octane common stock at an average exercise price of $2.50 issued to non-management and approximately 1.7 million warrants to purchase Penn Octane common stock at various exercise prices ranging from $2.50 to $7.00 issued to Penn Octane management. Generally, any outstanding warrants to purchase Penn Octane common stock will be modified to allow the warrantholders to receive replacement warrants to purchase both Penn Octane common stock and our common units at exercise prices set to equalize each warrant's value before and after the distribution. Following the distribution, an aggregate of approximately 500,000 of our common units will be purchasable pursuant to outstanding warrants and options, which amount includes the options issued to Shore Capital LLC to purchase 97,415 of our common units and options to purchase our common units issued by Penn Octane in January 2004 in connection with Penn Octane's restructuring of $1.5 million of promissory notes, which were due on December 15, 2003. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Forms of the warrants to purchase our common units to be issued to the current Penn Octane warrantholders are filed as exhibits to the registration statement of which this information statement forms a part. The treatment of the outstanding Penn Octane warrants in the distribution may have tax implications to the holders of such warrants. Penn Octane warrantholders are urged to consult with their tax advisor regarding the federal, state, local and foreign tax consequences that the distribution may have on them.


RESULTS OF THE DISTRIBUTION

         Following the distribution, we will be a separate publicly traded limited partnership. The number and identity of the holders of our common units immediately following the distribution will be substantially the same as the number and identity of the holders of Penn Octane common stock on the record date. Immediately following the distribution we expect to have approximately 237 holders of record of our common units and 1,910,656 common units outstanding based on the number of stockholders of record of Penn Octane common stock and the number of outstanding shares of Penn Octane common stock as of the close of business on January 31, 2004 and the distribution ratio of one common unit of Rio Vista for every eight shares of Penn Octane common stock. The actual number of common units to be distributed will be determined as of the record date. The distribution will not affect the number of shares outstanding of Penn Octane common stock or any rights of holders of Penn Octane common stock.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

         The following discussion summarizes the material United States federal income tax consequences of the distribution of the Rio Vista common units by Penn Octane to its stockholders (the "Distribution"). This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury Regulations, and current administrative rulings and judicial decisions, all of which authorities are subject to changes and interpretations that may or may not be retroactively applied. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this discussion to "us", "we" and "our" are references to Rio Vista.

         This discussion does not address all of the federal income tax consequences that may be relevant to a particular Penn Octane stockholder subject to special treatment under federal income tax laws. Moreover, this discussion focuses on Penn Octane stockholders who are individual citizens or residents of the United States and hold their shares of Penn Octane common stock as a "capital asset" within the meaning of Section 1221 of the Code. This discussion has only limited application to corporations, estates, trusts, nonresident aliens and other stockholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts
(IRAs), real estate investment trusts (REITs) and mutual funds. In addition, except as expressly described herein, this discussion does not address any state, local or foreign tax considerations related to the Distribution. No ruling or other guidance has been or will be sought from the United States Internal Revenue Service ("IRS") regarding any matter related to the Distribution.

         THE TAX CONSEQUENCES OF THE DISTRIBUTION TO ANY PARTICULAR STOCKHOLDER MAY VARY FROM THE CONSEQUENCES DESCRIBED IN THIS DISCUSSION AS A RESULT OF SUCH STOCKHOLDER'S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, EACH STOCKHOLDER IS URGED TO CONSULT, AND DEPEND ON, HIS OWN TAX ADVISOR IN ANALYZING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DISTRIBUTION TO HIM.

Characterization of the Distribution as a Partial Liquidation

         The Distribution will be a taxable transaction for federal income tax purposes (and may also be taxable under applicable state, local and foreign tax laws) to both Penn Octane and its stockholders. For federal income tax purposes, we believe that, rather than distributing the Rio Vista common units to the Penn Octane stockholders, the following transactions will be deemed to have occurred in the Distribution: (i) Penn Octane will be deemed to have distributed to its stockholders the assets previously contributed by Penn Octane to Rio Vista (the "Rio Vista Assets"), subject to the Rio Vista liabilities (the "Rio Vista Liabilities"), and then (ii) immediately following the deemed distribution, the Penn Octane stockholders will be deemed to have contributed their undivided interests in the Rio Vista Assets, subject to the Rio Vista Liabilities, to Rio Vista in exchange for the Rio Vista common units actually received in the Distribution and Rio Vista's assumption of the Rio Vista Liabilities. We believe the deemed distribution and assumption will occur because Rio Vista will be classified as a disregarded entity for federal income tax purposes until the Penn Octane stockholders receive the Rio Vista common units in the Distribution. At the time the Penn Octane stockholders receive the Rio Vista common units, Rio Vista will be classified as a partnership for federal income tax purposes. See "MATERIAL TAX CONSEQUENCES FOLLOWING THE DISTRIBUTION - "Partnership Status".

         Penn Octane intends to treat the Distribution as a "partial liquidation" of Penn Octane for federal income tax purposes, and Penn Octane intends to report the Distribution as such. A "partial liquidation" is defined under Section 302(e) of the Code as a distribution that (i) is "not essentially equivalent to a dividend," as determined at the corporate level, which generally requires a genuine contraction of the business of the corporation, (ii) constitutes a redemption of stock and (iii) is made pursuant to a plan of partial liquidation and within the taxable year in which the plan is adopted or within the succeeding taxable year.

         We believe that the Distribution should be treated as a partial liquidation, although as explained hereinafter the issue is not free from doubt. Under Code Section 302(e)(2) and (3), a partial liquidation includes a distribution in which (i) the assets distributed comprise an active trade or business conducted by the distributing corporation for five years and (ii) the distributing corporation continues an active trade or business that it conducted for at least five years prior to the distribution (hereinafter the "Safe Harbor Test"). A distribution that does not qualify as a partial liquidation under the Safe Harbor Test nevertheless may qualify as a partial liquidation if the distribution results in a substantial reduction of activities performed by the distributing corporation. This latter standard requires a facts and circumstance determination of whether as a result of the distribution there has been a genuine contraction of the distributing company's corporate business (the "Facts and Circumstances Test"). The IRS ordinarily will not issue a private letter ruling on whether a distribution will qualify under the Facts and Circumstances Test unless it results in a 20 percent or greater reduction in (i) gross revenue, (ii) net fair market value of assets, and (iii) employees. It is uncertain whether the Distribution would satisfy all of the requirements imposed by the IRS to obtain a private ruling.

         Although the Distribution will not qualify as a partial liquidation under the Safe Harbor Test and may not satisfy certain requirements to obtain a favorable ruling from the IRS, we believe that the Distribution will represent a significant reduction of the business activities of the Company and thus will qualify as a partial liquidation under the Facts and Circumstances Test. There can be no assurance, however, that the IRS will not challenge our treatment of the Distribution as a partial liquidation. The consequences of such an adverse determination by the IRS are described below in the section entitled "Material Tax Consequences of the Distribution -- Federal Income Tax Consequences to the Noncorporate Stockholders."

         Another of the requirements for partial liquidation treatment is that there be a "redemption" of stock of a corporation in exchange for such assets. The IRS has ruled that in certain situations, involving pro rata distributions to stockholders of corporations having only one class of stock outstanding, no actual "redemption" is required because the relative positions of the stockholders remain unchanged after such a distribution whether or not a pro rata portion of the outstanding stock is surrendered. One aspect of the ruling that injects a measure of uncertainty into its interpretation is the stated position of the IRS that it will not issue private rulings holding that an actual "redemption" is not required if the corporation has options to purchase its capital stock outstanding. Penn Octane has issued various stock options. These will be adjusted to account for the distributions of our common shares in the same way that would occur if there were an actual "redemption" of a pro rata portion of each stockholder's stock, and for this reason we believe that the existence of stock options should not preclude reliance on the ruling. There can be no assurance, however, that the IRS will agree with our conclusions. Finally, Penn Octane intends to comply with the requirement that the Distribution be made pursuant to a plan of "partial liquidation."


Federal Income Tax Consequences of the Distribution to Penn Octane

         Upon the deemed distribution of the Rio Vista Assets to Penn Octane's stockholders, Penn Octane will recognize gain, but not loss, on each asset deemed distributed as if such asset were sold to the Penn Octane stockholders for such asset's fair market value, and the amount of such recognized gain will be equal to the difference between the fair market value of such asset and Penn Octane's adjusted tax basis in such asset. Any net operating loss carry-forwards that Penn Octane has may be available to offset any gain recognized in the deemed distribution of the Rio Vista Assets.


         Penn Octane estimates that its federal income and state tax liability from the Distribution, if completed as of January 31, 2004, would be within an approximate range from zero to $2.5 million. This estimate excludes any Mexican tax liabilities related to the transfer by Penn Octane of the stock of its Mexican subsidiaries to our operating partnership. Penn Octane expects any such Mexican taxes that it might incur to be minimal; however, there can be no assurance that these taxes will not be significantly greater than expected. Penn Octane's federal income and state tax liability from the Distribution will be based on the fair market value of the assets transferred to our operating partnership by Penn Octane. The tax estimate of the lower end of the range is based on an average of our management's estimate of the probable market price of our common units following the Distribution, assumed to be $8.73 per common unit or an aggregate of $17 million, after considering the market price of common units of similar publicly traded limited partnerships in our industry, and the $11.4 million appraised value of the assets transferred to our operating partnership by Penn Octane according to the independent appraisal of Baker & O'Brien, Inc. dated January 1, 2004. The estimate of the higher end of the tax range is based on the middle of the estimate of the financial advisor, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., of the value of the assets transferred to us by Penn Octane on a going concern basis, calculated to be within a range from $21 million to $26 million. The difference between the financial advisor's estimated values and the appraised value of Baker & O'Brien, Inc. is attributable to differences in the assumptions and values used in such assumptions. For example, the financial advisor assumed moderate growth in LPG volumes and a high residual value for terminal assets, while the independent appraiser assumed no to declining growth in

LPG volumes and a low residual value for terminal assets. Management and the committee believe that the differences in the assumptions used by the financial adviser and the independent appraiser, as well as the wide range of valuations estimated by the financial adviser and independent appraiser, are reasonable and expected given the unpredictable nature of our business.



         The federal income tax liability from the Distribution that will be reported on Penn Octane's tax return filed with the Internal Revenue Service will be determined by Penn Octane after considering the independent appraisal of Baker & O'Brien, Inc. of the assets transferred to our operating partnership by Penn Octane and the actual market price of our common units following the Distribution. The Board of Directors of Penn Octane or the independent committee of the Board of Directors of Penn Octane may decide, in its sole discretion, to abandon, defer or modify the Distribution or the terms thereof depending upon its estimation of the federal income tax liabilities from the Distribution; however, based on the independent appraisal received by the independent committee in January 2004, the Board of Directors and the independent committee are satisfied that the range of estimated tax liabilities set forth above are reasonable. Penn Octane believes that the Internal Revenue Service will place particular emphasis on the market price of our common units following the Distribution in its determination of the fair market value of our assets. The Board of Directors and the independent committee acknowledge that the federal income tax liability from the Distribution is likely to be toward or above the higher end of the estimated tax range if the actual market price of our common units is consistent with the estimated range of values indicated by the financial advisor. There can be no way of determining at this time the actual market price of our common units following the Distribution. The actual market price of our common units, as a result of numerous factors, including the relatively small number of common units to be outstanding following the Distribution and the relatively small number of common units to be held by unaffiliated unitholders, may be significantly higher than the appraised value of the assets transferred to us by Penn Octane.


         While Penn Octane believes that its determination of the estimated federal income tax liability from the Distribution is reasonable, there can be no assurance that the Internal Revenue Service will not challenge such determination and adopt a position that the fair market value of the assets transferred to us and Penn Octane's federal income tax liability from the Distribution are significantly higher. If such a challenge occurs, it may be necessary for Penn Octane to resort to administrative proceedings or litigation in an effort to sustain its determination, and there can be no assurance that such determination ultimately will be sustained. Any additional federal income tax liability from the Distribution ultimately determined to be due will accrue interest until paid, and the Internal Revenue Service may assert penalties.


         Pursuant to the omnibus agreement, we have agreed to indemnify Penn Octane for a period of three years from the fiscal year end that includes the date of the distribution for any federal income tax liabilities resulting from the distribution in excess of $2.5 million. In the event our tax indemnity obligations to Penn Octane are triggered, we intend to reduce the amount of our quarterly distributions to unitholders to the extent necessary to pay Penn Octane for such tax liabilities. As of October 31, 2003, Penn Octane would not have had sufficient cash on hand to pay any amount of federal income tax liability had such liability been due at that time. Penn Octane expects that any federal income taxes resulting from the Distribution for which Penn

Octane is not indemnified by us will be required to be paid out of Penn Octane's cash flow from continuing operations, working capital and other financing sources; however, there can be no assurance that such sources of funds will be sufficient or available to pay all or any portion of such federal income taxes when due. There can be no assurance that our revenues and other sources of liquidity will be adequate to satisfy our tax indemnity obligations to Penn Octane.

         In the event Penn Octane is unable to pay its federal income tax and other liabilities and obligations when due, our payment obligations, if any, may be triggered under guarantees to Penn Octane's creditors and we may be required to pay such federal income tax and other liabilities and obligations of Penn Octane to avoid foreclosure of our assets by Penn Octane's creditors. Although we are not required to do so, if Penn Octane is unable to pay its tax obligations that are less than $2.5 million when they become due, we may need to lend Penn Octane the funds necessary to pay that tax. If our revenues and other sources of liquidity are not adequate to satisfy such payment obligations and tax liabilities of Penn Octane, we may be required to reduce or eliminate the amount of our quarterly distributions to unitholders and/or raise additional funds. However, there can be no assurance that such additional funding will be available on terms attractive to us or at all. In the event we are required to raise additional funds, we do not believe we would be able to obtain such financing from traditional commercial lenders. Rather, we would likely have to conduct sales of our equity and/or debt securities through public or private financings, collaborative relationships or other arrangements. Substantial and immediate dilution to existing unitholders likely would result from any sales of equity securities or other securities convertible into equity securities. There is no assurance that we would be able to raise any additional capital if needed. If additional amounts could not be raised and we are unable to restructure our obligations, we would suffer material adverse consequences to our business, financial condition, results of operations and ability to make distributions to our unitholders and would likely be required to seek other alternatives up to and including protection under the United States Bankruptcy Laws. Further, if Penn Octane is unable to pay its federal income tax liabilities, the Internal Revenue Service may assert that the Penn Octane stockholders who receive common units in the Distribution are liable for unpaid federal income taxes of Penn Octane, including interest and any penalties, up to the value of the common units received by each stockholder.

Federal Income Tax Consequences of the Distribution to Noncorporate Stockholders

         Assuming the distribution is treated as a "partial liquidation" for federal income tax purposes, each Penn Octane stockholder that is not a corporation (for this purpose any stock held by a partnership, estate or trust will be treated as if it were actually held proportionately by its partners or beneficiaries) (a "Noncorporate Stockholder") will be deemed to have exchanged a portion of his Penn Octane shares for the amount deemed distributed to him in the Distribution. As a result, each Noncorporate Stockholder will recognize gain or loss equal to the difference between the amount deemed distributed to him and his adjusted tax basis in the Penn Octane shares deemed to have been exchange therefor.


         The amount deemed distributed to each Noncorporate Stockholder will be equal to the fair market value of the pro rata portion of the Rio Vista Assets distributed to him less his share of the Rio Vista Liabilities. As noted above, the aggregate fair market value of the Rio Vista Assets is expected to be within a range from $11.4 million to $23.5 million. See "The Distribution--Material Federal Income Tax Consequences of the Distribution--Federal Income Tax Consequences of the Distribution to Penn Octane." The number of Penn

Octane shares that will be considered redeemed from a Noncorporate Stockholder equals the number of Penn Octane shares held by such Noncorporate Stockholder immediately before the distribution multiplied by a fraction, the numerator of which is the per share amount distributed to him, and the denominator of which is the per share value of his Penn Octane shares held immediately prior to the Distribution. As required by the Code, Penn Octane will report to each Penn Octane stockholder and the IRS its determination of the amount distributed to each stockholder. The Noncorporate Stockholder's gain (or loss) will be equal to the excess (or deficit) by which the amount distributed to him in the Distribution exceeds (or is less than) his adjusted tax basis in the common stock treated as redeemed in the partial liquidation. While it is not certain how the basis of the shares "deemed to have been surrendered" is to be computed, it would seem reasonable to use that amount which bears the same ratio to the Noncorporate Stockholder's total basis of all shares held immediately prior to the distribution as his total number of shares deemed to have been surrendered in the redemption bears to the total number of shares held by him immediately before the distribution.

         Any gain or loss will be considered a long-term capital gain or loss if the shares deemed to have been exchanged were held for more than one year and short-term capital gain or loss if such shares were held for one year or less. Under recently enacted legislation, a net long-term capital gain to Noncorporate Stockholders is taxed at a maximum rate of 15%. If a Noncorporate Stockholder incurs a capital loss in the Distribution, the Noncorporate Stockholder can offset the capital loss with other capital gains and up to $3,000 of his ordinary income for the year, and excess capital losses may be carried over to future years indefinitely.

         Following the Distribution, each Noncorporate Stockholder's basis in his Penn Octane shares will be reduced by the amount of the adjusted basis used in determining his gain or loss in the partial liquidation, and each Noncorporate Stockholder will have the same holding period in his Penn Octane shares that he had prior to the Distribution.

         If the Distribution does not qualify as one which is made in "partial liquidation" of Penn Octane, then the entire amount deemed received by each Noncorporate Stockholder will be treated as a dividend in the year of the Distribution to the extent of Penn Octane's current and accumulated earnings and profits (as determined for federal income tax purposes) ("earnings and profits"). Such dividend will be included in the Noncorporate Stockholder's gross income, and under recently enacted legislation, if certain conditions are met, the amount of the dividend will be subject to tax at a maximum rate of 15%. If the amount of the distribution exceeds Penn Octane's earnings and profits, such excess will first be treated as a non-taxable return of capital to the Noncorporate Stockholder to the extent of his basis in his Penn Octane shares, with any balance being treated as capital gain from the sale or exchange of such shares.

Federal Income Tax Consequences of the Distribution to Corporate Stockholders

         Because "partial liquidation" treatment only applies to Noncorporate Stockholders, the deemed exchange treatment described above will not apply to corporate stockholders ("Corporate Stockholders"). Corporate Stockholders generally will be required to treat the Distribution as a dividend for federal income tax purposes to the extent of Penn Octane's current or accumulated earnings and profits, with any amount received in excess of Penn Octane's earnings and profits being first treated as a non-taxable return of capital to the extent of such

Corporate Stockholder's basis in its Penn Octane shares and the remainder being treated as a capital gain from the sale or exchange of such shares. The amount of the Distribution that is treated as a dividend will generally be eligible for a dividends-received deduction; subject, however, among other limitations, to the Corporate Stockholder's having satisfied the minimum holding period requirements, and possible reduction in the amount of such dividends-received deduction to the extent that its Penn Octane shares are considered to be "debt financed."

         A Corporate Stockholder will be subject to the "extraordinary dividend" provisions of Section 1059 the Code if either the Distribution constitutes a "partial liquidation" for federal income tax purposes, as described above, or the amount received by such Corporate Stockholder exceeds 10% of such Corporate Stockholder's adjusted basis in its Penn Octane shares, unless such Corporate Stockholder has held its Penn Octane shares for more than two years before the Distribution announcement date or satisfies certain other conditions. Assuming the Distribution is treated as an "extraordinary dividend," each Corporate Stockholder will be required to reduce its basis in its Penn Octane shares (but not below zero) by the amount of the nontaxed portion of the "extraordinary dividend" (e.g., the amount offset by the dividends-received deduction). If the nontaxed portion of the extraordinary dividend exceeds the Corporate Stockholder's basis in its Penn Octane shares, such excess will be recognized as gain from the sale or exchange of such Penn Octane stockholder's shares in the year the extraordinary dividend is received.

Gain or Loss on Deemed Contribution of Rio Vista Assets, and Basis and Holding Period of Rio Vista Common Units

         As discussed above, for federal income tax purposes, each Penn Octane stockholder will be deemed to have contributed to Rio Vista a pro rata portion of the Rio Vista Assets subject to a pro rata portion of the Rio Vista Liabilities in exchange for the Rio Vista common units actually received in the Distribution. For purposes of this discussion, the Rio Vista Liabilities to which the Rio Vista Assets are subject shall be treated as assumed by Rio Vista. Assuming each Penn Octane stockholder's tax basis in his Rio Vista common units, as discussed below, exceeds the amount of the portion of the Rio Vista Liabilities deemed assumed from such stockholder, no Penn Octane stockholder will recognize any gain or loss in this deemed contribution and assumption because Rio Vista will be classified as a partnership for federal income tax purposes at such time. See "MATERIAL TAX CONSEQUENCES FOLLOWING THE DISTRIBUTION
- "Partnership Status".

         For federal income tax purposes, each Penn Octane stockholder's initial tax basis in the Rio Vista common units received in the deemed exchange will be equal to such stockholder's basis in the portion of the Rio Vista Assets deemed contributed by him to Rio Vista, plus such stockholder's share of Rio Vista's liabilities, less the amount of the Rio Vista Liabilities deemed assumed by Rio Vista from such stockholder. See "MATERIAL TAX CONSEQUENCES FOLLOWING THE DISTRIBUTION - Tax Consequences of Common Unit Ownership - Basis of Common Units". Each Penn Octane stockholder's basis in the portion of the Rio Vista Assets deemed distributed to him in the Distribution will be equal to the fair market value of such assets at the time of the Distribution. See "The Distribution - Material Federal Income Tax Consequences of the Distribution - Federal Income Tax Consequences of the Distribution to Penn Octane."

         Each Penn Octane stockholder's holding period in his Rio Vista common units will include his holding period in the portion of the Rio Vista Assets deemed contributed by him to Rio Vista. For federal income tax purposes, the holding period of property received in a sale or exchange begins on the day following the exchange, and the holding period of property received as a dividend begins on the day the dividend is received. Accordingly, to the extent a Penn Octane stockholder is deemed to receive a portion of the Rio Vista Assets in a sale or exchange of his Penn Octane shares, as discussed above, his holding period will begin on the day following the Distribution, and to the extent a Penn Octane stockholder is deemed to receive a portion of the Rio Vista Assets as a dividend, as discussed above, his holding period will begin on the day of the Distribution.

Federal Income Tax Consequences to Rio Vista

         For federal income tax purposes, Rio Vista will not recognize any gain or loss upon the deemed contribution of the Rio Vista Assets by the Penn Octane stockholders to Rio Vista in exchange for the common units and Rio Vista's deemed assumption of the Rio Vista Liabilities. Rio Vista's bases in the Rio Vista Assets deemed contributed will include the Penn Octane stockholders' bases in such assets at the time of the deemed exchange, which bases, as explained above, will be equal to the fair market value of the Rio Vista Assets. Rio Vista's holding period in the Rio Vista Assets will include the holding period of the Penn Octane stockholders in the Rio Vista Assets.

EXPENSES OF THE DISTRIBUTION


         Penn Octane has agreed to pay all of the expenses incurred by Penn Octane and us in connection with the distribution. These expenses include approximately $1.5 million in legal and professional fees and expenses, Nasdaq filing fees and other expenses that may be incurred in connection with the distribution. In addition to these expenses, Penn Octane estimates its federal income and state tax liability resulting from the distribution to be within an approximate range of zero to $2.5 million. However, there can be no assurance that the actual federal income and state taxes to Penn Octane will not be significantly greater than the estimated taxes. We have agreed to indemnify Penn Octane for a period of three years from the fiscal year end that includes the date of the distribution for any federal income tax liabilities resulting from the distribution in excess of $2.5 million. See "--Federal Income Tax Consequences of the Distribution to Penn Octane" and "Risk Factors."


APPROVAL AND TRADING OF THE COMMON UNITS OF RIO VISTA


         There is no existing market for our common units. We have applied for quotation of our common units on The Nasdaq National Market. It is anticipated that our common units will be traded on The Nasdaq National Market under the symbol "RVEP." If the units are accepted for quotation, a when-issued trading market for our common units is expected to develop on or about the record date. The term "when-issued" means that units can be traded prior to the time certificates are actually available or issued. There can be no assurance about the trading prices for our common units before or after the distribution date, and until our common units are fully distributed and an orderly market develops, the trading prices for such securities may fluctuate. Prices for our common units will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for such securities, developments affecting our business generally, the impact of the factors referred to in "Risk Factors," investor perceptions of our limited partnership and its business, our operating results, our distribution policies and general economic and market conditions. See "Risk Factors--Risks Relating to the Distribution--Our common units have no prior public market, and it is not possible to predict how our common units will perform after the distribution."

         Penn Octane common stock is expected to continue to trade on The Nasdaq SmallCap Market under the symbol "POCC;" however, there can be no assurance that the Penn Octane common stock will continue to meet the listing requirements of the Nasdaq SmallCap Market following the distribution. After the distribution, the trading price of Penn Octane common stock likely will be lower than the trading price immediately prior to the distribution. Until the market has evaluated the operations of Penn Octane without Rio Vista, the trading price of Penn Octane common stock may fluctuate. In addition, the combined trading prices of our common units and Penn Octane common stock held by stockholders after the distribution may be less than, equal to or greater than the trading price of Penn Octane common stock prior to the distribution.

         Our common units distributed to Penn Octane stockholders in the distribution will be freely transferable under the Securities Act, except for common units received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by, or are under common control with us, and may include our general partner and certain of its officers, managers or principal members and certain of our principal unitholders. After we become a publicly-traded limited partnership, securities held by persons who are our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell our common units only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

         The transfer agent and registrar for the Rio Vista common units will be Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401, telephone (303) 262 0700.

REASONS FOR FURNISHING THIS INFORMATION STATEMENT

         This information statement is being furnished solely to provide information to Penn Octane stockholders who will receive our common units in the distribution as required by applicable law. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Penn Octane or of us. The information contained in this information statement is believed by Penn Octane and by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither Penn Octane nor we will update the information except in the normal course of its or our public disclosure practices.

                 ARRANGEMENTS BETWEEN PENN OCTANE AND RIO VISTA
                          RELATING TO THE DISTRIBUTION


         Immediately before the distribution, we will be wholly owned by Penn Octane. Our results of operations before the distribution will be included in the consolidated financial results of Penn Octane. Following the distribution, Penn Octane will not have any ownership interest in Rio Vista other than a 2% general partner interest in us owned by our general partner, which is currently wholly owned by Penn Octane, subject to the options of Shore Capital LLC and Jerome B. Richter to each acquire up to 25% of the limited liability company interests of our general partner. Shore Capital LLC and Jerome B. Richter have indicated that, due to potential personal tax benefits to them relating to any future appreciation in the interests, they intend to exercise these options immediately after consummation of the distribution transaction. The exercise of these options is conditioned upon the execution by each of Shore Capital LLC and Jerome B. Richter of a voting agreement pursuant to which Penn Octane maintains control of our general partner.


         Before the distribution, we will enter into agreements with Penn Octane to define our ongoing relationship after the distribution and to provide for an orderly transition to our status as a separate, independent limited partnership. This section summarizes the material agreements, the initial forms of which we have filed as exhibits to the registration statement on Form 10 of which this information statement constitutes a part. We may enter into additional or modified agreements, arrangements and transactions with Penn Octane before or after the distribution.

DISTRIBUTION AGREEMENT

         We will enter into a distribution agreement with Penn Octane in connection with the distribution. This agreement will, as discussed in greater detail below:

         - provide for the principal corporate transactions to be effected in connection with the distribution; and

         - provide for other matters relating to our relationship with Penn Octane, and our rights and obligations and the rights and obligations of Penn Octane, following the distribution.

Corporate Restructuring Transactions and Assignments

         On or before the distribution date, we and Penn Octane will, and will cause our respective subsidiaries to, take such actions as are necessary to cause, effect and consummate the corporate restructuring transactions identified in the distribution agreement and any other agreement relating to the distribution.

         In addition, on or before the distribution date or as soon as reasonably practicable after that date, subject to obtaining any required third party consent:

         - Penn Octane will transfer or cause to be transferred to us or a subsidiary of ours all transferable licenses and permits that relate to our business and are held in the name of Penn Octane or any of its subsidiaries or their respective employees, officers, directors, stockholders or agents;

         - Penn Octane will assign, transfer and convey or cause to be assigned, transferred and conveyed to us or a subsidiary of ours all of its right, title and interest in and to any and all agreements that relate exclusively to our business, us or any of our subsidiaries; and

         - any agreement that inures to our benefit or the benefit of a subsidiary of ours, and to the benefit of Penn Octane or a subsidiary of Penn Octane, will be assigned so that each party will be entitled to the rights and benefits inuring to its business under that agreement.

Conditions to the Distribution

         The distribution agreement will provide that the following conditions must be satisfied or waived before or as of the date of the distribution for the distribution to occur:


         - the Form 10 filed with the SEC under the Exchange Act must have become effective and not be subject to a stop order or a proceeding for that purpose;


         - our common units to be delivered in the distribution must have been approved for trading on the National Market System of the Nasdaq Stock Market or other public market acceptable to the Board of Directors of Penn Octane, subject to official notice of issuance;

         - Penn Octane's Board of Directors and the independent committee of Penn Octane's Board of Directors must be satisfied that the distribution will be made out of its surplus within the meaning of Section 170 of the General Corporation Law of the State of Delaware and Penn Octane will not be insolvent or have unreasonably small capital with which to engage in its businesses following the distribution;

         - Penn Octane's Board of Directors and the independent committee of Penn Octane's Board of Directors must have approved the distribution and not have abandoned, deferred or modified the distribution or terms thereof;

         - Penn Octane and our operating partnership shall have duly executed and delivered the purchase contract for the sale of LPG by Penn Octane to our operating partnership;

         - the distribution agreement, the omnibus agreement, the contribution, conveyance and assumption agreement and each of the other agreements reasonably necessary or appropriate to consummate the corporate restructuring transactions and the distribution must have been duly executed and delivered by the parties;

         - no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the distribution or any of the other transactions contemplated by the distribution agreement and the other agreements relating to the distribution may be in effect;


         - Penn Octane's Board of Directors and the independent committee of Penn Octane's Board of Directors shall have received a copy of the independent appraisal of the assets to be transferred by Penn Octane to us conducted by Baker & O'Brien, Inc. as of January 1, 2004, and each of Penn Octane's Board of Directors and the independent committee of Penn Octane's Board of Directors shall have determined in their sole discretion that, based on such independent appraisal, the estimated tax liabilities to be incurred by Penn Octane as a result of the distribution are acceptable; and



         - any material governmental and third party approvals and consents necessary to consummate the distribution and related transactions must have been obtained and must be in full force and effect.


Transaction Expenses

         Penn Octane will be responsible for all transaction expenses relating to the distribution incurred by Penn Octane, its subsidiaries, us and our subsidiaries.

Termination

         Penn Octane's Board of Directors and the independent committee of Penn Octane's Board of Directors may abandon the distribution and terminate the distribution agreement at any time before the distribution.

OTHER AGREEMENTS

         Our relationship with Penn Octane will also be governed by the following other agreements that we will enter into in connection with the distribution, including:


         -        guarantees;


         -        the omnibus agreement;

         -        the contribution, conveyance and assumption agreement; and

         -        the LPG purchase contract.

         The material terms of these agreements are described below.

Guarantees

         We expect the terms of certain waivers and consents under Penn Octane's debt agreements will require us, after the distribution, to be liable as a guarantor and to pledge all of our assets and the assets of our operating partnership as collateral for the current debt of Penn Octane to its existing creditors.

Omnibus Agreement

         In this agreement:

         - Penn Octane agrees to indemnify us for environmental losses arising prior to the distribution, preexisting litigation and tax liabilities.

         - We agree to indemnify Penn Octane for environmental losses arising after the distribution and for federal income tax liabilities resulting from the distribution in excess of $2.5 million.

         - We agree to reimburse Penn Octane for the provision of general and administrative services and other expenses incurred on our behalf.

         - We will be prohibited from entering into certain material agreements between us and Penn Octane without the approval of the conflicts committee of our general partner's board of managers.

         Please read "Certain Relationships and Related Transactions--Agreements Governing the Transactions--Omnibus Agreement" for a more detailed description of the omnibus agreement.

Contribution, Conveyance and Assumption Agreement

         This agreement will be entered into prior to the date of the distribution, by and among us, Penn Octane, our operating partnership and the general partner of our operating partnership and provides for the contribution and conveyance by Penn Octane of the assets comprising our business, including the capital stock of Penn Octane's Mexican subsidiaries and the contracts, permits and leases material to our business, to our operating partnership, the contribution of Penn Octane's 99.9% limited partner interest in our operating partnership to us and the assumption by us and our operating partnership of all obligations and liabilities associated with such assets, that arise from and after the consummation of the transaction under this agreement, to the full extent that Penn Octane or the Mexican subsidiaries would have been obligated to pay, perform and discharge such obligations and liabilities in the future but for the execution of this agreement.

LPG Purchase Contract

         As a condition to the distribution, Penn Octane and our operating partnership will enter into a purchase contract pursuant to which our operating partnership agrees to purchase all of its LPG requirements for sales using the assets transferred to our operating partnership by Penn Octane to the extent Penn Octane is able to supply such LPG requirements. This agreement further provides that our operating partnership will have no obligation to purchase LPG from Penn Octane to the extent the distribution of such LPG to our customers would not require the use of any of the assets Penn Octane contributes to our operating partnership under the contribution, conveyance and assumption agreement. This contract terminates on the earlier to occur of:

         - Penn Octane ceases to have the right to access the Seadrift pipeline that connects to our Brownsville terminal facilities; and


         - our operating partnership ceases to sell LPG using any of the assets contributed by Penn Octane to our operating partnership pursuant to the contribution, conveyance and assumption agreement.


         The price we pay for LPG under this contract is indexed to the price quoted by the Oil Price Information Service for Mt. Belvieu non-tet propane and non-tet normal butane, plus other costs and amounts based on a formula that takes into consideration operating costs to both Penn Octane and to us. A copy of this contract is filed as an exhibit to the registration statement of which this information statement forms a part.


LPG Sales Agreement



         On December 29, 2003, PMI notified Penn Octane that it would be terminating the LPG sales agreement at the end of April 2004, a month earlier than its scheduled expiration date of May 31, 2004. We believe this early termination request was made in anticipation of entering into negotiations for a new LPG sales agreement with our operating partnership; however, there can be no assurance that such an agreement will be reached and, if so, that the terms of any such sales agreement will be more or less beneficial to us than those of the existing agreement between Penn Octane and PMI.

                            CASH DISTRIBUTION POLICY

DISTRIBUTIONS OF AVAILABLE CASH

         General. Within 45 days after the end of each quarter, we will distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the completion of the spin-off through the end of the quarter in which the spin-off occurs based on the actual length of the period.

         The unitholders will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.25 per quarter per common unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters.

         Definition of Available Cash. We define available cash in our partnership agreement, and it generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

         - less the amount of cash our general partner determines in its reasonable discretion is necessary or appropriate to:

                  -        provide for the proper conduct of our business;

                  - meet any of our obligations arising from our agreements with Penn Octane;

                  - comply with applicable law, any of our debt instruments, or other agreements; or

                  - provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

         - plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

         Intent to Distribute the Minimum Quarterly Distribution. We intend to distribute to the holders of common units on a quarterly basis at least the minimum quarterly distribution of $0.25 per common unit, or $1.00 per year, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of expenses, including reimbursement of our general partner. There is no guarantee, however, that we will pay the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our revolving credit facilities, if any.

OPERATING SURPLUS AND CAPITAL SURPLUS

         General. All cash distributed to unitholders will be characterized as either "operating surplus" or "capital surplus." We will distribute available cash from operating surplus differently than available cash from capital surplus.

         Definition of Operating Surplus. We define operating surplus in our partnership agreement. For any period it generally means:

         -        our cash balance at the date of the distribution; plus

         - all of our cash receipts after the distribution, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

         - working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

         - all of our operating expenditures after the distribution, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

         - the amount of cash reserves our general partner deems necessary or advisable to provide funds for future operating expenditures.

         Definition of Capital Surplus. We also define capital surplus in our partnership agreement. It will generally be generated only by:

         -        borrowings other than working capital borrowings;

         -        sales of debt and equity securities; and

         - sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

         Characterization of Cash Distributions. We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes our cash balance at the date of the distribution, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand at the date of the distribution that is available for distribution to our unitholders. We do not anticipate that we will make any distributions from capital surplus.

         Definition of Adjusted Operating Surplus. We define adjusted operating surplus in our partnership agreement and for any period it generally means:

         -        operating surplus generated with respect to that period; less

         - any net increase in working capital borrowings with respect to that period; less

         - any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

         - any net decrease in working capital borrowings with respect to that period; plus

         - any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

         Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS

         We will make distributions of available cash from operating surplus for any quarter in the following manner:

         - First, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

         - Thereafter, in the manner described in "--Incentive Distribution Rights" below.

INCENTIVE DISTRIBUTION RIGHTS

         Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

         If for any quarter:

         - we have distributed available cash from operating surplus on each common unit in an amount equal to the minimum quarterly distribution; and

         - we have distributed available cash from operating surplus on each outstanding common unit in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

         then we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

         - First, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.292 per unit for that quarter (the "first target distribution");

         - Second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.362 per unit for that quarter (the "second target distribution");

         - Third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.462 per unit for that quarter (the "third target distribution");

         - Thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.


         In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. Please note that while the percentage of available cash from operating surplus to be distributed to the general partner pursuant to the last bullet point above is limited to 50%, there is no limit on the total amount of available cash from operating surplus that will be distributed to our general partner.



         The following table represents amounts of distributions to Rio Vista limited partners and the general partner assuming various levels of annual distributions:



                                                General Partner Distributions
                                      ------------------------------------------------
                      Annual             Penn               Shore                                Limited
Outstanding        Distribution         Octane             Capital           Jerome B.           Partner
  Units               Amount          Corporation            LLC              Richter         Distributions
-----------        -----------        -----------        -----------        -----------       -------------
  1,949,649        $ 1,949,649        $    19,496        $     9,748        $     9,748        $ 1,910,656

  1,949,649        $ 2,277,190        $    22,772        $    11,386        $    11,386        $ 2,231,646

  1,949,649        $ 2,823,092        $    63,715        $    31,857        $    31,857        $ 2,695,663

  1,949,649        $ 3,602,951        $   161,197        $    80,598        $    80,598        $ 3,280,557

  1,949,649        $ 5,000,000        $   510,459        $   255,230        $   255,230        $ 3,979,082

  1,949,649        $10,000,000        $ 1,760,459        $   880,230        $   880,230        $ 6,479,082

DISTRIBUTIONS FROM CAPITAL SURPLUS

         How Distributions from Capital Surplus Will Be Made. We will make distributions of available cash from initial surplus, if any, in the following manner:


         - First, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to the initial unit value;


         - Second , 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

         - Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.


         Effect of a Distribution from Capital Surplus. The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit value, which is a return of capital. A common unit's portion of the net value assigned for federal income tax purposes by the general partner (in its reasonable discretion) to the assets deemed contributed by the unitholders to us is referred to herein as the "initial unit value." The initial unit value less any distributions of capital surplus per unit is referred to herein as the "unrecovered initial unit capital account." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit capital account. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions. Any distribution of capital surplus before the unrecovered initial unit capital account is reduced to zero, however, cannot be applied to the payment of the minimum quarterly distribution or any arrearages.


         Once we distribute capital surplus on a common unit issued in the distribution in an amount equal to the initial unit value, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the holders of common units, 48% to the holders of the incentive distribution rights and 2% to our general partner.

ADJUSTMENT TO THE MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

         In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

         -        the minimum quarterly distribution;

         -        target distribution levels; and

         -        unrecovered initial unit capital account.

         For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution and the target distribution levels and the unrecovered initial unit capital account would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional common units for cash or property.

         In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum marginal federal and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distributions levels would each be reduced to 62% of their previous levels.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

         If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

         Manner of Adjustments for Gain. The manner of the adjustment for gain is set forth in the partnership agreement. We will allocate any gain to the partners in the following manner:

         - First, to our general partner and the holders of common units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

         - Second, 98% to the unitholders, pro rata, and 2% to our general partner until the capital account for each common unit is equal to the sum of:

                  (1) the unrecovered initial unit capital account plus the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; plus

                  (2) any unpaid arrearages in payment of the minimum quarterly distribution;

         - Third, 98% to all unitholders, pro rata, and 2% to the general partner, until we allocate under this paragraph an amount per unit equal to:

                  (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

                  (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to the general partner, for each quarter of our existence;

         - Fourth, 85% to all unitholders, pro rata, and 15% to our general partner, pro rata, until we allocate under this paragraph an amount per unit equal to:

                  (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

                  (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 85% to the units, pro rata, and 15% to our general partner, pro rata, for each quarter of our existence;

         - Fifth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to:

                  (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

                  (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence;

         Thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

         Manner of Adjustments for Losses. Upon our liquidation, we will generally allocate any loss to our general partner and the unitholders in the following manner:

         - First, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner until the capital accounts of the unitholders have been reduced to zero; and

         -        Thereafter, 100% to our general partner.

         Adjustments to Capital Accounts. We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the general partner's capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made.

                         CASH AVAILABLE FOR DISTRIBUTION

         We intend to pay each quarter, to the extent we have sufficient available cash from operating surplus after payment of expenses, including expense reimbursements to our general partner, the minimum quarterly distribution of $0.25 per unit, or $1.00 per unit per year, on all the common units. However, there can be no assurance that we will have sufficient available cash from operating surplus to allow us to make all or any part of the minimum quarterly distribution. Available cash for any quarter will consist generally of all cash on hand at the end of that quarter, plus working capital borrowings after the end of the quarter, as adjusted for the establishment of cash reserves, which may be increased at certain times of the year to adjust for the seasonal fluctuations in our business. Operating surplus generally consists of cash on hand at the date of the distribution, cash generated from operations after deducting related expenditures (including our general partner's expenses) and other items, plus working capital borrowings after the end of the quarter. The definitions of available cash and operating surplus are in our partnership agreement.

         The amounts of available cash from operating surplus needed to pay the minimum quarterly distribution for one quarter and for four quarters on the common units and the general partner interest to be outstanding immediately after the distribution are approximately:


                                           ONE QUARTER      FOUR QUARTERS
Common units ......................        $  477,664        $1,910,656
2.0% general partner interest .....        $    9,748        $   38,993
                                           ----------        ----------
         Total ....................        $  487,412        $1,949,649
                                           ==========        ==========


         PRO FORMA EBITDA DURING THE YEAR ENDED JULY 31, 2003 WOULD HAVE BEEN SUFFICIENT TO PAY THE MINIMUM QUARTERLY DISTRIBUTION ON ALL UNITS. BECAUSE OF THE SEASONALITY OF OUR BUSINESS, DURING THE QUARTER ENDED OCTOBER 31, 2003, WE WOULD HAVE HAD TO UTILIZE CASH RESERVES, IF ANY, TO PAY THE QUARTERLY DISTRIBUTION ON ALL UNITS SINCE PRO FORMA EBITDA DURING THE THREE MONTHS ENDED OCTOBER 31, 2003 WOULD NOT HAVE BEEN SUFFICIENT TO PAY THE QUARTERLY DISTRIBUTION ON ALL UNITS.

         If we had completed the transactions contemplated in this information statement on August 1, 2002, pro forma EBITDA generated during fiscal 2003 would have been approximately $2.6 million. This amount would have been sufficient to allow us to cover the minimum quarterly distribution on the common units.

         If we had completed the transactions contemplated in this information statement on August 1, 2003, pro forma EBITDA generated during the three months ended October 31, 2003 would have been approximately $422,655. This amount would not have been sufficient to allow us to cover the minimum quarterly distribution on all of the common units and therefore we would have had to utilize cash reserves, if any, available at the time of payment, to meet such shortfall and would credit any remaining shortfall to arrearages.

         We derived the amounts of pro forma available cash from operating surplus shown above from our unaudited pro forma condensed consolidated financial statements. The pro forma adjustments are based upon currently available information and specific estimates and assumptions. Our unaudited pro forma condensed consolidated financial statements do not purport to present our results of operations had the transactions contemplated in this information statement actually been completed as of the dates indicated. In addition, available cash from operating surplus as defined in the partnership agreement is a cash accounting concept, while our unaudited pro forma condensed consolidated financial statements have been prepared on an accrual basis. As a result, you should only view the amount of pro forma available cash from operating surplus as a general indication of the amount of available cash from operating surplus that we might have generated had we been formed in earlier periods.


         Penn Octane has a trade finance facility with RZB Finance Corp that is used solely to provide letters of credit to LPG suppliers to Penn Octane. Under the terms of the facility, all cash from LPG sales is deposited directly into a restricted cash account under the direction of RZB to pay down all obligations arising under the facility. Accordingly, Penn Octane only receives net proceeds (after payment of LPG obligations and related fees associated with the facility). Under certain situations, RZB may also advance funds to make payments to LPG suppliers. Net proceeds are released from the restricted cash account to Penn Octane when the amounts of collateral (cash, accounts receivable and inventory) exceed liabilities under outstanding letters of credit, at the sole discretion of RZB. Historically RZB has not unduly withheld net proceeds from Penn Octane.



         Upon consummation of the spin-off, Rio Vista will be required to deposit all cash from LPG sales into a restricted cash account under the direction of RZB to pay down all obligations arising under the facility. Net proceeds will be released from the restricted cash account to Rio Vista and Rio Vista will then be required to pay any remaining amounts due Penn Octane, if any, for the supply of LPG and other allocated or direct expenses. Rio Vista will only be entitled to receive net proceeds when the amounts of collateral (cash, accounts receivable and inventories) exceed liabilities under outstanding letters of credit issued on behalf of Penn Octane at the sole discretion of RZB. Rio Vista does not expect that RZB will unduly withhold net proceeds.



         So long as Penn Octane is not in default under any of the debt obligations guaranteed by Rio Vista, there are no other limitations under the RZB facility other than those imposed by RZB referred to above. In addition, any contingent obligation related to Rio Vista's indemnification of Penn Octane Corporation with respect to Penn Octane Corporation's tax liabilities resulting from the spin-off which exceed $2.5 million could impact Rio Vista's ability to make future distributions. As previously disclosed, the amount of distributions may be impacted by actual operating results which are lower than estimated amounts.


         We define EBITDA as net income plus interest expense, income taxes and depreciation and amortization expense. As described in the following paragraph, we use EBITDA as a supplemental measure to evaluate our business, other comparable companies and potential acquisitions opportunities. We also understand that such data is used by investors to assess our historical ability to service our indebtedness and make cash distributions to unitholders. However, the term EBITDA is not defined under generally accepted accounting principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing our operating performance or our liquidity, you should not consider this data in isolation or as a substitute for our net income, cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.

         We use EBITDA as a supplemental financial measure to assess:

         - the ability of our assets to generate cash sufficient for us to pay interest costs and to make cash distributions to our unitholders;

         -        the financial performance of our assets;

         - our liquidity and performance over time, and in relation to other companies who own similar assets and who we believe calculate EBITDA in a manner similar to us; and

         - in some cases, for valuation purposes when determining the appropriateness of the purchase price of assets we are considering acquiring.

         Although we use EBITDA to assess our ability to generate cash sufficient to pay interest costs and make cash distributions to our unitholders, the amount of cash available for such payments may be subject to our ability to reserve cash for other uses, such as debt repayments, capital expenditures and operating activities.

         Maintenance capital expenditures represent capital expenditures to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and extend their useful lives. Expansion capital expenditures represent capital expenditures to expand the existing operating capacity of our assets, whether through construction or acquisition. Repair and maintenance expenditures associated with existing assets that are minor in nature and do not extend the useful life of existing assets are treated as operating expenses as incurred.

         A more complete explanation of the pro forma adjustments can be found in the notes to our unaudited pro forma condensed consolidated financial information beginning on page 81.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         The following unaudited pro forma condensed consolidated financial information (the "Pro Forma Statements) for Rio Vista Energy Partners L.P. and subsidiaries, including Rio Vista Operating Partnership L.P. (collectively, the "Partnership") give effect to the transfer of certain assets previously owned by Penn Octane Corporation ("Penn Octane") to the Partnership and the resulting allocation of sales, cost of goods sold and expenses. The unaudited pro forma condensed consolidated statements of income for the year ended July 31, 2003 and the three months ended October 31, 2003 assume that the above transactions were consummated as of August 1, 2002 and August 1, 2003, respectively. The unaudited pro forma condensed consolidated balance sheet assumes that such transactions were consummated on July 31, 2003 and October 31, 2003.

         The Pro Forma Statements are based on the available information and contain certain assumptions that the Partnership's general partner deems appropriate. The Pro Forma Statements do not purport to be indicative of the financial position or results of operations of the Partnership had the transactions referred to above occurred on the dates indicated, nor are the Pro Forma Statements necessarily indicative of the future financial position or results of operations of the Partnership. The Pro Forma Statements do not include the effects of any federal income taxes that Rio Vista may be required to pay pursuant to its tax indemnity obligations to Penn Octane. The Pro Forma Statements should be read in conjunction with our consolidated balance sheet and notes thereto and the historical consolidated financial statements and notes thereto of the division of Penn Octane to be transferred to us in connection with the spin-off contained in this information statement.

                 RIO VISTA ENERGY PARTNERS L.P. AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  JULY 31, 2003



                                             PENN OCTANE
                                            CORPORATION'S
                                            OWNED PIPELINE
                                            AND TERMINAL                                 RIO VISTA
                                            OPERATIONS - A                                 ENERGY
                                             DIVISION OF                               PARTNERS L.P.
                                             PENN OCTANE                                   AND
                                             CORPORATION           PRO FORMA           SUBSIDIARIES
                                             AS REPORTED          ADJUSTMENTS            PROFORMA
                                            ---------------       -----------          -------------
BALANCE SHEET

ASSETS:
Current Assets
      Cash (restricted $3,404,782)          $  3,404,782        $     2,000  (1)        $     2,999
                                                                 (3,404,782) (2)
                                                                        999  (4)

      Trade Accounts Receivable                3,593,283         (3,593,283) (2)                 --

      Inventories                                239,368                 --                 239,368
                                            ------------        -----------             -----------

      Total Current Assets                     7,237,433         (6,995,066)                242,367

Property Plant And Equipment - Net            15,466,943                 --              15,466,943
                                            ------------        -----------             -----------

      Total Assets                          $ 22,704,376        $(6,995,066)            $15,709,310
                                            ============        ===========             ===========

                 RIO VISTA ENERGY PARTNERS L.P. AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  JULY 31, 2003

                                          PENN OCTANE
                                         CORPORATION'S
                                         OWNED PIPELINE
                                          AND TERMINAL                                  RIO VISTA
                                         OPERATIONS - A                                  ENERGY
                                          DIVISION OF                                  PARTNERS L.P.
                                           PENN OCTANE                                     AND
                                          CORPORATION           PRO FORMA              SUBSIDIARIES
                                           AS REPORTED         ADJUSTMENTS               PROFORMA
                                          ------------         ------------            ------------
BALANCE SHEET - CONTINUED

LIABILITIES AND EQUITY:
Current Liabilities
      Income Taxes Payable                $    816,295         $   (816,295) (3)       $         --

      Due To Penn Octane Corp.                      --                1,000  (1)              1,000
                                          ------------         ------------            ------------
      Total Current Liabilities                816,295             (815,295)                  1,000

Equity:

      Parent's Equity In Division           21,888,081           (6,998,065) (2)                 --
                                                                    816,295  (3)
                                                                (15,706,311) (4)


      Partnership Equity                                              1,000  (1)         15,708,310
                                                    --           15,707,310  (4)                 --
                                          ------------         ------------            ------------
      Total Equity                          21,888,081           (6,179,771)             15,708,310
                                          ------------         ------------            ------------
      Total Liabilities And Equity        $ 22,704,376         $ (6,995,066)           $ 15,709,310
                                          ============         ============            ============

                 RIO VISTA ENERGY PARTNERS L.P. AND SUBSIDIARIES
                PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                        FOR THE YEAR ENDED JULY 31, 2003


                                                         PENN OCTANE
                                                         CORPORATION'S
                                                        OWNED PIPELINE
                                                         AND TERMINAL                                  RIO VISTA
                                                        OPERATIONS - A                                  ENERGY
                                                          DIVISION OF                                 PARTNERS L.P.
                                                          PENN OCTANE                                    AND
                                                         CORPORATION         PRO FORMA               SUBSIDIARIES
                                                          AS REPORTED       ADJUSTMENTS                PROFORMA
                                                         -------------     -------------            -------------
STATEMENT OF OPERATIONS

Revenues                                                 $ 132,842,989                              $ 132,842,989
Cost Of Goods Sold                                         127,266,465                                127,266,465
     Gross Profit                                            5,576,524                                  5,576,524
     Selling, General and Administrative Expenses
           Legal And Professional Fees                         915,100           300,000 (5)            1,215,100
           Salaries And Payroll Related Expenses             1,335,139           257,845 (7)            1,592,984
     Other                                                     761,687           150,000 (5)              911,687
                                                         -------------     -------------            -------------
                                                             3,011,926           707,845                3,719,771
                                                         -------------     -------------            -------------
     Operating Income                                        2,564,598          (707,845)               1,856,753

     Other (Expense)
     LPG Financing Expense                                    (395,655)                                  (395,655)
     Gain On Sale Of Equipment                                 231,925          (231,925)(6)                   --
                                                         -------------     -------------            -------------
     Income From Continuing Operations Before
         Taxes                                               2,400,868          (939,770)               1,461,098

Provision For Income Taxes                                     816,295          (756,295)(3)               60,000
                                                         -------------     -------------            -------------
        Net Income                                       $   1,584,573     $     (83,475)           $   1,401,098
                                                         =============     =============            =============
Net Income Per Unit - Basic                              $        0.83                              $        0.73
                                                         =============                              =============
Net Income Per Unit - Diluted                            $        0.82                              $        0.73
                                                         =============                              =============
Basic Weighted Average Units Outstanding                     1,917,758                                  1,917,758
                                                         =============                              =============
Dilutive  Units Outstanding                                     10,076                                     10,076
                                                         =============                              =============
Dilutive Weighted Average  Units Outstanding                 1,927,834                                  1,927,834

                 RIO VISTA ENERGY PARTNERS L.P. AND SUBSIDIARIES
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                  JULY 31, 2003
                                   (UNAUDITED)


(1) To record the capitalization of Rio Vista Energy Partners L.P. and Subsidiaries.

(2)      To remove assets retained by Penn Octane Corporation.

(3) To remove income tax payable to Penn Octane Corporation and provision for U.S. income tax expense.

(4)      To transfer parent's equity in division in Rio Vista Energy Partners
         L.P.


(5) Represents estimated additional direct costs, including tax related services, public listing fees and transfer fees, resulting from Rio Vista Energy Partners L.P. becoming publicly traded.


(6)      Income not transferred by Penn Octane Corporation.

(7) Represents the estimated intrinsic value associated with the option granted to Shore Capital LLC to acquire units of the Partnership.

                 RIO VISTA ENERGY PARTNERS L.P. AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                OCTOBER 31, 2003


                                                PENN OCTANE
                                               CORPORATION'S
                                              OWNED PIPELINE
                                              AND TERMINAL                                 RIO VISTA
                                              OPERATIONS - A                                ENERGY
                                               DIVISION OF                               PARTNERS L.P.
                                              PENN OCTANE                                     AND
                                               CORPORATION            PRO FORMA          SUBSIDIARIES
                                               AS REPORTED           ADJUSTMENTS           PROFORMA
                                               ------------         ------------         ------------
BALANCE SHEET

ASSETS:
Current Assets
      Cash (restricted $3,404,782)             $  2,552,308         $      2,000  (1)    $      2,999
                                                                      (2,552,308) (2)
                                                                             999  (4)
      Trade Accounts Receivable                   5,736,717           (5,736,717) (2)              --
      Inventories                                   191,693                   --              191,693
                                               ------------         ------------         ------------
      Total Current Assets                        8,480,718           (8,286,026)             194,692
Property Plant And Equipment - Net               15,394,647                   --           15,394,647
                                               ------------         ------------         ------------
      Total Assets                             $ 23,875,365         $ (8,286,026)        $ 15,589,339
                                               ============         ============         ============

                 RIO VISTA ENERGY PARTNERS L.P. AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                OCTOBER 31, 2003


                                          PENN OCTANE
                                          CORPORATION'S
                                          OWNED PIPELINE
                                          AND TERMINAL                               RIO VISTA
                                          OPERATIONS - A                              ENERGY
                                           DIVISION OF                              PARTNERS L.P.
                                          PENN OCTANE                                   AND
                                           CORPORATION           PRO FORMA          SUBSIDIARIES
                                           AS REPORTED          ADJUSTMENTS           PROFORMA
                                          ------------         ------------         ------------
BALANCE SHEET - CONTINUED

LIABILITIES AND EQUITY:
Current Liabilities
      Income Taxes Payable                $    187,720         $   (187,720) (3)    $         --

      Due To Penn Octane Corp.                      --                1,000  (1)           1,000
                                          ------------         ------------         ------------

      Total Current Liabilities                187,720             (186,720)               1,000

Equity:

      Parent's Equity In Division           23,687,645           (8,289,025)(2)               --
                                                                    187,720 (3)
                                                                (15,586,340)(4)

      Partnership Equity                                              1,000 (1)       15,588,339
                                                    --           15,587,339 (4)               --
                                          ------------         ------------         ------------
      Total Equity                          23,687,645           (8,099,306)          15,588,339
                                          ------------         ------------         ------------
      Total Liabilities And Equity        $ 23,875,365         $ (8,286,026)        $ 15,589,339

                 RIO VISTA ENERGY PARTNERS L.P. AND SUBSIDIARIES
                PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                   FOR THE THREE MONTHS ENDED OCTOBER 31, 2003


                                                                PENN OCTANE
                                                               CORPORATION'S
                                                               OWNED PIPELINE
                                                               AND TERMINAL                               RIO VISTA
                                                               OPERATIONS - A                               ENERGY
                                                                DIVISION OF                              PARTNERS L.P.
                                                               PENN OCTANE                                   AND
                                                                CORPORATION          PRO FORMA           SUBSIDIARIES
                                                                AS REPORTED         ADJUSTMENTS            PROFORMA
                                                               ------------         ------------         ------------
STATEMENT OF OPERATIONS
Revenues                                                       $ 30,926,851                              $ 30,926,851
Cost Of Goods Sold                                               29,625,253                                29,625,253
                                                               ------------                              ------------
      Gross Profit                                                1,301,598                                 1,301,598
      Selling, General And Administrative Expenses
          Legal And Professional Fees                               161,424               75,000 (5)          236,424

          Salaries And Payroll Related                              353,763              285,679 (5)          639,442
              Expenses
          Other                                                     134,869               37,500 (5)          172,369
                                                               ------------         ------------         ------------

                                                                    650,056              398,179            1,048,235
                                                               ------------         ------------         ------------
         Operating Income                                           651,542             (398,179)             253,363
         Other Income (Expenses)
         LPG Financing Expense                                      (99,425)                                  (99,425)
         Income From Continuing Operations Before Taxes             552,117             (398,179)             153,938

Provision For Income Taxes                                          187,720              162,720 (3)           25,000
                                                               ------------         ------------         ------------
        Net Income                                             $    364,397         $   (235,459)        $    128,938
                                                               ============         ============         ============
Net Income Per Unit - Basic                                    $       0.19                              $       0.07
Net Income Per Unit - Diluted                                  $       0.18                              $       0.06
Basic Weighted Average Units Outstanding                          1,951,309                                 1,951,309
                                                               ============                              ============
Dilutive  Units Outstanding                                          36,072                                    36,072
                                                               ============                              ============
Dilutive Weighted Average Units Outstanding                       1,987,381                                 1,987,381
                                                               ============                              ============

                 RIO VISTA ENERGY PARTNERS L.P. AND SUBSIDIARIES
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                OCTOBER 31, 2003
                                   (UNAUDITED)

         (1) To record the capitalization of Rio Vista Energy Partners L.P. and Subsidiaries.

         (2) To remove assets retained by Penn Octane Corporation.

         (3) To remove income tax payable to Penn Octane Corporation and provision for U.S. income tax expense.

         (4) To transfer parent's equity in division in Rio Vista Energy Partners L.P.


         (5) Represents estimated additional direct costs, including tax related services, public listing fees and transfer fees, resulting from Rio Vista Energy Partners L.P. becoming publicly traded.


         (6) Income not transferred by Penn Octane Corporation.

         (7) Represents the estimated intrinsic value associated with the option granted to Shore Capital LLC to acquire units of the Partnership.

                             SELECTED FINANCIAL DATA

         The following table sets forth certain selected consolidated financial data of the division of Penn Octane to be transferred to us in connection with the spin-off which have been derived from the consolidated financial statements of the division of Penn Octane to be transferred to us in connection with the spin-off for each of the three years in the period ended July 31, 2003. The historical information may not be indicative of our future performance as an independent company. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and the notes thereto and the unaudited pro forma condensed consolidated financial information included elsewhere in this document.

                                                     YEAR ENDED JULY 31,
                                             2001            2002             2003
                                        (dollars in thousands, except per share data)
Revenues                                 $ 112,011         $ 110,777        $ 132,843
Income (loss) from continuing                  (64)            2,494            1,584
     operations
Net income (loss)                              (64)            2,494            1,584
Net income (loss) from continuing            (0.04)             1.32             0.83
     operations per common unit
Net income (loss) per common unit            (0.04)             1.32             0.83
Total assets                                20,961            21,446           22,704

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



         You should read the following discussion in conjunction with "Selected Financial Data," our consolidated balance sheet and notes thereto, the historical consolidated financial statements and notes thereto of the division of Penn Octane to be transferred to us in connection with the spin-off and the unaudited pro forma condensed consolidated financial information included elsewhere in this document. References to specific years preceded by "fiscal" (e.g. fiscal 2003) refer to the fiscal year ended July 31. This discussion contains forward-looking statements. Please see "Special Note Regarding Forward-Looking Statements" on page 52 for a discussion of the uncertainties, risks and assumptions associated with these statements.


SEPARATION FROM PENN OCTANE

         We were formed under the laws of the State of Delaware on July 10, 2003 as a wholly owned subsidiary of Penn Octane. We will have no material assets or activities until the contribution of Penn Octane's pipeline and terminal assets as described in this document. After the spin-off, we will be an independent public limited partnership, with Penn Octane having a continuing ownership interest in us through its ownership of our general partner as described in this information statement.

         The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, and reflect the historical financial position, results of operations, and cash flows of the businesses to be transferred to us from Penn Octane prior to the distribution. The financial information included in this document, however, is not indicative of what our results of operations or financial position would have been had we operated as an independent limited partnership during the periods presented, nor is it necessarily indicative of our future performance as an independent limited partnership.

         Upon the completion of the distribution, Penn Octane will direct our business operations through its ownership and control of our general partner. We are required to reimburse Penn Octane for all direct and indirect expenses it incurs or payments it makes on our behalf or in connection with the operation of our business.

         In addition, we believe that we will incur additional expenses relating to the reporting requirements under federal securities laws as well as additional expenses relating to the preparation of tax reporting information for our limited partners. These additional expenses are reflected in our Unaudited Condensed Consolidated Pro Forma Financial Information included elsewhere in this information statement.

         We do not have any off-balance sheet financing arrangements and we do not engage in commodity contract trading or hedging activities.

Overview





         We, through our operating partnership, will sell LPG through a combination of fixed-margin and fixed-price contracts. Costs included in cost of goods sold, other than the purchase price of LPG, may affect actual profits from sales, including costs relating to transportation, storage, leases and maintenance. Revenues and costs of goods sold are affected directly by the number of gallons sold to PMI, the price per gallon of LPG purchased, and the fixed margin in effect during the relevant period, including other related costs described above. Accordingly, as volumes sold to PMI increase, gross profits will increase assuming that there is no change in the fixed margins received under the sales contracts and other costs. Conversely, as volumes sold to PMI decrease, gross profits will decrease assuming that there is no change in the fixed margins received under the sales contract and other costs.



         As a result of the foregoing, revenues and cost of goods sold may fluctuate widely from period to period due to changes in the volumes of LPG sold and the prices of LPG purchased, but assuming no changes in the fixed margins and other costs, gross profits will only fluctuate as a result of the number of gallons sold.


LPG Sales

         During fiscal 2003, we derived 100% of our revenues from sales of LPG to PMI, our primary customer. The following table shows our volume sold in gallons and average sales price for fiscal years ended July 31, 2001, 2002 and 2003.

                                             2001           2002            2003
                                            -------        -------        -------
Volume Sold
     LPG (millions of gallons) - PMI          167.2          243.5          211.1

 Average sales price
      LPG (per gallon) - PMI                $  0.67        $  0.46        $  0.63

         During the three months ended October 31, 2003, we derived 100% of our revenues from sales of LPG to PMI, our primary customer. The following table shows our volume sold in gallons and average sales price for the three months ended October 31, 2003 and 2002.

                                          OCTOBER 31,   OCTOBER 31,
                                             2003          2002
                                          -----------   -----------
Volume Sold
     LPG (millions of gallons) - PMI          48.6          49.9

 Average sales price
      LPG (per gallon) - PMI                $ 0.64        $ 0.55


RESULTS OF OPERATIONS

         We have not had operating results to date. The following discussion is derived from the consolidated financial statements of the division of Penn Octane to be transferred to our operating partnership in connection with the spin-off.

YEAR ENDED JULY 31, 2003 COMPARED WITH JULY 31, 2002

         Revenues. Revenues for the year ended July 31, 2003, were $132.9 million compared with $110.8 million for the year ended July 31, 2002, an increase of $22.1 million or 19.9%. Of this increase, $42.4 million was attributable to increases in average sales prices of LPG sold to PMI during the year ended July 31, 2003, partially offset by $20.3 million attributable to decreased volumes of LPG sold to PMI during the year ended July 31, 2003.

         Cost of goods sold. Cost of goods sold for the year ended July 31, 2003 was $127.2 million compared with $104.7 million for the year ended July 31, 2002, an increase of $22.5 million or 21.6%. Of this increase, $41.7 million was attributable to increases in the cost of LPG sold to PMI during the year ended July 31, 2003, partially offset by $19.2 million attributable to decreased volume of LPG sold to PMI during the year ended July 31, 2003.


         Gross Profit. Gross Profit during fiscal 2003 was $5,576,525 ($.026 per gallon) compared to $6,078,235 ($.025 per gallon) during fiscal 2002. The gross profit decreased by $501,710 (8.3%). During this period, volumes decreased by approximately 13% and the fixed margins on sales contracts increased as a result of the new sales agreement entered into on March 1, 2002.


         Selling, general and administrative expenses. Selling, general and administrative expenses were $3.0 million for the year ended July 31, 2003, compared with $2.1 million for the year ended July 31, 2002, an increase of $953,338 or 46.3%. The increase during the year ended July 31, 2003, was principally due to increased legal and professional fees, litigation, consulting fees and compensation related costs.

         Income tax. Income taxes are computed based on federal statutory rates as if Rio Vista was a separate corporate entity without allocation of existing net operating loss carryforwards. Rio Vista accrued $60,000 of Mexican income tax expense related to its Mexican subsidiaries during the year ended July 31, 2003. The Mexican subsidiaries file their income tax returns on a calendar year basis.

YEAR ENDED JULY 31, 2002 COMPARED WITH JULY 31, 2001

         Revenues. Revenues for the year ended July 31, 2002, were $110.8 million, including $22.0 million (39.6 million gallons) related to the delivery during the period December 2001 through April 2002 of LPG associated with the obligation to deliver, compared with $112.0 million for the year ended July 31, 2001, a decrease of $1.2 million or 1.1%. Of this decrease, $35.9 million was attributable to decreases in average sales prices of LPG sold to PMI during the year ended July 31, 2002, partially offset by increases of $34.7 million attributable to increased volumes of LPG sold to PMI.

         Cost of goods sold. Cost of goods sold for the year ended July 31, 2002, was $104.7 million compared with $110.2 million for the year ended July 31, 2001, a decrease of $5.5 million or 5.0%. Of this decrease, $37.4 million was attributable to decreases in the cost of LPG sold to PMI during the year ended July 31, 2002, partially offset by increases of $32.0 million attributable to increased volume of LPG sold to PMI during the year ended July 31, 2002.

         Gross Profit. Gross Profit during fiscal 2002 was $6,078,235 ($.025 per gallon) compared to $1,784,914 ($.011 per gallon) during fiscal 2001. The gross profit increased by $4,293,321 (240.5%). During this period, volumes increased by approximately 45.5% and the fixed margins on sales contracts increased as a result of the sales agreement entered into on April 1, 2001 and further increased as a result of the sales agreement entered into March 1, 2002. In addition to the above, despite the increased volumes, certain fixed costs remained the same resulting in a higher gross profit per gallon.


         Selling, general and administrative expenses. Selling, general and administrative expenses were $2.1 million for the year ended July 31, 2002, compared with $1.4 million for the year ended July 31, 2001, an increase of $610,796 or 42.2%. The increase during the year ended July 31, 2002, was principally due to legal, consulting fees and compensation related costs.

         Income tax. Income taxes are computed based on federal statutory rates as if Rio Vista was a separate corporate entity without allocation of existing net operating loss carryforwards.

THREE MONTHS ENDED OCTOBER 31, 2003 COMPARED WITH THREE MONTHS ENDED OCTOBER 31, 2002

         Revenues. Revenues for the three months ended October 31, 2003, were $30.9 million compared with $27.3 million for the three months ended October 31, 2002, an increase of $3.6 million or 13.2%. Of this increase, $4.3 million was attributable to increases in average sales prices of LPG sold to PMI during the three months ended October 31, 2003, partially offset by $664,614 attributable to decreased volumes of LPG sold to PMI during the three months ended October 31, 2003.

         Cost of goods sold. Cost of goods sold for the three months ended October 31, 2003 was $29.6 million compared with $26.2 million for the three months ended October 31, 2002, an increase of $3.5 million or 13.3%. Of this increase, $4.2 million was attributable to increases in the cost of LPG sold to PMI during the three months ended October 31, 2003, partially offset by $624,666 attributable to decreased volume of LPG sold to PMI during the three months ended October 31, 2003.

         Selling, general and administrative expenses. Selling, general and administrative expenses were $650,056 for the three months ended October 31, 2003, compared with $525,821 for the three months ended October 31, 2002, an increase of $124,235 or 23.6%. The increase during the three months ended October 31, 2003, was principally due to increased legal and professional fees, consulting fees and compensation related costs.

         Income tax. Income taxes are computed based on federal statutory rates as if Rio Vista was a separate corporate entity without allocation of existing net operating loss carryforwards. Rio Vista accrued $25,000 of Mexican income tax expense related to its Mexican subsidiaries during the three months ended October 31, 2003. The Mexican subsidiaries file their income tax returns on a calendar year basis.

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity. We will only have nominal cash funds at the time of distribution. Penn Octane will pay all of our costs and expenses, and we will reimburse Penn Octane as cash becomes available from our collections from PMI. As discussed below, our operating partnership will sell LPG to PMI and will purchase the LPG from Penn Octane. Our operating partnership's purchase contract with Penn Octane provides that it will pay Penn Octane for LPG purchased upon receipt of the proceeds from sales to PMI. We believe that any available cash will be distributed to our unit holders on a quarterly basis. See "Cash Distribution Policy."

         Capital. Our beginning capital will be contributed by Penn Octane to our operating partnership in the form of assets consisting primarily of terminal assets located in Brownsville, Texas, and Matamoros, Mexico, as well as the pipelines connecting these terminal facilities. We estimate that the book value of the assets at the date of distribution will approximate $14,500,000. We anticipate accumulating additional capital for capital expenditures and working capital. We expect to distribute our available cash to our unit holders quarterly.


         Guarantees and Asset Pledges. After our assets are transferred to our operating partnership, we believe that we and our operating partnership will be required to guarantee Penn Octane's current debt to existing creditors and that all of our assets and the assets of our operating partnership, including cash, will be pledged as collateral for debt of Penn Octane to such creditors. Consequently, we may be unable to obtain financing using these pledged assets as collateral and our inability to borrow on these assets may adversely affect our results of operations and ability to make distributions to our unitholders.



         The dollar amounts of Penn Octane Corporation debts, which Rio Vista is guaranteeing and/or for which Rio Vista's assets are pledged total $11,940,592 at October 31, 2003, the date of the most recent balance sheet of Penn Octane, and are as follows:



        LPG Trade Payables        $9,868,586
        Short-term Debt           $1,790,848
        Notes Payable             $  281,158



         In addition, current assets pledged in favor of the RZB credit facility total $11,484,734 and are as follows:



        Accounts receivable from sales of LPG        $8,067,916
        Restricted cash                              $2,552,308
        Inventory                                    $  864,510



         Plant, Property and Equipment with a net book value at October 31, 2003 of $15,394,547 are pledged to RZB and the other creditors.



         Penn Octane has a trade finance facility with RZB Finance Corp that is used solely to provide letters of credit to LPG suppliers to Penn Octane. Under the terms of the facility, all cash from LPG sales is deposited directly into a restricted cash account under the direction of

RZB to pay down all obligations arising under the facility. Accordingly, Penn Octane only receives net proceeds (after payment of LPG obligations and related fees associated with the facility). Under certain situations, RZB may also advance funds to make payments to LPG suppliers. Net proceeds are released from the restricted cash account to Penn Octane when the amounts of collateral (cash, accounts receivable and inventory) exceed liabilities under outstanding letters of credit, at the sole discretion of RZB. Historically RZB has not unduly withheld net proceeds from Penn Octane.



         Upon consummation of the spin-off, Rio Vista will be required to deposit all cash from LPG sales into a restricted cash account under the direction of RZB to pay down all obligations arising under the facility. Net proceeds will be released from the restricted cash account to Rio Vista and Rio Vista will then be required to pay any remaining amounts due Penn Octane, if any, for the supply of LPG and other allocated or direct expenses. Rio Vista will only be entitled to receive net proceeds when the amounts of collateral (cash, accounts receivable and inventories) exceed liabilities under outstanding letters of credit issued on behalf of Penn Octane at the sole discretion of RZB. Rio Vista does not expect that RZB will unduly withhold net proceeds.



         So long as Penn Octane is not in default under any of the debt obligations guaranteed by Rio Vista, there are no other limitations under the RZB facility other than those imposed by RZB referred to above. In addition, any contingent obligation related to Rio Vista's indemnification of Penn Octane Corporation with respect to Penn Octane Corporation's tax liabilities resulting from the spin-off which exceed $2.5 million could impact Rio Vista's ability to make future distributions. As previously disclosed, the amount of distributions may be impacted by actual operating results which are lower than estimated amounts.



         Estimated Federal Income and State Taxes to Penn Octane. Penn Octane estimates that its federal income and state tax liability from the Distribution, if completed as of January 31, 2004, would be within an approximate range from zero to $2.5 million. This estimate excludes any Mexican tax liabilities related to the transfer by Penn Octane of the stock of its Mexican subsidiaries to our operating partnership. Penn Octane expects any such Mexican taxes that it might incur to be minimal; however, there can be no assurance that these taxes will not be significantly greater than expected. Penn Octane's federal income and state tax liability from the Distribution will be based on the fair market value of the assets transferred to our operating partnership by Penn Octane. The tax estimate of the lower end of the range is based on an average of our management's estimate of the probable market price of our common units following the Distribution, assumed to be $8.73 per common unit or an aggregate of $17 million, after considering the market price of common units of similar publicly traded limited partnerships in our industry, and the $11.4 million appraised value of the assets transferred to our operating partnership by Penn Octane according to the independent appraisal of Baker & O'Brien, Inc. dated January 1, 2004. The estimate of the higher end of the tax range is based on the middle of the estimate of the financial advisor, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., of the value of the assets transferred to us by Penn Octane on a going concern basis, calculated to be within a range from $21 million to $26 million. The difference between the financial advisor's estimated values and the appraised value of Baker & O'Brien, Inc. is attributable to differences in the assumptions and values used in such assumptions. For example, the financial advisor assumed moderate growth in LPG volumes and a high residual value for terminal assets, while the independent appraiser assumed no to declining growth in LPG volumes and a low residual value for terminal assets. Management and the committee believe that the differences in the assumptions used by the financial adviser and the independent appraiser, as well as the wide range of valuations estimated by the financial adviser and independent appraiser, are reasonable and expected given the unpredictable nature of our business.



         The federal income tax liability from the Distribution that will be reported on Penn Octane's tax return filed with the Internal Revenue Service will be determined by Penn Octane after considering the independent appraisal of Baker & O'Brien, Inc. of the assets transferred to our operating partnership by Penn Octane and the actual market price of our common units following the Distribution. The Board of Directors of Penn Octane or the independent committee of the Board of Directors of Penn Octane may decide, in its sole discretion, to abandon, defer or modify the Distribution or the terms thereof depending upon its estimation of the federal income tax liabilities from the Distribution; however, based on the independent appraisal received by the independent committee in January 2004, the Board of Directors and the independent committee are satisfied that the range of estimated tax liabilities set forth above are reasonable. Penn Octane believes that the Internal Revenue Service will place particular emphasis on the market price of our common units following the Distribution in its determination of the fair market value of our assets. The Board of Directors and the independent committee acknowledge that the federal income tax liability from the Distribution is likely to be toward or above the higher end of the estimated tax range if the actual market price of our common units is consistent with the estimated range of values indicated by the financial advisor. There can be no way of determining at this time the actual market price of our common units following the Distribution. The actual market price of our common units, as a result of numerous factors, including the relatively small number of common units to be outstanding following the Distribution and the relatively small number of common units to be held by unaffiliated unitholders, may be significantly higher than the appraised value of the assets transferred to us by Penn Octane.


         While Penn Octane believes that its determination of the estimated federal income tax liability from the Distribution is reasonable, there can be no assurance that the Internal Revenue Service will not challenge such determination and adopt a position that the fair market value of the assets transferred to us and Penn Octane's federal income tax liability from the Distribution are significantly higher. If such a challenge occurs, it may be necessary for Penn Octane to resort to administrative proceedings or litigation in an effort to sustain its determination, and there can be no assurance that such determination ultimately will be sustained. Any additional federal income tax liability from the Distribution ultimately determined to be due will accrue interest until paid, and the Internal Revenue Service may assert penalties.

         Pursuant to the omnibus agreement, we have agreed to indemnify Penn Octane for a period of three years from the fiscal year end that includes the date of the distribution for any federal income tax liabilities resulting from the distribution in excess of $2.5 million. In the event our tax indemnity obligations to Penn Octane are triggered, we intend to reduce the amount of our quarterly distributions to unitholders to the extent necessary to pay Penn Octane for such tax liabilities. As of October 31, 2003, Penn Octane would not have had sufficient cash on hand to pay any amount of federal income tax liability had such liability been due at that time. Penn Octane expects that any federal income taxes resulting from the Distribution for which Penn Octane is not indemnified by us will be required to be paid out of Penn Octane's cash flow from continuing operations, working capital and other financing sources; however, there can be no assurance that such sources of funds will be sufficient or available to pay all or any portion of such federal income taxes when due. There can be no assurance that our revenues and other sources of liquidity will be adequate to satisfy our tax indemnity obligations to Penn Octane.


         In the event Penn Octane is unable to pay its federal income tax and other liabilities and obligations when due, our payment obligations, if any, may be triggered under guarantees to Penn Octane's creditors and we may be required to pay such federal income tax and other liabilities and obligations of Penn Octane to avoid foreclosure of our assets by Penn Octane's creditors. Although we are not required to do so, if Penn Octane is unable to pay its tax obligations that are less than $2.5 million when they become due, we may need to lend Penn Octane the funds necessary to pay that tax. Certain debts of Penn Octane that were due on December 15, 2003 had not been paid as of January 9, 2004, although Penn Octane has negotiated a restructuring of such debt. Please read "--Restructured Notes" below. If our revenues and other sources of liquidity are not adequate to satisfy such payment obligations and tax liabilities of Penn Octane, we may be required to reduce or eliminate the amount of our quarterly distributions to unitholders and/or raise additional funds. However, there can be no assurance that such additional funding will be available on terms attractive to us or at all. In the event we are required to raise additional funds, we do not believe we would be able to obtain such financing from traditional commercial lenders. Rather, we would likely have to conduct sales of our equity and/or debt securities through public or private financings, collaborative relationships or other arrangements. Substantial and immediate dilution to existing unitholders likely would result from any sales of equity securities or other securities convertible into equity securities. There is no assurance that we would be able to raise any additional capital if needed. If additional amounts could not be raised and we are unable to restructure our obligations, we would suffer material adverse consequences to our business, financial condition, results of operations and ability to make distributions to our unitholders and would likely be required to seek other alternatives up to and including protection under the United States Bankruptcy Laws. Further, if Penn Octane is unable to pay its federal income tax liabilities, the Internal Revenue Service may assert that the Penn Octane stockholders who receive common units in the Distribution are liable for unpaid federal income taxes of Penn Octane, including interest and any penalties, up to the value of the common units received by each stockholder. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION."



         Restructured Notes. On January 16, 2004, Penn Octane completed the restructuring of $1.5 million of promissory notes (the "Restructured Notes") which were due on December 15, 2003 (the "Restructuring"). In connection with the Restructuring, Penn Octane extended the due date of the Restructured Notes until December 15, 2005. The Restructured Notes can be repaid at any time without penalty. Annual interest on the Restructured Notes is 16.5%, and Penn Octane also agreed to pay a fee of 1.5% on any principal balance of the Restructured Notes outstanding at the end of each quarterly period, beginning December 15, 2003. Interest and fees are payable quarterly beginning March 15, 2004.



         In addition, Penn Octane agreed to extend the expiration date on outstanding warrants to purchase common stock of Penn Octane held by holders of the Restructured Notes until December 15, 2008 and agreed to issue new warrants to purchase common units of Rio Vista in an amount equal to 2,500 warrants for each $100,000 of Restructured Notes and an additional warrants to purchase 2,500 common units in Rio Vista for each $100,000 of Restructured Notes outstanding at December 15, 2004 (the "Rio Vista Warrants"). The Rio Vista Warrants will expire three years from the date of the spin-off and the exercise price will be determined based on a formula whereby the annualization of the first quarterly distribution will represent a 20% yield over the exercise price. In addition, Penn Octane agreed to issue an additional 37,500 warrants to purchase shares of common stock of Penn Octane to certain holders of the Restructured Notes which had not been issued warrants to purchase shares of common stock of Penn Octane at the time those notes were originally issued.



         Certain holders of promissory notes totaling approximately $280,000 of principal due December 15, 2003 which did not agree to the Restructuring (the "Declining Noteholders") were paid by Penn Octane. In order to pay the amounts due to the Declining Noteholders, Penn Octane borrowed $280,000 (the "$280,000 Notes"). The terms of the $280,000 Notes are substantially similar to the Restructured Notes, except that the holders of the $280,000 Notes are not entitled to receive any warrants to purchase shares of common stock of Penn Octane.



         In addition, holders of the Restructured Notes and $280,000 Notes consented to the spin-off of Rio Vista provided that the assets of Penn Octane to be transferred to Rio Vista will continue to be pledged as security for payment of the Restructured Notes and $280,000 Notes, Rio Vista guaranty Penn Octane's obligations under the Restructured Notes and $280,000 Notes and that Rio Vista is prohibited against making any distributions in the event that Penn Octane is in default under the Restructured Notes and $280,000 Notes.



         In connection with the Restructured Notes and $280,000 Notes, Philadelphia Brokerage Corporation acted as placement agent and received a fee equal to 1.5% of the Restructured Notes and $280,000 Notes and warrants to purchase 10,000 common units in Rio Vista and an additional 10,000 warrants to purchase 10,000 common units in Rio Vista if the Restructured Notes and $280,000 Notes are not paid by December 15, 2004. The terms of the warrants are the same as the Rio Vista Warrants.



         Sales to PMI. Effective March 1, 2002, Penn Octane and PMI entered into a contract for minimum monthly sales of 17.0 million gallons of LPG, subject to monthly adjustments based on seasonality. The contract expires May 31, 2004 and it may be terminated by either party upon 90 days notice, or upon a change of circumstances as defined in the agreement. On December 29, 2003, PMI notified Penn Octane that it would be terminating the LPG sales agreement with Penn Octane at the end of April 2004. We believe that our operating partnership will replace Penn Octane under the existing PMI contract and our operating partnership will enter into a contract with Penn Octane for the purchase of LPG to be sold to PMI (see below). Upon expiration of Penn Octane's existing contract with PMI or earlier, we believe our operating partnership will obtain a contract for the monthly sale of LPG to PMI for future sales of LPG by extension of the existing contract or by negotiating a new contract. However, there can be no assurance that our operating partnership will be successful in negotiating such an extension or new contract with PMI or, if a new contract is entered into, that the terms of such contract will be more or less beneficial to us as those of the existing contract between Penn Octane and PMI.

         Delivery to PMI. PMI will use our operating partnership's Matamoros terminal facility to load LPG purchased from our operating partnership for distribution by truck in Mexico. Our operating partnership will use the Brownsville terminal facility in connection with LPG delivered by railcar to other customers, storage and as an alternative terminal in the event our operating partnership's Matamoros terminal facility can temporarily not be used.

         LPG Supply Agreements. Following the distribution, we believe that Penn Octane will supply substantially all of our LPG to us. Our operating partnership will purchase LPG from Penn Octane pursuant to a purchase contract providing for our operating partnership to purchase quantities of LPG sufficient to satisfy its LPG sales obligations to PMI. The purchases will be at fluctuating prices. The prices will be determined based on Penn Octane's cost to acquire LPG and a formula that takes into consideration operating costs of both Penn Octane and us.

         We expect our aggregate costs per gallon to purchase LPG (less any applicable adjustments) to be below the aggregate sales prices per gallon of LPG we sell to PMI.

         Upgrades and Additions. We do not anticipate major upgrades or additions to our operating partnership's pipelines and terminals except for relocation of the Saltillo Terminal (see below).

         Mexican Operations. Under current Mexican law, foreign ownership of Mexican entities involved in the distribution of LPG or the operation of LPG terminal facilities is prohibited. Foreign ownership is permitted in the transportation and storage of LPG. Mexican law also provides that a single entity is not permitted to participate in more than one of the defined LPG activities (transportation, storage or distribution). One of our wholly-owned Mexican subsidiaries has a transportation permit and our other Mexican subsidiary owns, leases, or is in the process of obtaining the land or rights of way used in the construction of the Mexican portion of our US-Mexico pipelines and owns the Mexican portion of the assets comprising our US-Mexico pipelines, our Matamoros terminal facility and our Saltillo terminal. Our Mexican affiliate, Tergas, S.A. de C.V., or Tergas, has been granted the permit to operate our Matamoros terminal facility and we rely on Tergas' permit to continue our delivery of LPG at our Matamoros terminal facility. Tergas is owned 90% by Vicente Soriano, and the remaining balance is owned by other consultants of Penn Octane. We pay Tergas its actual cost for distribution services at our Matamoros terminal facility plus a small profit.

         Saltillo Terminal. Penn Octane had previously completed construction of an additional LPG terminal facility in Saltillo, Mexico. Penn Octane was unable to receive all the necessary approvals to operate the facility at that location. We have identified an alternate site in Hipolito, Mexico, a town located in the proximity of Saltillo to relocate our Saltillo terminal. Relocation of our Saltillo terminal is very important to our growth strategy in Mexico. Once completed, we believe that the newly constructed terminal facility to be capable of off-loading LPG from railcars to trucks. The newly constructed terminal facility will have three truck loading racks and storage to accommodate approximately 390,000 gallons of LPG.

         Once operational, we can directly transport LPG via railcar from our Brownsville terminal facility to the Saltillo area. We believe that by having the capability to deliver LPG to the Saltillo area, we will be able to further penetrate the Mexican market for the sale of LPG.



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

         Mexican Taxes. Through our operations in Mexico and the operations of our Mexican subsidiaries and Tergas, we are subject to the tax laws of Mexico which, among other things, require that we comply with transfer pricing rules, the payment of income, asset and ad valorem taxes, and possibly taxes on distributions in excess of earnings. In addition, distributions to foreign corporations, including dividends and interest payments may be subject to Mexican withholding taxes.

         Deregulation of the LPG Industry in Mexico. The Mexican petroleum industry is governed by the Ley Reglarmentaria del Artculo 27 Constitutional en el Ramo del Petroleo (the Regulatory Law to Article 27 of the Constitution of Mexico concerning Petroleum Affairs (the "Regulatory Law")), and Ley Organica del Petroleos Mexicanos y Organismos Subsidiarios (the Organic Law of Petroleos Mexicanos and Subsidiary Entities (the "Organic Law")). Under Mexican law and related regulations, PEMEX is entrusted with the central planning and the strategic management of Mexico's petroleum industry, including importation, sales and transportation of LPG. In carrying out this role, PEMEX controls pricing and distribution of various petrochemical products, including LPG.

         Beginning in 1995, as part of a national privatization program, the Regulatory Law was amended to permit private entities to transport, store and distribute natural gas with the approval of the Ministry of Energy. As part of this national privatization program, the Mexican Government is expected to deregulate the LPG market ("Deregulation"). In June 1999, the Regulatory Law for LPG was changed to permit foreign entities to participate without limitation in the defined LPG activities related to transportation and storage. However, foreign entities are prohibited from participating in the distribution of LPG in Mexico. Upon Deregulation, Mexican entities will be able to import LPG into Mexico. Under Mexican law, a single entity is not permitted to participate in more than one of the defined LPG activities (transportation, storage and distribution). We expect to sell LPG directly to independent Mexican distributors as well as PMI upon Deregulation. We anticipate that the independent Mexican distributors will be required to obtain authorization from the Mexican government for the importation of LPG upon Deregulation prior to entering into contracts with us.

         During July 2001, the Mexican government announced that it would begin to accept applications from Mexican companies for permits to allow for the importation of LPG pursuant to provisions already provided for under existing Mexican law.

         In connection with the above, in August 2001, Tergas received a one-year permit from the Mexican government to import LPG. During September 2001, the Mexican government asked Tergas to defer use of the permit and as a result, no LPG sales were made to distributors other than PMI. In March 2002, the Mexican government again announced its intention to issue permits for free importation of LPG into Mexico by distributors and others beginning August 2002, which was again delayed. Tergas' permit to import LPG expired during August 2002. Tergas intends to obtain a new permit when the Mexican government begins to accept applications once more. As a result of the foregoing, it is uncertain as to when, if ever, Deregulation will actually occur and the effect, if any, it will have on us. However, should Deregulation occur, it is our intention to sell LPG directly to distributors in Mexico as well as to PMI. Tergas also received authorization from Mexican Customs authorities regarding the use of the US-Mexico Pipelines for the importation of LPG.



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

         The point of sale for LPG which flows through our US-Mexico Pipelines for delivery to the Matamoros Terminal Facility is the United States-Mexico border. For LPG delivered into Mexico, PMI is the importer of record.

IMPACT OF INFLATION

         Inflation in the United States has been relatively low in recent years and did not have a material impact on the financial statements included elsewhere in this information statement. However, inflation remains a factor in the United States economy and could increase our cost to acquire or replace property, plant and equipment as well as our labor and supply costs. We cannot assure you that we will be able to pass along increased costs to our customers.

ENVIRONMENTAL MATTERS

         Our operations will be subject to environmental laws and regulations adopted by various governmental authorities in the jurisdictions in which these operations are conducted. Under the omnibus agreement, Penn Octane will indemnify us for five years after the completion of the distribution against:

         - certain potential environmental liabilities associated with the assets it contributed to us relating to events or conditions that occur or exist before the completion of the distribution.

RECENT ACCOUNTING PRONOUNCEMENTS

         In August 2001, Statement of Financial Accounting Standards ("SFAS") No. 144 ("SFAS 144") "Accounting for the Impairment or Disposal of Long Lived Assets" was issued. SFAS 144 supersedes the provisions of Statement of Financial Accounting Standards No. 121 ("SFAS 121") "Accounting for the Impairment of Long lived Assets and for Long lived Assets to be Disposed Of." SFAS 144 requires us to review long lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment has occurred, the amount of the impairment is charged to operations.

SEASONALITY

         Our revenues will be dependent on sales prices of LPGs, which fluctuate in part based on winter and spring weather conditions. The demand for LPGs is strongest during the winter heating season.


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

                                  OUR BUSINESS

OVERVIEW

         We were formed under the laws of the State of Delaware on July 10, 2003 as a wholly owned subsidiary of Penn Octane, a publicly traded company whose initial predecessor was incorporated in 1992. Since then, Penn Octane has expanded its operations as its management identified and capitalized on the needs of producers and purchasers of LPG. We will have no material assets or activities until the contribution of Penn Octane's pipeline and terminal assets to our operating partnership and Penn Octane's 99.9% limited partner interest in our operating partnership to us as described in this document. After the distribution, we will be an independent public limited partnership, with Penn Octane retaining control over our operations through its ownership of our general partner.

         We, through our operating partnership, will be principally engaged in the business of acquiring and operating pipeline and terminal assets related to petrochemical products. We, through our operating partnership, expect to focus on the transportation, marketing and sale of LPG in and to the Mexican market. We, through our operating partnership, will own and operate a terminal facility in Brownsville, Texas and will own a LPG terminal facility in Matamoros, Tamaulipas, Mexico and pipelines that connect our Brownsville terminal facility to our Matamoros terminal facility.

         Our primary market for our LPG will be the northeastern region of Mexico, which includes the states of Coahuila, Nuevo Leon and Tamaulipas. We believe we will have a competitive advantage in the transportation LPG for the northeastern region of Mexico because our pipelines and terminal facilities will allow us to bring supplies of LPG close to consumers of LPG in major cities in that region and our access to the LPG distribution capabilities of Penn Octane. We expect our operating partnership to purchase LPG primarily from Penn Octane.

         We were formed to be a publicly-traded limited partnership primarily to help achieve the following benefits:


         - Tax Efficiency. As a limited partnership, we will be able to operate in a more tax efficient manner by eliminating corporate federal income taxes on our future taxable income. Publicly traded limited partnerships are not subject to corporate tax. As a result, we will have a greater percentage of operating cash flow to distribute to our unitholders than we would as a traditional corporation, which is required to pay corporate taxes on any income that it earns prior to declaring a dividend to its shareholders. This significant tax advantage has led to strong growth of existing and new publicly traded partnerships that focus on generating cash from the propane, pipeline and terminalling businesses. These limited partnerships have acquired existing assets and built new assets by successfully raising capital in the public equity markets as well as the traditional senior lending markets.



         - Raising Capital. As a limited partnership, we anticipate having an improved ability to raise capital for expansion. The proposed single taxation structure of




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


                  Rio Vista should allow it to be more competitive on an after tax basis, and thus raise the likelihood of raising capital versus a corporate structure. Our proposed single taxation partnership structure should allow us to make greater distributions to our owners than we could in the corporate structure. Higher distributions historically have led to higher equity prices, which generally make it easier to raise capital.



         - Acquisitions. Due to our industry preference for the reasons set forth herein and the familiarity of our industry with the limited partnership structure because most of the public players in our industry are limited partnerships, we anticipate that we will improve our competitiveness in raising capital that will increase our ability to make acquisitions of assets that generate "qualifying income," as this term is defined in Section 7704 of the Internal Revenue Code. Acquiring assets that generate "qualifying income" is important to our business because, in order to be treated as a partnership for federal tax purposes, 90% of our gross income for each taxable year must consist of "qualifying income," which includes income and gains derived from the transportation (including pipelines transporting gas, oil or products thereof) or the marketing of any mineral or natural resource.



         - Recognition. As a limited partnership, we anticipate that our business will receive increased analyst coverage and acceptance in the marketplace. Because most publicly traded partnerships focus on the propane distribution, pipeline, and terminal businesses, management believes that the analysts that currently cover these existing partnerships would also be interested in covering Rio Vista. Similarly, investors who are accustomed to investing in these types of businesses would already be familiar with the partnership structure and this should enhance acceptance in the marketplace.


         Penn Octane is not contributing all of its operations to our operating partnership and will continue to operate its retained businesses after completing the distribution. Penn Octane will be an important supplier to our operating partnership following the distribution. Please read "-- Our Relationship With Penn Octane" for a discussion of this topic.

PRIMARY LINES OF BUSINESS

         Overview. Our primary business will be marketing, transportation and distribution of LPG. LPG is a mixture of propane and butane principally used for residential and commercial heating and cooking. The primary market for our LPG will be the northeastern region of Mexico, which includes the states of Coahuila, Nuevo Leon and Tamaulipas. Mexico is one of the largest markets for LPG consumption in the world. LPG is the most widely used domestic fuel in Mexico and is the primary energy source for Mexican households using such domestic fuels. Domestic consumption of LPG in Mexico increased from an average of 407.6 million gallons per month in 2000 to an average of 416.6 million gallons per month from January 1, 2002 to August 31, 2002, an estimated annual increase of 2.2%. The future of LPG in Mexico continues to favor us for the following reasons: (i) Mexico's domestic consumption of LPG exceeds current domestic production capacity and such shortfall is expected to increase, (ii) limited sources of competitive LPG supply for importation into Mexico which is destined for



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

consumption in northeastern Mexico, (iii) the Mexican government's current plans to deregulate the LPG industry, (iv) the expanding use of propane as an automotive fuel, and (v) the location of Mexico's major domestic LPG production, which is in the southeastern region of Mexico, combined with the lack of pipeline infrastructure within Mexico from those production centers, resulting in higher distribution costs to transport the LPG to areas where consumption is heaviest including the central, northern and Pacific coast regions of Mexico.

         We expect to be able to successfully compete with other LPG transporters and distributors in the provision of LPG to customers in northeastern Mexico primarily as a result of our US - Mexico pipelines and the geographic proximity of our Matamoros terminal facility to consumers of LPG in such major cities in Mexico as Matamoros, Reynosa and Monterrey. The operations of our Matamoros terminal facility reduce our exposure to logistical inefficiencies and sales limitations of our Brownsville terminal facility resulting from trucking delays at the United States-Mexico border crossings or the ability of PMI to provide United States certified trucks or trailers capable of receiving LPG at the Brownsville terminal facility. Alternatives for delivery of LPG exports to northeastern Mexico from the United States are by truck primarily through Eagle Pass and Hidalgo, Texas, which are northwest of Brownsville. We believe that the Matamoros terminal facility provides PMI with a less costly alternative than other LPG supply centers used by it for the importation of LPG. We believe that the Matamoros terminal facility enhances our strategic position for transportation and distribution of LPG in northeastern Mexico.

BUSINESS STRATEGY

         We believe our business strategy will enable us to increase our revenues and cash flow. The key components of our strategy are to:


         - Access to Capital. We intend to increase our access to capital for acquisitions of assets that generate "qualifying income," as this term is defined in Section 7704 of the Internal Revenue Code. Acquiring assets that generate "qualifying income" is important to our business because, in order to be treated as a partnership for federal tax purposes, 90% of our gross income for each taxable year must consist of "qualifying income," which includes income and gains derived from the transportation (including pipelines transporting gas, oil or products thereof) or the marketing of any mineral or natural resource.


         - Pursue Strategic Acquisitions. We expect to continue to grow through strategic acquisitions of assets that generate "qualifying income," as this term is defined in Section 7704 of the Internal Revenue Code, by consistently surveying the marketplace to identify and pursue acquisitions that expand the services and products we offer or that expand our geographic presence. In acquiring other businesses, we will attempt to utilize our industry knowledge, network of customers and suppliers and strategic asset base to operate the acquired businesses more efficiently and competitively, thereby increasing revenues and cash flow.

         - Expand Geographically. We intend to identify and assess other attractive geographic markets for our services and products based on the market dynamics



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

                  and the cost to penetrate such markets. We would expect to enter a new market through an acquisition or by securing at least one major customer or supplier and then dedicating or purchasing assets for operation in the new market. Once in a new territory, we seek to expand our operations within this new territory both by targeting new customers and by selling additional services and products to the original customers in the territory.

         - Pursue Strategic Alliances. Many of our potential customers are establishing strategic alliances with midstream logistics management service providers to address logistical and transportation problems or achieve operational synergies. These strategic alliances are typically structured differently than our regular commercial relationships, with the goal that such relationship would result in us providing or receiving a more comprehensive package of services and/or products to or from the customer or supplier.

COMPETITIVE STRENGTHS

         We believe we are well positioned to execute our business strategy because of the following competitive strengths:

         - Experienced Management Team and Operational Expertise. Members of our management team have significant experience in the industries in which we operate. We believe our management team's experience and familiarity of our industry and businesses are important assets that will assist us in implementing our business strategies and pursuing our growth strategies.

         - Geographic Location. We expect the geographic location of our pipeline and terminal assets and our relationship with Penn Octane and access to its LPG distribution capabilities to enable us to compete effectively in our markets.

OUR RELATIONSHIP WITH PENN OCTANE

         Following the completion of the distribution, Penn Octane will be engaged in the following principal business activities:

         -        Supplying LPG to our operating partnership;

         -        Managing our general partner; and

         -        Exploring new business opportunities.

         After the distribution, we will continue to be closely affiliated with Penn Octane as result of the following relationships:

         Ownership. Penn Octane owns our general partner, which owns a 2.0% general partner interest in us and our incentive distribution rights. However, we expect Penn Octane's ownership of our general partner to be reduced from 100% to 50% as a result of the exercise by Shore Capital LLC and Jerome B. Richter of each of their options to purchase 25% of our



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

general partner. The exercise of these options is conditioned upon the execution by each of Shore Capital LLC and Jerome B. Richter of a voting agreement pursuant to which Penn Octane maintains control of our general partner.

         Management. Penn Octane will direct our business operations through its ownership and control of our general partner. We expect to benefit from our relationship with Penn Octane by gaining access to a significant pool of management expertise and established relationships throughout the energy industry. We do not have employees. Penn Octane employees will be responsible for conducting our business and operating our assets on our behalf.

         Omnibus Agreement. The omnibus agreement requires us to reimburse Penn Octane for all direct and indirect expenses it incurs or payments it makes on our behalf or in connection with the operation of our business. The direct expenses Penn Octane will incur on our behalf will consist primarily of our allocable portion of salaries and employee benefits costs of its employees who will provide direct support for our operations. There is no monetary limitation on the amount we will be required to reimburse Penn Octane for expenses. The indirect expenses will include all of the centralized corporate functions Penn Octane will provide for us, such as accounting, treasury, clerical billing, information technology, administration of insurance, general office expenses and employee benefit plans and other general corporate overhead functions we unit with Penn Octane retained businesses. Pursuant to the omnibus agreement, we will indemnify Penn Octane for a period of three years from the fiscal year end that includes the date of the distribution for federal income taxes in excess of $2.5 million incurred by Penn Octane as a result of the distribution. Please read' "Management--Reimbursement of Expenses of Our General Partner." Please also read "Certain Relationships and Related Transactions--Agreements Governing the Transactions--Omnibus Agreement" for a more detailed description of the omnibus agreement.

INSURANCE

         We believe our current insurance coverage is adequate to protect us against most accident related risks involved in the conduct of our business and that we maintain appropriate levels of environmental damage and pollution insurance coverage. However, there can be no assurance that all risks are adequately insured against, that any particular claim will be paid by the insurer, or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future.

PROPERTIES

         Penn Octane will transfer our real and personal property to our operating partnership after the date of this information statement but prior to completion of the distribution. We believe our operating partnership will have satisfactory title to the assets received from Penn Octane. Record title to some of our operating partnership's real and personal property may continue to be held by Penn Octane after completion of the distribution until we have made the appropriate filings in jurisdictions in which the assets are located or obtained consents and approvals for the transfer of assets to our operating partnership. We anticipate that any such filings, consents or approvals will be completed or obtained shortly after completion of the distribution after which our operating partnership will hold record title to all such property.



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

         Some of the easements, rights-of-way, permits, licenses or similar documents relating to the use of the properties that will be transferred to our operating partnership require the consent of third parties, which in some cases is a governmental entity. We believe our operating partnership will obtain sufficient third-party consents, permits and authorizations for the transfer of assets necessary for us to operate our business in all material respects as described in this information statement. With respect to any third-party consents, permits or authorizations that have not been obtained, we believe these consents, permits or authorizations will be obtained after completion of the distribution, or the failure to obtain these consents, permits or authorizations will not have a material adverse effect on the operation of our business.

         All of our assets and the assets of our operating partnership will be pledged as collateral for the current debt of Penn Octane to its existing creditors. If Penn Octane defaults on its obligations to its creditors, all of our assets and the assets of our operating partnership would be subject to foreclosure.

         Following the consummation of the transactions contemplated under the contribution, conveyance and assumption agreement between us, our operating partnership and Penn Octane, our operating partnership will own or lease the following facilities:



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

LOCATION                         TYPE OF FACILITY (2)                           APPROXIMATE SIZE                    OWN/LEASE
--------                         --------------------                           ----------------                    ---------
Brownsville, Texas               Pipeline interconnection and railcar           16,071 bbls of storage              Owned
                                 and truck loading facilities, LPG
                                 storage facilities, on-site
                                 administrative offices

                                 Land                                           31 acres                            Leased (1)

Brownsville, Texas               Brownsville Terminal Facility                  19,200 sq. ft.                      Owned (1)(4)
                                 building

Extending from Brownsville,      US-Mexico Pipelines                            25 miles                            Owned
Texas to Matamoros, Mexico

Matamoros, Mexico                Pipeline interconnection, LPG truck loading    35 acres                            Owned
                                 facilities, LPG storage facilities, on-site
                                 administration office and the land

Brownsville, Texas               Pipeline interconnection, Refined              300,000 bbls of storage             Owned (3) (4)
                                 Products storage tanks

                                 Land                                           12 acres                            Leased (4)

(1) Our operating partnership will assume the lease related to the Brownsville Terminal Facility from Penn Octane, which lease expires on November 30, 2006.

(2) All of our operating partnership's assets will be pledged or committed to be pledged as collateral for Penn Octane's current debts to its existing creditors.

(3) Our operating partnership's lease with respect to the Tank Farm expires in November 30, 2006.

(4)      The facilities can be removed upon termination of the lease.



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


ENVIRONMENTAL AND REGULATORY MATTERS

         Our activities will be subject to various federal, state and local laws and regulations, as well as orders of regulatory bodies, governing a wide variety of matters, including marketing, production, pricing, community right-to-know, protection of the environment, safety and other matters.

         Environmental. We believe our operations and facilities will be in substantial compliance with applicable environmental regulations. However, risks of process upsets, accidental releases or spills are associated with our operations and there can be no assurance that significant costs and liabilities will not be incurred, including those relating to claims for damage to property and persons.

         The clear trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, such as emissions of pollutants, generation and disposal of wastes and use and handling of chemical substances. The usual remedy for failure to comply with these laws and regulations is the assessment of administrative, civil and, in some instances, criminal penalties or, in some circumstances, injunctions. We believe the cost of compliance with environmental laws and regulations will not have a material adverse effect on our results of operations or financial condition. However, it is possible the costs of compliance with environmental laws and regulations will continue to increase, and thus there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts currently anticipated. In the event of future increases in costs, we may be unable to pass on those increases to our customers. We will attempt to anticipate future regulatory requirements that might be imposed and plan accordingly in order to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance.

         Solid Waste. We currently own or lease, and have in the past owned or leased, properties that have been used for the manufacturing, processing, transportation and storage of hydrocarbon products and by-products. Solid waste disposal practices within oil and gas related industries have improved over the years with the passage and implementation of various environmental laws and regulations. Nevertheless, a possibility exists that hydrocarbons and other solid wastes may have been disposed of on or under various properties owned or leased by us during the operating history of those facilities. In addition, a small number of these properties may have been operated by third parties over whom we had no control as to such entities' handling of hydrocarbons, hydrocarbon by-products or other wastes and the manner in which such substances may have been disposed of or released. State and federal laws applicable to oil and natural gas wastes and properties have gradually become more strict and, under such laws and regulations, we could be required to remove or remediate previously disposed wastes or property contamination, including groundwater contamination.

         Superfund. The Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, and similar state laws, impose liability without regard to fault or the legality of the original conduct, on certain classes of persons, including the owner or operator of a site and companies that disposed or arranged for the disposal of the hazardous substances found at the site. CERCLA also authorizes the EPA



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

and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur.

         Clean Air Act. Our operations are subject to the Federal Clean Air Act and comparable state statutes. Amendments to the Clean Air Act adopted in 1990 contain provisions that may result in the imposition of increasingly stringent pollution control requirements with respect to air emissions from the operations of our terminal facilities, processing and storage facilities. Such air pollution control requirements may include specific equipment or technologies, permits with emissions and operational limitations, pre-approval of new or modified projects or facilities producing air emissions, and similar measures. Failure to comply with applicable air statutes or regulations may lead to the assessment of administrative, civil or criminal penalties, and/or result in the limitation or cessation of construction or operation of certain air emission sources. We believe our operations, including our storage facilities and terminals, are in substantial compliance with applicable air emission control requirements.

         Clean Water Act. The Federal Water Pollution Control Act, also known as the Clean Water Act, and similar state laws require containment of potential discharges of contaminants into federal and state waters. Regulations promulgated under these laws require entities that discharge into federal and state waters obtain National Pollutant Discharge Elimination System ("NPDES") and/or state permits authorizing these discharges. The Clean Water Act and analogous state laws provide penalties for releases of unauthorized contaminants into the water and impose substantial liability for the costs of removing spills from such waters. In addition, the Clean Water Act and analogous state laws require that individual permits or coverage under general permits be obtained by covered facilities for discharges of stormwater runoff. We believe we will be able to obtain, or be included under, these Clean Water Act permits and that compliance with the conditions of such permits will not have a material effect on our operations.

         Occupational Health Regulations. The workplaces associated with our terminal and storage facilities are subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. We believe we have conducted our operations in substantial compliance with OSHA requirements, including general industry standards, record keeping requirements and monitoring of occupational exposure to regulated substances.

EMPLOYEES

         We do not have any employees. Please read "Business--Our Relationship with Penn Octane." Penn Octane employs approximately 22 individuals who provide direct support to our operations. None of these employees are represented by labor unions. To date, Penn Octane has not experienced any work stoppages.

LEGAL PROCEEDINGS

         We expect to be involved from time to time in various legal and administrative proceedings and threatened legal and administrative proceedings incidental to the ordinary course of our business. We are a newly-created entity and are not currently a party to any litigation.



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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Market risk is the risk of loss arising from adverse changes in market rates and prices. Because we expect to sell LPG on a fixed margin basis and do not expect to hold inventory of LPG, we are not expected to be exposed to market risk for fluctuations in the price of LPG. To the extent we ever maintain quantities of LPG inventory in excess of commitments for quantities of undelivered LPG and/or have commitments for undelivered LPG in excess of inventory balances, we would be exposed to market risk related to the volatility of LPG prices. In the event that such inventory balances were to exceed commitments for undelivered LPG, during periods of falling LPG prices, we may sell excess inventory to customers to reduce the risk of these price fluctuations. In the event that commitments for undelivered LPG were to exceed such inventory balances, we may purchase contracts which protect us against future price increases of LPG.



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

                                 OUR MANAGEMENT

MANAGEMENT OF RIO VISTA ENERGY PARTNERS L.P.

         Rio Vista GP LLC, as our general partner, will manage our operations and activities on our behalf. Our general partner is not elected by our unitholders and will not be subject to re-election in the future. Unitholders, other than unitholders who are also officers, employees, directors or managers of Penn Octane or our general partner, will not directly or indirectly participate in our management or operation. Our general partner owes a fiduciary duty to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically non-recourse to it. Whenever possible, our general partner intends to seek indebtedness or other obligations that are non-recourse to our general partner.

         At least three managers of our general partner will serve on a conflicts committee to review specific matters that the managers believe may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers, or employees of its affiliates and must meet the independence standards to serve on an audit committee of a board of directors established by the Nasdaq National Market. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our unitholders, and not a breach by our general partner of any duties it may owe us or our unitholders. In addition, the members of the conflicts committee will also serve on an audit committee that will review our external financial reporting, recommend engagement of our independent auditors and review procedures for internal auditing and the adequacy of our internal accounting controls. The members of the conflicts committee will also serve on the compensation committee, which will oversee compensation decisions for the officers of our general partner. The initial members of our conflicts committee, audit committee and compensation committee will be elected prior to the date of the distribution.

         We are managed and operated by the managers and officers of our general partner. All of our operational personnel will be employees of Penn Octane. All of the officers of our general partner will spend a substantial amount of time managing the business and affairs of Penn Octane and its other affiliates. These officers may face a conflict regarding the allocation of their time between our business and the other business interests of Penn Octane. Our general partner intends to cause its officers to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs.


         Penn Octane currently estimates that indirect salary costs for management employees related to Rio Vista's business and affairs are expected to be allocated as follows:



                  CEO               75%
                  President         75%
                  COO               50%
                  CFO               50%

         Penn Octane Corporation intends to maintain monthly time reports of each member of management to support time devoted to the business and affairs of Rio Vista which will be the basis for allocation of administrative salaries and related costs and other general administrative costs.


MANAGERS AND EXECUTIVE OFFICERS OF RIO VISTA GP LLC

         The following table shows information for the current managers and executive officers of our general partner. Executive officers and managers are elected for one-year terms. The initial members of our conflicts committee, audit committee and compensation committee have not yet been elected, but will be elected prior to the date of the distribution.

NAME OF MANAGER             AGE             POSITION WITH THE GENERAL PARTNER
---------------             ---             ---------------------------------
Jerome B. Richter            67                         Manager
Richard Shore, Jr.           37                         President and Manager
Charles Handly               66                         Secretary
Ian T. Bothwell              43                         Treasurer

         JEROME B. RICHTER founded Penn Octane and served as its Chairman of the Board and Chief Executive Officer from the date of its incorporation in August 1992 to December 1994, when he resigned from such positions and became Secretary and Treasurer of Penn Octane. He resigned on August 1, 1996. Effective October 29, 1996, Mr. Richter was elected Chairman of the Board, President and Chief Executive Officer of Penn Octane. Effective July 10, 2003, Mr. Richter was elected to serve as a manager of our general partner.

         RICHARD SHORE, JR. was elected President of Penn Octane in May 2003 and President and a Manager of our general partner in July 2003. Since 2001, Mr. Shore has served as founder, President and CEO of Shore Capital LLC, a company involved in investing in small energy related ventures. From November 1998 through January 2001, Mr. Shore was the founder, President and CEO of Shore Terminals, LLC, a company engaged in managing marine petroleum storage and pipeline facilities. From 1994 through 1998, Mr. Shore was Vice President of Wickland Oil Company. During the period November 2002 through April 2003, Shore Capital LLC provided consulting services to the Company.

         CHARLES HANDLY previously served as a director of Penn Octane from August 2000 until August 2002. During May 2002, Mr. Handly was appointed Chief Operating Officer and Executive Vice President of Penn Octane. From August 2002 through April 2003, Mr. Handly served as Vice President of Penn Octane. From August 2000 through July 2002, Mr. Handly provided consulting services to Penn Octane. Mr. Handly retired from Exxon Corporation on February 1, 2000 after 38 years of service. From 1997 until January 2000, Mr. Handly was Business Development Coordinator for gas liquids in Exxon's Natural Gas Department. From 1987 until 1997, Mr. Handly was supply coordinator for two Exxon refineries and 57 gas plants in Exxon's Supply Department. Effective July, 10 2003, Mr. Handly was elected Secretary of our general partner.

         IAN T. BOTHWELL was elected Vice President, Treasurer, Assistant Secretary and Chief Financial Officer of Penn Octane on October 29, 1996 and a director of Penn Octane on March 25, 1997. Since July 1993, Mr. Bothwell has been a principal of Bothwell & Asociados, S.A. de C.V., a Mexican management consulting and financial advisory company that was founded by Mr. Bothwell in 1993 and specializes in financing infrastructure projects in Mexico. During the period from February 1993 through November 1993, Mr. Bothwell was a senior manager with Ruiz, Urquiza y Cia., S.C., the affiliate in Mexico of Arthur Andersen L.L.P., an accounting firm. Mr. Bothwell also serves as Chief Executive Officer of B & A Eco-Holdings, Inc., which Penn Octane formed to purchase Penn Octane's CNG assets. Effective July 10, 2003, Mr. Bothwell was elected Treasurer of our general partner.

REIMBURSEMENT OF EXPENSES OF OUR GENERAL PARTNER


         Our general partner will not receive a management fee or other compensation, other than the incentive distributions, if any, for its management of Rio Vista Energy Partners L.P. Our general partner and its affiliates will be reimbursed for expenses incurred on our behalf. All direct general and administrative expenses will be charged to us as incurred. Indirect general and administrative and corporate overhead costs relate to centralized corporate functions that we share with Penn Octane, including certain accounting, treasury, engineering, information technology, insurance, administration of employee benefit plans, incentive compensation plans and other corporate services. The partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion. Please read "Certain Relationships and Related Transactions--Agreements Governing the Transactions--Omnibus Agreement."


EXECUTIVE COMPENSATION


         We and our general partner were formed on July 10, 2003. Accordingly, our general partner paid no compensation to its managers and officers with respect to the 2002 fiscal year. We have not accrued any obligations with respect to management incentive or retirement benefits for the 2002 fiscal year; however, Shore Capital LLC, an entity owned and controlled by Richard Shore, Jr., and Jerome B. Richter have each been granted as compensation for past and future services an option to purchase 25% of the limited liability company interests of our general partner for an exercise price equal to the pro rata portion of our tax basis capital immediately after the distribution. The option of Shore Capital LLC to purchase the interest in our general partner was granted pursuant to a letter agreement dated November 29, 2002, between Penn Octane and Shore Capital LLC and a resulting employment agreement dated effective May 13, 2003, between Penn Octane and Richard Shore, Jr. We estimate this pro rata portion will be within a range between $55,000 and $120,000. This estimated range is equal to one-half of one percent of an estimated range of values between $11.4 million and $23.5 million of the assets to be transferred to our operating partnership by Penn Octane. See "The Distribution--Material Federal Income Tax Consequences of the Distribution--Federal Income Tax Consequences of the Distribution to Penn Octane." The actual exercise price of options of Shore Capital LLC and Jerome B. Richter to purchase interests in our general partner will equal one-half of one percent of the actual tax basis of the assets transferred to our operating partnership immediately after the transfer. Shore Capital LLC and Jerome B. Richter have indicated that, due to potential personal tax benefits to them relating to any future appreciation in the interests, they intend to exercise their options to purchase interests in our general partner immediately upon consummation of the distribution transaction. Shore Capital LLC has also been granted, pursuant to a letter agreement dated November 29, 2002, between Shore Capital LLC and Penn Octane and a resulting employment agreement dated effective May 13, 2003, between Penn Octane and Richard Shore, Jr., as compensation for past and future services, an option to purchase 97,415 of our common units for a per unit exercise price of $8.47.

         Officers and employees of our general partner may participate in employee benefit plans, incentive compensation plans and arrangements sponsored by Penn Octane, including plans which may be established by Penn Octane in the future. It is anticipated that, prior to or shortly after the consummation of the distribution and related transactions, certain key executive officers of our general partner and Penn Octane who perform services on behalf of us will be eligible to participate in a key employee bonus plan. Pursuant to this bonus plan, ten percent (10%) of the total distributions (including any liquidating distributions or distributions resulting from the sale of our partnership) received by our general partner from us during each quarter will be designated for the key employee bonus plan. Each participant in the plan will be paid a pro rata portion of the funds in the bonus pool on a quarterly basis.

COMPENSATION OF MANAGERS

         Officers of our general partner who also serve as managers will not receive additional compensation. Our general partner anticipates that each independent manager will receive compensation for attending meetings of the managers as well as committee meetings. The amount of compensation to be paid to the independent managers has not yet been determined. In addition, each independent manager will be reimbursed for out-of-pocket expenses in connection with attending meetings of the managers or committees thereof. Each manager will be fully indemnified by us for actions associated with being a manager to the extent permitted under Delaware law.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         Rio Vista is currently a wholly-owned subsidiary of Penn Octane. To the extent directors and executive officers own or will own Penn Octane common stock prior to the distribution, they will receive common units of Rio Vista in the distribution on the same basis as other holders of Penn Octane common stock.


         The following table sets forth information regarding the beneficial ownership of Rio Vista common units immediately after the distribution, as if the distribution took place on January 31, 2004 by (1) each person or entity known by us who would beneficially own more than 5% of the outstanding Rio Vista common units; (2) each of the persons who are expected to serve as managers of our general partner; and (3) all persons expected to be managers and executive officers of our general partner, as a group. The information below is based on the number of shares of Penn Octane common stock beneficially owned by each entity or person at January 31, 2004 as evidenced by Penn Octane's records and a review of statements filed with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Exchange Act, as adjusted to give effect to the distribution. The percentage ownership of Rio Vista common units held by any entity or person immediately following the distribution will be approximately the same as the percentage ownership of such entity or person immediately prior to the distribution. Percentage ownership is calculated based on 15,285,245 shares of Penn Octane common stock outstanding on January 31, 2004, excluding shares held in Penn Octane's treasury, or 1,910,656 common units of Rio Vista after giving effect to the distribution ratio of one common unit of Rio Vista for every eight shares of Penn Octane common stock. Except as set forth in the table below, upon completion of the distribution, we do not expect any entity or person to own more than five percent of Rio Vista's outstanding common units. Except as noted, the address of each person in the table below is c/o Rio Vista Energy Partners L.P., 820 Gessner Road, Suite 1285, Houston, Texas 77024.



                                                AMOUNT AND NATURE OF BENEFICIAL         PERCENTAGE OF
NAME OF BENEFICIAL OWNER                         OWNERSHIP OF COMMON UNITS (1)          COMMON UNITS
------------------------                        -------------------------------         ------------
Jerome B. Richter(2)                                       553,694                          27.99
Ian T. Bothwell (3)                                         42,500                           2.18
Charles Handly (4)                                          18,383                              *
Richard Shore, Jr. (5)                                     2,000(5)                             *
All Managers and Executive
Officers as a group (4 persons) (6)                        616,477                          32.27

      Holders of Greater than 5%
The Apogee Fund L.P. (7)                                   144,697                           7.55
CEC, Inc. (8)                                              177,208                           9.23
Trellus Management Company, LLC (9)                        104,549                           5.47


-----------------------

* Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Common units which are purchasable under warrants which are currently exercisable, or which will become exercisable no later than 60 days after January 31, 2004, are deemed outstanding for computing the percentage of the person holding such warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all common units shown as beneficially owned by them.


(2) Includes 4,500 common units owned by Mr. Richter's spouse and 67,500 common units issuable upon exercise of common unit purchase warrants.

(3) Includes 42,500 common units issuable upon exercise of common unit purchase warrants.

(4) Includes 14,822 common units issuable upon exercise of common unit purchase warrants.

(5) Excludes options granted to Shore Capital LLC to purchase 97,415 of our common units at a per unit exercise price of $8.47.

(6) Includes 124,822 common units issuable upon exercise of common unit purchase warrants.

(7) 201 Main Street, Suite 1555, Fort Worth, Texas. Mr. Emmett Murphy, a director of Penn Octane, is the president of Paradigm Capital Corporation, a Texas corporation, which, in turn, is the sole general partner of The Apogee Fund, L.P., a Delaware limited partnership. All of the referenced common units are owned of record by The Apogee Fund; beneficial ownership of such securities is attributed to Mr. Murphy by reason of his voting and disposition power with respect to The Apogee Fund assets. Includes 4,836 common units issuable upon exercise of common unit purchase warrants granted to Mr. Murphy.

(8) One Radnor Corporate Center, 100 Matsonford Road, Suite 250, Radnor, Pennsylvania. Includes 9,258 common units issuable upon exercise of common unit purchase warrants.

(9)      350 Madison Avenue, 9th Floor, New York, New York.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         Immediately after the distribution, our general partner will be a wholly-owned subsidiary of Penn Octane, subject to the options of Shore Capital LLC and Jerome B. Richter to each acquire up to 25% of the limited liability company interests of our general partner. Shore Capital LLC and Jerome B. Richter have indicated that, due to potential personal tax benefits to them relating to any future appreciation in the interests, they intend to exercise these options immediately upon consummation of the distribution transaction. Our general partner will own a 2.0% general partner interest in us and the incentive distribution rights. Our general partner's ability, as general partner, to manage and operate us effectively gives Penn Octane, as the controlling member of our general partner, the ability to veto some of our actions and to control our management.


DISTRIBUTIONS AND PAYMENTS TO THE GENERAL PARTNER AND ITS AFFILIATES

         The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with our formation, ongoing operation and liquidation. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

FORMATION STAGE

The consideration received by our A 2% general partner interest in us and the general partner and Penn Octane in incentive distribution rights, subject to
forming us                          the options of Shore Capital LLC and Jerome
                                    B. Richter to each acquire up to 25% of the limited liability company interests of our general partner.

OPERATIONAL STAGE


Distributions of available cash     We will generally make cash distributions
to our general partner.             98% to our unitholders and 2% to our general
                                    partner. In addition, if distributions
                                    exceed the minimum quarterly distribution and other higher target levels, our general partner will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target level as a result of its incentive distribution rights. Please read "Cash
                                    Distribution Policy - Incentive Distribution
                                    Rights" for a description of such higher target levels.


                                    Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner would receive distributions of approximately $38,993 on its 2.0% general partner interest.



                                    Please see the table on page 77 for
                                    information regarding how Mr. Shore, Shore
                                    Capital LLC and Jerome B. Richter
                                    potentially could benefit from the incentive distribution rights attached to the general partner interests.



                                    Management of Penn Octane and the
                                    independent committee set the target
                                    distribution levels and the minimum
                                    quarterly distribution to be consistent with the ranges of minimum quarterly distributions and target distribution levels that are standard among other publicly traded limited partnerships in businesses similar to Rio Vista's.


Payments to our general partner     Penn Octane will be entitled to
and its affiliates                  reimbursement for all direct and indirect
                                    expenses it or our general partner incur on our behalf, including general and administrative expenses. The direct expenses include the salaries and benefit costs related to employees of Penn Octane who provide services to us. Our general partner has sole discretion in determining the amount of these expenses. The indirect expenses include general and administrative expenses and an allocation of its corporate overhead. Please read "--Omnibus Agreement."


Withdrawal or removal of our        If our general partner withdraws or is
general partner                     removed, its general partner interest will
                                    either be sold to the new general partner for cash or converted into common units representing limited partner interests in us, in each case for an amount equal to the fair market value of those interests.
                                    However, in some cases the departing general partner will have the right to retain its incentive distribution rights. Please read
                                    "The Partnership Agreement - Withdrawal or
                                    Removal of the General Partner."

LIQUIDATION STAGE

Liquidation                         Upon our liquidation, the partners,
                                    including our general partner, will be
                                    entitled to receive liquidating
                                    distributions according to their particular capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.



HISTORY OF RELATED TRANSACTIONS INVOLVING SHORE CAPITAL LLC AND JEROME B.
RICHTER



         During April 1997, Mr. Jerome B. Richter, Penn Octane's Chief Executive Officer, Chairman of the Board and former President, exercised warrants to purchase 2.2 million shares of common stock of Penn Octane, at an exercise price of $1.25 per share. The consideration for the exercise of the warrants included $22,000 in cash and a $2.7 million promissory note. The note was due on April 11, 2000. On April 11, 2000, Mr. Richter's issued a new promissory note totaling $3.2 million ("Mr. Richter's Promissory Note"), representing the total unpaid principal and unpaid accrued interest at the expiration of the original promissory note. During September 1999, the Board of Directors of Penn Octane agreed to offset interest due on Mr. Richter's Promissory Note in consideration for providing collateral and personal guarantees of Company debt. The principal amount of the note plus accrued interest at an annual rate of 10.0%, except as adjusted for above, was due on April 30, 2001. In November 2001, Penn Octane extended the due date to October 31, 2003 and the interest was adjusted to the prime rate on November 7, 2001 (5.0%). In July 2002, Penn Octane extended the due date to July 29, 2005. In connection with the extension, Penn Octane agreed in Mr. Richter's employment agreement (see note K to the consolidated financial statements) to continue to forgive any interest due from Mr. Richter pursuant to Mr. Richter's Promissory Note, provided that Mr. Richter guarantees at least $2.0 million of Penn Octane's indebtedness during any period of that fiscal year of Penn Octane. Furthermore, Penn Octane agreed to forgive Mr. Richter's Promissory Note in the event that either (a) the share price of Penn Octane's common stock trades for a period of 90 days at a blended average price equal to at least $6.20, or (b) Penn Octane is sold for a price per share (or an asset sale realizes revenues per share) equal to at least $6.20. Mr. Richter is personally liable with full recourse to Penn Octane and has provided 1.0 million shares of common stock of Penn Octane as collateral. Those shares were subsequently pledged to the holders of certain of Penn Octane's debt obligations (see note H to the consolidated financial statements) . Mr. Richter's Promissory Note has been recorded as a reduction of stockholders' equity.



         In January 2002, Penn Octane loaned Mr. Richter, $200,000 due in one year. Penn Octane had also made other advances to Mr. Richter of approximately $82,000 as of July 31, 2002, which were offset per his employment agreement against accrued and unpaid bonuses due to Mr. Richter. The note due from Mr. Richter in the amount of $200,000 plus accrued interest as of January 31, 2003, was paid through an offset against previously accrued bonus and profit sharing amounts due to Mr. Richter in January 2003.



         In November 2002, Penn Octane entered into a letter agreement with Shore Capital LLC, an entity owned and controlled by Richard Shore, Jr., pursuant to which Shore Capital LLC would advise Penn Octane with respect to a proposed conversion of Penn Octane to a publicly traded limited partnership. This agreement had an initial term of six months and provided for the payment of $30,000 per month to Shore Capital LLC. Also pursuant to this agreement, Penn

Octane agreed to grant Shore Capital LLC options to purchase 50% of the general partner of the then proposed publicly traded limited partnership into which Penn Octane would be converted for no more than $330,000 and an option to purchase 5% of the then proposed publicly traded limited partnership into which Penn Octane would be converted for no more than $1,650,000. This agreement terminated in May 2003 and was replaced and superseded by the employment agreement dated effective May 13, 2003, between Penn Octane and Richard Shore, Jr., as discussed below.



         During March 2003, warrants to purchase 250,000 shares of common stock of Penn Octane were exercised by Trellus Partners, L.P. for which the exercise price totaling $625,000 was paid by reduction of a portion of the outstanding debt and accrued interest owed to Trellus Partners, L.P. by Penn Octane. In addition, during March 2003, Trellus Partners, L.P. acquired 161,392 shares of Common Stock from Penn Octane at a price of $2.50 per share in exchange for cancellation of the remaining outstanding debt and accrued interest owed to Trellus Partners, L.P. totaling $403,480.



         Pursuant to an employment agreement between Penn Octane Corporation and Richard Shore, Jr. dated effective May 13, 2003, Penn Octane Corporation agreed to employ Mr. Shore as president for a two year term. As compensation for services under this agreement and as an incentive for Mr. Shore to exert maximum effort for the success of Penn Octane and Rio Vista, Penn Octane will pay Mr. Shore $30,000 per month and granted Mr. Shore (or his designee, Shore Capital
LLC) options to purchase 97,415 common units of Rio Vista at a per unit exercise price of $8.47, options to purchase 723,684 shares of common stock of Penn Octane at a per share exercise price of $1.14 and an option to purchase 25% of the limited liability company interests of our general partner (as described elsewhere in this information statement).


AGREEMENTS GOVERNING THE TRANSACTIONS

         We and Penn Octane have entered into or will enter into the various agreements relating to the distribution, including the vesting of our assets in us or our subsidiaries. These agreements will not be the result of arm's-length negotiations and consequently may not be as favorable to us as they might have been if we had negotiated them with unaffiliated third parties.

Omnibus Agreement

         Upon completion of the distribution, we and our general partner will enter into an omnibus agreement with Penn Octane that will govern, among other things, indemnification obligations among the parties to the agreement, related party transactions, the provision of general administration and support services by Penn Octane.

         Indemnification Provisions. Under the omnibus agreement, Penn Octane will indemnify us after the completion of the distribution against:

         - certain potential environmental liabilities associated with the operation of the assets contributed to us, and assets retained, by Penn Octane that relate to events or conditions occurring or existing before the completion of the distribution.

         Penn Octane will also indemnify us for liabilities relating to:

         -        legal actions against Penn Octane;

         - events and conditions associated with any assets retained by Penn Octane;

         - certain defects in the title to the assets contributed to us by Penn Octane that arise within three years after the completion of the distribution to the extent such defects materially and adversely affect our ownership and operation of such assets;

         - our failure to obtain certain consents and permits necessary to conduct our business to the extent such liabilities arise within three years after the completion of the distribution; and

         - certain income tax liabilities attributable to the operation of the assets contributed to us prior to the time that they were contributed.

         We will indemnify Penn Octane for certain potential environmental liabilities associated with the operation of the assets contributed to us that relate to events or conditions occurring or existing after the completion of the distribution and for federal income tax liabilities in excess of $2.5 million incurred by Penn Octane as a result of the distribution.

         Services. Under the omnibus agreement, Penn Octane will provide us with corporate staff and support services that are substantially identical in nature and quality to the services previously provided by Penn Octane in connection with its management and operation of our assets during the one-year period prior to the completion of the distribution. These services will include centralized corporate functions, such as accounting, treasury, engineering, information technology, insurance, administration of employee benefit and incentive compensation plans and other corporate services. Penn Octane will be reimbursed for the costs and expenses it incurs in rendering these services, including an overhead allocation to us of Penn Octane's indirect general and administrative expenses from its corporate allocation pool. Our general partner will determine the general and administrative expenses that will be allocated to us. Administrative and general expenses directly associated with providing services to us (such as legal and accounting services) are not included in the overhead allocation pool.

         Related Party Transactions. The omnibus agreement prohibits us from entering into any material agreement with Penn Octane without the prior approval of the conflicts committee of our general partner's board of managers. For purposes of the omnibus agreement, the term material agreements means any agreement between us and Penn Octane that requires aggregate annual payments in excess of $100,000. Please read "--Services" above.

         Amendment and Termination. The omnibus agreement may be amended by written agreement of the parties; provided, however that it may not be amended without the approval of the conflicts committee of our general partner if such amendment would adversely affect the unitholders. The omnibus agreement has an initial term of five years that automatically renews for successive five-year terms and, other than the indemnification provisions, will terminate if we are no longer an affiliate of Penn Octane.

Distribution Agreement

         We will enter into a distribution agreement with Penn Octane in connection with the distribution. This agreement will:

         - provide for the principal corporate transactions to be effected in connection with the distribution; and

         - provide for other matters relating to our relationship with Penn Octane, and our rights and obligations and the rights and obligations of Penn Octane, following the distribution.

Contribution, Conveyance and Assumption Agreement

         This agreement will be entered into before the date of distribution by and among us, Penn Octane, our operating partnership and the general partner of our operating partnership and provides for the contribution and conveyance by Penn Octane of the assets comprising our business, including the capital stock of Penn Octane's Mexican subsidiaries and the contracts, permits and leases material to our business, to our operating partnership, the contribution of Penn Octane's 99.9% limited partner interest in our operating partnership to us and the assumption by us and our operating partnership of all obligations and liabilities associated with such assets, that arise from and after the date of this agreement, to the full extent that Penn Octane or the Mexican subsidiaries would have been obligated to pay, perform and discharge such obligations and liabilities in the future but for the execution of this agreement.

LPG Purchase Contract

         As a condition to the distribution, Penn Octane and our operating partnership will enter into a purchase contract pursuant to which our operating partnership agrees to purchase all of its LPG requirements for sales using the assets transferred to our operating partnership by Penn Octane to the extent Penn Octane is able to supply such LPG requirements. This agreement further provides that our operating partnership will have no obligation to purchase LPG from Penn Octane to the extent the distribution of such LPG to our customers would not require the use of any of the assets Penn Octane contributes to our operating partnership under the contribution, conveyance and assumption agreement. This contract terminates on the earlier to occur of:

         - Penn Octane ceases to have the right to access the Seadrift pipeline that connects to our Brownsville terminal facilities; and

         - our operating partnership ceases sell LPG using any of the assets contributed by Penn Octane to our operating partnership pursuant to the contribution, conveyance and assumption agreement. The price we pay for LPG under this contract is indexed to the price quoted by the Oil Price Information Service for Mt. Belvieu non-tet propane and non-tet normal butane, plus other costs and amounts based on a formula that takes into consideration operating costs to both Penn Octane and to us. A copy of this contract is filed as an exhibit to the registration statement of which this information statement forms a part.



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Options Grants


         Pursuant to a letter agreement dated November 29, 2002, between Shore Capital LLC and Penn Octane and a resulting employment agreement dated effective May 13, 2003, between Penn Octane and Richard Shore, Jr., Shore Capital LLC, an entity owned and controlled by Mr. Richard Shore, Jr., President of Penn Octane and President and a manager of our general partner, was granted as compensation for past and future services of Mr. Shore to Penn Octane the option, exercisable after the date of the distribution, to acquire up to 25% of the limited liability company interests of our general partner at an exercise price equal to the pro rata portion of the tax basis capital of Rio Vista immediately after the distribution, which we estimate to be within a range between $55,000 and $120,000. This option expires three years from its grant date. In addition, pursuant to an option agreement dated July 10, 2003, Jerome B. Richter, the Chief Executive Officer of Penn Octane, was granted as compensation for past and future services the option, exercisable after the date of the distribution, to purchase 25% of the limited liability company interests of our general partner at an exercise price equal to the pro rata portion of the tax basis capital of Rio Vista immediately after the distribution, which we estimate to be within a range between $55,000 and $120,000. This option expires three years from its grant date. The estimated exercise price for these options is equal to one-half of one percent of an estimated range of values between $11.4 million and $23.5 million of the assets to be transferred to our operating partnership by Penn Octane. See "The Distribution--Material Federal Income Tax Consequences of the Distribution--Federal Income Tax Consequences of the Distribution to Penn Octane." The actual exercise price of the options of Shore Capital LLC and Jerome B. Richter to purchase interests in our general partner will equal one-half of one percent of the actual tax basis of the assets transferred to our operating partnership immediately after the transfer. Also pursuant to the letter agreement dated November 29, 2002, between Shore Capital LLC and Penn Octane and a resulting the employment agreement dated effective May 13, 2003, between Penn Octane and Richard Shore, Jr., we granted Shore Capital LLC as compensation for past and future services the right to purchase 97,415 of our common units at a per unit price of $8.47 exercisable for a period of three years from the date of the distribution. Shore Capital LLC and Jerome B. Richter have indicated that, due to potential personal tax benefits to them relating to any future appreciation in the interests, they intend to exercise their options to purchase the interest in our general partner immediately after the completion of the distribution. As a condition to exercising these options to purchase interests in our general partner, each of Shore Capital LLC and Jerome B. Richter shall execute a voting agreement pursuant to which Penn Octane will maintain voting control of our general partner.




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Management Bonus Plan


         It is anticipated that, prior to or shortly after the consummation of the distribution and related transactions, certain key executive officers of our general partner and Penn Octane who perform services on behalf of us will be eligible to participate in a key employee bonus plan, subject to any applicable stockholder approval requirements. Pursuant to this bonus plan, ten percent (10%) of the total distributions (including any liquidating distributions or distributions resulting from the sale of our partnership) received by Penn Octane from our general partner during each quarter will be designated for the key employee bonus plan. Each participant in the plan will be eligible to receive a pro rata portion of the funds in the bonus pool on a quarterly basis.




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         CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

CONFLICTS OF INTEREST

         Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including Penn Octane), on the one hand, and us and our limited partners, on the other hand. The managers and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, the managers of our general partner have fiduciary duties to manage us in a manner beneficial to us and our unitholders.

         The partnership agreement contains provisions that allow our general partner to take into account the interests of parties in addition to our interests when resolving conflicts of interest. In effect, these provisions limit our general partner's fiduciary duties to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty. Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other, our general partner will resolve that conflict. At the request of our general partner or as required by the omnibus agreement, a conflicts committee of the managers of our general partner will review conflicts of interest. Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or the unitholders if the resolution of the conflict is considered fair and reasonable to us. Any resolution is considered fair and reasonable to us if that resolution is:

         -        approved by the conflicts committee;

         - on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

         - fair to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

         Unless the resolution is specifically provided for in the partnership agreement, when resolving a conflict, our general partner may consider:

         - the relative interests of the parties involved in the conflict or affected by the action;

         - any customary or accepted industry practices or historical dealings with a particular person or entity; and

         - generally accepted accounting practices or principles and other factors it considers relevant, if applicable.

         Unless our general partner has acted in bad faith when resolving a conflict of interest in accordance with these standards, the action taken by the general partner to resolve the conflict of interest will not constitute a breach of its fiduciary duties.



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         Conflicts of interest could arise in the situations described below, among others:

         Actions taken by our general partner may affect the amount of cash available for distribution to unitholders.

         The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

         -        the amount and timing of asset purchases and sales;

         -        cash expenditures;

         -        borrowings;

         -        the issuance of additional units; and

         - the creation, reduction or increase of reserves in any quarter.

         In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to the unitholders, including borrowings that have the purpose or effect of:

         - enabling our general partner to receive distributions on the incentive distribution rights.

         For example, if we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units, then the partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read "Cash Distribution Policy."

         The partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, our operating partnership or our other subsidiaries.

         We do not have officers or employees and rely solely on officers and employees of our general partner and Penn Octane.

         We do not have officers or employees and will rely solely on officers and employees of Penn Octane and our general partner. Penn Octane conducts businesses and activities of its own in which we have no economic interest. There could be material competition for the time and effort of these officers and employees. The officers of Penn Octane and our general partner are not required to work full time on our affairs. These officers are required to devote significant time to the affairs of Penn Octane and are compensated by it for the services rendered to it.

         We will reimburse our general partner and Penn Octane for their expenses.

         We will reimburse our general partner and Penn Octane for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us.



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Administrative and general expenses directly associated with providing services to us (such as legal and accounting services) are not included in the overhead allocation pool. Because we are obligated to reimburse our general partner for all direct expenses it incurs on our behalf, there is no maximum amount that we may pay our general partner. The partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.

         Our general partner intends to limit its liability regarding our obligations.

         Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets and not against our general partner or its assets. The partnership agreement provides that any action taken by our general partner to limit its or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

         Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

         Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

         Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

         The partnership agreement allows our general partner to pay itself or its affiliates for any services rendered, provided these services are rendered on terms that are fair and reasonable to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates, including Penn Octane, on our behalf. Neither the partnership agreement nor any of the other agreements, contracts or arrangements between us and our general partner and its affiliates are or will be the result of arm's-length negotiations. Our partnership agreement provides that all of these transactions entered into after the distribution are to be on terms that are fair and reasonable to us.

         Our general partner and its affiliates, including Penn Octane, will have no obligation to permit us to use any of their facilities or assets, except as may be provided in contracts entered into specifically dealing with that use. Penn Octane is not obligated to enter into any contracts of this kind.

         We may not choose to retain separate professionals for ourselves or for the holders of common units.

         Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates, including Penn Octane. We may retain separate counsel for ourselves or the holders of common units if a conflict of interest arises between Penn Octane, our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other hand, depending on the nature of the conflict. We do not intend to do so in most cases.



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         Our general partner's affiliates may compete with us.

         The partnership agreement provides that our general partner will be restricted from engaging in any business activities other than those incidental to its ownership of interests in us. Except as provided in the partnership agreement, affiliates of our general partner, including Penn Octane, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Please read our Form of First Amended and Restated Agreement of Limited Partnership that is filed as an exhibit to the registration statement of which this information statement constitutes a part.

FIDUCIARY RESPONSIBILITIES

         Our general partner is accountable to us and our unitholders as a fiduciary. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this information statement as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, reduce or expand the fiduciary duties owed by the general partner to limited partners and the partnership. Please read "Certain Relationships and Related Penn Octane Transactions--Omnibus Agreement."

         The partnership agreement contains various provisions reducing the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner's managers have fiduciary duties to manage our general partner in a manner beneficial both to Penn Octane and its stockholders, as well as to you. Without these modifications, our general partner's ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards benefit the general partner by enabling it to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us as described above. These modifications also strengthen the ability our general partner to attract and retain experienced and capable managers. These modifications represent a detriment to the common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below.

         The following is a summary of:

         - the fiduciary duties imposed on our general partner by the Delaware Act,

         - material modifications of these duties contained in our partnership agreement, and

         - certain rights and remedies of unitholders contained in the Delaware Act.

State-law fiduciary duty standards  Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general



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                                    partner to act for the partnership in the
                                    same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

Partnership agreement modified      The partnership agreement contains
standards                           provisions that waive or consent to conduct
                                    by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the partnership agreement permits our general partner to make a number of decisions in its "sole discretion." This entitles our general partner to consider only the interests and factors that it desires without giving any consideration to our interests or the interests of our limited partner. Other provisions of the partnership agreement provide that our general partner's actions must be made in its reasonable discretion.
                                    These standards reduce the obligations to which our general partner would otherwise be held. The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be "fair and reasonable" to us under the factors previously set forth. In determining whether a transaction or resolution is "fair and reasonable," our general partner may consider interests of all parties involved, including its own.
                                    Please read "--Conflicts of Interest" for a summary of resolutions that would be considered "fair and reasonable" to us and for a summary of factors that our general partner may consider when resolving a conflict of interest. These standards reduce the obligations to which our general partner would otherwise be held. In addition to the other more specific provisions limiting the obligations of our general partner, the partnership agreement further provides that our general partner and its officers and managers



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                                    will not be liable for monetary damages to
                                    us, the limited partners or assignees for errors of judgment or for any acts or omissions if our general partner and those other persons acted in good faith.

Rights and Remedies of Unitholders  The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

         Our partnership agreement provides that you, by virtue of receiving common units in the distribution, will become a limited partner of us and will be bound by our partnership agreement, without the need to execute our partnership agreement. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

         The partnership agreement requires us to indemnify our general partner and its officers, managers, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification if our general partner or these persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than our general partner) not opposed to, our best interests. We also must provide this indemnification for criminal proceedings if our general partner or these other persons had no reasonable cause to believe their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met these requirements concerning good faith and our best interests. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable. Please read "The Partnership Agreement--Indemnification."



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                         DESCRIPTION OF THE COMMON UNITS

THE COMMON UNITS

         The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under the partnership agreement. For a description of the relative rights and preferences of holders of common units in and to partnership distributions, please read "Cash Distribution Policy." For a description of the rights and privileges of limited partners under the partnership agreement, including voting rights, please read "The Partnership Agreement."

TRANSFER AGENT AND REGISTRAR

         Duties. Computershare Investor Services serves as transfer agent and registrar for the common units. We will pay all fees charged by the transfer agent for transfers of common units, except the following must be paid by unitholders:

         - surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

         - special charges for services requested by a holder of a common unit; and

         -        other similar fees or charges.

         We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

         Resignation or Removal. The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF COMMON UNITS

         The transfer of the common units subsequent to the distribution will be accomplished through the completion, execution and delivery of a transfer application. Any subsequent transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

         - becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;



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         -        automatically requests admission as a substituted limited
                  partner in our partnership;

         - agrees to be bound by the terms and conditions of, and executes, the partnership agreement;

         - represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

         - grants powers of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

         - makes the consents and waivers contained in the partnership agreement.

         An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.

         A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the record holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the record holder as a result of any agreement between the beneficial owner and the record holder.

         Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A transferee of common units who does not execute and deliver a transfer application obtains only:

         - the right to assign the common unit to a purchaser or other transferee; and

         - the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

         Thus, a transferee of common units who does not execute and deliver a transfer application:

         - will not receive cash distributions, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application; and

         - may not receive some federal income tax information or reports furnished to record holders of common units.

         The partnership agreement requires that a transferor of common units must provide the transferee with all information that may be necessary to transfer the common units. The transferor is not required to insure the execution of the transfer application by the transferee and



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has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. Please read "The Partnership Agreement--Status as Limited Partner or Assignee."

         Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or applicable stock exchange regulations.



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

                            THE PARTNERSHIP AGREEMENT

         The following is a summary of the material provisions of our partnership agreement. The form of the partnership agreement is included as an exhibit to the registration statement of which this information statement constitutes a part. The form of partnership agreement of our operating partnership is also included as an exhibit to the registration statement of which this information statement constitutes a part. We will provide you with a copy of these agreements upon request at no charge.

         We summarize the following provisions of the partnership agreement elsewhere in this information statement:

         - With regard to distributions of available cash, please read "Cash Distribution Policy."

         - With regard to the transfer of common units, please read "Description of the Common Units--Transfer of Common Units."

         - With regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences Following the Distribution."

FORMATION AND DURATION

         We were formed on July 10, 2003 as a Delaware limited partnership and will have a perpetual existence.

PURPOSE

         Our purposes under the partnership agreement are limited to owning the equity of the general partner of our operating partnership, serving as the limited partner of our operating partnership and engaging in any business activities that may be engaged in by our operating partnership or that are approved by our general partner. The partnership agreement of our operating partnership provides that our operating partnership may, directly or indirectly, engage in:

         - its operations as conducted immediately after the distribution;

         - any other activity approved by our general partner but only to the extent that our general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as this term is defined in Section 7704 of the Internal Revenue Code; or

         - any activity that enhances the operations of an activity that is described in either of the two preceding clauses.

         Although our general partner has the ability to cause us and our operating partnership to engage in activities other than those described in this information statement, our general partner has no current plans to do so. Our general partner is authorized in general to perform all acts as



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it may deem, in its sole discretion, necessary to carry out our purposes and to conduct our business.

POWER OF ATTORNEY

         Each limited partner, each person who receives common units in the distribution and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, the partnership agreement.

CAPITAL CONTRIBUTIONS

         Unitholders are not obligated to make additional capital contributions, except as described under "--Limited Liability."

LIMITED LIABILITY

         Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

         -        to remove or replace our general partner,

         -        to approve some amendments to the partnership agreement, or

         -        to take other action under the partnership agreement,

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

         Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that



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the fair value of that property exceeds the nonrecourse liability. The Delaware
Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

         Our subsidiaries will conduct business in Texas and Mexico. Maintenance of our limited liability as a limited partner of our operating partnership may require compliance with legal requirements in the jurisdictions in which our operating partnership conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our limited partner interest in our operating partnership or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right to remove or replace the general partner of our operating partnership, to approve some amendments to the partnership agreement of our operating partnership, or to take other action under the partnership agreement of our operating partnership constituted "participation in the control" of its business for purposes of the statutes of any relevant jurisdiction, then we could be held personally liable for the obligations of our operating partnership under the law of that jurisdiction to the same extent as its general partner under the circumstances.

VOTING RIGHTS

         The following matters require the unitholder vote specified below. Matters requiring the approval of a "unit majority" require:

         - the approval of unitholders holding a majority of the outstanding common units.

MATTER                                  VOTE REQUIREMENT
------                                  ----------------

Issuance of additional units            No approval rights.

Amendment of the partnership agreement  Certain amendments may be made by the general partner without the approval of
                                        the unitholders. Other amendments
                                        generally require the approval of a unit majority. Please read "--Amendment of the Partnership Agreement."

Merger of our partnership or the sale   Unit majority.  Please read "Merger,
of all or substantially all of our      Sale or Other Disposition of Assets."
assets

Dissolution of our partnership          Unit majority.  Please read
                                        "--Termination and Dissolution."



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Continuation of our partnership upon    Unit majority.
dissolution event

Withdrawal of the general partner       The approval of a majority of the
                                        outstanding common units, excluding
                                        common units held by the general partner and its affiliates, is required for the withdrawal of the general partner prior to October 31, 2008 in a manner which would cause a dissolution of our partnership. Please read "--Withdrawal or Removal of the General Partner."

Removal of the general partner          By vote of unitholders holding not less
                                        than 80% of the outstanding common
                                        units, including units held by our
                                        general partner and its affiliates.
                                        Please read "--Withdrawal or Removal of
                                        the General Partner."

Transfer of the general partner         Our general partner may transfer its
interest                                general partner interest without a vote
                                        of our unitholders in connection with
                                        the general partner's merger or
                                        consolidation with or into, or sale of
                                        all or substantially all of its assets
                                        to, a third person. Our general partner
                                        may also transfer all of its general
                                        partner interest to an affiliate without a vote of our unitholders. The approval of unitholders holding a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to October 31, 2008. Please read "--Transfer of General Partner
                                        Interests and Incentive Distribution
                                        Rights."

Transfer of incentive distribution      Except for transfers to an affiliate or
rights                                  another person as part of the general
                                        partner's merger or consolidation with
                                        or into, or sale of all or substantially all of its assets to, such affiliate or person, the approval of a majority of the outstanding common units is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to October 31, 2008.
                                        Please read "--Transfer of General
                                        Partner Interests and Incentive
                                        Distribution Rights."



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Transfer of ownership interests in      No approval required at any time. Please
the general partner                     read "--Transfer of Ownership Interests
                                        in General Partner."

ISSUANCE OF ADDITIONAL SECURITIES

         The partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of the unitholders.

         We may issue an unlimited number of common units as follows:

         -        under employee benefit plans;

         -        upon exercise of warrants to purchase our common units;

         - upon conversion of the general partner interest as a result of a withdrawal of our general partner;

         -        in the event of a combination or subdivision of common units;
                  or

         - in connection with an acquisition or a capital improvement that increases cash flow from operations per unit on a pro forma basis.

         It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

         In accordance with Delaware law and the provisions of the partnership agreement, we may also issue additional partnership securities that, in the sole discretion of our general partner, have special voting rights to which the common units are not entitled.

         Upon issuance of additional partnership securities, our general partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its percentage interest. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.



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AMENDMENT OF THE PARTNERSHIP AGREEMENT

         General. Amendments to the partnership agreement may be proposed only by or with the consent of our general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

         Prohibited Amendments.  No amendment may be made that would:

         - enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

         - enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion;

         -        change the duration of our partnership;

         - provide that our partnership is not dissolved upon an election to dissolve our partnership by our general partner that is approved by a unit majority; or

         - give any person the right to dissolve our partnership other than our general partner's right to dissolve our partnership with the approval of a unit majority.

         The provision of the partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class.

         No Unitholder Approval. Our general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

         - a change in our name, the location of our principal place of business, our registered agent or our registered office;

         - the admission, substitution, withdrawal, or removal of partners in accordance with the partnership agreement;

         - the reduction in the vote needed to remove the general partner from not less than 80% of all outstanding units to a lesser percentage of all outstanding units;

         - a change that, in the sole discretion of our general partner, is necessary or advisable for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, our operating partnership nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;



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         -        an amendment changing our fiscal or taxable year and any
                  changes that are necessary as a result of a change in our fiscal or taxable year;

         - an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

         - subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of our general partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

         - any amendment expressly permitted in the partnership agreement to be made by our general partner acting alone;

         - an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

         - any amendment that, in the sole discretion of our general partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement;

         - a change in our fiscal year or taxable year and related changes;

         - a merger of the partnership or any of its subsidiaries into, or a conveyance of assets to, a newly-created limited liability entity the sole purpose of which is to effect a change in the legal form of the partnership into another limited liability entity; and

         - any other amendments substantially similar to any of the matters described in the clauses above.

         In addition, our general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee if those amendments, in the sole discretion of our general partner:

         - do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

         - are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;



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         -        are necessary or advisable to facilitate the trading of
                  limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange or trading system on which the limited partner interests are or will be listed for trading, compliance with any of which our general partner deems to be in our best interest and the best interest of the limited partners;

         - are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of the partnership agreement; or

         - are required to effect the intent expressed in this information statement or the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

         Opinion of Counsel and Unitholder Approval. Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an association taxable as a corporation for federal income tax purposes if one of the amendments described above under "--No Unitholder Approval" should occur. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners or cause us, our operating partnership or our subsidiaries to be taxable as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

         Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

ACTION RELATING TO OUR OPERATING PARTNERSHIP

         Without the approval of the holders of common units representing a unit majority, our general partner is prohibited from consenting on our behalf or on behalf of the general partner of our operating partnership to any amendment to the partnership agreement of our operating partnership or taking any action on our behalf permitted to be taken by a partner of our operating partnership in each case that would adversely affect our limited partners (or any particular class of limited partners) in any material respect.

MERGER, SALE OR OTHER DISPOSITION OF ASSETS

         The partnership agreement generally prohibits our general partner, without the prior approval of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our



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subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

         If conditions specified in the partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

TERMINATION AND DISSOLUTION

         We will continue as a limited partnership until terminated under the partnership agreement. We will dissolve upon:

         - the election of our general partner to dissolve us, if approved by a unit majority;

         - the sale, exchange or other disposition of all or substantially all of our assets and properties and our subsidiaries;

         -        the entry of a judicial order dissolving us; or

         - the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

         Upon a dissolution under the last clause, the holders of a majority of the outstanding common units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the partnership agreement by admitting as a new general partner an entity approved by the holders of a majority of the outstanding common units, subject to our receipt of an opinion of counsel to the effect that:

         - the action would not result in the loss of limited liability of any limited partner; and

         - neither our partnership, nor our operating partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

         Upon our dissolution, unless we are continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy--Distributions of Cash upon Liquidation."



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The liquidator may defer liquidation of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER

         Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to October 31, 2008 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after October 31, 2008, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the foregoing, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "--Transfer of General Partner Interests and Incentive Distribution Rights."

         Upon the withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding common units agree in writing to continue our business and to appoint a successor general partner.

         Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than eighty percent (80%) of the outstanding common units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 20% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal. After the distribution, affiliates of our general partner will own approximately 34.19% of the outstanding common units.

         The partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

         - our general partner will have the right to require its successor to purchase its general partner interest and its incentive distribution rights for a cash payment equal to the fair market value of those interests at the time.


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         In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for a cash payment equal to the fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

         If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest will automatically convert into common units equal to the fair market value of that interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph and its incentive distribution rights will continue in full force and effect.

         In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

TRANSFER OF GENERAL PARTNER INTERESTS AND INCENTIVE DISTRIBUTION RIGHTS

         Except for transfer by our general partner of all, but not less than all, of its general partner interest in us or its incentive distribution rights to:

         - an affiliate of our general partner (other than an individual); or

         - another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us or its incentive distribution rights to another person prior to October 31, 2008 without the approval of the holders of at least a majority of the outstanding common units. In the case of a transfer by our general partner of its general partner interest in us, as a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, furnish an opinion of counsel regarding limited liability and tax matters, and agree to be bound by the provisions of the partnership agreement and the partnership agreement of our operating partnership.



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         The general partner and its affiliates may at any time transfer common units it may hold to one or more persons, without unitholder approval.

TRANSFER OF OWNERSHIP INTERESTS IN GENERAL PARTNER

         At any time, the members of our general partner may sell or transfer all or part of their limited liability company interests in our general partner without the approval of the unitholders.

CHANGE OF MANAGEMENT PROVISIONS

         The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Rio Vista GP LLC as our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. The general partner has the discretion to increase, but not subsequently decrease, the ownership percentage at which voting rights are forfeited. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the managers of our general partner.

         The partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

         - our general partner will have the right to require its successor to purchase its general partner interest and its incentive distribution rights for a cash payment equal to the fair market value of those interests at the time.

MEETINGS AND VOTING

         Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-U.S. citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

         Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or, subject to the provision described in the next paragraph, by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may



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vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

         Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "--Issuance of Additional Securities." However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

         Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the partnership agreement will be delivered to the record holder by us or by the transfer agent.

STATUS AS LIMITED PARTNER OR ASSIGNEE

         Except as described above under "--Limited Liability," the common units will be fully paid and unitholders will not be required to make additional contributions.

         An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Please read "--Meetings and Voting." Transferees that do not execute and deliver a transfer application will not be treated as assignees or as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units. Please read "Description of the Common Units--Transfer of Common Units."

NON-U.S. CITIZEN ASSIGNEES; REDEMPTION

         If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by any of these limited partners or assignees at the units' current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or



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assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or if our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-U.S. citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-U.S. citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

INDEMNIFICATION

         Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

         -        our general partner;

         -        any departing general partner;

         - any person who is or was an affiliate of a general partner or any departing general partner;

         - any person who is or was a member, partner, officer, manager, employee, agent or trustee of our general partner, any departing general partner, or any affiliate of a general partner or any departing general partner; or

         - any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner, as an officer, director, manager, employee, member, partner, agent or trustee of another person.

         Any indemnification under these provisions will only be out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

BOOKS AND REPORTS

         Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

         We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.



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         We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

RIGHT TO INSPECT OUR BOOKS AND RECORDS

         The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

         - a current list of the name and last known address of each partner;

         -        a copy of our tax returns;

         - information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

         - copies of the partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

         - information regarding the status of our business and financial condition; and

         - any other information regarding our affairs as is just and reasonable.

         Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

REGISTRATION RIGHTS

         Under the partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Rio Vista GP LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.



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              MATERIAL TAX CONSEQUENCES FOLLOWING THE DISTRIBUTION

         This discussion was prepared by special tax counsel and summarizes the material federal income tax consequences that may be relevant to prospective unitholders who are citizens or residents of the United States. Unless otherwise noted, all statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section are the opinion of special tax counsel. Special tax counsel expresses no opinion with respect to statements of fact and the representations and estimates of the results of future operations made by us that are included in this discussion. Special tax counsel's opinions are based on its interpretation of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, the facts set forth in this information statement and factual representations and assumptions made and provided by us. The validity of special tax counsel's opinions is subject to the accuracy of such representations and assumptions and the continued applicability of such legislative, administrative and judicial authorities, all of which authorities are subject to changes and interpretations that may be retroactively applied. Unless the context otherwise requires, references in this discussion to "us", "we" and "our" are references to Rio Vista.

         We have not requested a ruling from the United States Internal Revenue Service ("IRS") with respect to our classification as a partnership for federal income tax purposes following distribution of our common units by Penn Octane to its stockholders (the "Distribution") or any other matter affecting us. An opinion of counsel represents only counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the IRS could adopt positions that differ from special tax counsel's conclusions expressed herein. We may need to resort to administrative or court proceedings to sustain some or all of the positions we take and some or all of these positions ultimately may not be sustained. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. The costs of any contest with the IRS will be borne directly or indirectly by some or all of our unitholders. Neither we nor the operating partnership will elect to be classified as an association taxable as a corporation. Furthermore, neither we nor special tax counsel can assure you that the tax consequences of holding common units will not be significantly modified by future legislation or administrative changes or court decisions. Any such modifications may or may not be retroactively applied.

         It is impractical to comment on all aspects of federal, state, local and foreign laws that may affect the tax consequences relevant to a prospective unitholder. Moreover, this discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), or mutual funds. In addition, except as expressly described herein, this discussion does not address any state, local or foreign tax considerations related to the ownership and disposition of common units. Unitholders should consult and rely on their own tax advisor about the tax consequences peculiar to their circumstances.



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         For the reasons described below, special tax counsel has not rendered an opinion with respect to the following specific federal income tax issues:

         - the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "--Tax Consequences of Common Unit Ownership--Treatment of Short Sales");

         - whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "--Disposition of Common Units--Allocations Between Transferors and Transferees");

         - whether our method for depreciating adjustments under Section 743 of the Code is sustainable (please read "--Tax Consequences of Common Unit Ownership--Section 754 Election"); and

         - whether assignees of common units who are entitled to execute and deliver transfer applications, but who fail to execute and deliver transfer applications, are our partners (please read "--Limited Partner Status").

         Special tax counsel has rendered an opinion that the allocation of Partnership income, gain, loss and deduction as specified in the partnership agreement will be given effect for federal income tax purposes in determining the allocation of such items among the partners. However, that opinion is, in part, based on a number of assumptions, including that future regulations are issued regarding compensatory and noncompensatory options and are effective for periods during which the options are outstanding.

PARTNERSHIP STATUS

         A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, even if no cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

         Generally, the Treasury Regulations under Section 7701 of the Code, known as the "check-the-box" regulations, classify entities organized as limited partnerships under domestic partnership statutes as partnerships for federal income tax purposes, unless they elect to be treated as associations taxable as corporations. Notwithstanding the "check-the-box" regulations, Section 7704 of the Code provides that publicly traded partnerships shall, as a general rule, be taxed as corporations despite the fact that they are not classified as corporations under Section 7701 of the Code. Section 7704 of the Code provides an exception to this general rule for a publicly traded partnership if 90% or more of its gross income for every taxable year consists of "qualifying income" (the "Qualifying Income Exception"). For purposes of this exception, "qualifying income" includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines) or marketing of any mineral or natural resource. Other types of "qualifying income" include interest (other than from a financial business or interest based on profits of the borrower), dividends, real property rents, gains from the sale of real property, including real property held by one considered to be a "dealer" in such property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes "qualifying income".



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

         No ruling has been or will be sought from the IRS and the IRS has made no determination as to our classification as a partnership for federal income tax purposes or whether our operations generate "qualifying income" under
Section 7704 of the Code. Instead, we will rely on the opinion of special tax counsel that, based upon the Code, the Treasury Regulations, published revenue rulings and court decisions, and the representations below, we will be classified as a partnership and the operating limited partnership will be disregarded as an entity separate from us for federal income tax purposes. The representations upon which special tax counsel has relied are:

         - Neither we nor the operating partnership will elect to be classified as an association taxable as a corporation; and

         - For each taxable year, 90% or more of our gross income has been and will be income that special tax counsel has or will opine is "qualifying income" within the meaning of Section 7704(d) of the Code.

We estimate that less than 10% of our current income is not "qualifying income." The portion of our income that is qualifying income can change from time to time.

         Although we expect to conduct our business so as to meet the Qualifying Income Exception, if we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and as if we had then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be classified as a corporation for federal income tax purposes.

         If we were classified as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, treatment of us as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

         The discussion below assumes that following the Distribution we will be classified as a partnership for federal income tax purposes.



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LIMITED PARTNER STATUS

         Unitholders who have become our limited partners pursuant to the provisions of our partnership agreement will be treated as our partners for federal income tax purposes. Moreover, the IRS has ruled that assignees of limited partnership interests who have not been admitted to a partnership as limited partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of this ruling, except as otherwise described herein, (1) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and (2) unitholders whose common units are held in street name or by another nominee, and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as our partners for federal income tax purposes.

         As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications, but who fail to execute and deliver transfer applications, the tax status of such unitholders is unclear and special tax counsel expresses no opinion with respect to the status of such assignees. Such unitholders should consult their own tax advisors with respect to their status as our partners for federal income tax purposes. A purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker executes and delivers a transfer application with respect to such common units.

         A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as our partner with respect to such common units for federal income tax purposes. These holders should consult with their own tax advisors with respect to their status as our partners for federal income tax purposes. Please read "--Tax Consequences of Common Unit Ownership--Treatment of Short Sales".

         The discussion below assumes that a unitholder is treated as one of our partners.

TAX CONSEQUENCES OF COMMON UNIT OWNERSHIP

FLOW-THROUGH OF TAXABLE INCOME

         Each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions even if no cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution from us. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

TREATMENT OF DISTRIBUTIONS

         Our distributions to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be



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considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "--Disposition of Common Units" below. Any reduction in a unitholder's share of our nonrecourse liabilities for which no partner (including the general partner) bears the economic risk of loss included in his tax basis in his common units will be treated as a distribution of cash to such unitholder. Please read "--Tax Consequences of Common Unit Ownership--Basis of Common Units". If a unitholder's percentage interest decreases because we offer additional common units, then such unitholder's share of nonrecourse liabilities will decrease, and this will result in a corresponding deemed distribution of cash. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "--Tax Consequences of Common Unit Ownership --Limitations on Deductibility of Losses".


         A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of either "unrealized receivables," including depreciation recapture(s), or substantially appreciated "inventory items," both as defined in Section 751 of the Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of our Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

BASIS OF COMMON UNITS


         A unitholder's initial tax basis for his common units received in the Distribution should be equal to such unitholder's basis in the portion of the Rio Vista Assets deemed contributed by him to us, plus his share of our nonrecourse liabilities. Please read "The Distribution--Material Federal Income Tax Consequences of the Distribution--Gain or Loss on Deemed Contributions of Rio Vista Assets, and Basis and Holding Period of Rio Vista Common Units." Each unitholder's basis in the portion of the Rio Vista Assets deemed distributed to him in the Distribution will be equal to the fair market value of such assets at the time of the Distribution. See "The Distribution -- Material Federal Income Tax Consequences of the Distribution -- Federal Income Tax Consequences of the Distribution to Penn Octane." A unitholder's tax basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities and will be decreased, but not below zero, by distributions he receives from us, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder generally will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "--Disposition of Common Units--Recognition of Gain or Loss".


LIMITATIONS ON DEDUCTIBILITY OF LOSSES

         The deduction by a unitholder of his share of our losses will be limited to the tax basis of his common units. Also, in the case of an individual unitholder or a corporate unitholder, if 50% or more of the value of the corporation's stock is owned directly or indirectly by five or fewer individuals, the deduction by a unitholder of his share of our losses will be limited to the amount for which the unitholder is considered "at risk" with resect to our activities, if that amount is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent



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that distributions cause his "at risk" amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or "at risk" amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the "at risk" limitation, but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the "at risk" or basis limitation is no longer utilizable.

         In general, a unitholder will be "at risk" to the extent of the tax basis of his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his common units, if the lender of those borrowed funds owns an interest in us (other than as a creditor), is related to a person (other than the unitholder) who owns an interest in us or can look only to the common units for repayment. A unitholder's "at risk" amount will increase or decrease as the tax basis of the unitholder's common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.


         The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments in other publicly traded partnerships (including our investments in other publicly traded partnerships) or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of our income will be suspended and will be carried forward to offset our future income and may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the "at risk" rules and the basis limitation.


LIMITATIONS ON INTEREST DEDUCTIONS


         The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:


         - interest on indebtedness properly allocable to property held for investment;

         -        our interest expense attributed to portfolio income; and

         - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.



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


         The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, a unitholder's share of our portfolio income will be treated as investment income.


ENTITY-LEVEL COLLECTIONS

         If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

ALLOCATION OF INCOME, GAIN, LOSS AND DEDUCTION

         In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to the general partner, gross income will be allocated to the general partner to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

         Allocations of our income, gain, loss or deduction pursuant to the partnership agreement generally will be given effect for federal income tax purposes only if the allocations (i) have substantial economic effect, (ii) are in accordance with the partner's interest in the partnership, or (iii) are deemed to be in accordance with the partner's interest in the partnership pursuant to special rules. Allocations have substantial economic effect if the partnership agreement requires the following: (i) capital accounts are required to be maintained for the partners in accordance with specific rules; (ii) liquidating distributions to the partners are required to be made in accordance with the partners' positive capital account balances; and (iii) a partner with a negative balance in his capital account following the liquidation of his interest in the partnership is required to restore the deficit balance. Even if the last requirement is not satisfied, the allocations will still be considered to have economic effect if the partnership agreement contains provisions satisfying the first two requirements set forth above and contains a qualified income



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offset provision (hereinafter the "alternate test for economic effect"). In that instance, an allocation is considered to have economic effect to the extent such allocation does not cause or increase a deficit balance in a partner's capital account.

         Certain allocations cannot have substantial economic effect. Those allocations will be deemed to be in accordance with a partner's interest in the partnership only if certain rules are satisfied. If the rules are not satisfied, then the allocations for such items will be made in accordance with the partner's interest in the partnership as determined under the applicable Treasury regulations.

         Except with respect to items that cannot have economic effect, the determination of a partner's interest in the partnership is a subjective test taking into account all of the facts and circumstances relevant to the manner in which the partners have agreed to share the economic benefit or burden corresponding to the allocation of income, gain, loss or deduction, including the partner's relative contributions to the partnership, the interests of all the unitholders in profits and losses, the interest of all the unitholders in cash flow and other nonliquidating distributions and the rights of all the unitholders to distributions of capital upon liquidation. The determination of the partner's interest in the partnership for items that cannot have economic effect are determined under special rules.

         The partnership agreement provides (i) that capital accounts will be maintained for the partners in accordance with existing specific rules under applicable Treasury regulations; (ii) that liquidating distributions will be made in accordance with positive capital account balances of the partners; and
(iii) for a qualified income offset provision satisfying the requirements of the alternate test for economic effect. Also, as to certain items that cannot have economic effect, the partnership agreement contains specific provisions consistent with existing applicable Treasury regulations. However, it is unclear whether, during the period of time that the partnership has outstanding options to acquire partnership interests (such as the compensatory and noncompensatory options), the allocations of income, gain, loss and deduction will have substantial economic effect or be deemed to be in accordance with a partner's interest in the partnership. There is currently no guidance regarding compensatory options. The Treasury has issued proposed regulations for noncompensatory partnership options which provide that allocation during the period of time that the options are outstanding will be deemed to be in accordance with a partner's interest in the partnership if certain requirements are satisfied. In order to be effective for these purposes, such requirements must be satisfied for the entire period during which the Partnership's options are outstanding. The partnership agreement provides authority to the general partner to amend the partnership agreement as necessary and to the extent possible to comply with future guidance, including final regulations issued regarding compensatory and noncompensatory partnership options, so that the allocations under the partnership agreement may satisfy the substantial economic effect test or otherwise be deemed in accordance with a partner's interest in the partnership. Assuming (a) the general partner timely amends the partnership agreement, effective for taxable years 2003 and following, to conform with the requirements of the proposed regulations, (b) the final regulations regarding noncompensatory partnership options are adopted in substantially the same form as the proposed regulations and are effective for periods during which the options are outstanding, (c) the final regulations ultimately issued regarding compensatory partnership options are issued at a time, and in a form, that allows a similar amendment that will provide certainty as to the partnership



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allocations that are impacted by the existence of the Partnership's compensatory options and are effective for periods during which the options are outstanding, and (d) such amendment is timely made, then special tax counsel is of the opinion that the partnership agreement provides for allocations that either satisfy the test for substantial economic effect or are deemed in accordance with a partner's interest in the partnership.

         Additionally, as required by Section 704(c) of the Internal Revenue Code, some items of income, gain, loss and deduction must be allocated to account for the difference between the tax basis and fair market value of property contributed to us or differences between the tax basis and fair market value of property upon a revaluation event (including, if required by law, the exercise of the compensatory or noncompensatory options). In addition, items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some holders of our common units. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of income and gain will be allocated in an amount and manner sufficient to eliminate the negative balances as quickly as possible.

         Under Section 704(c) of the Internal Revenue Code, the partners in a partnership cannot be allocated more depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the "ceiling limitation"). To the extent the ceiling limitation is or becomes applicable subsequent to a revaluation event, our partnership agreement will require that items of income and deduction be allocated in a way designed to effectively "cure" this problem and eliminate the impact of the ceiling limitation. Such allocations will not have substantial economic effect because they will not be reflected in the capital accounts of the holder of our common units. Treasury Regulations under Section 704(c) of the Internal Revenue Code permit a partnership to make reasonable curative allocations to reduce or eliminate disparities between the tax basis and value attributable to our properties subsequent to a revaluation event, and may require such allocations in order for our common units to be "fungible." However, these methods may be impracticable for publicly traded partnerships such as us. See "--Uniformity of Common Units."

         Because of the uncertainty in the law referred to in the preceding paragraph, it is unclear whether the Section 704(c) allocations under our partnership agreement subsequent to a revaluation event will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

         Immediately after the distribution of common units there should be no difference between the tax basis of the common units and our assets, and Section 704(c) should not be directly applicable to us unless additional property is contributed in the future or a revaluation event occurs.

         Also, special tax counsel is unable to opine with respect to the issues described in "--Tax Consequences of Common Unit Ownership--Section 754 Election" and "--Disposition of Common Units--Allocations Between Transferors and Transferees."



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

TREATMENT OF SHORT SALES

         A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be a partner for federal income tax purposes with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

         - any of our income, gain, loss or deduction with respect to those common units would not be reportable by him;

         - any cash distributions received by him on those common units would be fully taxable; and

         - all of these distributions would appear to be ordinary income to him.

         Special tax counsel has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller; therefore, unitholders desiring to assure their status as our partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing or loaning their common units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read "--Disposition of Common Units--Recognition of Gain or Loss".

ALTERNATIVE MINIMUM TAX

         Each unitholder will be required to take into account his share of any items of our income, gain, loss and deduction for purposes of the alternative minimum tax. We do not expect to generate significant tax preference items or adjustments. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

SECTION 754 ELECTION

         We will make the election permitted by Section 754 of the Code, which is irrevocable without the consent of the IRS. Such election will generally permit a purchaser of common units to adjust his share of the basis in our properties pursuant to Section 743(b) of the Code. The Section 743(b) adjustment is attributed solely to a purchaser of common units and is not added to the common basis of our assets. Thus, for purposes of determining income, gains, losses and deductions, the purchaser will have a special basis for those of our properties that are adjusted under Section 743(b) of the Code.

         The amount of the adjustment under Section 743(b) is the difference between the adjusted federal income tax basis of a unitholder's common units and his proportionate share of the common basis of our assets attributable to the common units pursuant to Section 743. The aggregate amount of the adjustment computed under Section 743(b) is then allocated among our various assets pursuant to the rules of Section 755. The Section 743(b) adjustment provides the purchaser of common units with the equivalent of an adjusted tax basis in his share of our properties equal to the adjusted tax basis of such common unit.



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         The allocation of the Section 743(b) adjustment must be made in accordance with the principles of Section 1060 of the Code. Based on these principles, the IRS may seek to reallocate some or all of any Section 743(b) adjustment that we do not allocate to goodwill which, as an intangible asset, would be amortizable over a longer period of time than our tangible assets.


         A Section 754 election is advantageous when the transferee's basis in such common units is higher than such common units' share of the aggregate basis in our assets immediately before the transfer. In such case, pursuant to the election, the transferee will take a new and higher basis in his share of our assets for purposes of calculating, among other items, his depreciation deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election would be disadvantageous if the transferee's basis in his common units were lower than such common shares' share of the aggregate basis in our assets immediately before the transfer. Thus, the amounts that a unitholder would be able to obtain on a sale or other disposition of his common units may be affected favorably or adversely by the Section 754 election.


         The calculations and adjustments in connection with the Section 754 election depend, among other things, on the date on which a transfer occurs and the price at which the transfer occurs. To help reduce the complexity of those calculations and the resulting administrative cost to us, we will apply the following method in making the necessary adjustments pursuant to the Section 754 election on transfers after the transfers pursuant to the Distribution: the price paid by a transferee for the common units he owns will be deemed to be the lowest quoted trading price for the common units during the calendar month in which the transfer was deemed to occur, without regard to the actual price paid. The application of such convention yields a less favorable tax result, as compared to adjustments based on actual price, to a transferee who paid more than the "convention price" for the common units he owns. The calculations under
Section 754 elections are highly complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. It is possible that the IRS will successfully assert that the adjustments do not meet the requirements of the Code or the applicable Treasury Regulations and require a different basis adjustment to be made.

         Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the elections, we may seek permission from the IRS to revoke the Section 754 election. Such a revocation may increase the ratio of the distributive share of a holder of our common units of taxable income to cash distributions and adversely affect the amount that a holder of our common units will receive from the sale of the common units he owns.

UNIFORMITY OF COMMON UNITS

         There can arise a lack of uniformity in the intrinsic tax characteristics of common units. Such uniformity is often referred to as "fungibility." Without such uniformity, compliance with several federal income tax requirements, both statutory and regulatory, could be substantially diminished. In addition, such non-uniformity could have a negative impact on the ability of a holder of our common units to dispose of his interest. Such lack of uniformity can result upon a



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subsequent revaluation event from the application of Treasury Regulations relating to depreciation and amortization to our Section 743(b) adjustments or the determination that our Section 704(c) curative allocations to prevent the application of "ceiling" limitations on our ability to make allocations to eliminate disparities between the tax basis and value attributable to Partnership property upon a revaluation event are unreasonable. Depreciation conventions may be adopted or items of income and deduction may be specially allocated in a manner that is intended to preserve the uniformity of intrinsic tax characteristics among all common units, despite their being potentially inconsistent with Treasury Regulations. Any such special allocation will be made solely for federal income tax purposes. In such event, it is unclear whether such allocations will be respected or that uniformity will be retained.

TAX TREATMENT OF OPERATIONS

ACCOUNTING METHOD AND TAXABLE YEAR

         We will use the year ending December 31 as our taxable year and will adopt the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his common units following the close of our taxable year but before the close of his taxable year will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "--Disposition of Common Units--Allocations Between Transferors and Transferees".

TAX BASIS, DEPRECIATION AND AMORTIZATION


         The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. Our initial tax basis in each of our assets should be equal to its fair market value on the date of the Distribution. We estimate the total fair market value of our assets on the date of the Distribution to be within a range of values between $11.4 million and $23.5 million. Please read "The Distribution--Material Federal Income Tax Consequences of the Distribution--Federal Income Tax Consequences of the Distribution to Penn Octane." If the fair market value of any of our assets as of the date of the Distribution is less than Penn Octane's adjusted tax basis in such asset on that date, a permanent loss of tax basis will result. We estimate Penn Octane's total adjusted tax basis in its assets on the date of the Distribution to be approximately $14.7 million. To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service.


         If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his common units. Please read "--Tax Consequences of Common Unit Ownership--Allocation of Income, Gain, Loss and Deduction" and "--Disposition of Common Units--Recognition of Gain or Loss".



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VALUATION AND TAX BASIS OF OUR PROPERTIES


         The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the fair market values, and determinations of the initial tax bases, of our assets. Please read "--Tax Treatment of Operations--Tax Basis, Depreciation and Amortization." Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the fair market value estimates ourselves. These estimates of value and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates and determinations of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.


COMPENSATORY OPTIONS AND WARRANTS ISSUED TO ACQUIRE COMMON UNITS


         In connection with the distribution and pursuant to the terms of outstanding compensatory and non-compensatory warrants to purchase Penn Octane common stock, the Partnership will grant warrants to purchase common units of the Partnership to the holders of such outstanding Penn Octane warrants. Also, pursuant to a letter agreement dated November 29, 2002, between Shore Capital LLC and Penn Octane and a resulting employment agreement dated effective May 13, 2003, between Penn Octane and Richard Shore, Jr., Shore Capital LLC, an entity controlled by Richard Shore, Jr., was granted an option to purchase 97,415 of our common units for a per unit purchase price of $8.47. With regard to the grant and exercise of the Partnership's noncompensatory options, the Partnership intends to report the tax consequences thereof in a manner consistent with that prescribed and allowed by the proposed regulations currently outstanding concerning noncompensatory partnership options. The Partnership intends to report the tax consequences of the grant and exercise of compensatory options as follows: (i) the grant of the options will not be taxable to the option holder and will have no tax consequences to the Partnership; (ii) the option holder will not be treated as partner with respect to the common units to be issued under the option until the options are exercised; (iii) upon the exercise of the options, the option holder will report income equal to the difference between the fair market value of the common units received and the exercise price paid by the option holder (the "excess"); and (iv) upon the exercise of the option, the Partnership will report a deduction equal to the excess. The deduction by the Partnership will be allocated to its partners other than the option holder. For purposes of administering this reporting and in maintaining capital accounts of the partners, upon the exercise of an option, the Partnership will treat the exercise as a payment of compensation to the option holder of cash equal to the amount of the excess followed by the option holder's contribution to the capital of the Partnership in exchange for the common units of the amount of the excess and the exercise price of the options. There is no direct authority regarding the tax consequences of the grant and exercise of compensatory partnership options. Additionally, the Treasury has indicated that it intends to issue proposed regulations addressing the tax consequences of such options. Accordingly, there can be no assurance that the IRS will agree with the Partnership's tax treatment of the options. Among other things, the IRS may treat the exercise of the options as the payment of compensation by the Partnership to the option holder in the form of a transfer of an undivided interest in each Partnership asset. This characterization would require the Partnership to recognize gain or loss




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equal to the difference between the value of the asset and the Partnership's tax basis therein. Such treatment could result in additional income to the historic partners and require the Partnership to incur significantly increased accounting costs. Additionally, the IRS may require the Partnership to capitalize (rather than deduct) the compensation amount, in which case the tax benefit of the excess would be recovered over time through depreciation or amortization.



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DISPOSITION OF COMMON UNITS

RECOGNITION OF GAIN OR LOSS


         If a common unit is sold or otherwise disposed of in a taxable exchange, the determination of gain or loss from the sale or other disposition will be equal to the difference between the amount realized and the unitholder's tax basis for such common units. A unitholder's "amount realized" will be measured by the sum of the cash and the fair market value of other property received plus the portion of our nonrecourse liabilities allocated to the common units sold. Because the amount realized includes the portion of our nonrecourse liabilities allocated to the common units sold, the tax liability resulting from such gain could exceed the amount of cash received upon the disposition of such common units. Please read "--Tax Consequences of Common Unit Ownership--Basis of Common Units".


         Prior distributions from us in excess of the cumulative net taxable income for a common unit sold that decreased the unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than his tax basis in that common unit, even if the price received is less than his original basis.

         Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in common units, on the sale or exchange of a common unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture, other potential recapture items, or other "unrealized receivables" or to "inventory items" we own. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

         The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell, but, under the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of the common units sold. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of our common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.



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         Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

         -        a short sale;

         -        an offsetting notional principal contract; or

         - a futures or forward contract with respect to the partnership interest or substantially identical property.

         Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES

         In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the first business day of the month in which that gain or loss is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

         The use of the monthly conventions discussed above may not be permitted by existing Treasury Regulations and, accordingly, special tax counsel is unable to opine on the validity of the method of allocating income and deductions between the transferors and transferees of common units. If the IRS treats transfers of common units as occurring throughout each month and a monthly convention is not allowed by the Treasury Regulations, the IRS may contend that our taxable income or losses must be reallocated among the unitholders. If any such contention were sustained, the tax liabilities of some unitholders would be adjusted to the possible detriment of other unitholders. We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

         A unitholder who owns common units at any time during a quarter and disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter, but will not be entitled to receive that cash distribution.



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NOTIFICATION REQUIREMENTS

         A purchaser of common units other than an individual who is a citizen of the United States and who purchases them through a broker is required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may lead to the imposition of substantial penalties.

CONSTRUCTIVE TERMINATION

         We will be considered to have been "terminated" for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. A "termination" of us will result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

TAX-EXEMPT ORGANIZATIONS AND OTHER INVESTORS

         Ownership of common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies or mutual funds raises issues unique to those investors and, as described below, may have substantial adverse tax consequences to them.

         Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be "unrelated business taxable income" and will be taxable to it.

         A regulated investment company, or "mutual fund," is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

         Non-resident aliens and foreign corporations, trusts or estates that own common units will be considered to be engaged in business in the United States because of the ownership of common units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss and deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest effective tax rate applicable to individuals from



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cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

         In addition, because a foreign corporation that owns common units will be treated as engaged in a United States trade or business, that foreign corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

         Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a common unit will be subject to federal income tax on gain realized on the sale or disposition of that common unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a common unit if he has owned less than 5% in value of the common units during the five-year period ending on the date of the disposition and if the common units are regularly traded on an established securities market at the time of the sale or disposition.

ADMINISTRATIVE MATTERS

INFORMATION RETURNS AND AUDIT PROCEDURES

         We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which generally will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that any of those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. Any challenge by the IRS could negatively affect the value of the common units.


         The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.


         Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names our general partner as our Tax Matters Partner.



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         The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

         A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

NOMINEE REPORTING

         Persons who hold an interest in us as a nominee for another person are required to furnish to us:

         - the name, address and taxpayer identification number of the beneficial owner and the nominee;

         -        whether the beneficial owner is:

                  (1) a person that is not a United States person as defined in Section 7701(a)(30) of the Code;

                  (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

                  (3)      a tax-exempt entity;

         - the amount and description of common units held, acquired or transferred for the beneficial owner; and

         - specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

         Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.



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REGISTRATION AS A TAX SHELTER

         The Code requires that "tax shelters" be registered with the Secretary of the Treasury. Although we may not be a "tax shelter" for such purposes, we will apply to register as a "tax shelter" with the Secretary of the Treasury in light of the substantial penalties that might be imposed if registration is required and not undertaken.

         Issuance of a tax shelter registration number does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS.

         We will supply our tax shelter registration number to you when one has been assigned to us. A unitholder who sells or otherwise transfers a common unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a common unit to furnish the registration number to the transferee is $100 for each failure. A unitholder must disclose our tax shelter registration number on his tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on Form 8271 to be attached to his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

ACCURACY-RELATED PENALTIES

         An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

         A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

         -        for which there is, or was, "substantial authority;" or

         - as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

         More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a



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reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

         A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES

         In addition to federal income taxes, you will be subject to other taxes, including state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each unitholder should consider their potential impact on his investment in us. We will initially own property or do business in Texas and Mexico. We may also own property or do business in other jurisdictions in the future. Some of the jurisdictions in which we do business may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of such jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a non-resident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.

         It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each unitholder is urged to consult his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Special tax counsel has not rendered an opinion on the state, local or foreign tax consequences of an investment in common units.

              INVESTMENT IN COMMON UNITS BY EMPLOYEE BENEFIT PLANS

         An investment in common units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Code. For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

         - whether the investment is prudent under Section 404(a)(1)(B) of ERISA;



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         -        whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

         - whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

         The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in common units is authorized by the appropriate governing instrument and is a proper investment for the plan.

         Section 406 of ERISA and Section 4975 of the Code prohibits employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan.

         In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.


         The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:


         - the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

         - the entity is an "operating company,"--i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

         - there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by the general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

         Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in the first bullet point above.

         Plan fiduciaries acquiring common units in the Distribution should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                 RESALE OF COMMON UNITS RECEIVED IN DISTRIBUTION

         The United States Securities and Exchange Commission has expressed the opinion that securities received in a transaction like this distribution are generally not considered "restricted securities" under Rule 144 promulgated under the Securities Act of 1933. Thus, Rule 144 generally permits the resale of these securities. However, to the extent that any person receiving common units in the distribution is deemed to be an "affiliate" under Rule 144, that person would be subject to volume and timing restrictions that generally apply to the affiliates of public companies, unless the resale by that person qualifies for another exemption under the Securities Act of 1933. If you may be one of our "affiliates," we advise you to contact your lawyer before selling any of the common units that you receive in the distribution.

             LIABILITY AND INDEMNIFICATION OF OFFICERS AND MANAGERS

         Our partnership agreement provides that we will, to the fullest extent permitted by law, indemnify and advance expenses to the general partner, any Departing Partner (as defined therein), any person who is or was an affiliate of the general partner or any Departing Partner, any person who is or was an officer, director, employee, partner, manager, agent or trustee of the general partner or any Departing Partner or any affiliate of the general partner or any Departing Partner, or any person who is or was serving at the request of the general partner or any affiliate of the general partner or any Departing Partner or any affiliate of any Departing Partner as an officer, director, employee, partner, agent or trustee of another person ("Indemnitees") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as the general partner, Departing Partner or an affiliate of either, an officer, director, manager, employee, partner, agent or trustee of the general partner, any Departing Partner or affiliate of either or a person serving at the request of the Registrant in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of Rio Vista and such action did not constitute gross negligence or willful misconduct on the part of the Indemnitee, and, with respect to any criminal proceeding, the Indemnitee had no reasonable cause to believe its conduct was unlawful. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. In addition, each Indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of Rio Vista. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by such persons in connection with our activities, whether or we would have the power to indemnify such person against such liabilities under the provisions described above.

                             INDEPENDENT ACCOUNTANTS


         Our general partner plans to select Burton McCumber & Cortez to audit our financial statements for the year ending December 31, 2004. Burton McCumber & Cortez has served as our independent accountants and those of Penn Octane Corporation through the periods covered by the financial statements included in this information statement.


                       WHERE YOU CAN FIND MORE INFORMATION

         Rio Vista has filed a registration statement with the Securities and Exchange Commission with respect to the Rio Vista common units. This information statement, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the schedules and other exhibits thereto, and reference is made to the registration statement for further information regarding Rio Vista and the Rio Vista common units. In particular, copies of certain agreements and other documents in this information statement are qualified by reference to such agreements and other documents as filed. When the registration statement becomes effective, Rio Vista will be subject to the reporting requirements of the Exchange Act and, in accordance therewith, will file reports, proxy statements and other information with the Commission. The registration statement, including the exhibits and schedules thereto, and the reports, proxy statements and other information filed by Rio Vista with the Commission can be inspected and copied at the Public Reference Room of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices in New York at Woolworth Building, 233 Broadway, New York, NY 10279, and in Chicago at Suite 1400, Northwestern Atrium Center, 14th Floor, 500 W. Madison Street, Chicago, IL 60661. Copies of such material can also be obtained at prescribed rates from the public reference rooms. The public may obtain information on the operation of the public reference rooms by calling 1-800-SEC-0330. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this information statement will be deemed to be incorporated in this information statement by reference and will be a part of this information statement from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this information statement will be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained in this information statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this information statement modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this information statement, except as modified or superseded.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this information statement has been delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You should direct a request for copies or for other information to Rio Vista Energy Partners L.P., 820 Gessner Road, Suite 1285, Houston, Texas 77024, Attention: Investor Relations (telephone number: (713) 467-8235).

         The Rio Vista common units are expected to be admitted for trading, subject to official notice of the distribution, on The Nasdaq National Market.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                          PAGE NO.
                                                                                                          --------
PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS - A DIVISION OF PENN OCTANE
CORPORATION

Report of Independent Certified Public Accountants                                                           F-2
Consolidated Balance Sheets as of July 31, 2003 and 2002                                                     F-3
Consolidated Statements of Operations for the Years Ended July 31, 2001, 2002 and 2003                       F-4
Consolidated Statements of Cash Flows for the Years Ended July 31, 2001, 2002 and 2003                       F-5
Notes to Consolidated Financial Statements                                                                   F-6

Independent Certified Public Accountants' Review Report                                                     F-26
Consolidated Balance Sheets for July 31, 2003 and October 31, 2003                                          F-27
Consolidated Statements of Operations for the Three Months Ended October 31, 2002 and 2003                  F-28
Consolidated Statements of Cash Flows for the Three Months Ended October 31, 2002 and 2003                  F-29
Notes to Consolidated Financial Statements                                                                  F-30

RIO VISTA ENERGY PARTNERS L.P.

Report of Independent Certified Public Accountants                                                          F-41
Audited Consolidated Balance sheet as of December 31, 2003                                                  F-42
Notes to Audited Consolidated Financial Statement                                                           F-43

PENN OCTANE CORPORATION AND SUBSIDIARIES

Report of Independent Certified Public Accountants                                                          F-47
Consolidated Balance Sheets for the Years Ended July 31, 2002 and 2003                                      F-48
Consolidated Statements of Operations for the Years Ended July 31, 2001, 2002 and 2003                      F-50
Consolidated Statements of Stockholders' Equity for the Years Ended July 31, 2001, 2002 and 2003            F-51
Consolidated Statement of Cash Flows for the Years Ended July 31, 2001, 2002 and 2003                       F-54
Notes to Consolidated Financial Statements                                                                  F-55
Schedule II                                                                                                 F-100

Independent Certified Public Accountants' Review Report                                                     F-101
Consolidated Balance Sheets for July 31, 2003 and October 31, 2003                                          F-102
Consolidated Statements of Operations for the Three Months Ended October 31, 2002 and 2003                  F-104
Consolidated Statements of Cash Flows for the Three Months Ended October 31, 2002 and 2003                  F-105
Notes to Consolidated Financial Statements                                                                  F-106

               Report of Independent Certified Public Accountants


To the Board of Directors
Penn Octane Corporation

We have audited the accompanying consolidated balance sheets of Penn Octane Corporation's Owned Pipeline and Terminal Operations - A Division of Penn Octane Corporation as described in note A (Company), as of July 31, 2002 and 2003, and the related consolidated statements of operations and cash flows for each of the three years in the period ended July 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of July 31, 2002 and 2003, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended July 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note J to the consolidated financial statements, the Company is dependent on Penn Octane Corporation for the purchase of adequate quantities of LPG for sale to PMI and to provide credit to the Company for such purchases. In addition, significantly all of the Company's assets are pledged on existing debt of Penn Octane Corporation and the Company has agreed to indemnify Penn Octane Corporation for a period of three years from the fiscal year end that includes the date of the Spin-Off (see note L) for any federal income tax liabilities resulting from the Spin-Off in excess of $2,500,000. Conditions exist which raise substantial doubt about Penn Octane Corporation's ability to continue as a going concern including
1) Penn Octane Corporation has had an accumulated deficit since inception and has a deficit in working capital and 2) significantly all of the Company's assets are pledged or committed to be pledged as collateral on existing debt of Penn Octane Corporation. In addition, if the Spin-Off occurs, Penn Octane Corporation's stockholders' equity will be reduced by the amount of the Spin-Off which may result in a deficit in stockholders' equity and a portion of Penn Octane Corporation's current cash flow from operations will be shifted to the Company. Penn Octane Corporation's ability to obtain cash from operations or additional debt or equity financing may be limited which could subject the Company's assets to foreclosure by Penn Octane Corporation's creditors. Management's plans in regard to these matters are also described in note J. The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

                                       /s/ BURTON McCUMBER & CORTEZ, L.L.P.

Brownsville, Texas
September 19, 2003

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                                     JULY 31


                                     ASSETS

                                              2002               2003
                                           -----------        -----------
Current Assets
     Restricted cash                       $    29,701        $ 3,404,782
                                                              -----------
     Trade accounts receivable               5,286,788          3,593,283
     Inventories                               314,243            239,368
                                           -----------        -----------
         Total current assets                5,630,732          7,237,433
Property, plant and equipment - net         15,814,914         15,466,943
                                           -----------        -----------
         Total assets                      $21,445,646        $22,704,376
                                           ===========        ===========

                   LIABILITIES AND PARENT'S EQUITY IN DIVISION

Current Liabilities
      Income taxes payable                   1,284,602            816,295
                                           -----------        -----------
     Total current liabilities               1,284,602            816,295

Parent's equity in division                 20,161,044         21,888,081
                                           -----------        -----------
         Total liabilities and
           parent's equity in division     $21,445,646        $22,704,376
                                           ===========        ===========

        The accompanying notes are an integral part of these statements.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                               YEARS ENDED JULY 31

                                                               2001               2002               2003
                                                           -------------      -------------      -------------
Revenues                                                   $ 112,010,827      $ 110,776,837      $ 132,842,989
Cost of goods sold                                           110,225,913        104,698,602        127,266,464
                                                           -------------      -------------      -------------

     Gross profit                                              1,784,914          6,078,235          5,576,525
Selling, general and administrative expenses
         Legal and professional fees                             267,768            642,310            915,100
         Salaries and payroll related expenses                   809,088            922,237          1,335,139
         Other                                                   370,935            494,039            761,688
                                                           -------------      -------------      -------------
                                                               1,447,791          2,058,586          3,011,927
                                                           -------------      -------------      -------------
         Operating income                                        337,123          4,019,649          2,564,598
                                                           -------------      -------------      -------------
 Other (expense)
         LPG financing expense                                  (433,683)          (241,408)          (395,655)
         Gain on sale of equipment                                    --                 --            231,925
                                                           -------------      -------------      -------------
          Income (loss) before taxes                             (96,560)         3,778,241          2,400,868
Provision (benefit) for income taxes                             (32,830)         1,284,602            816,295
                                                           -------------      -------------      -------------
          Net income (loss)                                $     (63,730)     $   2,493,639      $   1,584,573
                                                           =============      =============      =============

Net income (loss) per partners' unit                       $        (.04)     $        1.32      $        0.83
                                                           =============      =============      =============
Net income (loss) per partners' unit assuming dilution     $        (.04)     $        1.29      $        0.82
                                                           =============      =============      =============
         Weighted average partners' units outstanding          1,804,462          1,883,433          1,917,758
                                                           =============      =============      =============

        The accompanying notes are an integral part of these statements.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                               YEARS ENDED JULY 31

                                                                         2001              2002             2003
                                                                 ------------      ------------      -----------
Cash flows from operating activities:
Net income  (loss)                                               $    (63,730)     $  2,493,639      $ 1,584,573

Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
     Depreciation and amortization                                    751,009           698,248          760,117
         Gain on sale of equipment                                         --                --         (231,925)

Changes in current assets and liabilities:
     Trade accounts receivable                                        150,535        (1,783,139)       1,693,505
     Inventories                                                      101,794             8,417           74,875

     Obligation to deliver LPG                                     11,495,333       (11,495,333)              --
         Income taxes payable                                         (32,830)        1,317,432         (468,306)
                                                                 ------------      ------------      -----------
     Net cash provided by (used in) operating activities           12,402,111        (8,760,736)       3,412,839

Cash flows from investing activities:
     Capital expenditures                                            (956,055)         (622,132)        (456,221)
         Proceeds from sale of property, plant and equipment               --            72,001          276,000
     Net cash used in investing activities                           (956,055)         (550,131)        (180,221)

Cash flows from financing activities:
         Parent's equity in division - net                        (10,506,553)        8,368,693          142,463
          Net cash provided by (used in) financing activities     (10,506,553)        8,368,693          142,463
                                                                 ------------      ------------      -----------
         Net increase (decrease) in cash                              939,503          (942,174)       3,375,081
Restricted cash at beginning of period                                 32,372           971,875           29,701
                                                                 ------------      ------------      -----------
Restricted cash at end of period                                 $    971,875      $     29,701      $ 3,404,782
                                                                 ============      ============      ===========

        The accompanying notes are an integral part of these statements.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - ORGANIZATION

      The accompanying consolidated financial statements have been carved out from the historical consolidated financial statements of Penn Octane Corporation (Penn Octane). Penn Octane Corporation's Owned Pipeline and Terminal Operations - A Division of Penn Octane Corporation (Company) has been treated as if it was a division of Penn Octane for the periods presented and includes the assets and operations which Penn Octane intends to Spin-Off to its stockholders as discussed below. Only the owned pipeline and terminal assets, including storage inventory, (Distributed Assets) of Penn Octane and its subsidiaries will be included in the Spin-Off and all other assets included in the accompanying balance sheet, consisting primarily of restricted cash and accounts receivable from P.M.I. Trading Limited (PMI), which are pledged on Penn Octane's revolving credit facility and other debt, will be retained by Penn Octane. No liabilities will be transferred.

      Rio Vista Energy Partners L.P. (Partnership), a Delaware partnership, was formed by Penn Octane on July 10, 2003. The Partnership is a wholly owned subsidiary of Penn Octane and is currently inactive. The Partnership has two subsidiaries, Rio Vista Operating Partnership L.P. (Operating Partnership) (.1% owned by Rio Vista Operating GP LLC and 99.9% owned by Penn Octane) and wholly owned Rio Vista Operating GP LLC. Both subsidiaries are newly formed and are currently inactive. The Partnership was formed for the purpose of receiving from Penn Octane the 99.9% interest in the Operating Partnership (L.P. Transfer). The Operating Partnership will own substantially all of Penn Octane's pipeline and terminal assets referred to above as a result of the transfer of the Distributed Assets by Penn Octane to the Operating Partnership (Asset Transfer). Subsequent to the L.P. Transfer and the Asset Transfer, the Partnership, including its existing subsidiaries and certain Mexican subsidiaries of Penn Octane included in the Asset Transfer, will be principally engaged in the purchase, transportation and sale of liquefied petroleum gas (LPG) to northeast Mexico. By virtue of the L.P. Transfer and the Asset Transfer, the Partnership, through the Operating Partnership, will own and operate a LPG terminal facility on leased property in Brownsville, Texas (Brownsville Terminal Facility) and own a LPG terminal facility in Matamoros, Tamaulipas, Mexico (Matamoros Terminal Facility) and approximately 23 miles of pipeline (US - Mexico Pipelines) which connect the Brownsville Terminal Facility to the Matamoros Terminal Facility.

      Historically, Penn Octane has sold LPG primarily to P.M.I. Trading Limited
      (PMI). Penn Octane will substitute the Operating Partnership for itself as the supplier to PMI. Subsequent to the L.P. Transfer and the Asset Transfer, the Operating Partnership will sell LPG directly to PMI and will purchase LPG from Penn Octane under a long-term supply agreement. The purchase price of the LPG from Penn Octane will be determined based on Penn Octane's cost to acquire LPG and a formula that takes into consideration operating costs of both Penn Octane and the Company. Historically, the aggregate costs per gallon to purchase LPG (less any applicable adjustments) are below the aggregate sales prices per gallon of LPG sold to PMI.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - ORGANIZATION - CONTINUED


      Penn Octane has a long-term lease agreement for approximately 132 miles of pipeline (Leased Pipeline) which connects ExxonMobil Corporation's (Exxon) King Ranch Gas Plant in Kleberg County, Texas and Duke Energy's La Gloria Gas Plant in Jim Wells County, Texas, to the Company's Brownsville Terminal Facility. In addition, Penn Octane has access to a twelve-inch pipeline which connects Exxon's Viola valve station in Nueces County, Texas to the inlet of the King Ranch Gas Plant (ECCPL) as well as existing and other potential propane pipeline suppliers which have the ability to access the ECCPL. In connection with Penn Octane's lease agreement for the Leased Pipeline, Penn Octane may access up to 21,000,000 gallons of storage located in Markham, Texas (Markham Storage), as well as other potential propane pipeline suppliers, via approximately 155 miles of pipeline located between Markham, Texas and the Exxon King Ranch Gas Plant. The Distributed Assets connect to the Leased Pipeline.


      Penn Octane intends to distribute 98% of the Partnership's units to its common stockholders (Spin-Off), resulting in the Partnership becoming an independent public company. The remaining 2% interest will be initially owned by Rio Vista GP LLC, a Delaware limited liability company that is currently a wholly owned subsidiary of Penn Octane (see note L). Rio Vista GP LLC will be the general partner for the Partnership and will be responsible for the management thereof.

      The Partnership will be liable as guarantor for certain of Penn Octane's collateralized debt (see note J) and will continue to pledge all of its assets as collateral. In addition, the Partnership has agreed to indemnify Penn Octane for a period of three years from the fiscal year end that includes the date of the Spin-Off for any federal income tax liabilities resulting from the Spin-Off in excess of $2,500,000. The Partnership may also be prohibited from making any distributions to unit holders if it would cause an event of default, or if an event of default exists, under Penn Octane's revolving credit facilities, or any other covenant which may exist under any other credit arrangement or other regulatory requirement at the time.

BASIS OF PRESENTATION

      The accompanying consolidated financial statements include the assets, liabilities and operations related to Penn Octane's owned pipeline and terminal operations, including those of its Mexican subsidiaries, Penn Octane de Mexico, S.A. de C.V. (PennMex) and Termatsal, S.A. de C.V. (Termatsal). All significant intercompany accounts and transactions have been eliminated.

      Only sales to PMI have been included in revenues. Cost of sales is computed based on Penn Octane's actual cost to acquire LPG, other direct costs related to PMI sales and the aforementioned formula that takes into consideration operating costs of both Penn Octane and the Company.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - ORGANIZATION - CONTINUED

BASIS OF PRESENTATION - CONTINUED

      Selling, general and administrative expenses include; (1) direct costs associated with the operation of the pipeline and terminal facilities, (2) costs of the Mexican subsidiaries, (3) salary and related costs of employees providing terminal services and sales services related to PMI,
      (4) administrative salaries and related costs based on estimated time spent on the Company's business as a percentage of the total business of Penn Octane and (5) a reasonable allocation of Penn Octane's other general and administrative cost related to the operations of its business.

      LPG financing expense includes only those costs associated with financing arrangements related to the purchase of LPG from suppliers and has been allocated among the Company and Penn Octane on the basis expected to be shared after the Spin-Off.

      Income taxes have been computed assuming that the Company has been taxed as a separate corporate entity. Existing net operating loss carryforwards have not been allocated to the Company by Penn Octane.

      Non operating costs and expenses of Penn Octane which are not considered by Penn Octane's management to be applicable to the Company during the periods presented and interest on intercompany balances have not been allocated to the Company.

      Management of the Penn Octane expects the following additional estimated costs and expenses to be incurred after the Spin-Off as a result of the Partnership being a stand alone entity which are not included in the historical consolidated financial statements; (1) $257,000 representing the estimated intrinsic value associated with the options granted to Shore Capital LLC to acquire a 5% limited partnership interest in the Partnership (see note L), and (2) $450,000 representing estimated additional direct costs, including tax related services, public listing fees and transfer agent fees, resulting from the Partnership becoming publicly traded.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

      1.  PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment are recorded at cost. After being placed into service, assets are depreciated and amortized using the straight-line method over their estimated useful lives as follows:

         LPG terminals, building and leasehold improvements (a)  8 to 19 years
         Automobiles                                             3-5 years
         Furniture, fixtures and equipment                       3-5 years
         Trailers                                                8 years
         Pipelines                                               30 years

      (a) Brownsville Terminal related assets are depreciated over their estimated useful lives, not to exceed the term of Penn Octane's Pipeline Lease.

      Maintenance and repair costs are charged to expense as incurred.

      In August 2001 Statement of Financial Accounting Standards (SFAS) No. 144 (SFAS 144) "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued. SFAS 144 supersedes the provisions of Statement of Financial Accounting Standards No. 121 (SFAS 121) "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of". SFAS 144 requires the Company to review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment has occurred, the amount of the impairment is charged to operations. No impairments were recognized for the years ended July 31, 2001, 2002 and 2003.

      2.  INCOME TAXES

      The Company has been included in Penn Octane's United States consolidated income tax return for the three years ended July 31, 2003. As a result of existing net operating loss carryforwards, Penn Octane did not pay or accrue U.S. federal income taxes for those years. U.S. federal income taxes are assumed to have been accrued by the Company as if the Company has been taxed as a separate corporate entity based on pre-tax accounting income or loss. Further, it is assumed that the Company would pay or receive the computed income tax expense or benefit to/from Penn Octane or the Mexican taxing authorities. Existing net operating loss carryforwards have not been allocated to the Company by Penn Octane.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

      The foreign subsidiaries are taxed on their income directly by the Mexican Government. Such foreign subsidiaries are not included in the U.S. consolidated income tax return of the Company.

      3. INCOME (LOSS) PER PARTNERS' UNIT

      Basic and diluted income (loss) per partners' unit is computed based on a denominator which is calculated by adjusting the denominator used by Penn Octane to compute its earning (loss) per share for the periods presented, adjusted for the general partnership interest, for the number of units to be issued upon the Spin-Off. During periods in which the Company incurred losses, giving effect to common unit equivalents is not presented as it would be antidilutive.

      4. CASH EQUIVALENTS

      For purposes of the cash flow statement, the Company considers cash in banks and securities purchased with a maturity of three months or less to be cash equivalents.

      5.  USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      6.  FAIR VALUE OF FINANCIAL INSTRUMENTS

      SFAS 107, "Disclosures about Fair Value of Financial Instruments", requires the disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate the value. SFAS 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts are not intended to represent the underlying value of the Company. The carrying amounts of cash and cash equivalents, current receivables and payables approximate fair value because of the short-term nature of these instruments.

      7.  STOCK-BASED COMPENSATION

      SFAS 123 and SFAS 148, "Accounting for Stock-Based Compensation" and "Accounting for Stock-Based Compensation--Transition and Disclosure", establishes financial accounting and reporting standards for stock-based employee compensation plans and for transactions in which an entity issues its equity instruments to acquire goods and services from non-employees.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

      Under the guidance provided by SFAS 123, the Company has elected to continue to account for employee stock-based compensation using the intrinsic value method prescribed in APB 25, "Accounting for Stock Issued to Employees", and related Interpretations.

      8.  REVENUE RECOGNITION ON SALES OF LPG

      Revenues are not recorded from sales of LPG to be delivered in the future until final delivery. Any amounts collected from such sales are recorded as obligation to deliver LPG in the consolidated balance sheet. Losses, if any, resulting from inventory imbalances from such sales are recognized currently, and gains, if any, are recognized at final delivery.

      9.  FOREIGN CURRENCY TRANSLATION

      The Company follows FASB No. 52 "Foreign Currency Translation" in consolidation of the Company's Mexican subsidiaries, whose functional currency is the US dollar. Non monetary balance sheet items and related revenue and expense are remeasured using historical rates. Monetary balance sheet items and related revenue and expense are remeasured using exchange rates in effect at the balance sheet dates.

      10.  FINANCIAL INSTRUMENTS

      The Company has adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS
      133), which requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or stockholders' equity (as a component of comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. At July 31, 2001, 2002 and 2003 the Company had no derivative financial instruments.

      11.  INVENTORY

      Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out method.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    NOTE C - INCOME (LOSS) PER PARTNERS' UNIT

      The following tables present reconciliations from income (loss) per partners' unit (EPU) and income (loss) per partners' unit assuming dilution:

               For the year ended July 31, 2001
                                                         Income (Loss)        Shares       Per-Share
                                                          (Numerator)    (Denominator)       Amount
                                                          -----------    -------------       ------
      Net income (loss)                                    $(63,730)

      BASIC EPU
      Net income (loss) available to partners               (63,730)        1,804,462        $(0.04)
                                                                                             =======
      EFFECT OF DILUTIVE SECURITIES
      Warrants                                                 N/A              N/A

      DILUTED EPU
      Net income (loss) available to partners                  N/A              N/A             N/A

               For the year ended July 31, 2002
                                                         Income (Loss)        Shares       Per-Share
                                                          (Numerator)    (Denominator)       Amount
                                                          -----------    -------------       ------
      Net income (loss)                                  $  2,493,639

      BASIC EPU
      Net income (loss) available to partners               2,493,639      1,883,433        $ 1.32
                                                                                             ======
      EFFECT OF DILUTIVE SECURITIES
      Warrants                                                     --         43,928
                                                         ------------      ---------
      DILUTED EPU
      Net income (loss) available to partners            $  2,493,639      1,927,361        $  1.29
                                                         ============      =========        =======



               For the year ended July 31, 2003
                                                         Income (Loss)        Shares       Per-Share
                                                          (Numerator)    (Denominator)       Amount
                                                         -----------     -------------     ---------
      Net income (loss)                                  $ 1,584,573

      BASIC EPU
      Net income (loss) available to partners              1,584,573        1,917,758       $  0.83
                                                                                            =======
      EFFECT OF DILUTIVE SECURITIES
      Warrants                                                    --           10,076
                                                         -----------        ---------
      DILUTED EPU
      Net income (loss) available to partners            $ 1,584,573        1,927,834       $   .82
                                                         ===========        =========       =======

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consists of the following as of July 31, :

                                                               2002              2003
                                                           ------------      ------------
LPG:
      Brownsville Terminal Facility:
         Building                                          $    173,500      $    173,500
         Terminal facilities                                  3,631,207         3,631,207
         Tank Farm                                              370,855           373,945
         Leasehold improvements                                 302,657           302,657
         Capital construction in progress                        96,212            96,212
         Equipment                                              502,556           226,284
                                                           ------------      ------------
                                                              5,076,987         4,803,805
                                                           ------------      ------------
      US - Mexico Pipelines and Matamoros Terminal
      Facility:

          U.S. Pipelines and Rights of Way                    6,297,703         6,680,242
          Mexico Pipelines and Rights of Way                    993,300           993,300
          Matamoros Terminal Facility                         5,074,087         5,107,514
             Saltillo Terminal                                1,027,267         1,027,267
           Land                                                 856,358           856,358
                                                             14,248,715        14,664,681
                 Total LPG                                   19,325,702        19,468,486

      Less:  accumulated depreciation and amortization       (3,510,788)       (4,001,543)
                                                           ------------      ------------
                                                           $ 15,814,914      $ 15,466,943
                                                           ============      ============

      The Company had previously completed construction of an additional LPG terminal facility in Saltillo, Mexico (Saltillo Terminal). The Company was unable to receive all the necessary approvals to operate the facility at that location. The Company has identified an alternate site in Hipolito, Mexico, a town located in the proximity of Saltillo to relocate the Saltillo Terminal. The expense of such relocation is estimated to be $500,000.

      Depreciation and amortization expense of property, plant and equipment totaled $751,009, $698,248 and $760,117 for the years ended July 31, 2001,
      2002 and 2003, respectively.

      Property, plant and equipment, net of accumulated depreciation, includes $6,782,557 and $6,427,387 of costs, located in Mexico at July 31, 2002 and 2003, respectively.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE E - STOCK-BASED COMPENSATION

      In December 2002, the FASB issued SFAS No. 148, an amendment of FASB Statement No. 123. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions are effective for financial statements issued for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company adopted the interim disclosure provisions of SFAS No. 148 during the third quarter of fiscal 2003.

      The Company applies APB 25 for warrants granted to the Company's employees and to the Company's Board of Directors and SFAS 123 for warrants issued to acquire goods and services from non-employees.

      In connection with a consulting agreement between the Company and a director of the Company, during August 2000, the director received warrants to purchase 100,000 shares of common stock of the Company at an exercise price of $6.38 per share exercisable through August 6, 2005. The warrants will vest ratably on a quarterly basis over four years. The warrants were accounted for under the provisions of SFAS 123 and the resulting expense is being amortized over the vesting period.

SFAS 148 AND 123 DISCLOSURES

      For purpose of the following disclosure, stock-based employee compensation has been computed based upon the allocation of employee salary and related costs to the Company referred to in note A. Had compensation cost related to the warrants granted to employees and allocated to the Company on that basis been determined based on the fair value at the grant dates, consistent with the provisions of SFAS 123, the Company's pro forma net income (loss), and net income (loss) per common share would have been as follows for the years ended July 31,:

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               2001             2002               2003
                                                             ---------      -------------      -------------
Net income (loss) as reported                                $ (63,730)     $   2,493,639      $   1,584,573

Less:  Total stock-based employee compensation expense        (793,230)          (997,485)          (776,528)
                                                             ---------      -------------      -------------
determined under fair value based method for all awards,
net of related tax effects                                    (856,960)         1,496,154            808,045

Net income (loss) pro forma

Net income (loss) per partners' unit, as reported                (0.04)                 1.32               0.83

Net income (loss) per partners' unit, pro forma                  (0.47)                 0.79               0.42
Net income (loss) per partners' unit assuming dilution,
as reported                                                        N/A                  1.29               0.82
Net income (loss) per partners' unit assuming dilution,
pro forma                                                          N/A                  0.78               0.42

      The following assumptions were used for grants of warrants to employees in the year ended July 31, 2001, to compute the fair value of the warrants using the Black-Scholes option-pricing model; dividend yield of 0%; expected volatility of 90% to 92%; risk free interest rate of 6.02%; and expected lives of 5 years.

      The following assumptions were used for grants of warrants to employees in the year ended July 31, 2002, to compute the fair value of the warrants using the Black-Scholes option-pricing model; dividend yield of 0% expected volatility of 87%; risk free interest rate of 3.59% and 4.72% depending on expected lives; and expected lives of 5 years.

      The following assumptions were used for grants of warrants to employees in the year ended July 31, 2003, to compute the fair value of the warrants using the Black-Scholes option-pricing model; dividend yield of 0%; expected volatility of 80%; risk free interest rate of 1.75 and 1.81% depending on expected lives; and expected lives of 5 years.

NOTE F - COMMITMENTS AND CONTINGENCIES

LITIGATION

      On August 7, 2001, a Mexican company, Intertek Testing Services de Mexico, S.A. de C.V. (Plaintiff), which contracts with PMI for LPG testing services required to be performed under the Contract, filed suit in the Superior Court of California, County of San Mateo against Penn Octane alleging breach of contract. During April 2003 the case proceeded to a jury trial. The Plaintiff demanded from the judge and jury approximately $850,000 in damages and interest. During May 2003, the jury found substantially in favor of Penn Octane and awarded damages to Intertek of only approximately $228,000 and said sum was recorded as a judgment on June 5, 2003 and during August 2003 the Court awarded the Plaintiff interest and costs totaling approximately $50,000. In connection with the judgment, and the additional interest and costs, Penn Octane recorded an additional expense of approximately $106,000 as of July 31, 2003 representing the additional expense over amounts previously accrued.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE F - COMMITMENTS AND CONTINGENCIES - Continued

LITIGATION  - CONTINUED

      On October 11, 2001, litigation was filed in the 197th Judicial District Court of Cameron County, Texas by Penn Octane against Tanner Pipeline Services, Inc. (Tanner); Cause No. 2001-10-4448-C alleging negligence and aided breaches of fiduciary duties on behalf of CPSC in connection with the construction of the US Pipelines. During September 2003, Penn Octane entered into a settlement agreement with Tanner whereby Tanner was required to reimburse Penn Octane for $50,000 to be paid through the reduction of the final payments on Tanner's note.

      Penn Octane and its subsidiaries are also involved with other proceedings, lawsuits and claims. Management of Penn Octane believes that the liabilities, if any, ultimately resulting from such proceedings, lawsuits and claims, including those discussed above, should not materially affect the Company's consolidated financial statements.

NOTE F - COMMITMENTS AND CONTINGENCIES

OPERATING LEASE COMMITMENTS

      The operating lease for the land on which the Brownsville Terminal Facility is located (Brownsville Lease) originally was due to expire in October 2003. During December 2001 the Company extended the Brownsville Lease until November 30, 2006. The Company has an option to renew for five additional five year terms. The rent may be adjusted in accordance with the terms of the agreement. The annual rental amount is approximately $75,000.

      The Brownsville Lease provides, among other things, that if the Company complies with all the conditions and covenants therein, the leasehold improvements made to the Brownsville Terminal Facility by the Company may be removed from the premises or otherwise disposed of by the Company at the termination of the Brownsville Lease. In the event of a breach by the Company of any of the conditions or covenants, all improvements owned by the Company and placed on the premises shall be considered part of the real estate and shall become the property of the District.

      The Company leases the land on which its Tank Farm is located. The lease amount is approximately $27,000 annually. The lease was originally due to expire on January 18, 2005. During December 2001 the Company extended the lease until November 30, 2006. The Company has an option to renew for five additional five year terms. The rent may be adjusted in accordance with the terms of the agreement.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Rent expense was as follows for the years ended July 31,:

                        2001         2002         2003
                      --------     --------     --------
Brownsville Lease
   And Other          $113,056     $108,744     $ 96,760
Rent Expense           472,330      219,865       71,218
                      --------     --------     --------

   Total              $585,386     $328,609     $167,978
                      ========     ========     ========

    As of July 31, 2003, the minimum lease payments for operating leases having initial or remaining noncancellable lease terms in excess of one year are as follows:

Year ending July 31,
2004                          $107,462
2005                           107,462
2006                           107,462
2007                            35,821
Thereafter                          --
                              --------
                              $358,207
                              ========

      Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to credit risk include cash balances at banks which at times exceed the federal deposit insurance and accounts receivable from PMI.

NOTE G - ACQUISITION OF PIPELINE INTERESTS

      On March 30, 2001, the Company completed a settlement with CPSC and Cowboy, which provided the Company with the remaining 50% interest in the US-Mexico Pipelines, Matamoros Terminal Facility and related land, permits or easements (Acquired Assets) previously constructed and/or owned by CPSC and leased to the Company. Until the settlement was completed (see below), the Company had recorded the remaining 50% portion of the US-Mexico Pipelines and Matamoros Terminal Facility as a capital lease. In addition, as part of the Settlement, the Company conveyed to CPSC all of its rights to a certain property (Sold Asset). The foregoing is more fully discussed below. The terms of the settlement did not deviate in any material respect from the terms previously reported except that the fair value of the warrants issued in connection with the settlement (see below) was reduced from $600,000 to $300,000 as a result of a decrease in the market value of the Company's common stock.

      In connection with the settlement, the Company agreed to pay CPSC $5,800,000 (Purchase Price) for the Acquired Assets, less agreed upon credits and offsets in favor of the Company totaling $3,237,500. The remaining $2,562,500 was paid at the closing of the settlement by a cash payment of $200,000 to CPSC and the issuance to or for the benefit of CPSC of two promissory notes in the amounts of $1,462,500 (CPSC Note) (payable in 36

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE G - ACQUISITION OF PIPELINE INTERESTS - CONTINUED

      monthly installments of approximately $46,000 (reduced to payments of approximately $42,000 beginning April 2003), including interest at 9% per annum) and $900,000 (Other Note) (payable in 36 equal monthly installments of approximately $29,000 (see note H), including interest at 9% per annum). The Other Note is collateralized by a first priority security interest in the U.S. portion of the pipelines comprising the Acquired Assets. The CPSC Note is also collateralized by a security interest in the Acquired Assets, which security interest is subordinated to the security interest which secures the Other Note. In addition, the security interest granted under the CPSC Note is shared on a pari passu basis with certain other creditors of Penn Octane. Under the terms of the CPSC Note, the Company is entitled to certain offsets related to future costs which may be incurred by the Company in connection with the Acquired Assets. In addition to the payments described above, the Company agreed to assume certain liabilities which were previously owed by CPSC in connection with construction of the Acquired Assets. CPSC also transferred to the Company any right that it held to any amounts owing from Termatsal for cash and/or equipment provided by CPSC to Termatsal, including approximately $2,600,000 of cash advanced to Termatsal, in connection with construction of the Mexican portion of the Acquired Assets.

      The Sold Asset transferred to CPSC in connection with the settlement consisted of real estate of the Company with an original cost to the Company of $3,800,000 and with a remaining book value totaling approximately $1,908,000 (after giving effect to credits provided to the Company included in the financial terms described above). CPSC agreed to be responsible for payments required in connection with the Debt related to the original purchase by the Company of the Sold Asset totaling approximately $1,908,000. Through March 2003, CPSC's obligations under the Debt were paid by the Company through direct offsets by the Company against the CPSC Note. During April 2003, CPSC paid the remaining amount due under the Debt. CPSC also granted the Company a pipeline related easement on the Sold Asset. Until the Debt was fully paid, the principal of $1,908,000 plus accrued and unpaid interest was included in long-term debt and the corresponding amount required to be paid by CPSC was recorded as a mortgage receivable. In addition to the Purchase Price above, CPSC received from Penn Octane warrants to purchase 175,000 shares of common stock of Penn Octane at an exercise price of $4.00 per share exercisable through March 30, 2004, such shares having a fair value totaling approximately $300,000. This amount was included as part of the cost of the Acquired Assets.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE H - ACQUISITION OF MEXICAN SUBSIDIARIES

      Effective April 1, 2001, the Company completed the purchase of 100% of the outstanding common stock of both Termatsal and PennMex (Mexican Subsidiaries), previous affiliates of the Company which were principally owned by Mr. Bracamontes, director and executive officer of Penn Octane. The Company paid a nominal purchase price. As a result of the acquisition, the Company has included the results of the Mexican Subsidiaries in its consolidated financial statements at July 31, 2001, 2002 and 2003. Since inception, the operations of the Mexican Subsidiaries had been funded by the Company and such amounts funded were included in the Company's consolidated financial statements prior to the acquisition date. Therefore, there were no material differences between the amounts previously reported by the Company and the amounts that would have been reported by the Company had the Mexican Subsidiaries been consolidated since inception.

      During July 2003 the Company acquired an option to purchase Tergas for a nominal price from an officer and consultant of the Company.

NOTE I - MEXICAN OPERATIONS

      Under current Mexican law, foreign ownership of Mexican entities involved in the distribution of LPG or the operation of LPG terminal facilities is prohibited. Foreign ownership is permitted in the transportation and storage of LPG. Mexican law also provides that a single entity is not permitted to participate in more than one of the defined LPG activities (transportation, storage or distribution). PennMex has a transportation permit and the Mexican Subsidiaries own, lease, or are in the process of obtaining the land or rights of way used in the construction of the Mexican portion of the US-Mexico Pipelines, and own the Mexican portion of the assets comprising the US-Mexico Pipelines, the Matamoros Terminal Facility and the Saltillo Terminal. The Company's Mexican affiliate, Tergas, S.A. de C.V. (Tergas), has been granted the permit to operate the Matamoros Terminal Facility and the Company relies on Tergas' permit to continue its delivery of LPG at the Matamoros Terminal Facility. Tergas is owned 95% by an officer of the Company, and the remaining balance is owned by a consultant of the Company (see note I). The Company pays Tergas its actual cost for distribution services at the Matamoros Terminal Facility plus a small profit.

      Through its operations in Mexico and the operations of the Mexican Subsidiaries and Tergas, the Company is subject to the tax laws of Mexico which, among other things, require that the Company comply with transfer pricing rules, the payment of income, asset and ad valorem taxes, and possibly taxes on distributions in excess of earnings. In addition, distributions to foreign corporations, including dividends and interest payments may be subject to Mexican withholding taxes.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE J - REALIZATION OF ASSETS

      The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company is dependent on Penn Octane for the purchase of adequate quantities of LPG for sale to PMI and to provide credit to the Company for such purchases. Penn Octane has had an accumulated deficit since inception and has a deficit in working capital. In addition, significantly all of the Company's assets are pledged or committed to be pledged as collateral on existing debt of Penn Octane.

      In addition to the above, if the Spin-Off occurs, Penn Octane's stockholders' equity will be reduced by the amount of the Spin-Off which may result in a deficit in stockholders' equity and a portion of Penn Octane's current cash flow from operations will be shifted to the Company. Therefore, Penn Octane's remaining cash flow may not be sufficient to allow Penn Octane to pay its federal income tax liability resulting from the Spin-Off, if any, and other liabilities and obligations when due. Also, as a result of the Spin-Off, Penn Octane's ability to obtain additional debt or equity financing may be limited. The Company will be liable as guarantor on Penn Octane's collateralized debt and will continue to pledge all of its assets as collateral. In addition, the Company has agreed to indemnify Penn Octane for a period of three years from the fiscal year end that includes the date of the Spin-Off for any federal income tax liabilities resulting from the Spin-Off in excess of $2,500,000.

      In view of the matters described in the preceding paragraphs, recoverability of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon the ability of Penn Octane to continue as a going concern and in the event that the Spin-Off occurs, the ability of the Company to meet its obligations related to its guarantees and tax agreement to Penn Octane or its creditors, if necessary. The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

      To provide the Company with the ability it believes necessary to continue in existence, Penn Octane's management is negotiating with PMI to (i) extend the contract (see note K) and increase the minimum monthly sales volume, (ii) obtain additional sale contracts commensurate with supply agreements and (iii) increase the number of customers assuming deregulation of the LPG industry in Mexico. In addition, management of Penn Octane is taking steps to (i) raise additional debt and/or equity capital, (ii) increase and extend its credit facility and (iii) restructure certain of its liabilities and obligations.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE K - CONTRACTS

LPG SALES TO PMI

      The Company entered into sales agreements with PMI for the period from April 1, 2000 through March 31, 2001 (Old Agreements), for the annual sale of a combined minimum of 151,200,000 gallons of LPG, mixed to PMI specifications, subject to seasonal variability, which was delivered to PMI at the Company's terminal facilities in Matamoros, Tamaulipas, Mexico, or alternative delivery points as prescribed under the Old Agreements.

      On October 11, 2000, the Old Agreements were amended to increase the minimum amount of LPG to be purchased during the period from November 2000 through March 2001 by 7,500,000 gallons resulting in a new annual combined minimum commitment of 158,700,000 gallons. Under the terms of the Old Agreements, sales prices were indexed to variable posted prices.

      Upon the expiration of the Old Agreements, PMI confirmed to the Company in writing (Confirmation) on April 26, 2001, the terms of a new agreement effective April 1, 2001, subject to revisions to be provided by PMI's legal department. The Confirmation provided for minimum monthly volumes of 19,000,000 gallons at indexed variable posted prices plus premiums that provide the Company with annual fixed margins, which increase annually over a three-year period. The Company was also entitled to receive additional fees for any volumes which were undelivered. From April 1, 2001 through December 31, 2001, the Company and PMI operated under the terms provided for in the Confirmation.

      During January 1, 2002 through February 28, 2002, PMI purchased monthly volumes of approximately 17,000,000 gallons per month at slightly higher premiums then those specified in the Confirmation.

      From April 1, 2001 through November 30, 2001, the Company sold to PMI approximately 39,600,000 gallons (Sold LPG) for which PMI had not taken delivery. The Company received the posted price plus other fees on the Sold LPG but did not receive the fixed margin referred to in the Confirmation (see note B8). At July 31, 2001, the obligation to deliver LPG totaled approximately $11,500,000 related to such sales (approximately 26,600,000 gallons). During the period from December 1, 2001 through March 31, 2002, the Company delivered the Sold LPG to PMI and collected the fixed margin referred to in the Confirmation.

      Effective March 1, 2002, the Company and PMI entered into a contract for the minimum monthly sale of 17,000,000 gallons of LPG, subject to monthly adjustments based on seasonality (Contract). The Contract expires on May 31, 2004, except that the Contract may be terminated by either party upon 90 days written notice, or upon a change of circumstances as defined under the Contract.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE K - CONTRACTS - CONTINUED

      In connection with the Contract, the parties also executed a settlement agreement, whereby the parties released each other in connection with all disputes between the parties arising during the period April 1, 2001 through February 28, 2002, and previous claims related to the contract for the period April 1, 2000 through March 31, 2001.

      PMI has primarily used the Matamoros Terminal Facility to load LPG purchased from the Company for distribution by truck in Mexico. The Company continues to use the Brownsville Terminal Facility in connection with LPG delivered by railcar to other customers, storage and as an alternative terminal in the event the Matamoros Terminal Facility cannot be used.

LPG SUPPLY AGREEMENTS

      Effective October 1, 1999, Penn Octane and Exxon entered into a ten year LPG supply contract, as amended (Exxon Supply Contract), whereby Exxon has agreed to supply and Penn Octane has agreed to take, 100% of Exxon's owned or controlled volume of propane and butane available at Exxon's King Ranch Gas Plant (Plant) up to 13,900,000 gallons per month blended in accordance with required specifications (Plant Commitment). For the year ending July 31, 2003, under the Exxon Supply Contract, Exxon has supplied an average of approximately 13,800,000 gallons of LPG per month. The purchase price is indexed to variable posted prices.

      In addition, under the terms of the Exxon Supply Contract, Exxon made its Corpus Christi Pipeline (ECCPL) operational in September 2000. The ability to utilize the ECCPL allows Penn Octane to acquire an additional supply of propane from other propane suppliers located near Corpus Christi, Texas (Additional Propane Supply), and bring the Additional Propane Supply to the Plant (ECCPL Supply) for blending to the required specifications and then delivered into the Leased Pipeline. Penn Octane agreed to flow a minimum of 122,000,000 gallons per year of Additional Propane Supply through the ECCPL until September 2004. Penn Octane is required to pay minimum utilization fees associated with the use of the ECCPL until September 2004. Thereafter the utilization fee will be based on the actual utilization of the ECCPL.

      In September 1999, Penn Octane and El Paso entered into a three year supply agreement (El Paso Supply Agreement) whereby El Paso agreed to supply and Penn Octane agreed to take, a monthly average of 2,500,000 gallons of propane (El Paso Supply) beginning in October 1999 and expiring on September 30, 2002. The El Paso Supply Agreement was not renewed. The purchase price was indexed to variable posted prices.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE K - CONTRACTS - CONTINUED


      In March 2000, Penn Octane and Koch entered into a three year supply agreement (Koch Supply Contract) whereby Koch has agreed to supply and Penn Octane has agreed to take, a monthly average of 8,200,000 gallons (Koch Supply) of propane beginning April 1, 2000, subject to the actual amounts of propane purchased by Koch from the refinery owned by its affiliate, Koch Petroleum Group, L.P. In March 2003 Penn Octane extended the Koch Supply Contract for an additional year pursuant to the Koch Supply Contract which provides for automatic annual renewals unless terminated in writing by either party. For the year ending July 31, 2003, under the Koch Supply Contract, Koch has supplied an average of approximately 5,800,000 gallons of propane per month. The purchase price is indexed to variable posted prices. Furthermore, prior to April 2002 Penn Octane paid additional charges associated with the construction of a new pipeline interconnection which was paid through additional adjustments to the purchase price (totaling approximately $1,000,000) which allows deliveries of the Koch Supply into the ECCPL.

      During March 2000, Penn Octane and Duke entered into a three year supply agreement (Duke Supply Contract) whereby Duke has agreed to supply and Penn Octane has agreed to take, a monthly average of 1,900,000 gallons (Duke Supply) of propane or propane/butane mix beginning April 1, 2000. In March 2003 Penn Octane extended the Duke Supply Contract for an additional year pursuant to the Duke Supply Contract which provides for automatic annual renewals unless terminated in writing by either party. The purchase price is indexed to variable posted prices.

      As described above, Penn Octane has entered into supply agreements for quantities of LPG totaling approximately 24,000,000 gallons per month excluding El Paso (actual deliveries have been approximately 21,300,000 gallons per month during the year ended July 31, 2003 excluding El Paso), although the Contract provides for lesser quantities.

      In addition to the LPG costs charged by the Suppliers, Penn Octane also incurs additional costs to deliver LPG to the Company's facilities.

      Penn Octane is currently purchasing LPG from the above-mentioned suppliers (Suppliers). The Company sells LPG directly to PMI and purchases LPG from Penn Octane under a long-term supply agreement in quantities sufficient to meet the Company's sales commitments to PMI. The purchase price of the LPG from Penn Octane will be determined based on Penn Octane's cost to acquire LPG and a formula that takes into consideration operating costs of both Penn Octane and the Company. Historically, the aggregate costs per gallon to purchase LPG (less any applicable adjustments) are below the aggregate sales prices per gallon of LPG sold to PMI.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE L - SPIN-OFF

      During September 2003, Penn Octane's Board of Directors and the Independent Committee of its Board of Directors formally approved the terms of the Spin-Off and the Partnership filed a Form 10 registration statement with the Securities and Exchange Commission. The Board of Directors anticipates that the Spin-Off will occur in late 2003 or in 2004, subject to a number of conditions, including the receipt of an independent appraisal of the Distributed Assets that supports an acceptable level of federal income taxes to Penn Octane as a result of the Spin-Off; the absence of any contractual and regulatory restraints or prohibitions preventing the consummation of the Spin-Off; and final action by the Board of Directors to set the record date and distribution date for the Spin-Off and the effectiveness of the registration statement.

      Each shareholder of Penn Octane will receive one common unit of the Partnership interest for every eight shares of Penn Octane's common stock owned as of the record date.

      Warrants issued to holders of the existing unexercised warrants of Penn Octane will be exchanged in connection with the Spin-Off whereby the holder will receive options to acquire unissued units in the Partnership and unissued common shares of Penn Octane in exchange for the existing warrants. The number of units and shares subject to exercise and the exercise price will be set to equalize each option's value before and after the Spin-Off.

      Ninety-eight percent of the cash distributions from the Partnership will be distributed to the limited unit holders and the remaining 2% will be distributed to the general partner for distributions up to $1.25 per unit annually (approximately $2,500,000 per year). Distributions in excess of that amount will be shared by the limited unit holders and the general partner based on a formula whereby the general partner will receive disproportionately more distributions per unit than the limited unit holders as annual cash distributions exceed certain milestones.


      In connection with the Spin-Off, Penn Octane has granted Mr. Jerome Richter, Penn Octane's chairman and chief executive officer, and Shore Capital LLC (Shore), a company owned by Mr. Shore, Penn Octane's president, options to each purchase 25% of the ownership interests in Penn Octane's general partner interest in the Partnership. It is anticipated that Mr. Richter and Shore will exercise these options immediately after the Spin-Off occurs. The exercise price for each option will be the pro rata share (.5%) of the Partnership's tax basis capital immediately after the Spin-Off. Penn Octane will retain voting control of the Partnership pursuant to a voting agreement. In addition, Shore Capital LLC has an option to acquire 97,415 common units of the Partnership at an exercise price of $8.47 per common unit.

             Independent Certified Public Accountants' Review Report



Board of Directors and Shareholders
Penn Octane Corporation

We have reviewed the accompanying consolidated balance sheet of Penn Octane Corporation's Owned Pipeline and Terminal Operations - A Division of Penn Octane Corporation as of October 31, 2003, and the related consolidated statements of operations for the three months ended October 31, 2003 and 2002 and the consolidated statements of cash flows for the three months ended October 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of July 31, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein) and in our report dated September 19, 2003, we expressed an unqualified opinion on those consolidated financial statements. Our report letter contained a paragraph stating that conditions existed which raised substantial doubt about the Company's ability to continue as a going concern. In our opinion, the information set forth in the accompanying consolidated balance sheet as of July 31, 2003, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                           /s/ BURTON MCCUMBER & CORTEZ, L.L.P.

Brownsville, Texas
December 4, 2003

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS



                                                                                       October 31, 2003
                                                                                       ----------------
                                                                     July 31, 2003       (Unaudited)
                                                                     -------------       -----------
Current Assets
     Restricted cash                                                  $ 3,404,782        $ 2,552,308
     Trade accounts receivable                                          3,593,283          5,736,717
     Inventories                                                          239,368            191,693
                                                                      -----------        -----------
         Total current assets                                           7,237,433          8,480,718
Property, plant and equipment - net                                    15,466,943         15,394,547
                                                                      -----------        -----------
         Total assets                                                 $22,704,376        $23,875,265
                                                                      ===========        ===========

                   LIABILITIES AND PARENT'S EQUITY IN DIVISION

Current Liabilities
      Income taxes payable                                                816,295            187,720
                                                                      -----------        -----------
     Total current liabilities                                            816,295            187,720

Parent's equity in division                                            21,888,081         23,687,545
                                                                      -----------        -----------
         Total liabilities and parent's equity in division            $22,704,376        $23,875,265
                                                                      ===========        ===========

        The accompanying notes are an integral part of these statements.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                         THREE MONTHS ENDED OCTOBER 31,


                                                                  2002                 2003
                                                              ------------         ------------
Revenues                                                      $ 27,321,773         $ 30,926,851
Cost of goods sold                                              26,152,716           29,625,253
                                                              ------------         ------------

     Gross profit                                                1,169,057            1,301,598
Selling, general and administrative expenses
         Legal and professional fees                               142,799              161,424
         Salaries and payroll related expenses                     262,275              353,763
         Other                                                     120,747              134,869
                                                              ------------         ------------
                                                                   525,821              650,056
                                                              ------------         ------------
         Operating income                                          643,236              651,542
                                                              ------------         ------------

 Other (expense)
         LPG financing expense                                     (92,910)             (99,425)
                                                              ------------         ------------
          Income (loss) before taxes                               550,326              552,117
Provision (benefit) for income taxes                              (187,110)             187,720
                                                              ------------         ------------
          Net income (loss)                                   $    363,214         $    364,397
                                                              ============         ============

Net income (loss) per partners' unit                          $        .19         $       0.19
                                                              ============         ============
Net income (loss) per partners' unit assuming dilution        $        .19         $       0.18
                                                              ============         ============
Weighted average partners' units outstanding                     1,898,083            1,951,309
                                                              ============         ============

        The accompanying notes are an integral part of these statements.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                         THREE MONTHS ENDED OCTOBER 31,

                                                                     2002                2003
                                                                 -----------         -----------
Cash flows from operating activities:
Net income  (loss)                                               $   363,214         $   364,397
Adjustments to reconcile net income to net cash  provided
by (used in) operating activities:
     Depreciation and amortization                                   190,077             167,292
Changes in current assets and liabilities:
     Trade accounts receivable                                     1,027,762          (2,143,434)
     Inventories                                                     (56,034)             47,675
         Income taxes payable                                     (1,097,492)           (628,575)
                                                                 -----------         -----------
     Net cash provided by (used in) operating activities             427,527          (2,192,645)
Cash flows from investing activities:
     Capital expenditures                                            (59,285)            (94,999)
                                                                 -----------         -----------
     Net cash used in investing activities                           (59,285)            (94,999)
Cash flows from financing activities:
         Parent's equity in division - net                         2,010,338           1,435,170
                                                                 -----------         -----------
          Net cash provided by (used in) financing                 2,010,338           1,435,170
                                                                 -----------         -----------
     activities
         Net increase (decrease) in cash                           2,378,580            (852,474)
Restricted cash at beginning of period                                29,701           3,404,782
                                                                 -----------         -----------
Restricted cash at end of period                                 $ 2,408,281         $ 2,552,308
                                                                 ===========         ===========

        The accompanying notes are an integral part of these statements.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                                   (UNAUDITED)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - ORGANIZATION

      The accompanying consolidated financial statements have been carved out from the historical consolidated financial statements of Penn Octane Corporation (Penn Octane). Penn Octane Corporation's Owned Pipeline and Terminal Operations - A Division of Penn Octane Corporation (Company) has been treated as if it was a division of Penn Octane for the periods presented and includes the assets and operations which Penn Octane intends to Spin-Off to its stockholders as discussed below. Only the owned pipeline and terminal assets, including storage inventory, (Distributed Assets) of Penn Octane and its subsidiaries will be included in the Spin-Off and all other assets included in the accompanying balance sheet, consisting primarily of restricted cash and accounts receivable from P.M.I. Trading Limited (PMI), which are pledged on Penn Octane's revolving credit facility and other debt, will be retained by Penn Octane. No liabilities will be transferred.

      Rio Vista Energy Partners L.P. (Partnership), a Delaware partnership, was formed by Penn Octane on July 10, 2003. The Partnership is a wholly owned subsidiary of Penn Octane and is currently inactive. The Partnership has two subsidiaries, Rio Vista Operating Partnership L.P. (Operating Partnership) (.1% owned by Rio Vista Operating GP LLC and 99.9% owned by Penn Octane) and wholly owned Rio Vista Operating GP LLC. Both subsidiaries are newly formed and are currently inactive. The Partnership was formed for the purpose of receiving from Penn Octane the 99.9% interest in the Operating Partnership (L.P. Transfer). The Operating Partnership will own substantially all of Penn Octane's pipeline and terminal assets referred to above as a result of the transfer of the Distributed Assets by Penn Octane to the Operating Partnership (Asset Transfer). Subsequent to the L.P. Transfer and the Asset Transfer, the Partnership, including its existing subsidiaries and certain Mexican subsidiaries of Penn Octane included in the Asset Transfer, will be principally engaged in the purchase, transportation and sale of liquefied petroleum gas (LPG) to northeast Mexico. By virtue of the L.P. Transfer and the Asset Transfer, the Partnership, through the Operating Partnership, will own and operate a LPG terminal facility on leased property in Brownsville, Texas (Brownsville Terminal Facility) and own a LPG terminal facility in Matamoros, Tamaulipas, Mexico (Matamoros Terminal Facility) and approximately 23 miles of pipeline (US - Mexico Pipelines) which connect the Brownsville Terminal Facility to the Matamoros Terminal Facility.

      Historically, Penn Octane has sold LPG primarily to PMI. Penn Octane will substitute the Operating Partnership for itself as the supplier to PMI. Subsequent to the L.P. Transfer and the Asset Transfer, the Operating Partnership will sell LPG directly to PMI and will purchase LPG from Penn Octane under a long-term supply agreement. The purchase price of the LPG from Penn Octane will be determined based on Penn Octane's cost to acquire LPG and a formula that takes into consideration operating costs of both Penn Octane and the Company. Historically, the aggregate costs per gallon to purchase LPG (less any applicable adjustments) are below the aggregate sales prices per gallon of LPG sold to PMI.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                                   (UNAUDITED)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - ORGANIZATION - Continued


      Penn Octane has a long-term lease agreement for approximately 132 miles of pipeline (Leased Pipeline) which connects ExxonMobil Corporation's (Exxon) King Ranch Gas Plant in Kleberg County, Texas and Duke Energy's La Gloria Gas Plant in Jim Wells County, Texas, to the Brownsville Terminal Facility. In addition, Penn Octane has access to a twelve-inch pipeline which connects Exxon's Viola valve station in Nueces County, Texas to the inlet of the King Ranch Gas Plant (ECCPL) as well as existing and other potential propane pipeline suppliers which have the ability to access the ECCPL. In connection with Penn Octane's lease agreement for the Leased Pipeline, Penn Octane may access up to 21,000,000 gallons of storage located in Markham, Texas (Markham Storage), as well as other potential propane pipeline suppliers, via approximately 155 miles of pipeline located between Markham, Texas and the Exxon King Ranch Gas Plant. The Distributed Assets connect to the Leased Pipeline.


      Penn Octane intends to distribute 98% of the Partnership's units to its common stockholders (Spin-Off), resulting in the Partnership becoming an independent public company. The remaining 2% interest will be initially owned by Rio Vista GP LLC, a Delaware limited liability company that is currently a wholly owned subsidiary of Penn Octane (see note H). Rio Vista GP LLC will be the general partner for the Partnership and will be responsible for the management thereof.

      The Partnership will be liable as guarantor for certain of Penn Octane's collateralized debt (see note H) and will continue to pledge all of its assets as collateral. In addition, the Partnership has agreed to indemnify Penn Octane for a period of three years from the fiscal year end that includes the date of the Spin-Off for any federal income tax liabilities resulting from the Spin-Off in excess of $2,500,000. The Partnership may also be prohibited from making any distributions to unit holders if it would cause an event of default, or if an event of default exists, under Penn Octane's revolving credit facilities, or any other covenant which may exist under any other credit arrangement or other regulatory requirement at the time.

BASIS OF PRESENTATION

      The accompanying consolidated financial statements include the assets, liabilities and operations related to Penn Octane's owned pipeline and terminal operations, including those of its Mexican subsidiaries, Penn Octane de Mexico, S.A. de C.V. (PennMex) and Termatsal, S.A. de C.V. (Termatsal). All significant intercompany accounts and transactions have been eliminated.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                                   (UNAUDITED)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - ORGANIZATION - Continued

BASIS OF PRESENTATION - CONTINUED

      The unaudited consolidated balance sheet as of October 31, 2003, the unaudited consolidated statements of operations for the three months ended October 31, 2003 and 2002 and the unaudited consolidated statements of cash flows for the three months ended October 31, 2003 and 2002, have been prepared by the Company without audit. In the opinion of management, the unaudited consolidated financial statements include all adjustments (which include only normal recurring adjustments) necessary to present fairly the unaudited consolidated financial position of the Company as of October 31, 2003, the unaudited consolidated results of operations for the three months ended October 31, 2003 and 2002 and the unaudited consolidated statements of cash flows for the three months ended October 31, 2003 and 2002.

      Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Penn Octane and the Company for the years ended July 31, 2003 included elsewhere herein.

      Only sales to PMI have been included in revenues. Cost of sales is computed based on Penn Octane's actual cost to acquire LPG, other direct costs related to PMI sales and the aforementioned formula that takes into consideration operating costs of both Penn Octane and the Company.

      Selling, general and administrative expenses include; (1) direct costs associated with the operation of the pipeline and terminal facilities, (2) costs of the Mexican subsidiaries, (3) salary and related costs of employees providing terminal services and sales services related to PMI,
      (4) administrative salaries and related costs based on estimated time spent on the Company's business as a percentage of the total business of Penn Octane and (5) a reasonable allocation of Penn Octane's other general and administrative cost related to the operations of its business.

      LPG financing expense includes only those costs associated with financing arrangements related to the purchase of LPG from suppliers and has been allocated among the Company and Penn Octane on the basis expected to be shared after the Spin-Off.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                                   (UNAUDITED)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - ORGANIZATION - Continued

BASIS OF PRESENTATION- CONTINUED

      The Company is been included in Penn Octane's United States consolidated income tax return. As a result of existing net operating loss carryforwards, Penn Octane has not paid or accrued U.S. federal income taxes for the periods presented. U.S. federal income taxes are assumed to have been accrued by the Company as if the Company has been taxed as a separate corporate entity based on pre-tax accounting income or loss. Further, it is assumed that the Company would pay or receive the computed income tax expense or benefit to/from Penn Octane or the Mexican taxing authorities. Existing net operating loss carryforwards have not been allocated to the Company by Penn Octane.

      Non operating costs and expenses of Penn Octane which are not considered by Penn Octane's management to be applicable to the Company during the periods presented and interest on intercompany balances have not been allocated to the Company.

      Management of the Penn Octane expects the following additional estimated costs and expenses to be incurred after the Spin-Off as a result of the Partnership being a stand alone entity which are not included in the historical consolidated financial statements; (1) $286,000 representing the estimated intrinsic value associated with the options granted to Shore Capital LLC to acquire a 5% limited partnership interest in the Partnership (see note H), and (2) $450,000 representing estimated annual additional direct costs, including tax related services, public listing fees and transfer agent fees, resulting from the Partnership becoming publicly traded.

NOTE B - INCOME (Loss) per PARTNERS' unit

      Basic and diluted income (loss) per partners' unit (EPU) is computed under the assumption that the L.P. Transfer occurred at the beginning of the periods presented. The computation is based on a denominator which is calculated by adjusting the denominator used by Penn Octane to compute its earning (loss) per share for the periods presented, adjusted for the general partnership interest, for the number of units to be issued upon the Spin-Off. During periods in which the Company incurred losses, giving effect to common unit equivalents is not presented as it would be antidilutive.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                                   (UNAUDITED)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      THE FOLLOWING TABLES PRESENT RECONCILIATIONS FROM INCOME (LOSS) PER PARTNERS' UNIT (EPU) AND INCOME (LOSS) PER PARTNERS' UNIT ASSUMING
      DILUTION:

               For the year ended October 31, 2002
                                                         Income (Loss)        Shares        Per-Share
                                                          (Numerator)    (Denominator)       Amount
                                                         ------------    -------------       ------
      Net income (loss)                                  $  363,214

      BASIC EPU
      Net income (loss) available to partners               363,214       1,898,083          $   19
                                                                                             ======
      EFFECT OF DILUTIVE SECURITIES
      Warrants                                                   --              26
                                                         ----------       ---------
      DILUTED EPU
      Net income (loss) available to partners            $  363,214       1,898,109          $   .19
                                                         ==========       =========          =======

               For the year ended October 31, 2003
                                                         Income (Loss)        Shares        Per-Share
                                                          (Numerator)    (Denominator)       Amount
                                                          -----------    -------------      ---------
      Net income (loss)                                  $   364,397

      BASIC EPU
      Net income (loss) available to partners                364,397       1,951,309          $  0.19
                                                                                              =======
      EFFECT OF DILUTIVE SECURITIES
      Warrants                                                    --         36,072
                                                         -----------       ---------
      DILUTED EPU
      Net income (loss) available to partners            $   364,397       1,987,381          $  0.18
                                                         ===========       =========          =======

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                                   (UNAUDITED)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE C - PROPERTY, PLANT AND EQUIPMENT

         PROPERTY, PLANT AND EQUIPMENT CONSISTS OF THE FOLLOWING:

                                                               July 31,           October 31,
LPG:                                                             2003                 2003
                                                             ------------         ------------
      Brownsville Terminal Facility:
         Building                                            $    173,500         $    173,500
         Terminal facilities                                    3,631,207            3,631,207
         Tank Farm                                                373,945              373,945
         Leasehold improvements                                   302,657              302,657
         Capital construction in progress                          96,212               96,212
         Equipment                                                226,285              226,285
                                                             ------------         ------------
                                                                4,803,806            4,803,806
                                                             ------------         ------------

      US - Mexico Pipelines and Matamoros Terminal
      Facility:                                                 6,775,242            6,680,242
          U.S. Pipelines and Rights of Way                        993,300              993,300
          Mexico Pipelines and Rights of Way                    5,107,514            5,107,514
          Matamoros Terminal Facility                           1,027,267            1,027,267
             Saltillo Terminal                                    856,358              856,358
                                                             ------------         ------------
           Land                                                14,759,681           14,664,681
                                                             ------------         ------------
                                                               19,563,487           19,468,487
                 Total LPG                                     (4,168,940)          (4,001,544)
                                                             ------------         ------------
      Less: accumulated depreciation and amortization        $ 15,394,547         $ 15,466,943
                                                             ============         ============

      The Company had previously completed construction of an additional LPG terminal facility in Saltillo, Mexico (Saltillo Terminal). The Company was unable to receive all the necessary approvals to operate the facility at that location. The Company has identified an alternate site in Hipolito, Mexico, a town located in the proximity of Saltillo to relocate the Saltillo Terminal. The expense of such relocation is estimated to be $500,000.

      Property, plant and equipment, net of accumulated depreciation, includes $6,355,672 and $6,427,387 of costs, located in Mexico at October 31, 2003 and July 31, 2003, respectively.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                                   (UNAUDITED)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE D - STOCK-BASED COMPENSATION

      In December 2002, the FASB issued SFAS No. 148, an amendment of FASB Statement No. 123. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, SFAS No. 148 amends the disclosure requirements of SFAS No. 123, to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions are effective for financial statements issued for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company adopted the interim disclosure provisions of SFAS No. 148 during the third quarter of fiscal 2003.

      The Company accounts for stock option plans in accordance with the provisions of APB No. 25, "Accounting for Stock Issued to Employees", and related interpretations which recognizes compensation expense on the grant date if the current market price of the stock exceeds the exercise price.

      Had compensation cost related to the warrants granted to employees been determined based on the fair value at the grant dates, consistent with the provisions of SFAS 123, the Company's pro forma net income (loss), and EPU would have been as follows:

                                                                                    Three months Ended
                                                                             -------------------------------
                                                                             October 31,         October 31,
                                                                                2003                2002
                                                                             -----------         -----------
Net income, as reported                                                      $   364,397         $   363,214
Less:  Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax
  effects                                                                        (19,216)           (357,990)
                                                                             -----------         -----------
Net income, pro forma                                                        $   345,181         $     5,224
                                                                             ===========         ===========

Net income per common share, as reported                                     $     (0.18)        $      0.19
                                                                             ===========         ===========
Net income  per common share, pro forma                                      $     (0.18)        $      0.00
                                                                             ===========         ===========
 NET  INCOME PER COMMON SHARE ASSUMING DILUTION, AS  REPORTED                $     (0.17)        $      0.19
                                                                             ===========         ===========
 NET INCOME PER COMMON SHARE ASSUMING DILUTION, PRO FORMA                    $     (0.17)        $      0.00
                                                                             ===========         ===========

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                                   (UNAUDITED)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE D - STOCK-BASED COMPENSATION - Continued

      The following assumptions were used for grants of warrants to employees in the three months ended October 31, 2003, to compute the fair value of the warrants using the Black-Scholes option-pricing model; dividend yield of 0%; expected volatility of 81%; risk free interest rate of 3.27% and expected lives of 5 years.

      The following assumptions were used for grants of warrants to employees in the three months ended October 31, 2002, to compute the fair value of the warrants using the Black-Scholes option-pricing model; dividend yield of 0%; expected volatility of 79%; risk free interest rate of 1.81% and expected lives of 5 years.

NOTE E - COMMITMENTS AND CONTINGENCIES

LITIGATION

      Penn Octane and its subsidiaries are involved in legal proceedings, lawsuits and claims. Management of Penn Octane believes that the liabilities, if any, ultimately resulting from such proceedings, lawsuits and claims, including those discussed above, should not materially affect the Company's consolidated financial statements.

OPERATING LEASE COMMITMENTS

      The operating lease for the land on which the Brownsville Terminal Facility is located (Brownsville Lease) originally was due to expire in October 2003. During December 2001 the Company extended the Brownsville Lease until November 30, 2006. The Company has an option to renew for five additional five year terms. The rent may be adjusted in accordance with the terms of the agreement. The annual rental amount is approximately $75,000.

      The Brownsville Lease provides, among other things, that if the Company complies with all the conditions and covenants therein, the leasehold improvements made to the Brownsville Terminal Facility by the Company may be removed from the premises or otherwise disposed of by the Company at the termination of the Brownsville Lease. In the event of a breach by the Company of any of the conditions or covenants, all improvements owned by the Company and placed on the premises shall be considered part of the real estate and shall become the property of the District.

      The Company leases the land on which its Tank Farm is located. The lease amount is approximately $27,000 annually. The lease was originally due to expire on January 18, 2005. During December 2001 the Company extended the lease until November 30, 2006. The Company has an option to renew for five additional five year terms. The rent may be adjusted in accordance with the terms of the agreement.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                                   (UNAUDITED)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE E - COMMITMENTS AND CONTINGENCIES - Continued

      Rent expense under operating leases totaled $18,096 and $26,915 for the three months ended October 31, 2002 and 2003, respectively.

CONCENTRATIONS OF CREDIT RISK

      Financial instruments that potentially subject the Company to credit risk include cash balances at banks which at times exceed the federal deposit insurance and accounts receivable from PMI.

NOTE F - REALIZATION OF ASSETS

      The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company is dependent on Penn Octane for the purchase of adequate quantities of LPG for sale to PMI and to provide credit to the Company for such purchases. Penn Octane has had an accumulated deficit since inception and has a deficit in working capital. In addition, significantly all of the Company's assets are pledged or committed to be pledged as collateral on existing debt of Penn Octane.

      In addition to the above, if the Spin-Off occurs, Penn Octane's stockholders' equity will be reduced by the amount of the Spin-Off which may result in a deficit in stockholders' equity and a portion of Penn Octane's current cash flow from operations will be shifted to the Company. Therefore, Penn Octane's remaining cash flow may not be sufficient to allow Penn Octane to pay its federal income tax liability resulting from the Spin-Off, if any, and other liabilities and obligations when due. Also, as a result of the Spin-Off, Penn Octane's ability to obtain additional debt or equity financing may be limited. The Company will be liable as guarantor on Penn Octane's collateralized debt and will continue to pledge all of its assets as collateral. In addition, the Company has agreed to indemnify Penn Octane for a period of three years from the fiscal year end that includes the date of the Spin-Off for any federal income tax liabilities resulting from the Spin-Off in excess of $2,500,000.

      In view of the matters described in the preceding paragraphs, recoverability of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon the ability of Penn Octane to continue as a going concern and in the event that the Spin-Off occurs, the ability of the Company to meet its obligations related to its guarantees and tax agreement to Penn Octane or its creditors, if necessary. The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                                   (UNAUDITED)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE F - REALIZATION OF ASSETS - Continued

      To provide the Company with the ability it believes necessary to continue in existence, Penn Octane's management is negotiating with PMI to (i) extend the contract (see note G) and increase the minimum monthly sales volume, (ii) obtain additional sale contracts commensurate with supply agreements (see note G) and (iii) increase the number of customers assuming deregulation of the LPG industry in Mexico. In addition, management of Penn Octane is taking steps to (i) raise additional debt and/or equity capital, (ii) increase and extend its credit facility and
      (iii) restructure certain of its liabilities and obligations.

NOTE G - CONTRACTS

LPG SALES TO PMI

      Effective March 1, 2002, the Company and PMI entered into a contract for the minimum monthly sale of 17,000,000 gallons of LPG, subject to monthly adjustments based on seasonality (Contract).

      The Contract expires on May 31, 2004, except that the Contract may be terminated by either party upon 90 days written notice, or upon a change of circumstances as defined under the Contract.

      PMI has primarily used the Matamoros Terminal Facility to load LPG purchased from the Company for distribution by truck in Mexico. The Company continues to use the Brownsville Terminal Facility in connection with LPG delivered by railcar to other customers, storage and as an alternative terminal in the event the Matamoros Terminal Facility cannot be used.

LPG SUPPLY AGREEMENTS

      The Company has entered into minimum long-term supply agreements for quantities of LPG totaling approximately 24,000,000 gallons per month although the Contract provides for lesser quantities.

      In addition to the LPG costs charged by the Suppliers, the Company also incurs additional costs to deliver LPG to the Company's facilities. Furthermore, the Company may incur significant additional costs associated with the storage, disposal and/or changes in LPG prices resulting from the excess of the Plant Commitment, Koch Supply or Duke Supply over actual sales volumes. Under the terms of the Supply Contracts, the Company must provide letters of credit in amounts equal to the cost of the product to be purchased. In addition, the cost of the product purchased is tied directly to overall market conditions. As a result, the Company's existing letter of credit facility may not be adequate to meet the letter of credit requirements under the agreements with the Suppliers or other suppliers due to increases in quantities of LPG purchased and/or to finance future price increases of LPG.

       PENN OCTANE CORPORATION'S OWNED PIPELINE AND TERMINAL OPERATIONS -
                      A DIVISION OF PENN OCTANE CORPORATION
                                   (UNAUDITED)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE H - SPIN-OFF

      During September 2003, Penn Octane's Board of Directors and the Independent Committee of its Board of Directors formally approved the terms of the Spin-Off and the Partnership filed a Form 10 registration statement with the Securities and Exchange Commission. An amendment was filed in December 2003. The Board of Directors anticipates that the Spin-Off will occur in 2004, subject to a number of conditions, including the receipt of an independent appraisal of the Distributed Assets that supports an acceptable level of federal income taxes to Penn Octane as a result of the Spin-Off; the absence of any contractual and regulatory restraints or prohibitions preventing the consummation of the Spin-Off; and final action by the Board of Directors to set the record date and distribution date for the Spin-Off and the effectiveness of the registration statement.

      Each shareholder of Penn Octane will receive one common unit of the Partnership interest for every eight shares of Penn Octane's common stock owned as of the record date.

      Warrants issued to holders of the existing unexercised warrants of Penn Octane will be exchanged in connection with the Spin-Off whereby the holder will receive options to acquire unissued units in the Partnership and unissued common shares of Penn Octane in exchange for the existing warrants. The number of units and shares subject to exercise and the exercise price will be set to equalize each option's value before and after the Spin-Off.

      Ninety-eight percent of the cash distributions from the Partnership will be distributed to the limited unit holders and the remaining 2% will be distributed to the general partner for distributions up to $1.25 per unit annually (approximately $2,500,000 per year). Distributions in excess of that amount will be shared by the limited unit holders and the general partner based on a formula whereby the general partner will receive disproportionately more distributions per unit than the limited unit holders as annual cash distributions exceed certain milestones.

      In connection with the Spin-Off, Penn Octane will grant Mr. Jerome Richter, Penn Octane's chairman and chief executive officer, and Shore Capital LLC (Shore), a company owned by Mr. Shore, Penn Octane's president, options to each purchase 25% of the ownership interests in Penn Octane's general partner interest in the Partnership. It is anticipated that Mr. Richter and Shore will exercise these options immediately after the Spin-Off occurs. The exercise price for each option will be the pro rata share (.5%) of the Partnership's tax basis capital immediately after the Spin-Off. Penn Octane will retain voting control of the Partnership pursuant to a voting agreement. In addition, Shore will also receive an option to acquire 5% of the common stock of Penn Octane and 5% of the limited partnership interest in the Partnership at a combined equivalent exercise price of $2.20 per share.

               Report of Independent Certified Public Accountants



To the Board of Directors of Rio Vista Energy Partners, L.P.



We have audited the accompanying consolidated balance sheet of Rio Vista Energy Partners, L.P. and its subsidiaries (Partnership) as of December 31, 2003. This consolidated balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.



We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of the Partnership as of December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.



                                        /s/ BURTON McCUMBER & CORTEZ, L.L.P.



Brownsville, Texas
February 6, 2004

                 RIO VISTA ENERGY PARTNERS L.P. AND SUBSIDIARIES



                           CONSOLIDATED BALANCE SHEET



                                DECEMBER 31, 2003



                                     ASSETS



Cash                                                             $1,999

Investment in Rio Vista Operating Partnership, L.P.                   1
                                                                 ------

               Total assets                                      $2,000
                                                                 ======

                        LIABILITIES AND PARTNERS' CAPITAL


Due to Penn Octane Corporation                                   $1,000
Commitments and Contingencies                                        --

Partners' capital                                                 1,000
                                                                 ------
          Total liabilities and partners' capital                $2,000
                                                                 ======



              The accompanying notes and accountants' report are an
                        integral part of this statement.

                 RIO VISTA ENERGY PARTNERS L.P. AND SUBSIDIARIES



                           CONSOLIDATED BALANCE SHEET



                                DECEMBER 31, 2003



NOTE A - ORGANIZATION



      Rio Vista Energy Partners L.P. (Partnership), a Delaware partnership, was formed by Penn Octane Corporation (Penn Octane) on July 10, 2003. The Partnership is a wholly owned subsidiary of Penn Octane and is currently inactive. The Partnership has two subsidiaries, Rio Vista Operating Partnership L.P. (Operating Partnership) (.1% owned by Rio Vista Operating GP LLC and 99.9% owned by Penn Octane) and wholly owned Rio Vista Operating GP LLC. Both subsidiaries are newly formed and are currently inactive. The Partnership was formed for the purpose of receiving from Penn Octane the 99.9% interest in the Operating Partnership (L.P. Transfer). The Operating Partnership will own substantially all of Penn Octane's pipeline and terminal assets as a result of a transfer of Penn Octane's owned pipeline and terminal assets, including storage inventory (Distributed Assets) by Penn Octane to the Operating Partnership (Asset Transfer). Subsequent to the L.P. Transfer and the Asset Transfer, the Partnership, including its existing subsidiaries and certain Mexican subsidiaries of Penn Octane included in the Asset Transfer, will be principally engaged in the purchase, transportation and sale of liquefied petroleum gas (LPG) to northeast Mexico. By virtue of the L.P. Transfer and the Asset Transfer, the Partnership, through the Operating Partnership, will own and operate a LPG terminal facility on leased property in Brownsville, Texas (Brownsville Terminal Facility) and own a LPG terminal facility in Matamoros, Tamaulipas, Mexico (Matamoros Terminal Facility) and approximately 23 miles of pipeline (US - Mexico Pipelines) which connect the Brownsville Terminal Facility to the Matamoros Terminal Facility.



      Historically, Penn Octane has sold LPG primarily to P.M.I. Trading Limited
      (PMI). Penn Octane will substitute the Operating Partnership for itself as the supplier to PMI. Subsequent to the L.P. Transfer and the Asset Transfer, the Operating Partnership will sell LPG directly to PMI and will purchase LPG from Penn Octane under a long-term supply agreement. The purchase price of the LPG from Penn Octane will be determined based on Penn Octane's cost to acquire LPG and a formula that takes into consideration operating costs of both Penn Octane and the Partnership. Historically, the aggregate costs per gallon to purchase LPG (less any applicable adjustments) are below the aggregate sales prices per gallon of LPG sold to PMI.

                 RIO VISTA ENERGY PARTNERS L.P. AND SUBSIDIARIES

                                DECEMBER 31, 2003




NOTE A - ORGANIZATION - CONTINUED



      Penn Octane has a long-term lease agreement for approximately 132 miles of pipeline (Leased Pipeline) which connects ExxonMobil Corporation's (Exxon) King Ranch Gas Plant in Kleberg County, Texas and Duke Energy's La Gloria Gas Plant in Jim Wells County, Texas, to the Company's Brownsville Terminal Facility. In addition, Penn Octane has access to a twelve-inch pipeline which connects Exxon's Viola valve station in Nueces County, Texas to the inlet of the King Ranch Gas Plant (ECCPL) as well as existing and other potential propane pipeline suppliers which have the ability to access the ECCPL. In connection with Penn Octane's lease agreement for the Leased Pipeline, Penn Octane may access up to 21,000,000 gallons of storage located in Markham, Texas (Markham Storage), as well as other potential propane pipeline suppliers, via approximately 155 miles of pipeline located between Markham, Texas and the Exxon King Ranch Gas Plant. The Distributed Assets connect to the Leased Pipeline.



      Penn Octane intends to distribute 98% of the Partnership's units to its common stockholders (Spin-Off), resulting in the Partnership becoming an independent public company. The remaining 2% interest will be initially owned by Rio Vista GP LLC, a Delaware limited liability company that is currently a wholly owned subsidiary of Penn Octane. Rio Vista GP LLC will be the general partner for the Partnership and will be responsible for the management thereof.



      The Partnership will be liable as guarantor for certain of Penn Octane's collateralized debt and will continue to pledge all of its assets as collateral. In addition, the Partnership has agreed to indemnify Penn Octane for a period of three years from the fiscal year end that includes the date of the Spin-Off for any federal income tax liabilities resulting from the Spin-Off in excess of $2,500,000. The Partnership may also be prohibited from making any distributions to unit holders if it would cause an event of default, or if an event of default exists, under Penn Octane's revolving credit facility, or any other covenant which may exist under any other credit arrangement or other regulatory requirement at the time.

                 Rio Vista Energy Partners L.P. and Subsidiaries



                     CONSOLIDATED BALANCE SHEET - CONTINUED



                                DECEMBER 31, 2003



                        NOTE A - ORGANIZATION - CONTINUED



      The dollar amounts of Penn Octane's debts for which the Partnership will guarantee and/or for which the Partnership's assets will be pledged total $11,941,000 at October 31, 2003, the date of the most recent balance of Penn Octane, and were as follows:



LPG Trade Payables        $9,869,000
Short-term Debt           $1,791,000
Notes payable             $  281,000



      Current assets of Penn Octane pledged in favor of the Penn Octane's Credit Facility total $11,485,000 at October 31, 2003 and were as follows:



Accounts receivable from sales of LPG        $8,068,000
Restricted cash                              $2,552,000
Inventory                                    $  865,000



      The Distributed Assets, with a net book value at October 31, 2003 of $15,395,000, will also be pledged to Penn Octane's creditors.




NOTE  B - SPIN-OFF



During September 2003, Penn Octane's Board of Directors and the Independent Committee of its Board of Directors formally approved the terms of the Spin-Off and the Partnership filed a Form 10 registration statement with the Securities and Exchange Commission in January 2004. The Board of Directors anticipates that the Spin-Off will occur in 2004, subject to a number of conditions, including the receipt of an independent appraisal of the Distributed Assets that supports an acceptable level of federal income taxes to Penn Octane as a result of the Spin-Off; the absence of any contractual and regulatory restraints or prohibitions preventing the consummation of the Spin-Off; and final action by the Board of Directors to set the record date and distribution date for the Spin-Off and the effectiveness of the registration statement.



Each shareholder of Penn Octane will receive one limited unit of the Partnership for every eight shares of Penn Octane's common stock owned as of the record date.

                 Rio Vista Energy Partners L.P. and Subsidiaries

                                DECEMBER 31, 2003



                          NOTE B - SPIN-OFF - CONTINUED



      Warrants issued to holders of the existing unexercised warrants of Penn Octane will be exchanged in connection with the Spin-Off whereby the holder will receive options to acquire unissued units in the Partnership and unissued common shares of Penn Octane in exchange for the existing warrants. The number of units and shares subject to exercise and the exercise price will be set to equalize each option's value before and after the Spin-Off.



      Cash distributions from the Partnership will be shared by the limited unit holders and the general partner based on a formula whereby the general partner will receive disproportionately more distributions per unit than the limited unit holders as annual cash distributions exceed certain milestones.



      Penn Octane has granted Mr. Jerome Richter, Penn Octane's chairman and chief executive officer, and Shore Capital LLC (Shore), a company owned by Mr. Shore, Penn Octane's president, options to each purchase 25% of the ownership interests in Penn Octane's general partner interest in the Partnership. It is anticipated that Mr. Richter and Shore will exercise these options immediately after the Spin-Off occurs. The exercise price for each option will be the pro rata share (.5%) of the Partnership's tax basis capital immediately after the Spin-Off. Penn Octane will retain voting control of the Partnership pursuant to a voting agreement. In addition, Shore Capital LLC has been granted an option to acquire 97,415 common units of the Partnership at $8.47 per common unit.

               Report of Independent Certified Public Accountants



To the Board of Directors
Penn Octane Corporation


We have audited the accompanying consolidated balance sheets of Penn Octane Corporation and its subsidiaries (Company) as of July 31, 2002 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended July 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of July 31, 2002 and 2003, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended July 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

We have also audited Schedule II of the Company for each of the three years in the period ended July 31, 2003. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.


The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note P to the consolidated financial statements, conditions exist which raise substantial doubt about the Company's ability to continue as a going concern including 1) the Company has a deficit in working capital and 2) significantly all of the Company's assets are pledged or committed to be pledged as collateral on existing debt in connection with the Extending Noteholders' notes and the $250,000 Note, the RZB Credit Facility and the notes related to the Settlement. In addition, if the Spin-Off discussed in note R occurs, the Company's stockholders' equity will be reduced by the amount of the Spin-Off which may result in a deficit in stockholders' equity and the Company's ability to obtain cash from operations or additional debt or equity financing may be limited. Management's plans in regard to these matters are also described in note P. The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.


                           /s/ BURTON McCUMBER & CORTEZ, L.L.P.

Brownsville, Texas
September 19, 2003

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                     JULY 31

                                     ASSETS

                                                                                2002               2003
                                                                            -----------        -----------
Current Assets
     Cash (including restricted cash of $29,701 and $3,404,782 at           $   160,655        $ 3,475,846
     2002 and 2003)
     Trade accounts receivable (less allowance for doubtful accounts
     of $5,783 at 2002 and 2003)                                              7,653,986          4,143,458
     Notes receivable - related parties                                         214,356                 --
     Inventories                                                                938,672            878,082
     Assets held for sale                                                            --            720,000
     Mortgage receivable                                                      1,935,723                 --
     Prepaid expenses and other current assets                                  254,654            476,109
                                                                            -----------        -----------
     Total current assets                                                    11,158,046          9,693,495
Property, plant and equipment - net                                          18,350,785         17,677,830
Lease rights (net of accumulated amortization of $661,740 and
$707,535 at 2002 and 2003)                                                      492,299            446,504
Other non-current assets                                                        154,209             19,913
                                                                            -----------        -----------
         Total assets                                                       $30,155,339        $27,837,742
                                                                            ===========        ===========

        The accompanying notes are an integral part of these statements.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                                     JULY 31

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                                      2002                 2003
                                                                                   ------------         ------------
Current Liabilities
     Current maturities of long-term debt                                          $  3,055,708         $    746,933
     Short-term debt                                                                  3,085,000
                                                                                                           1,744,128
     Revolving line of credit                                                           150,000                   --
     LPG trade accounts payable                                                       8,744,432            7,152,098
     Other accounts payable                                                           3,584,848            2,470,880
     Foreign taxes payable                                                                   --               60,000
     Accrued liabilities                                                                860,551            1,083,966
                                                                                   ------------         ------------
     Total current liabilities                                                       19,480,539           13,258,005
Long-term debt, less current maturities                                                 612,498               60,000
Commitments and contingencies                                                                --                   --
Stockholders' Equity
     Series A - Preferred stock-$.01 par value, 5,000,000 shares
     authorized;  No shares issued and outstanding at 2002 and 2003                          --                   --
     Series B - Senior preferred stock-$.01 par value, $10 liquidation value, 5,000,000 shares authorized; No shares issued and outstanding
     at 2002 and 2003                                                                        --                   --
     Common stock - $.01 par value, 25,000,000 shares authorized;
     14,870,977 and 15,274,749 shares issued and outstanding at 2002
     and 2003                                                                           148,709              152,747
     Additional paid-in capital                                                      26,919,674           28,298,301
     Notes receivable from an officer of the Company and another party for exercise of warrants, net of reserves of $754,175 and $535,736 at 2002
     and 2003                                                                        (4,014,481)          (2,897,520)
     Accumulated deficit                                                            (12,991,600)         (11,033,791)
                                                                                   ------------         ------------
     Total stockholders' equity                                                      10,062,302           14,519,737
                                                                                   ------------         ------------
         Total liabilities and stockholders' equity                                $ 30,155,339         $ 27,837,742
                                                                                   ============         ============


        The accompanying notes are an integral part of these statements.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                               YEARS ENDED JULY 31


                                                                2001                  2002                  2003
                                                            -------------         -------------         -------------
Revenues                                                    $ 150,699,999         $ 142,156,099         $ 162,489,565
Cost of goods sold                                            151,475,598           131,129,110           152,375,349
                                                            -------------         -------------         -------------

     Gross profit (loss)                                         (775,599)           11,026,989            10,114,216
Selling, general and administrative expenses
         Legal and professional fees                            1,139,141             1,568,002             2,597,065
         Salaries and payroll related expenses                  1,230,456             1,646,308             2,411,843
         Other                                                  1,248,042             1,132,546             1,380,009
                                                            -------------         -------------         -------------
                                                                3,617,639             4,346,856             6,388,917
                                                            -------------         -------------         -------------
         Operating income (loss)                               (4,393,238)            6,680,133             3,725,299
Other income (expense)
     Interest expense                                          (3,615,477)           (2,538,395)           (1,757,664)
     Interest income                                               39,576                27,550                95,327
     Settlement of litigation                                    (115,030)                   --              (145,153)
                                                                                  -------------         -------------
          Income (loss) before taxes                           (8,084,169)            4,169,288             1,917,809
Provision (benefit) for income taxes                                9,641                46,693               (40,000)
                                                            -------------         -------------         -------------
          Net income (loss)                                 $  (8,093,810)        $   4,122,595         $   1,957,809
                                                            =============         =============         =============

Net income (loss) per common share                          $       (0.57)        $        0.28         $        0.13
                                                            =============         =============         =============
Net income (loss) per common share assuming dilution        $       (0.57)        $        0.27         $        0.13
                                                            =============         =============         =============
Weighted average common shares outstanding                     14,146,980            14,766,115            15,035,220
                                                            =============         =============         =============

        The accompanying notes are an integral part of these statements.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                           FOR THE YEARS ENDED JULY 31


                                                            2001                          2002                        2003
                                                --------------------------      -----------------------     -----------------------
                                                   Shares          Amount         Shares        Amount        Shares        Amount
                                                -----------      ---------      ----------     --------     ----------     --------
PREFERRED STOCK
     Beginning balance                                   --      $      --              --     $     --             --     $     --
                                                ===========      =========      ==========     ========     ==========     ========
     Ending balance                                      --      $      --              --     $     --             --     $     --
                                                ===========      =========      ==========     ========     ==========     ========
SENIOR PREFERRED STOCK
     Beginning balance                                   --      $      --              --     $     --             --     $     --
                                                ===========      =========      ==========     ========     ==========     ========
     Ending balance                                      --      $      --              --     $     --             --     $     --
                                                ===========      =========      ==========     ========     ==========     ========
COMMON STOCK
         Beginning balance                       13,435,198      $ 134,352      14,427,011     $144,270     14,870,977     $148,709

     Issuance of common stock in connection
     with registration rights penalty                 3,480             35              --           --             --           --
     Issuance of common stock for services
     - August 2000                                    6,500             65              --           --             --           --
     Issuance of common stock in connection
     with settlement of litigation -
     August 2000                                     12,500            125              --           --             --           --
     Issuance of common stock in connection
     with settlement of litigation -
     September 2000                                 100,000          1,000              --           --             --           --
     Issuance of common stock upon exercise
     of warrants - September 2000                   200,000          2,000              --           --             --           --
     Receipt of stock for cancellation of
     indebtedness                                   (78,383)          (784)             --           --             --           --
     Issuance of common stock upon exercise
     of warrants - October 2000                       7,500             75              --           --             --           --
     Issuance of common stock for services
     - November 2000                                  4,716             47              --           --             --           --
     Issuance of common stock upon exercise
     of warrants - November 2000                    700,000          7,000              --           --             --           --
     Issuance of common stock in connection
     with bonus - December 2000                      14,500            145              --           --             --           --
     Issuance of common stock for services
     - December 2000 - January 2001                   6,000             60              --           --             --           --
     Issuance of common stock upon exercise
     of warrants - July 2001                         15,000            150              --           --             --           --
     Issuance of common stock upon exercise
     of warrants in exchange for debt
     obligations owed to the holder of the
     warrants - August 2001                              --             --          37,500          375             --           --
     Issuance of common stock upon exercise
     of warrants in exchange for debt
     obligations owed to the holder of the
     warrants - September 2001                           --             --         275,933        2,759             --           --
     Issuance of common stock in connection
     with bonus - September 2001                         --             --           1,000           10             --           --
     Issuance of common stock for services
     - September 2001                                    --             --          37,500          375             --           --


        The accompanying notes are an integral part of these statements.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                           FOR THE YEARS ENDED JULY 31

                                                        2001                       2002                          2003
                                               ----------------------     ------------------------      ------------------------
                                                 Shares       Amount        Shares        Amount          Shares        Amount
                                               ----------    --------     ----------     ---------      ----------     ---------
COMMON STOCK - CONTINUED
     Receipt of stock for payment of
     indebtedness - October 2001                       --          --        (36,717)         (367)             --            --
     Issuance of common stock upon exercise
     of warrants - November 2001                       --          --         78,750           787              --            --
     Issuance of common stock upon exercise
     of warrants - June 2002                           --          --         25,000           250              --            --
     Issuance of common stock upon exercise
     of warrants - July 2002                           --          --         25,000           250              --            --
     Receipt of stock for payment of
     indebtedness                                      --          --             --            --          (7,620)          (76)
     Issuance of common stock upon exercise
     of warrants in exchange for debt
     obligations owed to the holder of the
     warrants - March 2003                             --          --             --            --         250,000         2,500
     Issuance of common stock in exchange
     for debt obligations - March 2003                 --          --             --            --         161,392         1,614
                                               ----------    --------     ----------     ---------      ----------     ---------
    Ending balance                             14,427,011    $144,270     14,870,977     $ 148,709      15,274,749     $ 152,747
                                               ==========    ========     ==========     =========      ==========     =========

        The accompanying notes are an integral part of these statements.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                           FOR THE YEARS ENDED JULY 31

                                                        2001            2002              2003
                                                    ------------     ------------     ------------
                                                       Amount           Amount           Amount
                                                    ------------     ------------     ------------
ADDITIONAL PAID-IN CAPITAL
         Beginning balance                          $ 21,782,638     $ 25,833,822     $ 26,919,674
         Sale of common stock                                 --               --          401,866

         Issuance of warrants in connection with
         settlement                                      300,000               --               --

         Loan discount                                 1,620,403          207,283          384,665
         Grant of stock for bonus                         43,355            2,790               --

         Grant of stock for services                      87,595          149,625               --

         Common stock distributed in connection
         with the settlement of a lawsuit                 (1,125)              --               --

         Grant of warrants for services                  499,480               --               --

         Grant of warrants in connection with
         registration rights agreement                       (35)              --               --

         Receipt of common stock for
         cancellation of debt                           (554,877)              --               --

         Receipt of stock for payment of
         indebtedness                                         --         (146,502)         (30,404)

         Exercise of warrants                          2,142,025          872,967          622,500

         Cost of registering securities                  (85,637)            (311)              --
                                                    ------------     ------------     ------------
         Ending balance                             $ 25,833,822     $ 26,919,674     $ 28,298,301
                                                    ============     ============     ============

STOCKHOLDERS' NOTES

         Beginning balance                          $ (3,263,350)    $ (3,986,048)    $ (4,014,481)

         Note receivable from an officer of the
         Company  and another party for exercise
         of warrants                                    (698,000)              --               --

         Note receivable from an officer
         and director of the Company                          --         (200,000)         200,000

         Interest on another party note
         receivable                                      (24,698)              --               --

         Reserve of interest                                  --           24,698               --

         Reduction in notes receivable
                                                              --          146,869           30,480

               Forgiveness of note receivable in
         connection with severance pay                        --          448,077

               Receipt of assets for
         cancellation of note receivable                      --               --          438,404
                                                    ------------     ------------     ------------
         Ending balance                             $ (3,986,048)    $ (4,014,481)    $ (2,897,520)
                                                    ============     ============     ============

ACCUMULATED DEFICIT

         Beginning balance                          $  9,020,385)    $(17,114,195)    $(12,991,600)

         Net income (loss) for the year               (8,093,810)       4,122,595        1,957,809
                                                    ------------     ------------     ------------

               Ending balance                       $(17,114,195)    $(12,991,600)    $(11,033,791)
                                                    ============     ============     ============

        The accompanying notes are an integral part of these statements.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           FOR THE YEARS ENDED JULY 31



                                                                    2001             2002            2003
                                                                ------------     ------------     -----------
Cash flows from operating activities:
Net income (loss)                                               $ (8,093,810)    $  4,122,595     $ 1,957,809
Adjustments to reconcile net income (loss) to
net cash provided by (used in)
operating activities:
     Depreciation and amortization                                   758,911          843,436         976,054
     Amortization of lease rights                                     45,795           45,795          45,795
     Non-employee stock based costs and other                        222,988          374,870         166,537
     Amortization of loan discount                                 1,887,442          956,853         240,043
         Gain on sale of land                                             --          (17,001)             --
         Gain on sale of equipment                                        --               --        (231,925)
         Gain on settlement of litigation                                 --               --         (50,000)
         Interest expense associated with exchange of debt                --               --          68,000
         Interest income - officer note                                   --               --         (67,241)
         Salaries and payroll related expenses                            --               --         523,349
     Other                                                           106,570           33,281          58,834
Changes in current assets and liabilities:
     Trade accounts receivable                                      (986,213)      (2,856,873)      3,510,529
     Notes receivable - related parties                                   --         (200,000)             --
     Inventories                                                  (5,061,638)      11,246,407          60,590
     Prepaid and other current assets                                 22,562         (180,697)       (387,992)
     LPG trade accounts payable                                    4,310,867         (793,393)     (1,592,334)
     Obligation to deliver LPG                                    11,495,333      (11,495,333)             --
     Other assets and liabilities, net                                (4,649)         158,599         134,296
     Other accounts payable and accrued liabilities                1,491,810         (155,671         737,343)
        Foreign taxes payable                                             --               --          60,000
                                                                ------------     ------------     -----------
     Net cash provided by (used in) operating activities           6,195,968        2,394,210       4,735,001
Cash flows from investing activities:
     Capital expenditures                                         (2,572,367)        (789,069)       (534,883)
         Sale of land                                                     --           72,001              --
         Proceeds from sale of equipment                                  --               --         368,303
                                                                ------------     ------------     -----------
     Net cash used in investing activities                        (2,572,367)        (717,068)       (166,580)
Cash flows from financing activities:
     Revolving credit facilities                                  (3,538,394)         150,000        (150,000)
         Issuance of debt                                          1,046,000          381,032         584,711
         Debt issuance costs                                        (326,232)              --              --
     Issuance of common stock                                      1,453,249          287,511              --
     Costs of registration                                           (85,637)            (568)             --
     Reduction in debt                                              (875,518)      (3,632,324)     (1,687,941)
         Reserve of interest on note receivable from
           another party                                                  --          (24,698)             --
         Net cash provided by (used in) financing activities      (2,326,532)      (2,839,047)     (1,253,230)
                                                                ------------     ------------     -----------
         Net increase (decrease) in cash                           1,297,069       (1,161,905)      3,315,191
Cash at beginning of period                                           25,491        1,322,560         160,655
                                                                ------------     ------------     -----------
Cash at end of period                                           $  1,322,560     $    160,655     $ 3,475,846
                                                                ============     ============     ===========
Supplemental disclosures of cash flow information:
     Cash paid during the year for:
     Interest (including capitalized interest of
      $120,000 in 2001)                                         $  1,806,356     $  1,756,998     $ 1,522,960
                                                                ============     ============     ===========
     Taxes                                                      $     27,141     $         --     $        --
                                                                ============     ============     ===========
Supplemental disclosures of noncash transactions:
     Equity - common stock and warrants issued and other        $  3,575,382     $    974,915     $ 1,345,145
                                                                ============     ============     ===========
         Notes receivable exchanged for common stock            $   (555,661)    $   (146,869)    $   (30,480)
                                                                ============     ============     ===========
     Mortgage receivable                                        $ (1,934,872)    $       (851)    $(1,935,723)
                                                                ============     ============     ===========
         Equipment exchange for notes receivable                $         --     $         --     $   720,000
                                                                ============     ============     ===========


        The accompanying notes are an integral part of these statements.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - ORGANIZATION


    Penn Octane Corporation was incorporated in Delaware in August 1992. The Company has been principally engaged in the purchase, transportation and sale of liquefied petroleum gas (LPG). The Company owns and operates a terminal facility on leased property in Brownsville, Texas (Brownsville Terminal Facility) and owns a LPG terminal facility in Matamoros, Tamaulipas, Mexico (Matamoros Terminal Facility) and approximately 23 miles of pipelines (US - Mexico Pipelines) which connect the Brownsville Terminal Facility to the Matamoros Terminal Facility. The Company has a long-term lease agreement for approximately 132 miles of pipeline (Leased Pipeline) which connects ExxonMobil Corporation's (Exxon) King Ranch Gas Plant in Kleberg County, Texas and Duke Energy's La Gloria Gas Plant in Jim Wells County, Texas, to the Company's Brownsville Terminal Facility. In addition, the Company has access to a twelve-inch pipeline which connects Exxon's Viola valve station in Nueces County, Texas to the inlet of the King Ranch Gas Plant (ECCPL) (see note Q) as well as existing and other potential propane pipeline suppliers which have the ability to access the ECCPL. In connection with the Company's lease agreement for the Leased Pipeline, the Company may access up to 21,000,000 gallons of storage located in Markham, Texas (Markham Storage), as well as other potential propane pipeline suppliers, via approximately 155 miles of pipeline located between Markham, Texas and the Exxon King Ranch Gas Plant. The Company sells LPG primarily to P.M.I. Trading Limited (PMI). PMI is the exclusive importer of LPG into Mexico. PMI is a subsidiary of Petroleos Mexicanos, the state-owned Mexican oil company (PEMEX). The LPG purchased from the Company by PMI is generally destined for consumption in the northeastern region of Mexico.


    The Company commenced operations during the fiscal year ended July 31, 1995, upon construction of the Brownsville Terminal Facility. Since the Company began operations, the primary customer for LPG has been PMI. Sales of LPG to PMI accounted for approximately 74%, 78% and 82% of the Company's total revenues for the years ended July 31, 2001, 2002 and 2003, respectively.

    BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the Company and its United States subsidiaries including its recently formed Rio Vista Energy Partners, LP and its subsidiaries, all inactive (see note R), Penn Octane International, L.L.C., PennWilson CNG, Inc. (PennWilson) and Penn CNG Holdings, Inc. and subsidiaries, its Mexican subsidiaries, Penn Octane de Mexico, S.A. de C.V. (PennMex) and Termatsal, S.A. de C.V. (Termatsal) and its other inactive Mexican subsidiaries, (collectively the Company). All significant intercompany accounts and transactions are eliminated.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

    1.   INVENTORIES

      Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out method.

    2.   PROPERTY, PLANT AND EQUIPMENT AND LEASE RIGHTS

      Property, plant and equipment are recorded at cost. After being placed into service, assets are depreciated and amortized using the straight-line method over their estimated useful lives as follows:

         LPG terminals, building and leasehold improvements (a)   8 to 19 years
         Automobiles                                              3-5 years
         Furniture, fixtures and equipment                        3-5 years
         Trailers                                                 8 years
         Pipelines                                                30 years

        (a) Brownsville Terminal related assets are depreciated over their estimated useful lives, not to exceed the term of the Pipeline Lease (see note K).

      The lease rights are being amortized over 19 years.

      Maintenance and repair costs are charged to expense as incurred.

      In August 2001 Statement of Financial Accounting Standards (SFAS) No. 144 (SFAS 144) "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued. SFAS 144 supersedes the provisions of Statement of Financial Accounting Standards No. 121 (SFAS 121) "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of". SFAS 144 requires the Company to review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment has occurred, the amount of the impairment is charged to operations. No impairments were recognized for the years ended July 31, 2001, 2002 and 2003.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

    3.   INCOME TAXES

      The Company will file a consolidated income tax return for the year ended July 31, 2003.

    The Company accounts for deferred taxes in accordance with SFAS 109, "Accounting for Income Taxes". Under the liability method specified therein, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The principal types of differences between assets and liabilities for financial statement and tax return purposes are the allowance for doubtful accounts receivable, amortization of deferred interest costs, accumulated depreciation and deferred compensation expense.

    The foreign subsidiaries are taxed on their income directly by the Mexican Government. Such foreign subsidiaries are not included in the U.S. consolidated income tax return of the Company. Consequently U.S. income tax effect will occur only when dividend distributions of earnings and profits of the foreign subsidiaries are received by the Company.

    4.   INCOME (LOSS) PER COMMON SHARE

    Income (loss) per share of common stock is computed on the weighted average number of shares outstanding in accordance with SFAS 128, "Earnings Per Share". During periods in which the Company incurred losses, giving effect to common stock equivalents is not presented as it would be antidilutive.

    5.   CASH EQUIVALENTS

    For purposes of the cash flow statement, the Company considers cash in banks and securities purchased with a maturity of three months or less to be cash equivalents.

    6.   USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

    7.   FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS 107, "Disclosures about Fair Value of Financial Instruments", requires the disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate the value. SFAS 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts are not intended to represent the underlying value of the Company. The carrying amounts of cash and cash equivalents, current receivables and payables and long-term liabilities approximate fair value because of the short-term nature of these instruments.

    8.   STOCK-BASED COMPENSATION

    SFAS 123 and SFAS 148, "Accounting for Stock-Based Compensation" and "Accounting for Stock-Based Compensation--Transition and Disclosure", establishes financial accounting and reporting standards for stock-based employee compensation plans and for transactions in which an entity issues its equity instruments to acquire goods and services from non-employees.

    Under the guidance provided by SFAS 123, the Company has elected to continue to account for employee stock-based compensation using the intrinsic value method prescribed in APB 25, "Accounting for Stock Issued to Employees", and related Interpretations.

    9.   REVENUE RECOGNITION ON SALES OF LPG

    Revenues are not recorded from sales of LPG to be delivered in the future until final delivery. Any amounts collected from such sales are recorded as obligation to deliver LPG in the consolidated balance sheet. Losses, if any, resulting from inventory imbalances from such sales are recognized currently, and gains, if any, are recognized at final delivery.

    10.  FOREIGN CURRENCY TRANSLATION

    The Company follows FASB No. 52 "Foreign Currency Translation" in consolidation of the Company's Mexican subsidiaries, whose functional currency is the US dollar. Non monetary balance sheet items and related revenue and expense are remeasured using historical rates. Monetary balance sheet items and related revenue and expense are remeasured using exchange rates in effect at the balance sheet dates.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED


    11.  FINANCIAL INSTRUMENTS

    The Company has adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), which requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or stockholders' equity (as a component of comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. At July 31, 2001, 2002 and 2003 the Company had no derivative financial instruments.

    12.  RECLASSIFICATIONS

    Certain reclassifications have been made to prior year balances to conform to the current presentation.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - INCOME (LOSS) PER COMMON SHARE

    THE FOLLOWING TABLES PRESENT RECONCILIATIONS FROM INCOME (LOSS) PER COMMON SHARE TO INCOME (LOSS) PER COMMON SHARE ASSUMING DILUTION (SEE NOTE J FOR THE WARRANTS):


                                                                    For the year ended July 31, 2001
                                                                    --------------------------------
                                                             Income (Loss)        Shares         Per-Share
                                                              (Numerator)     (Denominator)        Amount
                                                              -----------     -------------        ------
Net income (loss)                                            $(8,093,810)

BASIC EPS
Net income (loss) available to common stockholders             (8,093,810)       14,146,980      $  (0.57)
                                                                                                 ========
EFFECT OF DILUTIVE SECURITIES
Warrants                                                               --                --

DILUTED EPS
Net income (loss) available to common stockholders                   N/A                N/A           N/A

                    For the year ended July 31, 2002
                                                             Income (Loss)        Shares         Per-Share
                                                              (Numerator)     (Denominator)        Amount
                                                              -----------     -------------        ------
Net income (loss)                                             $ 4,122,595

BASIC EPS
Net income (loss) available to common stockholders              4,122,595        14,766,115         $ 0.28
                                                                                                    ======
EFFECT OF DILUTIVE SECURITIES
Warrants                                                               --           351,424
                                                              -----------       ----------
DILUTED EPS
Net income (loss) available to common stockholders            $ 4,122,595      $ 15,117,539         $ 0.27
                                                              ===========      ============         ======




                                                                       For the year ended July 31, 2003
                                                             Income (Loss)        Shares         Per-Share
                                                              (Numerator)     (Denominator)        Amount
                                                              -----------     -------------        ------
Net income (loss)                                             $ 1,957,809

BASIC EPS
Net income (loss) available to common stockholders              1,957,809      15,035,220          $ 0.13
                                                                                                   ======
EFFECT OF DILUTIVE SECURITIES
Warrants                                                               --          80,610
 Convertible Preferred Stock                                           --              --
                                                                -----------   -----------
DILUTED EPS
Net income (loss) available to common stockholders              $ 1,957,809   $15,115,830          $ 0.13
                                                                ===========   ===========          ======

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - NOTES FROM RELATED PARTIES

      During April 1997, Mr. Jerome B. Richter, the Company's Chief Executive Officer, Chairman of the Board and former President, exercised warrants to purchase 2,200,000 shares of common stock of the Company, at an exercise price of $1.25 per share. The consideration for the exercise of the warrants included $22,000 in cash and a $2,728,000 promissory note. The note was due on April 11, 2000. On April 11, 2000, Mr. Richter's issued a new promissory note totaling $3,196,693 (Mr. Richter's Promissory Note), representing the total unpaid principal and unpaid accrued interest at the expiration of the original promissory note. During September 1999, the Board of Directors of the Company agreed to offset interest due on Mr. Richter's Promissory Note in consideration for providing collateral and personal guarantees of Company debt. The principal amount of the note plus accrued interest at an annual rate of 10.0%, except as adjusted for above, was due on April 30, 2001. In November 2001 the Company extended the due date to October 31, 2003 and the interest was adjusted to the prime rate on November 7, 2001 (5.0%). In July 2002 the Company extended the due date to July 29, 2005. In connection with the extension, the Company agreed in Mr. Richter's employment agreement (see note K) to continue to forgive any interest due from Mr. Richter pursuant to Mr. Richter's Promissory Note, provided that Mr. Richter guarantees at least $2,000,000 of the Company's indebtedness during any period of that fiscal year of the Company. Furthermore, the Company agreed to forgive Mr. Richter's Promissory Note in the event that either (a) the share price of the Company's common stock trades for a period of 90 days at a blended average price equal to at least $6.20, or (b) the Company is sold for a price per share (or an asset sale realizes revenues per share) equal to at least $6.20. Mr. Richter is personally liable with full recourse to the Company and has provided 1,000,000 shares of common stock of the Company as collateral. Those shares were subsequently pledged as collateral to the holders of certain of the Company's debt obligations (see note H). Mr. Richter's Promissory Note has been recorded as a reduction of stockholders' equity.


      On March 26, 2000, the wife of Mr. Jorge Bracamontes (a director and executive officer of the Company) issued the Company a new promissory note totaling $46,603, representing the total unpaid principal and interest due under a prior promissory note due to the Company which matured March 26, 2000. The principal amount of the note plus accrued interest at an annual rate of 10.0% was due in April 2001. During November 2001, the Company and the wife of Mr. Bracamontes agreed to exchange 1,864 shares of common stock of the Company held by the wife of Mr. Bracamontes for payment of all unpaid interest owing to the Company through October 2001. In addition, the Company agreed to extend the maturity date of the note owed by the wife of Mr. Bracamontes to October 31, 2003. The wife of Mr. Bracamontes was personally liable with full recourse under such promissory note and had provided the remaining 13,136 shares of common stock of the Company as collateral.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - NOTES FROM RELATED PARTIES - CONTINUED

      During March 2000, Mr. Bracamontes exercised warrants to purchase 200,000 shares of common stock of the Company, at an exercise price of $2.50 per share. The consideration for the exercise of the warrants included $2,000 in cash and a $498,000 promissory note. The principal amount of the note plus accrued interest at an annual rate of 10.0% was due in April 2001. During November 2001, the Company and Mr. Bracamontes agreed to exchange 19,954 shares of common stock of the Company held by Mr. Bracamontes for payment of all unpaid interest owing to the Company through October 2001. In addition, the Company agreed to extend the maturity date of the note held by Mr. Bracamontes to October 31, 2003. Mr. Bracamontes was personally liable with full recourse under such promissory note and had provided the remaining 180,036 shares of common stock of the Company as collateral.


      During July 2003, Mr. Bracamontes resigned from his position as a director and officer of the Company. In connection with his resignation the Company agreed to (i) forgive the remaining balance of his $498,000 promissory note, (ii) forgive the remaining balance of his wife's $46,603 promissory note, (iii) issue 21,818 shares of the Company's common stock (valued at approximately $75,000), and (iv) agreed to make certain payments of up to $500,000 based on the success of future projects (the Company's Chief Executive Officer agreed to guarantee these payments with 100,000 of his shares of the common stock of the Company). Mr. Bracamontes will continue to provide services and the Company will continue to make payments to Mr. Bracamontes of $15,000 a month until March 31, 2004. All of the above amounts totaling approximately $520,000 have been reflected in the consolidated financial statements as of July 31, 2003 as salaries and payroll related expenses. Simultaneously, Mr. Bracamontes sold his interest in Tergas, S.A. de C.V. (an affiliate of the Company) to another officer of the Company, Mr. Vicente Soriano. The Company has an option to acquire Tergas, S.A. de C.V. (Tergas) for a nominal price of approximately $5,000.


      During September 2000, Mr. Ian Bothwell, a director and executive officer of the Company, exercised warrants to purchase 200,000 shares of common stock of the Company, at an exercise price of $2.50 per share. The consideration for the exercise of the warrants included $2,000 in cash and a $498,000 promissory note. The principal amount of the note plus accrued interest at an annual rate of 10.5% was due in April 2001. During November 2001, the Company and Mr. Bothwell agreed to exchange 14,899 shares of common stock of the Company held by Mr. Bothwell for payment of all unpaid interest owing to the Company through October 2001. In addition, the Company agreed to extend the maturity date of the note held by Mr. Bothwell to October 31, 2003.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE D - NOTES FROM RELATED PARTIES - CONTINUED



      On September 10, 2000, the Board of Directors approved the repayment by a company controlled by Mr. Bothwell (Buyer) of the $900,000 promissory note to the Company through the exchange of 78,373 shares of common stock of the Company owned by the Buyer, which were previously pledged to the Company in connection with the promissory note. The exchanged shares had a fair market value of approximately $556,000 at the time of the transaction resulting in an additional loss of $84,000 which was included in the consolidated statement of operations at July 31, 2000. The remaining note had a balance of $214,355 and was collateralized by compressed natural gas refueling station assets and 60,809 shares of the Company's common stock owned by the Buyer.

      During October 2002, the Company agreed to accept the compressed natural gas refueling station assets with an appraised fair value of approximately $800,000 as payment for all notes outstanding at the time (with total principal amount of $652,759 plus accrued interest) owed to the Company by Mr. Bothwell. In connection with the transaction, the Company adjusted the fair value of the assets to $720,000 to reflect additional costs estimated to be incurred in disposing of the assets. The Company also recorded interest income as of July 31, 2003 on the notes of approximately $67,241, which has been previously been reserved, representing the difference between the adjusted fair value of the assets and the book value of the notes.

      In January 2002, the Company loaned Mr. Richter, $200,000 due in one year. The Company had also made other advances to Mr. Richter of approximately $82,000 as of July 31, 2002, which were offset per his employment agreement against accrued and unpaid bonuses due to Mr. Richter. The note due from Mr. Richter in the amount of $200,000 plus accrued interest as of January 31, 2003, was paid through an offset against previously accrued bonus and profit sharing amounts due to Mr. Richter in January 2003.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consists of the following as of July 31,:

LPG:                                                                 2002            2003
                                                                ------------    ------------
   Midline pump station                                         $  2,449,628    $  2,443,988
   Brownsville Terminal Facility: (a)
      Building                                                       173,500         173,500
      Terminal facilities                                          3,631,207       3,631,207
      Tank Farm                                                      370,855         373,945
      Leasehold improvements                                         302,657         302,657
      Capital construction in progress                                96,212          96,212
      Equipment                                                      502,557         226,285
                                                                ------------    ------------
   US - Mexico Pipelines and Matamoros Terminal Facility: (a)      7,526,616       7,247,794
                                                                ------------    ------------

      U.S. Pipelines and Rights of Way                             6,497,471       6,680,242
      Mexico Pipelines and Rights of Way                             993,300         993,300
      Matamoros Terminal Facility                                  5,074,087       5,107,514
         Saltillo Terminal                                         1,027,267       1,027,267
      Land                                                           856,358         856,358
                                                                ------------    ------------
                                                                  14,448,483      14,664,681
                                                                ------------    ------------
         Total LPG                                                21,975,099      21,912,475
                                                                ------------    ------------
Other:
   Automobile                                                         10,800              --
   Office equipment                                                   72,728          93,201
   Software                                                               --          75,890
                                                                ------------    ------------
                                                                      83,528         169,091
                                                                ------------    ------------
                                                                  22,058,627      22,081,566
   Less:  accumulated depreciation and amortization               (3,707,842)     (4,403,736)
                                                                ------------    ------------

                                                                $ 18,350,785    $ 17,677,830
                                                                ============    ============

      (a)  See note R.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - PROPERTY, PLANT AND EQUIPMENT

      The Company had previously completed construction of an additional LPG terminal facility in Saltillo, Mexico (Saltillo Terminal). The Company was unable to receive all the necessary approvals to operate the facility at that location. The Company has identified an alternate site in Hipolito, Mexico, a town located in the proximity of Saltillo to relocate the Saltillo Terminal. The expense of such relocation is estimated to be $500,000.

      Depreciation and amortization expense of property, plant and equipment totaled $758,911, $843,435 and $976,055 for the years ended July 31, 2001,
      2002 and 2003, respectively.

      Property, plant and equipment, net of accumulated depreciation, includes $6,782,557 and $6,427,387 of costs, located in Mexico at July 31, 2002 and 2003, respectively.

NOTE F - INVENTORIES

      Inventories consist of the following as of July 31,:

                                          2002                      2003
                                 -----------------------   -----------------------
                                  Gallons        Cost       Gallons         Cost
                                 ----------   ----------   ----------   ----------
LPG:
 Leased Pipeline                  1,175,958   $  458,091    1,175,958   $  638,623
 Brownsville Terminal Facility
  Matamoros Terminal Facility
  and railcars leased by the
  Company                           806,688      314,243      440,771      239,368
 Markham Storage and other          427,003      166,338          168           91
                                 ----------   ----------   ----------   ----------
                                  2,409,649   $  938,672    1,616,897   $  878,082
                                 ==========   ==========   ==========   ==========



NOTE G - INCOME TAXES

      The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities were as follows at July 31,:


                                            2002                         2003
                                  --------------------------   --------------------------
                                    ASSETS       LIABILITIES     ASSETS       LIABILITIES
                                  -----------    -----------   -----------    -----------
Depreciation                      $  (140,000)   $   133,000   $    (2,000)   $   193,000
Bad debt reserve                       12,000             --        84,000             --
Receivable                          1,552,000             --     1,346,000             --
Alternative minimum tax credits       172,000             --       228,000             --
Deferred interest cost                     --             --       156,000             --
Deferred other cost                 2,277,000             --     1,797,000             --
                                  -----------    -----------   -----------    -----------
Rio Vista Registration costs        4,153,000        133,000     3,613,000        193,000
Net operating loss carryforward     4,153,000        133,000     3,613,000        193,000
                                  -----------    -----------   -----------    -----------
Less: valuation allowance         $        --    $        --   $        --    $        --
                                  ===========    ===========   ===========    ===========

                    PENN OCTANE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE G - INCOME TAXES - CONTINUED

      There is no current or deferred U.S. income tax expense for the years ended July 31, 2001, 2002 and 2003. The Company did incur U.S. alternative minimum tax for the years ended July 31, 2003 totaling $29,000. The Company was in a loss position for 2001 and utilized net operating loss carryforwards in 2002 and 2003. The Company has estimated a Mexican income tax of $60,000 for the year ended July 31, 2003. The Mexican subsidiaries file their income tax returns on a calendar year basis.

      Management believes that the valuation allowance reflected above is appropriate because of the uncertainty that sufficient taxable income will be generated in future taxable years by the Company to absorb the entire amount of such net operating losses.

      At July 31, 2003, the approximate amount of net operating loss carryforwards and expiration dates for U.S. income tax purposes were as follows:


Year ending                       Tax Loss
July 31                           Carryforward
-------                           ------------
2021                              $  5,285,000
                                  ------------
                                  $  5,285,000
                                  ============


      Future changes in ownership, as defined by section 382 of the Internal Revenue Code, could limit the amount of net operating loss carryforwards used in any one year.

NOTE H - DEBT OBLIGATIONS

      Restructuring of Notes

      From December 10, 1999 through January 18, 2000, and on February 2, 2000, the Company completed a series of related transactions in connection with the private placement of $4,944,000 and $710,000, respectively, of subordinated notes (Notes) which were due the earlier of December 15, 2000, or upon the receipt of proceeds by the Company from any future debt or equity financing in excess of $2,250,000 (see below). Interest at 9% was due and paid on June 15, 2000 and December 15, 2000. In connection with the Notes, the Company granted the holders of the Notes, warrants (Warrants) to purchase a total of 706,763 shares of common stock of the Company at an exercise price of $4.00 per share, exercisable through December 15, 2002.

      During December 2000, the Company entered into agreements (Restructuring Agreements) with the holders of $5,409,000 in principal amount of the Notes providing for the restructuring of such Notes (Restructuring). The remaining $245,000 balance of the Notes was paid.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - DEBT OBLIGATIONS - CONTINUED

      Under the terms of the Restructuring Agreements, the due dates for the restructured Notes (Restructured Notes) were extended to December 15, 2001, subject to earlier repayment upon the occurrence of certain specified events provided for in the Restructured Notes. Additionally, beginning December 16, 2000, the annual interest rate on the Restructured Notes was increased to 13.5% (subject to the adjustments referred to below). Interest payments were paid quarterly beginning March 15, 2001.

      Under the terms of the Restructuring Agreements, the holders of the Restructured Notes also received warrants to purchase up to 676,125 shares of common stock of the Company at an exercise price of $3.00 per share and exercisable until December 15, 2003 (New Warrants). The Company also agreed to modify the exercise prices of the Warrants to purchase up to 676,137 shares of common stock of the Company previously issued to the holders of the Restructured Notes in connection with their original issuance from $4.00 per share to $3.00 per share and extend the exercise dates of the Warrants from December 15, 2002 to December 15, 2003. In addition, the Company was required to reduce the exercise price of the Warrants and the New Warrants issued to the holders of the Restructured Notes from $3.00 per share to $2.50 per share because the Restructured Notes were not fully repaid by June 15, 2001.

      In connection with the Restructuring Agreements, the Company agreed to register the shares of common stock which may be acquired in connection with the exercise of the New Warrants (Exercisable Shares) by March 31, 2001. In connection with the Company's obligations under the Restructured Notes, the Company's registration statement containing the Exercisable Shares was declared effective on March 14, 2001.

      Under the terms of the Restructuring Agreements, the Company is also required to provide the holders of the Restructured Notes with collateral to secure the Company's payment obligations under the Restructured Notes consisting of a senior interest in substantially all of the Company's assets which are located in the United States (US Assets) and Mexico (Mexican Assets), excluding inventory, accounts receivable and sales contracts with respect to which the Company is required to grant a subordinated security interest (collectively referred to as the Collateral). Mr. Richter has also pledged 2,000,000 shares of common stock of the Company owned by Mr. Richter (1,000,000 shares to be released when the required security interests in the US Assets have been granted and perfected and all the shares are to be released when the required security interests in all of the Collateral have been granted and perfected). The granting and perfection of the security interests in the Collateral, as prescribed under the Restructured Notes, have not been finalized. Accordingly, the interest rate under the Restructured Notes increased to 16.5% on March 16, 2001. The release of the first 1,000,000 shares will be transferred to the Company as collateral for Mr. Richter's Promissory Note. The Collateral is also being pledged in connection with the issuance of other indebtedness by the Company (see note L). Investec PMG Capital, formerly PMG Capital Corp., (Investec) has agreed to serve as the collateral agent.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - DEBT OBLIGATIONS - CONTINUED

      Investec acted as financial advisor for the restructuring of $4,384,000 in principal amount of the Restructured Notes. Investec received fees consisting of $131,520 in cash and warrants to purchase 50,000 shares of common stock of the Company with terms similar to the terms of the New Warrants. The Company also agreed to modify and extend the exercise date of warrants to purchase 114,375 shares of common stock of the Company originally issued to Investec in connection with the original issuance of the Notes with the same terms as those which were modified in the Warrants in connection with the Restructuring Agreements.

      In connection with the Restructuring Agreements, the Company recorded a discount of $1,597,140 related to the fair value of the New Warrants issued, fair value related to the modifications of the Warrants, fees paid to Investec (including cash, new warrants granted and modifications to warrants previously granted to Investec in connection with the original issuance of the Notes) and other costs associated with the Restructuring Agreements, to be amortized over the life of the Restructured Notes. Total amortization of discounts related to the Notes and the Restructured Notes and included in the consolidated statements of operations was $1,670,794, and $599,475 for the years ended July 31, 2001 and 2002.

      Issuance of New Promissory Notes

      On January 31, 2001, the Company completed the placement of $991,000 in principal amount of promissory notes (New Notes) due December 15, 2001. The holders of the New Notes received warrants to purchase up to 123,875 shares of common stock of the Company (New Note Warrants). The terms of the New Notes and New Note Warrants are substantially the same as those contained in the Restructured Notes and New Warrants issued in connection with the Restructuring described above. As described above, the Company's payment obligations under the New Notes are to be secured by the Collateral and the 2,000,000 shares of the Company which are owned by Mr. Richter.

      Net proceeds from the New Notes were used for working capital purposes.

      In connection with the New Notes, Investec acted as placement agent for the Company and received cash fees totaling $69,370 and reimbursement of out of pocket expenses.

      In connection with the issuance of the New Notes and New Note Warrants, the Company recorded a discount of $349,494 related to the fair value of the New Note Warrants issued, fees paid to Investec and other costs associated with the private placement, to be amortized over the life of the New Notes. Total amortization of discounts related to the New Notes and included in the consolidated statements of operations was $199,398 and $150,096 for the years ended July 31, 2001 and 2002, respectively.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - DEBT OBLIGATIONS - CONTINUED

      During August 2001 and September 2001, warrants to purchase 313,433 shares of common stock of the Company were exercised by certain holders of the New Warrants and New Note Warrants for which the exercise price totaling $614,833 was paid by reduction of the outstanding debt and accrued interest related to the New Notes and the Restructured Notes.

      Extension of Restructured Notes and New Notes

      During December 2001, the Company and certain holders of the Restructured Notes and the New Notes (Accepting Noteholders) reached an agreement whereby the due date for $3,135,000 of principal due on the Accepting Noteholders' notes was extended to June 15, 2002. In connection with the extension, the Company agreed to (i) continue paying interest at a rate of 16.5% annually on the Accepting Noteholders' notes, payable quarterly,
      (ii) pay the Accepting Noteholders a fee equal to 1% on the principal amount of the Accepting Noteholders' notes, (iii) modify the warrants held by the Accepting Noteholders by extending the expiration date to December 14, 2004 and (iv) remove the Company's repurchase rights with regard to the warrants.

      In connection with the extension of the Accepting Noteholders' warrants, the Company recorded a discount of $207,283, which has been amortized for the year ended July 31, 2002.

      During June 2002, the Company and certain holders of the Restructured Notes and the New Notes (New Accepting Noteholders) reached an agreement whereby the due date for approximately $2,985,000 of principal due on the New Accepting Noteholders' notes were extended to December 15, 2002 (see below). The New Accepting Noteholders' notes will continue to bear interest at 16.5% per annum. Interest is payable on the outstanding balances on specified dates through December 15, 2002. The Company paid a fee of 1.5% on the principal amount of the New Accepting Noteholders' notes on July 1, 2002. The principal amount and unpaid interest of the Restructured Notes and/or New Notes which were not extended were paid on June 15, 2002.

      During June 2002 the Company issued a note for $100,000 (Additional Note) to a holder of the Restructured Notes and the New Notes. The $100,000 note provides for similar terms and conditions as the New Accepting Noteholders' notes (see below).

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - DEBT OBLIGATIONS - CONTINUED

      Extension of New Accepting Noteholders' Notes and Additional Note

      During December 2002, the Company and certain holders of New Accepting Noteholders' notes and holder of the Additional Note (Extending Noteholders) reached an agreement whereby the due date for $2,730,000 of principal due on the Extending Noteholders' notes were extended to December 15, 2003. Under the terms of the agreement, the Extending Noteholders' notes will continue to bear interest at 16.5% per annum. Interest is payable quarterly on the outstanding balances beginning on March 15, 2003 (the December 15, 2002 interest was paid on January 1,
      2003). In addition, the Company is required to pay principal in equal monthly installments beginning March 2003 (approximately $1,152,000 of principal was paid through the period ended April 30, 2003 of which $1,000,000 was reduced in connection with the exercise of warrants and purchase of common stock - see below). The Company may prepay the Extending Noteholders' notes at any time. The Company is also required to pay a fee of 1.5% on the principal amount of the Extending Noteholders' notes which are outstanding on December 15, 2002, March 15, 2003, June 15, 2003 and September 15, 2003. The Company also agreed to extend the expiration date on the warrants held by the Extending Noteholders in connection with the issuance of the Extending Noteholders' notes to December 15, 2006. In connection with the extension of the warrants, the Company recorded a discount of $316,665 related to the additional value of the modified warrants of which $240,043 has been amortized for the year ended July 31, 2003.

      The Company paid the portion of the New Accepting Noteholders' notes which were not extended, $355,000 plus accrued interest, on December 15, 2002.

      During March 2003, warrants to purchase 250,000 shares of common stock of the Company were exercised by a holder of the Warrants and New Warrants for which the exercise price totaling $625,000 was paid by reduction of a portion of the outstanding debt and accrued interest owed to the holder related to the Extending Noteholders' Notes. In addition, during March 2003, the holder acquired 161,392 shares of common stock of the Company at a price of $2.50 per share. The purchase price was paid through the cancellation of the remaining outstanding debt and accrued interest owed to the holder totaling $403,480. In connection with this transaction the Company recorded additional interest expense of approximately $68,000 representing the difference between the market value and sales price on the day of the transaction.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - DEBT OBLIGATIONS - CONTINUED

      Issuance of Promissory Note

      During December 2002, the Company issued a note for $250,000 ($250,000
      Note) to a holder of the Extending Noteholders' notes. The note provides for similar terms and conditions as the Extending Noteholders' notes.

Debt consists of the following as of July 31,:                                                     2002         2003
                                                                                                ----------   ----------
Promissory note issued in connection with the acquisition of the US - Mexico Pipelines
and the Matamoros Terminal Facility (see note L)                                                $  837,918   $  284,731

Promissory note issued in connection with the acquisition of the US - Mexico Pipelines
and the Matamoros Terminal Facility (see note L)                                                   554,159      198,178

Promissory note issued in connection with the purchase of property (see note L)                  1,935,723           --

Noninterest-bearing note payable, discounted at 7%, for legal services; due in February 2001       137,500      137,500

Extending Noteholders' notes and $250,000 Note                                                   3,085,000    1,744,128

Other debt                                                                                         202,906      186,524

    Total debt                                                                                   6,753,206    2,551,061

Less: Current maturities                                                                         3,055,708      746,933

  Short-term debt                                                                                3,085,000    1,744,128
                                                                                                ----------   ----------

    Long-term debt                                                                              $  612,498   $   60,000
                                                                                                ==========   ==========


      In connection with the note payable for legal services, the Company has not made all of the required payments. The Company provided a "Stipulation of Judgment" to the creditor at the time the note for legal services was issued.

      CPSC International, Inc. (CPSC) agreed to be responsible for payments required by the Mortgage Note in connection with a settlement in March 2001 between CPSC and the Company. During April 2003, CPSC paid the mortgage receivable by direct payment of the Mortgage Note.

      In accordance with provisions of the settlement, during April 2003, $92,000 of amounts previously paid under the CPSC note were refunded to the Company. In addition, the Company reduced its CPSC Note by approximately $32,000. The total amount of the CPSC note reductions of approximately $124,000 was recorded as a reduction to the costs related to the CPSC acquisition.

      During September 2003, the Company entered into a settlement agreement with one of the holders of a promissory note issued in connection with the acquisition of the US-Mexico Pipelines and the Matamoros Terminal Facility whereby the noteholder was required to reimburse the Company for $50,000 to be paid through the reduction of the final payments of the noteholder's note (see note K).

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - DEBT OBLIGATIONS - CONTINUED

      Mr. Richter is providing a personal guarantee for the punctual payment and performance under the CPSC Note until collateral pledged in connection with the note is perfected.

Scheduled maturities are as follows:

               Year ending July 31,
               --------------------
               2005                                    $20,000
               2006                                     20,000
               2007                                     20,000
                                                       -------
                                                       $60,000
                                                       =======

NOTE I - STOCKHOLDERS' EQUITY

      COMMON STOCK

      The Company routinely issues shares of its common stock for cash, as a result of the exercise of warrants, in payment of notes and other obligations and to settle lawsuits.

      During March 2003, warrants to purchase 250,000 shares of common stock of the Company were exercised by a certain holder of the Warrants and New Warrants, through reductions of debt obligations (see note H).

      During March 2003, a holder of the Extending Noteholders' notes agreed to acquire 161,392 shares of common stock of the Company at a price of $2.50 per share. The purchase price was paid through the cancellation of outstanding debt and accrued interest owed to the holder totaling $403,480 (see note H).

      During September 2003, warrants to purchase 32,250 shares of common stock of the Company were exercised resulting in cash proceeds to the Company of $80,625.

      During September 2003, the Company issued 21,818 shares of common stock of the Company to Mr. Bracamontes as severance compensation (see note D). In connection with the issuance of the shares, the Company recorded an expense of approximately $75,000 based on the market value of the stock issued.

      In connection with previous warrants issued by the Company, certain of these warrants contain a call provision whereby the Company has the right to purchase the warrants for a nominal price if the holder of the warrants does not elect to exercise the warrants within the call provision.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE I - STOCKHOLDERS' EQUITY - CONTINUED

      STOCK AWARD PLAN


      Under the Company's 1997 Stock Award Plan (Plan), the Company has reserved for issuance 150,000 shares of common stock of the Company, of which 69,970 shares were unissued as of July 31, 2003, to compensate consultants who have rendered significant services to the Company. The Plan is administered by the Compensation Committee of the Board of Directors of the Company which has complete authority to select participants, determine the awards of common stock of the Company to be granted and the times such awards will be granted, interpret and construe the Plan for purposes of its administration and make determinations relating to the Plan, subject to its provisions, which are in the best interests of the Company and its stockholders. Only consultants who have rendered significant advisory services to the Company are eligible to be participants under the Plan. Other eligibility criteria may be established by the Compensation Committee as administrator of the Plan.


      During September 2001, the Company issued 37,500 shares of common stock of the Company to a consultant in payment for services rendered to the Company valued at $150,000.

NOTE J - STOCK WARRANTS

      In December 2002, the FASB issued SFAS No. 148, an amendment of FASB Statement No. 123. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions are effective for financial statements issued for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company adopted the interim disclosure provisions of SFAS No. 148 during the third quarter of fiscal 2003.

      The Company applies APB 25 for warrants granted to the Company's employees and to the Company's Board of Directors and SFAS 123 for warrants issued to acquire goods and services from non-employees.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - STOCK WARRANTS - CONTINUED

      BOARD COMPENSATION PLAN

      During the Board of Directors (Board) meeting held on September 3, 1999, the Board approved the implementation of a plan to compensate each outside director serving on the Board (Plan). Under the Plan, all outside directors upon election to the Board are entitled to receive warrants to purchase 20,000 shares of common stock of the Company and are to be granted warrants to purchase 10,000 shares of common stock of the Company for each year of service as a director. Such warrants will expire five years after the warrants are granted. The exercise price of the warrants issued under the Plan are based on the average trading price of the Company's common stock on the effective date the warrants are granted, and the warrants vest monthly over a one year period.

      In connection with the Board Plan, during August 2002 the Board granted warrants to purchase 20,000 shares of common stock of the Company at exercise prices of $3.10 per share to outside directors. Based on the provisions of APB25, no compensation expense was recorded for these warrants.

      In connection with the Board Plan, during November 2002 the Board granted warrants to purchase 10,000 shares of common stock of the Company at exercise prices of $2.27 per share to an outside director. Based on the provisions of APB 25, no compensation expense was recorded for these warrants.

      In connection with the Board Plan, during August 2003 the Board granted warrants to purchase 20,000 shares of common stock of the Company at exercise prices of $3.22 and $3.28 per share to outside directors. Based on the provisions of APB 25, no compensation expense was recorded for these warrants.

      2001 WARRANT PLAN

      The Board in November 2001 approved the 2001 warrant plan (2001 Warrant
      Plan). The purpose of the 2001 Warrant Plan is to provide the Company with a vehicle to attract, compensate, and motivate selected employees, particularly executive officers, by issuing stock purchase warrants which will afford recipients an opportunity to share in potential capital appreciation in the Company's common stock.


      The 2001 Warrant Plan provides for issuance of warrants to purchase up to a maximum of 1,500,000 shares of common stock of the Company, subject to adjustment in the event of adjustments to the Company's capitalization (such as stock dividends, splits or reverse splits, mergers, recapitalizations, consolidations, etc.). Any warrants which expire without being exercised are added back to the number of shares for which warrants may be issued.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - STOCK WARRANTS - CONTINUED


      The 2001 Warrant Plan has a term of 10 years, and no warrants may be granted after that time.


      The warrants may be issued to any person who, at the time of the grant under the 2001 Warrant Plan, is an employee or director of, and/or consultant or advisor to, the Company, or to any person who is about to enter into any such relationship with the Company.

      The warrants will be issued in the discretion of the compensation committee and/or the Board (Administrator), which will determine when and who will receive grants, the number of shares purchasable under the warrants, the manner, conditions and timing of vesting, the exercise price, antidilution adjustments to be applied, and forfeiture and vesting acceleration terms.

      The exercise price of the warrants are determined in the discretion of the Administrator, but may not be less than 85% of the fair market value of the common stock of the Company on the date of the grant, except that warrants granted to non-employee directors may have an exercise price not less than 100% of the fair market value. The fair market value is the closing price of the Company's common stock on the grant date. Warrants may be exercised only for cash.

      The term of the warrants may not exceed ten years from the date of grant and may be exercised only during the term specified in the warrants. In the discretion of the Administrator, warrants may continue in effect and continue to vest even after termination of the holder's employment by the Company.

      OTHER

      In connection with a consulting agreement between the Company and a director of the Company, during August 2000, the director received warrants to purchase 100,000 shares of common stock of the Company at an exercise price of $6.38 per share exercisable through August 6, 2005. The warrants will vest ratably on a quarterly basis over four years. The warrants were accounted for under the provisions of SFAS 123 and the resulting expense is being amortized over the vesting period.

      SFAS 148 AND 123 DISCLOSURES

      Had compensation cost related to the warrants granted to employees been determined based on the fair value at the grant dates, consistent with the provisions of SFAS 123, the Company's pro forma net income (loss), and net income (loss) per common share would have been as follows for the years ended July 31,:

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE J - STOCK WARRANTS - CONTINUED


                                                                                         2001            2002            2003
                                                                                     ------------    ------------    ------------
Net income (loss) as reported                                                        $ (8,093,810)   $  4,122,595    $  1,957,809

Less:  Total stock-based employee compensation expense determined under fair value
based method for all awards, net of related tax effects                                (2,761,767)     (2,013,203)     (1,317,073)
                                                                                     ------------    ------------    ------------

Net income (loss) pro forma                                                           (10,855,577)      2,109,392         640,736

Net income (loss) per common share, as reported                                              (.57)            .28             .13

Net income (loss) per common share, pro forma                                                (.77)            .14             .04

Net income (loss) per common share assuming dilution, as reported                            (.57)            .27             .13

Net income (loss) per common share assuming dilution, pro forma                              (.77)            .14             .04

      The following assumptions were used for grants of warrants to employees in the year ended July 31, 2001, to compute the fair value of the warrants using the Black-Scholes option-pricing model; dividend yield of 0%; expected volatility of 90% to 92%; risk free interest rate of 6.02%; and expected lives of 5 years.

      The following assumptions were used for grants of warrants to employees in the year ended July 31, 2002, to compute the fair value of the warrants using the Black-Scholes option-pricing model; dividend yield of 0% expected volatility of 87%; risk free interest rate of 3.59% and 4.72% depending on expected lives; and expected lives of 5 years.

      The following assumptions were used for grants of warrants to employees in the year ended July 31, 2003, to compute the fair value of the warrants using the Black-Scholes option-pricing model; dividend yield of 0%; expected volatility of 80%; risk free interest rate of 1.75 and 1.81% depending on expected lives; and expected lives of 5 years.

      For warrants granted to non-employees, the Company applies the provisions of SFAS 123 to determine the fair value of the warrants issued. Costs associated with warrants granted to non-employees for the years ended July 31, 2001, 2002 and 2003, totaled $222,988, $374,870 and $166,537, respectively. Warrants granted to non-employees simultaneously with the issuance of debt are accounted for based on the guidance provided by APB 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants".

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE J - STOCK WARRANTS - CONTINUED

      A summary of the status of the Company's warrants as of July 31, 2001, 2002 and 2003, and changes during the years ending on those dates is presented below:

                                                   2001                        2002                             2003
                                     ----------------------------   -----------------------------   ------------------------------
                                                 Weighted Average                Weighted Average                 Weighted Average
            Warrants                   Shares     Exercise Price      Shares      Exercise Price      Shares       Exercise Price
                                     ---------   ----------------   ---------    ----------------   ---------     ----------------
Outstanding at beginning of year     4,154,988       $3.82          4,377,488         $3.67         3,911,555          $3.87
Granted                              1,395,000        3.82             60,000          3.84            30,000           2.82
Exercised                             (922,500)       2.33           (442,183)         1.98          (250,000)          2.50
Expired                               (250,000)       6.00            (83,750)         3.69           (99,376)          3.66
                                     ---------                      ---------                       ---------
Outstanding at end of year           4,377,488        3.67          3,911,555          3.87         3,592,179           3.97
                                     =========                      =========                       =========
Warrants exercisable at end of year  3,451,251                      3,574,027                       3,556,189

      The following table depicts the weighted-average exercise price and weighted average fair value of warrants granted during the years ended July 31, 2001, 2002 and 2003, by the relationship of the exercise price of the warrants granted to the market price on the grant date:

                                               2001                                           2002
                              --------------------------------------        ---------------------------------------
                                        For warrants granted                         For warrants granted
Exercise price compared to    Weighted average      Weighted average        Weighted average       Weighted average
market price on grant date       fair value          Exercise price            fair value           exercise price
--------------------------    ----------------      ----------------        ----------------       ----------------
Equals market price                 $5.06                $6.77                   $2.69                  $3.84
Exceeds market price                 1.84                 4.16                      --                     --
Less than market price               2.30                 2.50                      --                     --
                                                 2003
                              ----------------------------------------
                                        For warrants granted
Exercise price compared to    Weighted average        Weighted average
market price on grant date       fair value            Exercise price
--------------------------    ----------------        ----------------
Equals market price                 $1.82                    $2.82
Exceeds market price                   --                       --
Less than market price                 --                       --

      The fair value of each warrant grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended July 31, 2001, 2002 and 2003, respectively: dividend yield of 0% for all three years; expected volatility of 92%, 87% and 80%; risk-free interest rate of 6.02%, 3.59 to 4.72% and 1.75 to 1.81% depending on expected lives; and expected lives of 3 to 5, 5 and 5 years.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE J - STOCK WARRANTS - CONTINUED

      The following table summarizes information about the warrants outstanding at July 31, 2003:


                                            Warrants Outstanding                            Warrants Exercisable


                                      Number            Weighted                Weighted            Number          Weighted
                                   Outstanding          Average                 Average          Exercisable         Average
                                        At             Remaining                Exercise              At            Exercise
Range of Exercise Prices          July 31, 2003     Contractual Life              Price         July 31, 2003         Price
---------------------------       -------------     ----------------              -----         -------------         -----
             $2.27 to $3.66         1,477,179              1.40 years            $2.53            1,474,208           $2.53

             $3.99 to $4.60         1,705,000                1.39                 4.53            1,705,000           4.53

             $6.37 to $7.00          410,000                 2.09                 6.79             376,981             6.82
                                     -------                                                       -------

             $2.27 to $7.00         3,592,179                1.47                $3.97            3,556,189           $3.94
                                    =========                                                     =========

NOTE K - COMMITMENTS AND CONTINGENCIES

      LITIGATION

      On March 16, 1999, the Company settled a lawsuit in mediation with its former chairman of the board, Jorge V. Duran. The total settlement costs recorded by the Company at July 31, 1999, was $456,300. The parties had agreed to extend the date on which the payments were required in connection with the settlement including the issuance of the common stock. On July 26, 2000, the parties executed final settlement agreements whereby the Company paid the required cash payment of $150,000. During September 2000, the Company issued the required stock.

      On July 10, 2001, litigation was filed in the 164th Judicial District Court of Harris County, Texas by Jorge V. Duran and Ware, Snow, Fogel & Jackson L.L.P. against the Company alleging breach of contract, common law fraud and statutory fraud in connection with the settlement agreement between the parties dated July 26, 2000. Plaintiffs were seeking actual and punitive damages. During July 2003 the lawsuit was settled whereby the Company agreed to pay the plaintiffs $45,000.

      In November 2000, the litigation between the Company and A.E. Schmidt Environmental was settled in mediation for $100,000 without admission as to fault.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE K - COMMITMENTS AND CONTINGENCIES - CONTINUED


      During August 2000, the Company and WIN Capital Corporation (WIN) settled litigation whereby the Company issued WIN 12,500 shares of common stock of the Company. The value of the stock, totaling approximately $82,000 at the time of settlement, was recorded in the Company's consolidated financial statements at July 31, 2000.

      On March 2, 2000, litigation was filed in the Superior Court of California, County of San Bernardino by Omnitrans against Penn Octane Corporation, Penn Wilson and several other third parties alleging breach of contract, fraud and other causes of action related to the construction of a refueling station by a third party. Penn Octane Corporation and Penn Wilson have both been dismissed from the litigation pursuant to a summary judgment. Omnitrans appealed the summary judgment in favor of the Company and Penn Wilson. During August 2003, the Appellate Court issued a preliminary decision denying Omnitran's appeal of the summary judgment in favor of the Company and Penn Wilson. Oral argument on Omnitran's appeal is set for November 2003.

      On August 7, 2001, a Mexican company, Intertek Testing Services de Mexico, S.A. de C.V. (Plaintiff), which contracts with PMI for LPG testing services required to be performed under the Contract, filed suit in the Superior Court of California, County of San Mateo against the Company alleging breach of contract. During April 2003 the case proceeded to a jury trial. The Plaintiff demanded from the judge and jury approximately $850,000 in damages and interest. During May 2003, the jury found substantially in favor of the Company and awarded damages to Intertek of only approximately $228,000 and said sum was recorded as a judgment on June 5, 2003 and during August 2003 the Court awarded the Plaintiff interest and costs totaling approximately $50,000. In connection with the judgment, and the additional interest and costs, the Company recorded an additional expense of approximately $106,000 as of July 31, 2003 representing the additional expense over amounts previously accrued.

      On October 11, 2001, litigation was filed in the 197th Judicial District Court of Cameron County, Texas by the Company against Tanner Pipeline Services, Inc. (Tanner); Cause No. 2001-10-4448-C alleging negligence and aided breaches of fiduciary duties on behalf of CPSC in connection with the construction of the US Pipelines. During September 2003, the Company entered into a settlement agreement with Tanner whereby Tanner was required to reimburse the Company for $50,000 to be paid through the reduction of the final payments on Tanner's note (see note H).

      The Company and its subsidiaries are also involved with other proceedings, lawsuits and claims. The Company believes that the liabilities, if any, ultimately resulting from such proceedings, lawsuits and claims, including those discussed above, should not materially affect its consolidated financial statements.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE K - COMMITMENTS AND CONTINGENCIES - CONTINUED

      CREDIT FACILITY AND LETTERS OF CREDIT

      As of July 31, 2003, the Company has a $15,000,000 credit facility (see below) with RZB Finance L.L.C. (RZB) through January 31, 2004 for demand loans and standby letters of credit (RZB Credit Facility) to finance the Company's purchases of LPG. Under the RZB Credit Facility, the Company pays a fee with respect to each letter of credit thereunder in an amount equal to the greater of (i) $500, (ii) 2.5% of the maximum face amount of such letter of credit, or (iii) such higher amount as may be agreed to between the Company and RZB. Any loan amounts outstanding under the RZB Credit Facility shall accrue interest at a rate equal to the rate announced by the JPMorgan Chase Bank as its prime rate plus 2.5%. Pursuant to the RZB Credit Facility, RZB has sole and absolute discretion to limit or terminate their participation in the RZB Credit Facility and to make any loan or issue any letter of credit thereunder. RZB also has the right to demand payment of any and all amounts outstanding under the RZB Credit Facility at any time. In connection with the RZB Credit Facility, the Company granted a security interest and assignment in any and all of the Company's accounts, inventory, real property, buildings, pipelines, fixtures and interests therein or relating thereto, including, without limitation, the lease with the Brownsville Navigation District of Cameron County (District) for the land on which the Company's Brownsville Terminal Facility is located, the Pipeline Lease, and in connection therewith agreed to enter into leasehold deeds of trust, security agreements, financing statements and assignments of rent, in forms satisfactory to RZB. Under the RZB Credit Facility, the Company may not permit to exist any subsequent lien, security interest, mortgage, charge or other encumbrance of any nature on any of its properties or assets, except in favor of RZB, without the consent of RZB (see notes H and L).


      MR. RICHTER HAS PERSONALLY GUARANTEED ALL OF THE COMPANY'S PAYMENT OBLIGATIONS WITH RESPECT TO THE RZB CREDIT FACILITY.


      IN CONNECTION WITH THE COMPANY'S PURCHASES OF LPG FROM EXXON, DUKE ENERGY NGL SERVICES, INC. (DUKE) AND/OR KOCH HYDROCARBON COMPANY (KOCH), LETTERS OF CREDIT ARE ISSUED ON A MONTHLY BASIS BASED ON ANTICIPATED PURCHASES. OUTSTANDING LETTERS OF CREDIT AT JULY 31, 2003 TOTALED APPROXIMATELY $7,200,000.

      IN CONNECTION WITH THE COMPANY'S PURCHASE OF LPG, UNDER THE RZB CREDIT FACILITY, ASSETS RELATED TO PRODUCT SALES (ASSETS) ARE REQUIRED TO BE IN EXCESS OF BORROWINGS AND COMMITMENTS (INCLUDING RESTRICTED CASH OF $3,404,782 AT JULY 31, 2003). AT JULY 31, 2003, THE COMPANY'S BORROWINGS AND COMMITMENTS WERE LESS THAN THE AMOUNT OF THE ASSETS.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K - COMMITMENTS AND CONTINGENCIES - CONTINUED

      UNDER THE TERMS OF THE RZB CREDIT FACILITY, THE COMPANY IS REQUIRED TO MAINTAIN NET WORTH OF A MINIMUM OF $9,000,000 AND IS NOT ALLOWED TO MAKE CASH DIVIDENDS TO SHAREHOLDERS WITHOUT THE CONSENT OF RZB. THE $15,000,000 IS EFFECTIVE UNTIL JANUARY 31, 2004 WHEN IT WILL BE AUTOMATICALLY REDUCED TO $12,000,000.

      INTEREST COSTS ASSOCIATED WITH THE RZB CREDIT FACILITY TOTALED $839,130, $452,164 AND $732,718 FOR THE YEARS ENDED JULY 31, 2001, 2002 AND 2003.

      OPERATING LEASE COMMITMENTS

      The Company has lease commitments for its pipeline, land, office space and office equipment.

      The Pipeline Lease currently expires on December 31, 2013, pursuant to an amendment (Pipeline Lease Amendment) entered into between the Company and Seadrift on May 21, 1997, which became effective on January 1, 1999 (Effective Date). The Pipeline Lease Amendment provides, among other things, for additional storage access and inter-connection with another pipeline controlled by Seadrift, thereby providing greater access to and from the Leased Pipeline. Pursuant to the Pipeline Lease Amendment, the Company's fixed annual rent for the use of the Leased Pipeline is $1,000,000 including monthly service payments of $8,000 through March 2004. The service payments are subject to an annual adjustment based on a labor cost index and an electric power cost index. The Company is also required to pay for a minimum volume of storage of $300,000 per year beginning January 1, 2000. In addition, the Pipeline Lease Amendment provides for variable rental increases based on monthly volumes purchased and flowing into the Leased Pipeline and storage utilized. As provided in the Pipeline Lease, the Company has the right to use the Pipeline solely for the transportation of LPG belonging only to the Company and not to any third party. The lessor has the right to terminate the lease agreement under certain limited circumstances, which management currently believes are remote, as provided for in the lease agreement at specific times in the future by giving twelve months written notice. The Company can also terminate the lease at any time by giving thirty days notice only if its sales agreement with its main customer is terminated, and at any time by giving twelve months notice. Upon termination by the lessor, the lessor has the obligation to reimburse the Company the lesser of 1) net book value of its liquid propane gas terminal at the time of such termination or 2) $2,000,000.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE K - COMMITMENTS AND CONTINGENCIES - CONTINUED

      The operating lease for the land on which the Brownsville Terminal Facility is located (Brownsville Lease) originally was due to expire in October 2003. During December 2001 the Company extended the Brownsville Lease until November 30, 2006. The Company has an option to renew for five additional five year terms. The rent may be adjusted in accordance with the terms of the agreement. The annual rental amount is approximately $75,000.

      The Brownsville Lease provides, among other things, that if the Company complies with all the conditions and covenants therein, the leasehold improvements made to the Brownsville Terminal Facility by the Company may be removed from the premises or otherwise disposed of by the Company at the termination of the Brownsville Lease. In the event of a breach by the Company of any of the conditions or covenants, all improvements owned by the Company and placed on the premises shall be considered part of the real estate and shall become the property of the District.

      The Company leases the land on which its Tank Farm is located. The lease amount is approximately $27,000 annually. The lease was originally due to expire on January 18, 2005. During December 2001 the Company extended the lease until November 30, 2006. The Company has an option to renew for five additional five year terms. The rent may be adjusted in accordance with the terms of the agreement.

      Rent expense was as follows for the years ended July 31,:

                                      2001         2002         2003
                                  ----------   ----------   ----------
Brownsville Lease and Other (a)   $  113,056   $  108,744   $   96,760
Minimum Rent Expense               1,954,564    1,911,385    1,396,431
Variable Rent Expense                783,297    1,218,843    1,202,893
                                  ----------   ----------   ----------

          Total                   $2,850,917   $3,238,972   $2,696,084
                                  ==========   ==========   ==========

(a) See note R

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE K - COMMITMENTS AND CONTINGENCIES - CONTINUED

      As of July 31, 2003, the minimum lease payments for operating leases having initial or remaining noncancellable lease terms in excess of one year are as follows:

               Year ending July 31,                           $ 1,434,805
               --------------------
               2004                                             1,425,368
               2005                                             1,407,779
               2006                                             1,310,822
               2007                                             1,275,000
               2008                                             5,950,000
                                                              -----------
               Thereafter                                     $12,803,774
                                                              ===========

      EMPLOYMENT CONTRACTS

      During the period February 1, 2001 through July 28, 2002, the Company continued the terms of the previous six year employment agreement with Mr. Richter which had expired on January 31, 2001. Effective July 29, 2002, the Company entered into a new three year employment agreement with Mr. Richter (Agreement). Under the terms of the Agreement, Mr. Richter is entitled to receive a monthly salary equal to $25,000 and a minimum annual bonus payment equal to $100,000 plus five percent (5%) of net income before taxes of the Company. In addition, Mr. Richter was entitled to receive a warrant grant by December 31, 2002 in an amount and with terms commensurate with prior practices. As of July 31, 2003, the Company has not made the warrant grant. Pursuant to the Agreement, Mr. Richter was granted a term life insurance policy in the amount of $5,000,000.

      In connection with the Agreement, the Company also agreed to forgive any interest due from Mr. Richter pursuant to Mr. Richter's Promissory Note, provided that Mr. Richter guarantees at least $2,000,000 of the Company's indebtedness during any period of that fiscal year of the Company. Furthermore, the Company agreed to forgive Mr. Richter's Promissory Note in the event that either (a) the share price of the Company's common stock trades for a period of 90 days at a blended average price equal to $6.20, or (b) the Company is sold for a price per share (or an asset sale realizes revenues per share) equal to $6.20.

      Aggregate compensation under employment agreements totaled $300,000, $619,436 and $508,832 for the years ended July 31, 2001, 2002 and 2003, respectively, which included agreements with former executives.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE K - COMMITMENTS AND CONTINGENCIES - CONTINUED


      CONSULTING AGREEMENT

      Effective November 2002, the Company and Mr. Richard Shore, an outside consultant, entered into a consulting contract whereby the Company agreed to pay Mr. Shore $30,000 a month for a period of six months.

      During May 2003, Mr. Shore was appointed President of the Company. The Company currently continues to make payments of $30,000 per month and an employment contract is currently being negotiated.

      CONCENTRATIONS OF CREDIT RISK

      Financial instruments that potentially subject the Company to credit risk include cash balances at banks which at times exceed the federal deposit insurance.

NOTE L - ACQUISITION OF PIPELINE INTERESTS

      On March 30, 2001, the Company completed a settlement with CPSC and Cowboy, which provided the Company with the remaining 50% interest in the US-Mexico Pipelines, Matamoros Terminal Facility and related land, permits or easements (Acquired Assets) previously constructed and/or owned by CPSC and leased to the Company. Until the settlement was completed (see below), the Company had recorded the remaining 50% portion of the US-Mexico Pipelines and Matamoros Terminal Facility as a capital lease. In addition, as part of the Settlement, the Company conveyed to CPSC all of its rights to a certain property (Sold Asset). The foregoing is more fully discussed below. The terms of the settlement did not deviate in any material respect from the terms previously reported except that the fair value of the warrants issued in connection with the settlement (see below) was reduced from $600,000 to $300,000 as a result of a decrease in the market value of the Company's common stock.

      In connection with the settlement, the Company agreed to pay CPSC $5,800,000 (Purchase Price) for the Acquired Assets, less agreed upon credits and offsets in favor of the Company totaling $3,237,500. The remaining $2,562,500 was paid at the closing of the settlement by a cash payment of $200,000 to CPSC and the issuance to or for the benefit of CPSC of two promissory notes in the amounts of $1,462,500 (CPSC Note) (payable in 36 monthly installments of approximately $46,000 (reduced to payments of approximately $42,000 beginning April 2003), including interest at 9% per annum) and $900,000 (Other Note) (payable in 36 equal monthly installments of approximately $29,000 (see note H), including interest at 9% per annum).

                    PENN OCTANE CORPORATION AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE L - ACQUISITION OF PIPELINE INTERESTS - CONTINUED


      The Other Note is collateralized by a first priority security interest in the U.S. portion of the pipelines comprising the Acquired Assets. The CPSC
      Note is also collateralized by a security interest in the Acquired Assets, which security interest is subordinated to the security interest which secures the Other Note. In addition, the security interest granted under the CPSC Note is shared on a pari passu basis with certain other creditors of the Company (see notes H and K). Under the terms of the CPSC Note, the Company is entitled to certain offsets related to future costs which may be incurred by the Company in connection with the Acquired Assets. In addition to the payments described above, the Company agreed to assume certain liabilities which were previously owed by CPSC in connection with construction of the Acquired Assets. CPSC also transferred to the Company any right that it held to any amounts owing from Termatsal for cash and/or equipment provided by CPSC to Termatsal, including approximately $2,600,000 of cash advanced to Termatsal, in connection with construction of the Mexican portion of the Acquired Assets.

      The Sold Asset transferred to CPSC in connection with the settlement consisted of real estate of the Company with an original cost to the Company of $3,800,000 and with a remaining book value totaling approximately $1,908,000 (after giving effect to credits provided to the Company included in the financial terms described above). CPSC agreed to be responsible for payments required in connection with the Debt related to the original purchase by the Company of the Sold Asset totaling approximately $1,908,000. Through March 2003, CPSC's obligations under the Debt were paid by the Company through direct offsets by the Company against the CPSC Note. During April 2003, CPSC paid the remaining amount due under the Debt. CPSC also granted the Company a pipeline related easement on the Sold Asset. Until the Debt was fully paid, the principal of $1,908,000 plus accrued and unpaid interest was included in long-term debt and the corresponding amount required to be paid by CPSC was recorded as a mortgage receivable (see note H).

      In addition to the Purchase Price above, CPSC received from the Company warrants to purchase 175,000 shares of common stock of the Company at an exercise price of $4.00 per share exercisable through March 30, 2004, such shares having a fair value totaling approximately $300,000. This amount had been included as part of the cost of the Acquired Assets in the consolidated financial statements as of July 31, 2001.

      Until the security interests as described above are perfected, Mr. Richter is providing a personal guarantee for the punctual payment and performance under the CPSC Note.

NOTE M - ACQUISITION OF MEXICAN SUBSIDIARIES


      Effective April 1, 2001, the Company completed the purchase of 100% of the outstanding common stock of both Termatsal and PennMex (Mexican Subsidiaries), previous affiliates of the Company which were principally owned by Mr. Bracamontes. The Company paid a nominal purchase price of approximately $5,000 for each Mexican Subsidiary. As a result of the acquisition, the Company has included the results of the Mexican Subsidiaries in its consolidated financial statements at July 31, 2001, 2002 and 2003. Since inception, the operations of the Mexican Subsidiaries had been funded by the Company and such amounts funded were included in the Company's consolidated financial statements prior to the acquisition date. Therefore, there were no material differences between the amounts previously reported by the Company and the amounts that would have been reported by the Company had the Mexican Subsidiaries been consolidated since inception.



      During July 2003 the Company acquired an option to purchase Tergas for a nominal price of approximately $5,000 from Mr. Soriano and Mr. Abelardo Mier, a consultant of the Company.


NOTE N - MEXICAN OPERATIONS


      Under current Mexican law, foreign ownership of Mexican entities involved in the distribution of LPG or the operation of LPG terminal facilities is prohibited. Foreign ownership is permitted in the transportation and storage of LPG. Mexican law also provides that a single entity is not permitted to participate in more than one of the defined LPG activities (transportation, storage or distribution). PennMex has a transportation permit and the Mexican Subsidiaries own, lease, or are in the process of obtaining the land or rights of way used in the construction of the Mexican portion of the US-Mexico Pipelines, and own the Mexican portion of the assets comprising the US-Mexico Pipelines, the Matamoros Terminal Facility and the Saltillo Terminal. The Company's Mexican affiliate, Tergas, S.A. de C.V. (Tergas), has been granted the permit to operate the Matamoros Terminal Facility and the Company relies on Tergas' permit to continue its delivery of LPG at the Matamoros Terminal Facility. Tergas is owned 95% by Mr. Soriano, and the remaining balance is owned by Mr. Mier. The Company pays Tergas its actual cost for distribution services at the Matamoros Terminal Facility plus a small profit.


      Through its operations in Mexico and the operations of the Mexican Subsidiaries and Tergas, the Company is subject to the tax laws of Mexico which, among other things, require that the Company comply with transfer pricing rules, the payment of income, asset and ad valorem taxes, and possibly taxes on distributions in excess of earnings. In addition, distributions to foreign corporations, including dividends and interest payments may be subject to Mexican withholding taxes.

NOTE O - FOURTH QUARTER ADJUSTMENTS - UNAUDITED

      The net loss for the quarter ended July 31, 2001, included the following material fourth quarter adjustments: (i) an allowance for uncollectible receivables of approximately $200,000, (ii) through-put deficiency fees of approximately $660,000 above amounts previously estimated, and (iii) an adjustment to reduce sales of approximately $507,000.

      The net income for the quarter ended July 31, 2002, included the following material fourth quarter adjustments: (i) approximately $170,000 for reduced through-put fees previously estimated in a prior quarter and (ii) approximately $270,000 related to LPG costs incurred in a prior quarter above amounts previously estimated.

      The net loss for the quarter ended July 31, 2003, included the following material fourth quarter adjustments: (i) approximately $800,000 for the formation of a registered limited partnership (see note R) which did not result in the raising of capital, (ii) approximately $520,000 of salaries and payroll related expenses (see note D) and (iii) approximately $200,000 related to the settlement of litigation, including legal fees of approximately $153,000 (see note K).

NOTE P - REALIZATION OF ASSETS

      The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has had an accumulated deficit since inception and has a deficit in working capital. In addition, significantly all of the Company's assets are pledged or committed to be pledged as collateral on existing debt in connection with the Extending Noteholders' notes, the $250,000 Note, the RZB Credit Facility and the notes related to the settlement. Unless RZB authorizes an extension, the RZB Credit Facility will be reduced to $12,000,000 after January 31, 2004. The Extending Noteholders' notes and the $250,000 Note, which total $1,820,750 at July 31, 2003 are due on December 15, 2003 (see note H).

      In addition to the above, the Company intends to Spin-Off a major portion of its assets to its stockholders (see note R). As a result of the Spin-Off, the Company's stockholders' equity will be reduced by the amount of the Spin-Off which may result in a deficit in stockholders' equity and a portion of the Company's current cash flow from operations will be shifted to the Partnership. Therefore, the Company's remaining cash flow may not be sufficient to allow the Company to pay its federal income tax liability resulting from the Spin-Off, if any, and other liabilities and obligations when due. The Partnership will be liable as guarantor on the Company's collateralized debt discussed in the preceding paragraph and will continue to pledge all of its assets as collateral. In addition, the Partnership has agreed to indemnify the Company for a period of three years from the fiscal year end that includes the date of the Spin-Off for any federal income tax liabilities resulting from the Spin-Off in excess of $2,500,000.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE P - REALIZATION OF ASSETS - CONTINUED


      In view of the matters described in the preceding paragraphs, recoverability of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon the ability of the Company to
      (1) restructure certain of the obligations discussed in the first paragraph and/or generate sufficient cash flow through operations or additional debt or equity financing to pay its liabilities and obligations when due, or (2) the ability of the Partnership to meet its obligations related to its guarantees and tax agreement in the event the Spin-Off occurs if the Company does not accomplish the restructuring or generate sufficient cash flow. The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

      To provide the Company with the ability it believes necessary to continue in existence, management is negotiating with PMI to extend the contract (see note Q) and increase the minimum monthly sales volume. In addition, management is taking steps to (i) obtain additional sale contracts commensurate with supply agreements (ii) increase the number of customers assuming deregulation of the LPG industry in Mexico, (iii) raise additional debt and/or equity capital, (iv) increase and extend the RZB Credit Facility and (v) restructure certain of its liabilities and obligations.

      At July 31, 2003, the Company had net operating loss carryforwards for federal income tax purposes of approximately $5,300,000.

NOTE Q - CONTRACTS

      LPG SALES TO PMI

      The Company entered into sales agreements with PMI for the period from April 1, 2000 through March 31, 2001 (Old Agreements), for the annual sale of a combined minimum of 151,200,000 gallons of LPG, mixed to PMI specifications, subject to seasonal variability, which was delivered to PMI at the Company's terminal facilities in Matamoros, Tamaulipas, Mexico, or alternative delivery points as prescribed under the Old Agreements.

      On October 11, 2000, the Old Agreements were amended to increase the minimum amount of LPG to be purchased during the period from November 2000 through March 2001 by 7,500,000 gallons resulting in a new annual combined minimum commitment of 158,700,000 gallons. Under the terms of the Old Agreements, sales prices were indexed to variable posted prices.

      Upon the expiration of the Old Agreements, PMI confirmed to the Company in writing (Confirmation) on April 26, 2001, the terms of a new agreement effective April 1, 2001, subject to revisions to be provided by PMI's legal department. The Confirmation provided for minimum monthly volumes of 19,000,000 gallons at indexed variable posted prices plus premiums that provide the Company with annual fixed margins, which increase annually over a three-year period. The Company was also entitled to receive additional fees for any volumes which were undelivered. From April 1, 2001 through December 31, 2001, the Company and PMI operated under the terms provided for in the Confirmation. During January 1, 2002 through February 28, 2002, PMI purchased monthly volumes of approximately 17,000,000 gallons per month at slightly higher premiums then those specified in the Confirmation.

      From April 1, 2001 through November 30, 2001, the Company sold to PMI approximately 39,600,000 gallons (Sold LPG) for which PMI had not taken delivery. The Company received the posted price plus other fees on the Sold LPG but did not receive the fixed margin referred to in the Confirmation (see note B9. At July 31, 2001, the obligation to deliver LPG totaled approximately $11,500,000 related to such sales (approximately 26,600,000 gallons). During the period from December 1, 2001 through March 31, 2002, the Company delivered the Sold LPG to PMI and collected the fixed margin referred to in the Confirmation.

      Effective March 1, 2002, the Company and PMI entered into a contract for the minimum monthly sale of 17,000,000 gallons of LPG, subject to monthly adjustments based on seasonality (Contract). The Contract expires on May 31, 2004, except that the Contract may be terminated by either party upon 90 days written notice, or upon a change of circumstances as defined under the Contract.

      In connection with the Contract, the parties also executed a settlement agreement, whereby the parties released each other in connection with all disputes between the parties arising during the period April 1, 2001 through February 28, 2002, and previous claims related to the contract for the period April 1, 2000 through March 31, 2001.

      PMI has primarily used the Matamoros Terminal Facility to load LPG purchased from the Company for distribution by truck in Mexico. The Company continues to use the Brownsville Terminal Facility in connection with LPG delivered by railcar to other customers, storage and as an alternative terminal in the event the Matamoros Terminal Facility cannot be used.

      Revenues from PMI totaled approximately $132,800,000 for the year ended July 31, 2003, representing approximately 82% of total revenues for the period.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE Q - CONTRACTS - CONTINUED


      LPG SUPPLY AGREEMENTS

      Effective October 1, 1999, the Company and Exxon entered into a ten year LPG supply contract, as amended (Exxon Supply Contract), whereby Exxon has agreed to supply and the Company has agreed to take, 100% of Exxon's owned or controlled volume of propane and butane available at Exxon's King Ranch Gas Plant (Plant) up to 13,900,000 gallons per month blended in accordance with required specifications (Plant Commitment). For the year ending July 31, 2003, under the Exxon Supply Contract, Exxon has supplied an average of approximately 13,800,000 gallons of LPG per month. The purchase price is indexed to variable posted prices.

      In addition, under the terms of the Exxon Supply Contract, Exxon made its Corpus Christi Pipeline (ECCPL) operational in September 2000. The ability to utilize the ECCPL allows the Company to acquire an additional supply of propane from other propane suppliers located near Corpus Christi, Texas (Additional Propane Supply), and bring the Additional Propane Supply to the Plant (ECCPL Supply) for blending to the required specifications and then delivered into the Leased Pipeline. The Company agreed to flow a minimum of 122,000,000 gallons per year of Additional Propane Supply through the ECCPL until September 2004. The Company is required to pay minimum utilization fees associated with the use of the ECCPL until September 2004. Thereafter the utilization fee will be based on the actual utilization of the ECCPL.

      In September 1999, the Company and El Paso entered into a three year supply agreement (El Paso Supply Agreement) whereby El Paso agreed to supply and the Company agreed to take, a monthly average of 2,500,000 gallons of propane (El Paso Supply) beginning in October 1999 and expiring on September 30, 2002. The El Paso Supply Agreement was not renewed. The purchase price was indexed to variable posted prices.

      In March 2000, the Company and Koch entered into a three year supply agreement (Koch Supply Contract) whereby Koch has agreed to supply and the Company has agreed to take, a monthly average of 8,200,000 gallons (Koch Supply) of propane beginning April 1, 2000, subject to the actual amounts of propane purchased by Koch from the refinery owned by its affiliate, Koch Petroleum Group, L.P. In March 2003 the Company extended the Koch Supply Contract for an additional year pursuant to the Koch Supply Contract which provides for automatic annual renewals unless terminated in writing by either party. For the year ending July 31, 2003, under the Koch Supply Contract, Koch has supplied an average of approximately 5,800,000 gallons of propane per month. The purchase price is indexed to variable posted prices. Furthermore, prior to April 2002 the Company paid additional charges associated with the construction of a new pipeline interconnection which was paid through additional adjustments to the purchase price (totaling approximately $1,000,000) which allows deliveries of the Koch Supply into the ECCPL.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE Q - CONTRACTS - CONTINUED


      During March 2000, the Company and Duke entered into a three year supply agreement (Duke Supply Contract) whereby Duke has agreed to supply and the Company has agreed to take, a monthly average of 1,900,000 gallons (Duke Supply) of propane or propane/butane mix beginning April 1, 2000. In March 2003 the Company extended the Duke Supply Contract for an additional year pursuant to the Duke Supply Contract which provides for automatic annual renewals unless terminated in writing by either party. The purchase price is indexed to variable posted prices.

      The Company is currently purchasing LPG from the above-mentioned suppliers (Suppliers). The Company's aggregate costs per gallon to purchase LPG (less any applicable adjustments) are below the aggregate sales prices per gallon of LPG sold to its customers.

      As described above, the Company has entered into supply agreements for quantities of LPG totaling approximately 24,000,000 gallons per month excluding El Paso (actual deliveries have been approximately 21,300,000 gallons per month during the year ended July 31, 2003 excluding El Paso), although the Contract provides for lesser quantities.

      In addition to the LPG costs charged by the Suppliers, the Company also incurs additional costs to deliver LPG to the Company's facilities. Furthermore, the Company may incur significant additional costs associated with the storage, disposal and/or changes in LPG prices resulting from the excess of the Plant Commitment, Koch Supply or Duke Supply over actual sales volumes. Under the terms of the Supply Contracts, the Company must provide letters of credit in amounts equal to the cost of the product to be purchased. In addition, the cost of the product purchased is tied directly to overall market conditions. As a result, the Company's existing letter of credit facility may not be adequate to meet the letter of credit requirements under the agreements with the Suppliers or other suppliers due to increases in quantities of LPG purchased and/or to finance future price increases of LPG.

NOTE R - SPIN-OFF OF SUBSIDIARY

      On July 10, 2003, the Company formed Rio Vista Energy Partners L.P. (Partnership), a Delaware partnership. The Partnership is a wholly owned subsidiary of the Company. The Partnership has invested in two subsidiaries, Rio Vista Operating Partnership L.P. (.1% owned by the Partnership and 99.9% owned by the Company) and Rio Vista Operating GP LLC (wholly owned by the Partnership). The above subsidiaries are newly formed and are currently inactive.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE R - SPIN-OFF OF SUBSIDIARY - CONTINUED


      The Company formed the Partnership for the purpose of transferring a 99.9% interest in Rio Vista Operating Partnership L.P., which will own substantially all of the Company's owned pipeline and terminal assets in Brownsville and Matamoros, (Asset Transfer) in exchange for a 2% general partner interest and a 98% limited partnership interest in the Partnership. The Company intends to spin off 100% of the limited partner units to its common stockholders (Spin-Off), resulting in the Partnership becoming an independent public company. The remaining 2% general partner interest will be initially owned and controlled by the Company and the Company will be responsible for the management of the Partnership. The Company will account for the Spin-Off at historical cost.

      During September 2003, the Company's Board of Directors and the Independent Committee of its Board of Directors formally approved the terms of the Spin-Off and the Partnership filed a Form 10 registration statement with the Securities and Exchange Commission. The Board of Directors anticipates that the Spin-Off will occur in late 2003 or in 2004, subject to a number of conditions, including the receipt of an independent appraisal of the assets to be transferred by the Company to the Partnership in connection with the Spin-Off that supports an acceptable level of federal income taxes to the Company as a result of the Spin-Off; the absence of any contractual and regulatory restraints or prohibitions preventing the consummation of the Spin-Off; and final action by the Board of Directors to set the record date and distribution date for the Spin-Off and the effectiveness of the registration statement.

      Each shareholder of the Company will receive one common unit of the limited partnership interest in the Partnership for every eight shares of the Company's common stock owned as of the record date.

      Warrants issued to holders of the existing unexercised warrants of the Company will be exchanged in connection with the Spin-Off whereby the holder will receive options to acquire unissued units in the Partnership and unissued common shares of the Company in exchange for the existing warrants. The number of units and shares subject to exercise and the exercise price will be set to equalize each option's value before and after the Spin-Off.

      Ninety-eight percent of the cash distributions from the Partnership will be distributed to the limited unit holders and the remaining 2% will be distributed to the general partner for distributions up to $1.25 per unit annually (approximately $2,500,000 per year). Distributions in excess of that amount will be shared by the limited unit holders and the general partner based on a formula whereby the general partner will receive disproportionately more distributions per unit than the limited unit holders as annual cash distributions exceed certain milestones.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE R - SPIN-OFF OF SUBSIDIARY - CONTINUED


      Subsequent to the Asset Transfer, the Partnership will sell LPG directly to PMI and will purchase LPG from the Company under a long-term supply agreement. The purchase price of the LPG from the Company will be determined based on the Company's cost to acquire LPG and a formula that takes into consideration operating costs of both the Company and the Partnership.

      In connection with the Spin-Off, the Company will grant to Mr. Richter and Shore Capital LLC (Shore), a company owned by Mr. Shore, options to each purchase 25% of the ownership interests in the Company's general partner interest in the Partnership. It is anticipated that Mr. Richter and Shore will exercise these options immediately after the Spin-Off occurs. The exercise price for each option will be the pro rata share (.5%) of the Partnership's tax basis capital immediately after the Spin-Off. The Company will retain voting control of the Partnership pursuant to a voting agreement. In addition, Shore will also receive an option to acquire 5% of the common stock of the Company and 5% of the limited partnership interest in the Partnership at a combined equivalent exercise price of $2.20 per share.

      The Partnership will be liable as guarantor for the Company's collateralized debt (see note P) and will continue to pledge all of its assets as collateral. The Partnership may also be prohibited from making any distributions to unit holders if it would cause an event of default, or if an event of default is existing, under the Company's revolving credit facilities, or any other covenant which may exist under any other credit arrangement or other regulatory requirement at the time.

      The Spin-Off will be a taxable transaction for federal income tax purposes (and may also be taxable under applicable state, local and foreign tax laws) to both the Company and its stockholders. The Company intends to treat the Spin-Off as a "partial liquidation" for federal income tax purposes. A "partial liquidation" is defined under Section 302(e) of the Code as a distribution that (i) is "not essentially equivalent to a dividend," as determined at the corporate level, which generally requires a genuine contraction of the business of the corporation, (ii) constitutes a redemption of stock and (iii) is made pursuant to a plan of partial liquidation and within the taxable year in which the plan is adopted or within the succeeding taxable year.

      The Company may have a federal income tax liability in connection with the Spin-Off. If the income tax liability resulting from the Spin-Off is greater than $2,500,000, the Partnership has agreed to indemnify the Company for any tax liability resulting from the transaction which is in excess of that amount.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



      NOTE R - SPIN-OFF OF SUBSIDIARY - CONTINUED


      The following unaudited pro forma condensed consolidated financial information for the Company give effect to the Asset Transfer and the resulting allocation of sales, cost of goods sold and expenses, and to certain pro forma adjustments. The unaudited pro forma condensed consolidated statement of income for the year ended July 31, 2003 assumes that the above transaction was consummated as of August 1, 2002. The unaudited pro forma condensed consolidated balance sheet assumes that the transaction was consummated on July 31, 2003. Because the Company has control of the Partnership by virtue of its ownership and related voting control of the general partner, the Partnership has been consolidated with the Company and the interests of the limited partners have been classified as minority interests in the unaudited pro forma condensed consolidated financial information.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES


                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                  JULY 31, 2003
                                   (UNAUDITED)

                                                              AS REPORTED      PRO FORMA          PRO FORMA
                                                             JULY 31, 2003    ADJUSTMENTS       JULY 31, 2003
                                                             -------------   ------------       -------------
ASSETS:
Current Assets
   Cash (restricted cash of $3,404,782)                       $  3,475,846   $    154,669(1)    $  3,630,515
   Trade accounts receivable, net                                4,143,458             --          4,143,458
   Inventories                                                     878,082             --            878,082
   Assets held for sale                                            720,000             --            720,000
   Prepaid expenses and other current assets                       476,109                           476,109
                                                              ------------   ------------       ------------
     Total Current Assets                                        9,693,495        154,669          9,848,164(2)
   Investment in Subsidiary                                             --     15,466,943                 --
                                                                                 (154,669)(1)
                                                                              (15,033,939)(3)
                                                                                 (216,502)(5)
                                                                                  (61,833)(6)
 Property Plant And Equipment -- net                            17,677,830    (15,466,943)(2)     17,677,830
                                                                               15,466,943(5)
 Lease rights (net of accumulated amortization of $707,535)        446,504             --            446,504
 Other non-current assets                                           19,913             --             19,913
                                                              ------------   ------------       ------------
     Total Assets                                             $ 27,837,742   $    154,669       $ 27,992,411
                                                              ============   ============       ============

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE R - SPIN-OFF OF SUBSIDIARY - CONTINUED


                    PENN OCTANE CORPORATION AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED BALANCE SHEET-CONTINUED

                                  JULY 31, 2003
                                   (UNAUDITED)

                                                              AS REPORTED       PRO FORMA          PRO FORMA
                                                             JULY 31, 2003     ADJUSTMENTS       JULY 31, 2003
                                                             -------------     -----------       -------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities
   Current maturities of long-term debt                       $    746,933    $         --       $    746,933
   Short-term debt                                               1,744,128              --          1,744,128
   Revolving line of credit                                             --              --                 --
   LPG trade accounts payable                                    7,152,098              --          7,152,098
   Other accounts payable                                        2,470,880              --(10)      2,470,880
   Foreign taxes payable                                            60,000              --             60,000
   Accrued liabilities                                           1,083,966              --          1,083,966
                                                              ------------    ------------       ------------
     Total Current Liabilities                                  13,258,005              --         13,258,005
                                                              ------------    ------------       ------------

 Long-term debt, less current maturities                            60,000              --             60,000

Commitments and contingencies                                           --              --                 --

 Minority interest in equity earnings of subsidiary                     --      15,250,441(4)      15,250,441

 Stockholders Equity:
    Common stock - $.01 par value, 25,000,000 shares
       Authorized; 15,274,749 shares issued and outstanding        152,747              --            152,747

 Additional paid-in-capital                                     28,298,301     (15,250,441)(4)     28,985,643
                                                                                15,250,441(5)
                                                                                   687,342(6)
 Notes receivable from an officer and another party for
   Exercise of warrants, net of reserves of $535,736            (2,897,520)             --         (2,897,520)
 Accumulated deficit                                           (11,033,791)       (749,175)(6)    (26,816,905)
                                                                               (15,033,939)(3)
                                                                                        --(10)
                                                              ------------    ------------       ------------
     Total Stockholders' equity                                 14,519,737     (15,095,772)          (576,035)

                                                              ------------    ------------       ------------
       Total Liabilities and Stockholders' equity             $ 27,837,742    $    154,669       $ 27,992,411
                                                              ============    ============       ============

                    PENN OCTANE CORPORATION AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE R - SPIN-OFF OF SUBSIDIARY - CONTINUED


                    PENN OCTANE CORPORATION AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                            YEAR ENDED JULY 31, 2003
                                   (UNAUDITED)

                                                          AS REPORTED                          PRO FORMA
                                                        AUGUST 1, 2002 -    PRO FORMA        AUGUST 1, 2002-
                                                         July 31, 2003     ADJUSTMENTS       July 31, 2003
                                                        ----------------  -------------       -------------
Revenues                                                 $ 162,489,565    $          --       $ 162,489,565

Cost of goods sold                                         152,375,349               --         152,375,349
                                                         -------------    -------------       -------------

Gross Profit                                                10,114,216               --          10,114,216
                                                         -------------    -------------       -------------
Selling, general and administrative expenses
  Legal and professional fees                                2,597,065          300,000(7)        2,897,065
  Salaries and payroll related expenses                      2,411,843          749,175(6)        3,161,018
  Other                                                      1,380,009          150,000(7)        1,530,009
                                                         -------------    -------------       -------------
                                                             6,388,917        1,199,175           7,588,092
                                                         -------------    -------------       -------------

    Operating income (loss)                                  3,725,299       (1,199,175)          2,526,124
Other income (expense)
    Interest expense                                        (1,757,664)              --          (1,757,664)
    Interest income                                             95,327               --              95,327
    Settlement of litigation                                  (145,153)              --            (145,153)
    Minority interest in equity earnings of subsidiary              --       (1,997,499)(8)      (1,997,499)
                                                         -------------    -------------       -------------
         Income (loss) before taxes                          1,917,809       (3,196,674)         (1,278,865)

Provision (benefit) for income taxes                           (40,000)              --(10)         (40,000)
                                                         -------------    -------------       -------------

    Net income (loss)                                    $   1,957,809    $  (3,196,674)      $  (1,238,865)
                                                         -------------    =============       -------------


 Net income (loss) per common share                      $        0.13                        $        (.08)
                                                         =============                        =============

 Net income (loss) per common share assuming dilution    $        0.13                        $        (.08)
                                                         =============                        =============

 Weighted average common shares outstanding                 15,035,220                           15,035,220
                                                         =============                        =============


                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE R - SPIN-OFF OF SUBSIDIARY - CONTINUED


                    PENN OCTANE CORPORATION AND SUBSIDIARIES
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                            YEAR ENDED JULY 31, 2003

                                   (UNAUDITED)

The following unaudited pro forma condensed consolidated financial information (Pro Forma Statements) for the Company give effect to the Spin-off. The Pro Forma Statements are based on the available information and contain certain assumptions that the Company deems appropriate. The Pro Forma Statements do not purport to be indicative of the financial position or results of operations of the Company had the Spin-Off occurred on the dates indicated, nor are the Pro Forma Statements necessarily indicative of the future financial position or results of operations of the Company. The Pro Forma Statements should be read in conjunction with the consolidated balance sheet of the Company.

BALANCE  SHEET:

The unaudited pro forma condensed consolidated balance sheets assume that such transactions were consummated on July 31, 2003.

      (1) To record the exercise of the options granted to Shore and Mr. Richter to each acquire a 25% general partner interest in the Partnership.

      (2) To reflect the transfer of assets from the Company to the Partnership in exchange for limited and general partnership interests.

      (3) To record the Spin-Off of the Company's limited partnership interests in the Partnership to its stockholders.

      (4)   To reflect minority interest in the equity of the Partnership.

      (5) To eliminate intercompany transactions between the Company and the Partnership.

      (6) Represents the estimated intrinsic value associated with the (i) options granted to Shore and Mr. Richter to acquire a 50% interest in the general partner and (ii) options granted to Shore Capital LLC to acquire a 5% limited partnership interest in the Partnership and 5% interest in the common shares of the Company.

      (10) Taxable income, if any, resulting from the Spin-Off is assumed to be offset at July 31, 2003 by existing net operating loss carryforwards.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE R - SPIN-OFF OF SUBSIDIARY - CONTINUED


INCOME STATEMENT:

The unaudited pro forma condensed consolidated statements of income for the year ended July 31, 2003 assume that the Spin-Off was consummated as of August 1, 2002.

      (7) Represents the estimated intrinsic value associated with the (i) options granted to Shore and Mr. Richter to acquire a 50% interest in the general partner and (ii) options granted to Shore Capital LLC to acquire a 5% limited partnership interest in the Partnership and 5% interest in the common shares of the Company.

      (8) Represents estimated additional direct costs, including tax related services, public listing fees and transfer agent fees, resulting from the Partnership becoming publicly traded.

      (9)   To record minority interest in earnings of the Partnership.

      (10) Proforma earnings per share has been calculated based on pro forma weighted average shares outstanding for the year ended July 31, 2003.

      (11) Taxable income, if any, resulting from the Spin-Off is assumed to be offset at July 31, 2003 by existing net operating loss carryforwards.


NOTE S - SUBSEQUENT EVENTS - UNAUDITED

      In connection with a contract to upgrade its computer and information systems, the Company entered into an agreement with a vendor during the year ended July 31, 2003. On October 1, 2003, the vendor agreed to pay the Company $210,000 for cancellation of the contract. This amount will be included in earnings during the quarter ending October 31, 2003.

                                   SCHEDULE II

                    PENN OCTANE CORPORATION AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS
                    YEARS ENDED JULY 31, 2003, 2002 AND 2001


                                  Balance at    Charged to   Charged to                 Balance at
                                 Beginning of   Costs and      Other                       End
Description                        Period        Expenses     Accounts    Deductions    of Period
-----------                      ------------   ----------   ----------   ----------   -----------
Year ended  July 31, 2003
-------------------------
Allowance for doubtful accounts    $   5,783    $      --    $      --    $      --     $   5,783
Year ended  July 31, 2002
Allowance for doubtful accounts    $ 779,663    $   5,783    $      --    $(779,663)    $   5,783
Year ended  July 31, 2001
Allowance for doubtful accounts    $ 562,950    $ 216,713    $      --    $      --     $ 779,663

             Independent Certified Public Accountants' Review Report


Board of Directors and Shareholders
Penn Octane Corporation

We have reviewed the accompanying consolidated balance sheet of Penn Octane Corporation and subsidiaries (Company) as of October 31, 2003, and the related consolidated statements of operations for the three months ended October 31, 2003 and 2002 and the consolidated statements of cash flows for the three months ended October 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of July 31, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein) and in our report dated September 19, 2003, we expressed an unqualified opinion on those consolidated financial statements. Our report letter contained a paragraph stating that conditions existed which raised substantial doubt about the Company's ability to continue as a going concern. In our opinion, the information set forth in the accompanying consolidated balance sheet as of July 31, 2003, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                      /s/ BURTON MCCUMBER & CORTEZ, L.L.P.

Brownsville, Texas
December 4, 2003

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                                October 31,
                                                                                    2003
                                                               July 31, 2003    (Unaudited)
                                                               -------------    -----------
Current Assets
  Cash (including restricted cash of $2,552,308
  and $3,404,782 at October 31, 2003 and July 31, 2003)         $ 3,475,846    $ 2,644,334
  Trade accounts receivable (less allowance for doubtful
  accounts of  $5,783 at October 31, 2003 and July 31, 2003)      4,143,458      8,067,619
  Inventories                                                       878,082        864,510
  Assets held for sale                                              720,000        220,000
  Prepaid expenses and other current assets                         476,109        418,534
                                                                -----------    -----------
  Total current assets                                            9,693,495     12,214,997
Property, plant and equipment - net                              17,677,830     17,550,770
Lease rights (net of accumulated amortization of $718,984
and $707,535 at October 31, 2003 and July 31, 2003)                 446,504        435,055
Other non-current assets                                             19,913         17,380
                                                                -----------    -----------
    Total assets                                                $27,837,742    $30,218,202
                                                                ===========    ===========





                 The accompanying notes and accountants' report
                   are an integral part of these statements.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                                October 31,
                                                                                                   2003
                                                                              July 31,2003      (Unaudited)
                                                                              ------------     ------------
Current Liabilities
   Current maturities of long-term debt                                       $    746,933     $    491,432
   Short-term debt                                                               1,744,128        1,790,484
   LPG trade accounts payable                                                    7,152,098        9,868,586
   Other accounts payable                                                        2,470,880        2,498,821
   Foreign taxes payable                                                            60,000           85,000
   Accrued liabilities                                                           1,083,966          906,763
                                                                              ------------     ------------
   Total current liabilities                                                    13,258,005       15,641,086
Long-term debt, less current maturities                                             60,000           60,000
Commitments and contingencies                                                           --               --
Stockholders' Equity
   Series A - Preferred stock-$.01 par value, 5,000,000 shares authorized;
   No shares issued and outstanding at October 31, 2003 and July 31, 2003               --               --

   Series B - Senior preferred stock-$.01 par value, $10 liquidation value, 5,000,000 shares authorized; No shares issued and outstanding at
   October 31, 2003 and July 31, 2003                                                   --               --

   Common stock - $.01 par value, 25,000,000 shares authorized; 15,346,385 and 15,274,749 shares issued and outstanding at October 31, 2003 and
   July 31, 2003                                                                   152,747          153,464

   Additional paid-in capital                                                   28,298,301       28,453,481

   Notes receivable from an officer of the Company and another party for exercise of warrants, less reserve of $519,174 and $516,653 at
   October 31, 2003 and July 31, 2003                                           (2,897,520)      (2,897,520)

   Accumulated deficit                                                         (11,033,791)     (11,192,309)
                                                                              ------------     ------------
   Total stockholders' equity                                                   14,519,737       14,517,116
                                                                              ------------     ------------
           Total liabilities and stockholders' equity                         $ 27,837,742     $ 30,218,202
                                                                              ============     ============

                 The accompanying notes and accountants' report
                   are an integral part of these statements.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                                    Three months Ended
                                                            October 31, 2002   October 31, 2003
                                                            ----------------   ----------------
Revenues                                                      $ 37,440,658       $ 38,549,107
Cost of goods sold                                              34,926,239         36,483,177
                                                              ------------       ------------

    Gross profit                                                 2,514,419          2,065,930
Selling, general and administrative expenses
        Legal and professional fees                                320,114            761,869
        Salaries and payroll related expenses                      458,737            501,415
        Other                                                      326,005            275,915
                                                              ------------       ------------
                                                                 1,104,856          1,539,199

        Operating income                                         1,409,563            526,731
Other income (expense)
    Interest expense                                              (371,665)          (375,586)
    Interest income                                                 68,869              5,339
    Estimated reduction in value of assets held for sale                --           (500,000)
    Other income                                                        --            210,000
                                                              ------------       ------------
        Income (loss) before taxes                               1,106,767           (133,516)
Benefit (provision) for income tax                                 100,000            (25,000)
                                                              ------------       ------------
            Net income (loss)                                 $  1,206,767       $   (158,516)
                                                              ============       ============

Net income (loss) per common share                            $       0.08       $      (0.01)
                                                              ============       ============
Net income (loss) per common share assuming dilution          $       0.08       $      (0.01)
                                                              ============       ============
Weighted average common shares outstanding                      14,870,977         15,298,261
                                                              ============       ============


                 The accompanying notes and accountants' report
                    are an integral part of these statements.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)

                                                                                     Three months Ended
                                                                               -----------------------------
                                                                               October 31,       October 31,
                                                                                  2002              2003
                                                                               -----------       -----------
Cash flows from operating activities:
Net income  (loss)                                                             $ 1,206,767       $  (158,516)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
      Depreciation and amortization                                                244,001           222,060
      Amortization of lease rights                                                  11,449            11,449
      Non-employee stock based costs and other                                      56,217            31,217
      Amortization of loan discount                                                     --            51,081
      Interest income - officer note                                               (67,241)               --
      Estimated reduction in value of assets held for sale                              --           500,000
Changes in current assets and liabilities:
      Trade accounts receivable                                                  1,569,658        (3,924,161)
      Inventories                                                                 (354,949)           13,572
      Prepaid and other current assets                                             (23,977)           26,358
      Other assets                                                                  42,726             2,531
      LPG trade accounts payable                                                (2,081,994)        2,716,488
      Other accounts payable and accrued liabilities                            (1,570,040)          (73,991)

      Foreign taxes payable                                                             --            25,000
                                                                               -----------       -----------
        Net cash (used in) provided by operating activities                       (967,383)         (556,912)
Cash flows from investing activities:
      Capital expenditures                                                        (134,306)          (94,999)
                                                                               -----------       -----------
      Net cash used in investing activities                                       (134,306)          (94,999)
Cash flows from financing activities:
      Revolving credit facilities                                                3,669,599                --
      Issuance of common stock                                                          --            80,625
      Issuance of debt                                                                  --            60,000
      Reduction in debt                                                           (302,388)         (320,226)
                                                                               -----------       -----------
         Net cash provided by (used in) financing activities                     3,367,211          (179,601)
                                                                               -----------       -----------
            Net (decrease) increase in cash                                      2,265,522          (831,512)
Cash at beginning of period                                                        160,655         3,475,846
                                                                               -----------       -----------
Cash at end of period                                                          $ 2,426,177       $ 2,644,334
                                                                               ===========       ===========

Supplemental disclosures of cash flow information:
      Cash paid during the year for:
      Interest                                                                 $   371,635       $   325,915
                                                                               ===========       ===========
Supplemental disclosures of noncash transactions:
      Mortgage receivable/ note payable                                        $     2,382       $        --
                                                                               ===========       ===========
      Equipment exchanged for note receivable                                  $   720,000       $        --
                                                                               ===========       ===========


                 The accompanying notes and accountants' report
                   are an integral part of these statements.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                OCTOBER 31, 2003


NOTE A - ORGANIZATION


      Penn Octane Corporation was incorporated in Delaware in August 1992. The Company has been principally engaged in the purchase, transportation and sale of liquefied petroleum gas (LPG). The Company owns and operates a terminal facility on leased property in Brownsville, Texas (Brownsville Terminal Facility) and owns a LPG terminal facility in Matamoros, Tamaulipas, Mexico (Matamoros Terminal Facility) and approximately 23 miles of pipelines (US - Mexico Pipelines) which connect the Brownsville Terminal Facility to the Matamoros Terminal Facility. The Company has a long-term lease agreement for approximately 132 miles of pipeline (Leased Pipeline) which connects ExxonMobil Corporation's (Exxon) King Ranch Gas Plant in Kleberg County, Texas and Duke Energy's La Gloria Gas Plant in Jim Wells County, Texas, to the Company's Brownsville Terminal Facility. In addition, the Company has access to a twelve-inch pipeline which connects Exxon's Viola valve station in Nueces County, Texas to the inlet of the King Ranch Gas Plant (ECCPL) as well as existing and other potential propane pipeline suppliers which have the ability to access the ECCPL. In connection with the Company's lease agreement for the Leased Pipeline, the Company may access up to 21,000,000 gallons of storage located in Markham, Texas (Markham Storage), as well as other potential propane pipeline suppliers, via approximately 155 miles of pipeline located between Markham, Texas and the Exxon King Ranch Gas Plant. The Company sells LPG primarily to P.M.I. Trading Limited (PMI). PMI is the exclusive importer of LPG into Mexico. PMI is a subsidiary of Petroleos Mexicanos, the state-owned Mexican oil company (PEMEX). The LPG purchased from the Company by PMI is generally destined for consumption in the northeastern region of Mexico.


      The Company commenced operations during the fiscal year ended July 31, 1995, upon construction of the Brownsville Terminal Facility. Since the Company began operations, the primary customer for LPG has been PMI. Sales of LPG to PMI accounted for approximately 80% of the Company's total revenues for the three months ended October 31, 2003.

BASIS OF PRESENTATION

      The accompanying consolidated financial statements include the Company and its United States subsidiaries including its recently formed Rio Vista Energy Partners L.P. and its subsidiaries, all inactive (see note M), Penn Octane International, L.L.C., PennWilson CNG, Inc. (PennWilson) and Penn CNG Holdings, Inc. and subsidiaries, its Mexican subsidiaries, Penn Octane de Mexico, S.A. de C.V. (PennMex) and Termatsal, S.A. de C.V. (Termatsal) and its other inactive Mexican subsidiaries, (collectively the Company). All significant intercompany accounts and transactions are eliminated.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                OCTOBER 31, 2003


NOTE A - ORGANIZATION - CONTINUED

      The unaudited consolidated balance sheet as of October 31, 2003, the unaudited consolidated statements of operations for the three months ended October 31, 2003 and 2002 and the unaudited consolidated statements of cash flows for the three months ended October 31, 2003 and 2002, have been prepared by the Company without audit. In the opinion of management, the unaudited consolidated financial statements include all adjustments (which include only normal recurring adjustments) necessary to present fairly the unaudited consolidated financial position of the Company as of October 31, 2003, the unaudited consolidated results of operations for the three months ended October 31, 2003 and 2002 and the unaudited consolidated statements of cash flows for the three months ended October 31, 2003 and 2002.

      Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2003.

      Certain reclassifications have been made to prior period balances to conform to the current presentation. All reclassifications have been consistently applied to the periods presented.

NOTE B - INCOME (LOSS) PER COMMON SHARE

      Income (loss) per share of common stock is computed on the weighted average number of shares outstanding. During periods in which the Company incurs losses, giving effect to common stock equivalents is not presented as it would be antidilutive.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                OCTOBER 31, 2003

NOTE B - INCOME (LOSS) PER COMMON SHARE - CONTINUED

      THE FOLLOWING TABLES PRESENT RECONCILIATIONS FROM INCOME (LOSS) PER COMMON SHARE TO INCOME (LOSS) PER COMMON SHARE ASSUMING DILUTION:


                        For the three months ended October 31, 2002
                        -------------------------------------------
                                                       Income (Loss)     Shares          Per-Share
                                                        (Numerator)    (Denominator)      Amount
                                                        ----------      ----------      ----------
Net income (loss)                                       $1,206,767

BASIC EPS
Net income (loss) available to common stockholders       1,206,767      14,870,977      $     0.08
                                                                                        ==========
EFFECT OF DILUTIVE SECURITIES
Warrants                                                        --              --
                                                        ----------      ----------
DILUTED EPS
Net income (loss) available to common stockholders      $1,206,767      14,870,977      $     0.08
                                                        ==========      ==========      ==========


                        For the three months ended October 31, 2003
                        -------------------------------------------
                                                       Income (Loss)     Shares          Per-Share
                                                        (Numerator)    (Denominator)      Amount
                                                        ----------      ----------      ----------
Net income (loss)                                       $ (158,516)
BASIC EPS
Net income (loss) available to common stockholders        (158,516)      15,298,261      $    (0.01)

EFFECT OF DILUTIVE SECURITIES
Warrants                                                        --               --
DILUTED EPS
Net income (loss) available to common stockholders             N/A              N/A             N/A

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                OCTOBER 31, 2003

NOTE C - STOCK-BASED COMPENSATION

      In December 2002, the FASB issued SFAS No. 148, an amendment of FASB Statement No. 123. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, SFAS No. 148 amends the disclosure requirements of SFAS No. 123, to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions are effective for financial statements issued for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company adopted the interim disclosure provisions of SFAS No. 148 during the third quarter of fiscal 2003.

      The Company accounts for stock option plans in accordance with the provisions of APB No. 25, "Accounting for Stock Issued to Employees", and related interpretations which recognizes compensation expense on the grant date if the current market price of the stock exceeds the exercise price.

      Had compensation cost related to the warrants granted to employees been determined based on the fair value at the grant dates, consistent with the provisions of SFAS 123, the Company's pro forma net income (loss), and net income (loss) per common share would have been as follows:


                                                                               Three months Ended
                                                                      ----------------------------------
                                                                      October 31, 2002  October 31, 2003
                                                                      ----------------  ----------------
Net income (loss), as reported                                          $  1,206,767      $   (158,516)
Less:  Total stock-based employee compensation expense
     determined under fair value based method for all
     awards, net of related tax effects                                     (654,567)          (52,914)
                                                                        ------------      ------------
Net income (loss), pro forma                                            $    552,200      $   (211,430)
                                                                        ============      ============

Net income (loss) per common share, as reported                         $       0.08      $      (0.01)
                                                                        ============      ============
Net income (loss)  per common share, pro forma                          $       0.04      $      (0.01)
                                                                        ============      ============
Net  income (loss) per common share assuming dilution, as reported      $       0.08      $      (0.01)
                                                                        ============      ============
Net income (loss) per common share assuming dilution, pro forma         $       0.04      $      (0.01)
                                                                        ============      ============


                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                OCTOBER 31, 2003


NOTE C - STOCK-BASED COMPENSATION - Continued

      The following assumptions were used for grants of warrants to employees in the three months ended October 31, 2003, to compute the fair value of the warrants using the Black-Scholes option-pricing model; dividend yield of 0%; expected volatility of 81%; risk free interest rate of 3.27% and expected lives of 5 years.

      The following assumptions were used for grants of warrants to employees in the three months ended October 31, 2002, to compute the fair value of the warrants using the Black-Scholes option-pricing model; dividend yield of 0%; expected volatility of 79%; risk free interest rate of 1.81% and expected lives of 5 years.

NOTE D - ESTIMATED REDUCTION IN VALUE OF ASSETS HELD FOR SALE

      During November 2003, the Company granted a third party the option to purchase its Compressed natural gas (CNG) equipment for $220,000. The proposed buyer paid the Company $3,000 for the option and the parties agreed to execute definitive documents no later than January 26, 2004. The Company is not obligated to complete the sale beyond the expiration date of the option and under terms which cannot be mutually agreed upon among the parties including warranty terms, indemnifications and form of payment. Although the consummation of the sale is not certain, the Company has reduced the carrying value of the assets to the value agreed to above and accordingly has recorded a charge of $500,000 for the three months ended October 31, 2003. The Company will record a gain to the extent that the Company ultimately realizes any amounts in excess of $220,000.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                OCTOBER 31, 2003

NOTE E - PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consists of the following:



                                             July 31,          October 31,
                                               2003               2003
                                           ------------       ------------
LPG:
  Midline pump station                     $  2,443,988       $  2,443,988
  Brownsville Terminal Facility: (a)
    Building                                    173,500            173,500
    Terminal facilities                       3,631,207          3,631,207
    Tank Farm                                   373,945            373,945
    Leasehold improvements                      302,657            302,657
    Capital construction in progress             96,212             96,212
    Equipment                                   226,285            226,285
                                           ------------       ------------
                                              7,247,794          7,247,794
                                           ------------       ------------
  US - Mexico Pipelines and Matamoros
  Terminal Facility: (a)

  U.S. Pipelines and Rights of Way            6,680,242          6,775,242
  Mexico Pipelines and Rights of Way            993,300            993,300
  Matamoros Terminal Facility                 5,107,514          5,107,514
    Saltillo Terminal                         1,027,267          1,027,267
  Land                                          856,358            856,358
                                           ------------       ------------
                                             14,664,681         14,759,681
                                           ------------       ------------
      Total LPG                              21,912,475         22,007,475
                                           ------------       ------------
Other:                                           93,201             93,201
  Office equipment                               75,890             75,890
                                           ------------       ------------
  Software                                      169,091            169,091
                                           ------------       ------------
                                             22,081,566         22,176,566
                                             (4,403,736)        (4,625,796)
                                           ------------       ------------
  Less: accumulated depreciation and
    amortization                           $ 17,677,830       $ 17,550,770
                                           ============       ============

(a) See note M

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                OCTOBER 31, 2003


NOTE E - PROPERTY, PLANT AND EQUIPMENT - Continued

      The Company had previously completed construction of an additional LPG terminal facility in Saltillo, Mexico (Saltillo Terminal). The Company was unable to receive all the necessary approvals to operate the facility at that location. The Company has identified an alternate site in Hipolito, Mexico, a town located in the proximity of Saltillo to relocate the Saltillo Terminal. The cost of such relocation is estimated to be $500,000.

      Property, plant and equipment, net of accumulated depreciation, includes $6,355,672 and $6,427,387 of costs, located in Mexico at October 31, 2003 and July 31, 2003, respectively.

NOTE F - INVENTORIES

      Inventories consist of the following:




                                             July 31, 2003                October 31, 2003
                                      --------------------------      --------------------------
                                       Gallons          Cost           Gallons          Cost
                                      ----------      ----------      ----------      ----------
LPG:
  Leased Pipeline                      1,175,958      $  638,623       1,175,958      $  672,817
  Brownsville Terminal Facility,
    Matamoros Terminal Facility
    and railcars leased by the
    Company                              440,771         239,368         335,044         191,693
                                      ----------      ----------      ----------      ----------
Markham Storage and other                    168              91              --              --
                                      ----------      ----------      ----------      ----------
                                       1,616,897      $  878,082       1,511,002      $  864,510
                                      ==========      ==========      ==========      ==========


NOTE G - DEBT OBLIGATIONS

                                                                                    July 31,       October 31,
Debt consists of the following:                                                       2003            2003
                                                                                   ----------      ----------
Promissory note issued in connection with the acquisition of the US -- Mexico
Pipelines and the Matamoros Terminal Facility                                      $  284,731      $  163,858

Promissory note issued in connection with the acquisition of the US -- Mexico
Pipelines and the Matamoros Terminal Facility                                         198,178         117,300

Noninterest-bearing note payable, discounted at 7%, for legal services; due
in February 2002                                                                      137,500         137,500

Extending Noteholders' notes and $250,000 Note                                      1,744,128       1,790,484
Other debt                                                                            186,524         132,774
                                                                                   ----------      ----------
              Total debt                                                            2,551,061       2,341,916
Less:  Current maturities                                                             746,933         491,432
          Short term debt                                                           1,744,128       1,790,484
                                                                                   ----------      ----------
          Long-term debt                                                           $   60,000      $   60,000
                                                                                   ==========      ==========

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                OCTOBER 31, 2003

NOTE G - DEBT OBLIGATIONS - Continued

EXTENSION OF NEW ACCEPTING NOTEHOLDERS' NOTES AND ADDITIONAL NOTE

      During December 2002, the Company and certain holders of New Accepting Noteholders' notes and holder of the Additional Note (Extending Noteholders) reached an agreement whereby the due date for $2,730,000 of principal due on the Extending Noteholders' notes were extended to December 15, 2003 (see note O). Under the terms of the agreement, the Extending Noteholders' notes bear interest at 16.5% per annum. Interest has been paid quarterly on the outstanding balances since March 15, 2003 (the December 15, 2002 interest was paid on January 1, 2003) through September 15, 2003. In addition, the Company was required to pay certain amounts of principal beginning March 2003 (approximately $1,114,000 of principal was paid through the period ended October 31, 2003 of which $1,000,000 was reduced in connection with the exercise of warrants and purchase of common stock - see below). The Company was allowed to prepay the Extending Noteholders' notes at any time. The Company also paid a fee of 1.5% on the principal amount of the Extending Noteholders' notes which was outstanding on December 15, 2002, March 15, 2003, June 15, 2003 and September 15, 2003. The Company also agreed to extend the expiration date on the warrants held by the Extending Noteholders in connection with the issuance of the Extending Noteholders' notes to December 15, 2006. In connection with the extension of the warrants, the Company recorded a discount of $316,665 related to the additional value of the modified warrants of which $291,124 has been amortized through October 31, 2003 ($51,081 has been amortized for the three months ended October 31, 2003).

      During March 2003, warrants to purchase 250,000 shares of common stock of the Company were exercised by a holder of the Warrants and New Warrants for which the exercise price totaling $625,000 was paid by reduction of a portion of the outstanding debt and accrued interest owed to the holder related to the Restructured Notes. In addition, during March 2003, the holder acquired 161,392 shares of common stock of the Company at a price of $2.50 per share. The purchase price was paid through the cancellation of the remaining outstanding debt and accrued interest owed to the holder totaling $403,480. In connection with this transaction the Company recorded additional interest expense of approximately $68,000 representing the difference between the market value and sales price on the day of the transaction.

ISSUANCE OF PROMISSORY NOTE

      During December 2002, the Company issued a note for $250,000 ($250,000
      Note) to a holder of the Extending Noteholders' notes. The note provides for similar terms and conditions as the Extending Noteholders' notes. As of October 31, 2003 the Company repaid $50,000 of principal.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                OCTOBER 31, 2003

NOTE G - DEBT OBLIGATIONS - Continued

OTHER

      In connection with the note payable for legal services, the Company has not made all of the required payments. The Company provided a "Stipulation of Judgment" to the creditor at the time the note for legal services was issued.

      During September 2003, the Company entered into a settlement agreement with one of the holders of a promissory note issued in connection with the acquisition of the US-Mexico Pipelines and the Matamoros Terminal Facility whereby the noteholder was required to reimburse the Company for $50,000 to be paid through the reduction of the final payments of the noteholder's note (see note I).

      The Company's Chairman and Chief Executive Officer is providing a personal guarantee for the punctual payment and performance under the CPSC Note until collateral pledged in connection with the note is perfected.

NOTE H - STOCKHOLDERS' EQUITY

COMMON STOCK

      The Company routinely issues shares of its common stock for cash, the exercise of warrants, in payment of notes and other obligations and to settle lawsuits.

      During September 2003, warrants to purchase 32,250 shares of common stock of the Company were exercised resulting in cash proceeds to the Company of $80,625.

      During September 2003, the Company issued 21,818 shares of common stock of the Company to Mr. Bracamontes, a former officer and director of the Company which had been previously accrued but unissued at July 31, 2003.

      During October 2003, cashless warrants to purchase 103,685 shares of common stock of the Company were exercised. The exercise price of the warrants was $2.50 per share and the market price of the Company's common stock on the date of exercise was $3.01 per share, resulting in the net issuance of 17,568 shares of common stock of the Company. The Company had previously expensed the cost associated with the warrants when the warrants were originally granted.

STOCK WARRANTS

      The Company applies APB 25 for warrants granted to the Company's employees and to the Company's Board of Directors serving in the capacity as directors and SFAS 123 for warrants issued to acquire goods and services from non-employees.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                OCTOBER 31, 2003


NOTE H - STOCKHOLDERS' EQUITY - Continued

COMMON STOCK - CONTINUED

      In connection with warrants previously issued by the Company, certain of these warrants contain a call provision whereby the Company has the right to purchase the warrants for a nominal price if the holder of the warrants does not elect to exercise the warrants during the call provision period.

BOARD COMPENSATION PLAN (BOARD PLAN)

      In connection with the Board Plan, during August 2003 the Board granted warrants to purchase 20,000 shares of common stock of the Company at exercise prices of $3.22 and $3.28 per share to outside directors. Based on the provisions of APB 25, no compensation expense was recorded for these warrants.

      In connection with the Board Plan, during November 2003 the Board granted warrants to purchase 10,000 shares of common stock of the Company at exercise price of $2.61 per share to an outside director. Based on the provisions of APB 25, no compensation expense was recorded for these warrants.

NOTE I - COMMITMENTS AND CONTINGENCIES

LITIGATION

      On March 2, 2000, litigation was filed in the Superior Court of California, County of San Bernardino by Omnitrans against Penn Octane Corporation, Penn Wilson and several other third parties alleging breach of contract, fraud and other causes of action related to the construction of a refueling station by a third party. Penn Octane Corporation and Penn Wilson, have both been dismissed from the litigation pursuant to a summary judgment. Omnitrans appealed the summary judgment in favor of the Company and Penn Wilson. During August 2003, the Appellate Court issued a preliminary decision denying Omnitran's appeal of the summary judgment in favor of the Company and Penn Wilson. Oral arguments on the appeal were heard in November 2003 and the Company prevailed on its summary judgment.

      On October 11, 2001, litigation was filed in the 197th Judicial District court of Cameron County, Texas by the Company against Tanner Pipeline Services, Inc. (Tanner); Cause No. 2001-10-4448-C alleging negligence and aided breaches of fiduciary duties on behalf of CPSC in connection with the construction of the US Pipelines. During September 2003, the Company entered into a settlement agreement with Tanner whereby Tanner was required to reimburse the Company for $50,000 to be paid through the reduction of the final payments on Tanner's note (see note G).

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                OCTOBER 31, 2003


NOTE I - COMMITMENTS AND CONTINGENCIES  - Continued

LITIGATION - CONTINUED

      The Company and its subsidiaries are also involved with other proceedings, lawsuits and claims. The Company believes that the liabilities, if any, ultimately resulting from such proceedings, lawsuits and claims, including those discussed above, should not materially affect its consolidated financial statements.

CREDIT FACILITY, LETTERS OF CREDIT AND OTHER

      As of October 31, 2003, the Company had a $15,000,000 credit facility (see below) with RZB Finance L.L.C. (RZB) through January 31, 2004 for demand loans and standby letters of credit (RZB Credit Facility) to finance the Company's purchases of LPG. Under the RZB Credit Facility, the Company pays a fee with respect to each letter of credit thereunder in an amount equal to the greater of (i) $500, (ii) 2.5% of the maximum face amount of such letter of credit, or (iii) such higher amount as may be agreed to between the Company and RZB. Any loan amounts outstanding under the RZB Credit Facility shall accrue interest at a rate equal to the rate announced by the Chase Manhattan Bank as its prime rate plus 2.5%. Pursuant to the RZB Credit Facility, RZB has sole and absolute discretion to limit or terminate its participation in the RZB Credit Facility and to make any loan or issue any letter of credit thereunder. RZB also has the right to demand payment of any and all amounts outstanding under the RZB Credit Facility at any time. In connection with the RZB Credit Facility, the Company granted a security interest and assignment in any and all of the Company's accounts, inventory, real property, buildings, pipelines, fixtures and interests therein or relating thereto, including, without limitation, the lease with the Brownsville Navigation District of Cameron County (District) for the land on which the Company's Brownsville Terminal Facility is located, the Pipeline Lease, and in connection therewith agreed to enter into leasehold deeds of trust, security agreements, financing statements and assignments of rent, in forms satisfactory to RZB. Under the RZB Credit Facility, the Company may not permit to exist any subsequent lien, security interest, mortgage, charge or other encumbrance of any nature on any of its properties or assets, except in favor of RZB, without the consent of RZB.


      THE COMPANY'S CHAIRMAN AND CHIEF EXECUTIVE OFFICER HAS PERSONALLY GUARANTEED ALL OF THE COMPANY'S PAYMENT OBLIGATIONS WITH RESPECT TO THE RZB CREDIT FACILITY.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                OCTOBER 31, 2003




NOTE I - COMMITMENTS AND CONTINGENCIES - CONTINUED



CREDIT FACILITY, LETTERS OF CREDIT AND OTHER - CONTINUED


      IN CONNECTION WITH THE COMPANY'S PURCHASES OF LPG FROM EXXON, DUKE ENERGY NGL SERVICES, INC. (DUKE), KOCH HYDROCARBON COMPANY (KOCH) AND/OR OTHER SUPPLIERS, LETTERS OF CREDIT ARE ISSUED ON A MONTHLY BASIS BASED ON ANTICIPATED PURCHASES. OUTSTANDING LETTERS OF CREDIT AT OCTOBER 31, 2003 TOTALED APPROXIMATELY $10,640,000.

      IN CONNECTION WITH THE COMPANY'S PURCHASE OF LPG, UNDER THE RZB CREDIT FACILITY, ASSETS RELATED TO PRODUCT SALES (ASSETS) ARE REQUIRED TO BE IN EXCESS OF BORROWINGS AND COMMITMENTS (INCLUDING RESTRICTED CASH OF $2,552,308 AT OCTOBER 31, 2003). AT OCTOBER 31, 2003, THE COMPANY'S BORROWINGS AND COMMITMENTS WERE LESS THAN THE AMOUNT OF THE ASSETS.

      UNDER THE TERMS OF THE RZB CREDIT FACILITY, THE COMPANY IS REQUIRED TO MAINTAIN NET WORTH OF A MINIMUM OF $9,000,000 AND IS NOT ALLOWED TO MAKE CASH DIVIDENDS TO SHAREHOLDERS WITHOUT THE CONSENT OF RZB. THE $15,000,000 CREDIT FACILITY IS EFFECTIVE UNTIL JANUARY 31, 2004 WHEN IT WILL BE AUTOMATICALLY REDUCED TO $12,000,000.

CONCENTRATIONS OF CREDIT RISK

      Financial instruments that potentially subject the Company to credit risk include cash balances at banks which at times exceed the federal deposit insurance.

NOTE J - REALIZATION OF ASSETS

      The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has had an accumulated deficit since inception and has a deficit in working capital. In addition, significantly all of the Company's assets are pledged or committed to be pledged as collateral on existing debt in connection with the Extending Noteholders' notes, the $250,000 Note, the RZB Credit Facility and the notes related to the settlement.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                OCTOBER 31, 2003




NOTE J - REALIZATION OF ASSETS - Continued


      Unless RZB authorizes an extension, the RZB Credit Facility will be reduced to $12,000,000 after January 31, 2004. The Extending Noteholders' notes and the $250,000 Note, which total $1,816,025 at October 31, 2003, including accrued interest, are due on December 15, 2003 (see notes G and O).


      In addition to the above, the Company intends to Spin-Off a major portion of its assets to its stockholders (see note M). As a result of the Spin-Off, the Company's stockholders' equity will be reduced by the amount of the Spin-Off which may result in a deficit in stockholders' equity and a portion of the Company's current cash flow from operations will be shifted to the Partnership. Therefore, the Company's remaining cash flow may not be sufficient to allow the Company to pay its federal income tax liability, if any, resulting from the Spin-Off and other liabilities and obligations when due. The Partnership will be liable as guarantor on the Company's collateralized debt discussed in the preceding paragraph and will continue to pledge all of its assets as collateral. In addition, the Partnership has agreed to indemnify the Company for a period of three years from the fiscal year end that includes the date of the Spin-Off for any federal income tax liabilities resulting from the Spin-Off in excess of $2,500,000.


      In view of the matters described in the preceding paragraphs, recoverability of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon the ability of the Company to
      (1) restructure certain of the obligations discussed in the first paragraph and/or generate sufficient cash flow through operations or additional debt or equity financing to pay its liabilities and obligations when due, or (2) the ability of the Partnership to meet its obligations related to its guarantees and tax agreement in the event the Spin-Off occurs if the Company does not accomplish the restructuring or generate sufficient cash flow. The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

      To provide the Company with the ability it believes necessary to continue in existence, management is negotiating with PMI to extend the contract (see note K) and increase the minimum monthly sales volume. In addition, management is taking steps to (i) obtain additional sale contracts commensurate with supply agreements (ii) increase the number of customers assuming deregulation of the LPG industry in Mexico, (iii) raise additional debt and/or equity capital, (iv) increase and extend the RZB Credit Facility and (v) restructure certain of its liabilities and obligations.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                OCTOBER 31, 2003


NOTE K - CONTRACTS

LPG SALES TO PMI

      Effective March 1, 2002, the Company and PMI entered into a contract for the minimum monthly sale of 17,000,000 gallons of LPG (see supply agreements below), subject to monthly adjustments based on seasonality (Contract). The Contract expires on May 31, 2004, except that the Contract may be terminated by either party on or after May 31, 2003 upon 90 days written notice, or upon a change of circumstances as defined under the Contract.

      PMI has primarily used the Matamoros Terminal Facility to load LPG purchased from the Company for distribution by truck in Mexico. The Company continues to use the Brownsville Terminal Facility in connection with LPG delivered by railcar to other customers, storage and as an alternative terminal in the event the Matamoros Terminal Facility cannot be used.

LPG SUPPLY AGREEMENTS

      The Company has entered into minimum long-term supply agreements for quantities of LPG totaling approximately 24,000,000 gallons per month although the Contract provides for lesser quantities.


      In addition to the LPG costs charged by the Suppliers, the Company also incurs additional costs to deliver LPG to the Company's facilities. Furthermore, the Company may incur significant additional costs associated with the storage, disposal and/or changes in LPG prices resulting from the excess of the Plant Commitment, Koch Supply or Duke Supply over actual sales volumes. Under the terms of the Supply Contracts, the Company must provide letters of credit in amounts equal to the cost of the product to be purchased. In addition, the cost of the product purchased is tied directly to overall market conditions. As a result, the Company's existing letter of credit facility may not be adequate to meet the letter of credit requirements under the agreements with the Suppliers or other suppliers due to increases in quantities of LPG purchased and/or to finance future price increases of LPG.


NOTE L - INCOME TAX

      During the three months ended October 31, 2003, the Company recorded an income tax expense of $25,000 related to Mexican income taxes. The Company can receive a credit against any future tax payments due to the extent of any prior alternative minimum taxes paid ($54,375 at October 31, 2003).

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                OCTOBER 31, 2003


NOTE M - SPIN-OFF OF SUBSIDIARY

      On July 10, 2003, the Company formed Rio Vista Energy Partners L.P. (Partnership), a Delaware partnership. The Partnership is a wholly owned subsidiary of the Company. The Partnership has two subsidiaries, Rio Vista Operating Partnership L.P. (.1% owned by the Partnership and 99.9% owned by the Company) and Rio Vista Operating GP LLC (wholly owned by the Partnership). The above subsidiaries are newly formed and are currently inactive.

      The Company formed the Partnership for the purpose of transferring a 99.9% interest in Rio Vista Operating Partnership L.P., which will own substantially all of the Company's owned pipeline and terminal assets in Brownsville and Matamoros (Asset Transfer), in exchange for a 2% general partner interest and a 98% limited partnership interest in the Partnership. The Company intends to spin off 100% of the limited partner units to its common stockholders (Spin-Off), resulting in the Partnership becoming an independent public company. The remaining 2% general partner interest will be initially owned and controlled by the Company and the Company will be responsible for the management of the Partnership. The Company will account for the Spin-Off at historical cost.

      During September 2003, the Company's Board of Directors and the Independent Committee of its Board of Directors formally approved the terms of the Spin-Off and the Partnership filed a Form 10 registration statement with the Securities and Exchange Commission. The Board of Directors anticipates that the Spin-Off will occur in 2004, subject to a number of conditions, including the receipt of an independent appraisal of the assets to be transferred by the Company to the Partnership in connection with the Spin-Off that supports an acceptable level of federal income taxes to the Company as a result of the Spin-Off; the absence of any contractual and regulatory restraints or prohibitions preventing the consummation of the Spin-Off; and final action by the Board of Directors to set the record date and distribution date for the Spin-Off and the effectiveness of the registration statement.

      Each shareholder of the Company will receive one common unit of the limited partnership interest in the Partnership for every eight shares of the Company's common stock owned as of the record date.

      Warrants issued to holders of the existing unexercised warrants of the Company will be exchanged in connection with the Spin-Off whereby the holder will receive options to acquire unissued units in the Partnership and unissued common shares of the Company in exchange for the existing warrants. The number of units and shares subject to exercise and the exercise price will be set to equalize each option's value before and after the Spin-Off.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                OCTOBER 31, 2003

NOTE M - SPIN-OFF OF SUBSIDIARY - CONTINUED

      Ninety-eight percent of the cash distributions from the Partnership will be distributed to the limited unit holders and the remaining 2% will be distributed to the general partner for distributions up to $1.25 per unit annually (approximately $2,500,000 per year). Distributions in excess of that amount will be shared by the limited unit holders and the general partner based on a formula whereby the general partner will receive disproportionately more distributions per unit than the limited unit holders as annual cash distributions exceed certain milestones.

      Subsequent to the Asset Transfer, the Partnership will sell LPG directly to PMI and will purchase LPG from the Company under a long-term supply agreement. The purchase price of the LPG from the Company will be determined based on the Company's cost to acquire LPG and a formula that takes into consideration operating costs of both the Company and the Partnership.

      In connection with the Spin-Off, the Company will grant to Mr. Jerome Richter, the Company's Chairman and Chief Executive Officer, and Shore Capital LLC (Shore), a company owned by Mr. Richard Shore, the Company's President, options to each purchase 25% of the ownership interests in the Company's general partner interest in the Partnership. It is anticipated that Mr. Richter and Shore will exercise these options immediately after the Spin-Off occurs. The exercise price for each option will be the pro rata share (.5%) of the Partnership's tax basis capital immediately after the Spin-Off. The Company will retain voting control of the Partnership pursuant to a voting agreement. In addition, Shore will also receive an option to acquire 5% of the common stock of the Company and 5% of the limited partnership interest in the Partnership at a combined equivalent exercise price of $2.20 per share.

      The Partnership will be liable as guarantor for the Company's collateralized debt (see note G) and will continue to pledge all of its assets as collateral. The Partnership may also be prohibited from making any distributions to unit holders if it would cause an event of default, or if an event of default is existing, under the Company's revolving credit facilities, or any other covenant which may exist under any other credit arrangement or other regulatory requirement at the time.

      The Spin-Off will be a taxable transaction for federal income tax purposes (and may also be taxable under applicable state, local and foreign tax laws) to both the Company and its stockholders. The Company intends to treat the Spin-Off as a "partial liquidation" for federal income tax purposes. A "partial liquidation" is defined under Section 302(e) of the Code as a distribution that (i) is "not essentially equivalent to a dividend," as determined at the corporate level, which generally requires a genuine contraction of the business of the corporation, (ii) constitutes a redemption of stock and (iii) is made pursuant to a plan of partial liquidation and within the taxable year in which the plan is adopted or within the succeeding taxable year.

                    PENN OCTANE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                OCTOBER 31, 2003

NOTE M - SPIN-OFF OF SUBSIDIARY

      The Company may have a federal income tax liability in connection with the Spin-Off. If the income tax liability resulting from the Spin-Off is greater than $2,500,000, the Partnership has agreed to indemnify the Company for any tax liability resulting from the transaction which is in excess of that amount.

      Because the Company will have control of the Partnership by virtue of its ownership and related voting control of the general partner, the Partnership will continue to be consolidated with the Company and the interests of the limited partners will be classified as minority interests.

      Had the transaction been consummated on October 31, 2003 the amount of stockholders' equity reflected in the Company's pro forma consolidated balance sheet would have been reduced by approximately $15,000,000 with a corresponding credit to minority interest. This would have resulted in a deficit in stockholders' equity of approximately $500,000.

      Had the transaction been consummated as of August 1, 2003, the Company's pro forma consolidated net loss for the three months ended October 31, 2003 would have been approximately $(1,500,000) after giving effect to minority interest related to the Spin-Off and estimated expenses related to the estimated intrinsic value associated with the options granted to Shore and Mr. Richter. As a result of the foregoing, loss per share would have increased to approximately $(.10).

NOTE N - OTHER INCOME

      In connection with a contract to upgrade its computer and information systems, the Company entered into an agreement with a vendor during the year ended July 31, 2003. On October 1, 2003, the vendor agreed to pay the Company $210,000 for cancellation of the contract. This amount was included in earnings during the quarter ending October 31, 2003.

NOTE O - SUBSEQUENT EVENT

      The Extending Noteholders' notes and the $250,000 Note (Notes) matured on December 15, 2003. The Company did not pay the Notes at maturity. The Company is negotiating with the holders of the Notes to renew and extend the Notes.